Form 10-K, Exhibit 13
period 1995-12-31
IOWA FIRST BANCSHARES CORP
filed 1996-03-25
CIK 740155

To the Stockholders
Iowa First Bancshares Corp.
Muscatine, Iowa

For the full year of 1995, net income reached record levels of $3,050,000 or $5.11 per share. This represents a $175,000 or 6.1% increase over 1994 net income. Consolidated net income for the quarter ended December 31, 1995, totaled $750,000 compared to $670,000 during the same quarter last year.

Contributing to the record performance was an increase in net interest income and management's success in their continuing efforts to control operating expenses. Net interest income for 1995 was $9,891,000 which represents a $188,000 (1.9%) increase over 1994. Operating expenses decreased $264,000 or 3.7% in 1995. During the third quarter, a refund was received from the FDIC for overpayments of previously submitted deposit insurance premiums by the banking industry, including our subsidiary banks, to the Bank Insurance Fund (BIF). The refunds to our banks totaled over $130,000 before income tax consequences. Additionally, future BIF premium rates were reduced approximately 80% for our banks. FDIC insurance expense was $260,000 less than the prior year. Continuing asset quality enhancement resulted in a modest provision for loan losses of only $45,000 which was $20,000 lower than a year earlier. Further evidence of the results of expense control is found in the efficiency ratio at year-end of 60.0% versus 64.0% and 62.7% for 1993 and 1994, respectively. An explanation of what constitutes the efficiency ratio can be found under key ratios on page three.

Nonperforming loans consisting of nonaccrual loans and loans 90 days past due totaled $994,000, a decrease of $398,000 or 28.6% from a year earlier.

The improvement noted above resulted in return on average equity for the year of 14.0% contrasted to 14.8% for the prior year. Return on average assets was 1.18% for 1995 compared to 1.12% in 1994. Please refer to the Management's Discussion and Analysis section beginning on page of this report for a more detailed analysis of important issues and trends.

Of particular significance was the higher volume of loans which reached a net of $169,342,000 at year-end, an increase of $7,327,000 (4.5%) over the prior year. Both subsidiaries enjoyed excellent loan growth despite intense competition for all types of loans. Total deposits and repurchase agreements at December 31, 1995, were $242,767,000, $11,496,000 higher than the previous year total of $231,271,000. Total shareholder equity at the end of 1995 was $23,033,000, an increase of 11.4% over 1994.

There continues to be little trading activity in Iowa First Bancshares Corp. stock. A recent independent appraisal of the Company valued the stock at $50 per share, approximately 124% of book value at December 31, 1995. At year-end, the employee stock ownership plan owned 25,428 shares or 4.4% of the Company. The ongoing program of purchasing treasury shares continues; at December 31, 1995, shares representing 4.7% of the Company's issued shares had been purchased. Please refer to the following graph for a summary of the stock price performance over the last few years. The Board of Directors approved cash dividend payouts during 1995 of approximately $1,072,000, further evidence of the Director's commitment to enhance the return to stockholders consistent with prudent administration of the Company. The graph below summarizes the cash dividends paid for the past several years.

The total annual investment return (change in stock price plus dividends) for the past one, three, and five-year periods have been 32%, 34%, and 31%, respectively.

While record financial results achieved during 1995 were partially a function of continued favorable interest rates and reduction in FDIC insurance expense, special recognition for the overall performance of the Banks is attributable to the excellent management at the respective banking subsidiaries.

As we look to 1996, there is, as always, much uncertainty in forecasting the future direction of interest rates. The 1996 budgets for the Company and its subsidiaries project relatively stable market interest rates which will add pressure to the net interest margin, and consequently, earnings.

Your continued support and confidence is appreciated.



/s/ George A. Shepley
George A. Shepley
Chairman & CEO


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

BALANCE SHEET (at year end)                                 1995              1994             1993
------------------------------------------------------------------------------------------------------------

   Net loans                                         $     169,342,000 $    162,015,000 $     154,706,000
   Allowance for loan losses                                 2,309,000        2,526,000         2,654,000
   Deposits and securities sold under agreements
      to repurchase                                        242,767,000      231,271,000       234,941,000
   Total assets                                            272,830,000      253,800,000       257,403,000
   Stockholders' equity                                     23,033,000       20,672,000        18,748,000

STATEMENT OF INCOME (for the year)
------------------------------------------------------------------------------------------------------------
   Net interest income                               $       9,891,000        9,703,000 $       9,519,000
   Provision for loan losses                                    45,000           65,000            56,000
   Other income                                              1,576,000        1,682,000         1,699,000
   Other operating expense                                   6,877,000        7,141,000         7,175,000
   Income before income taxes and cumulative
      effect of a change in accounting
      principle                                              4,545,000        4,179,000         3,987,000
   Income taxes                                              1,495,000        1,304,000         1,319,000
   Income before cumulative effect of a change
      in accounting principle                                3,050,000        2,875,000         2,668,000
   Cumulative effect of a change in accounting
      principle                                                      0                0           300,000
   Net income                                                3,050,000        2,875,000         2,968,000

PER SHARE DATA
------------------------------------------------------------------------------------------------------------
   Net income, primary                               $            5.14 $           4.90 $            5.21 *
   Net income, fully diluted                                      5.11             4.90              5.21 *
   Book value at year-end                                        40.27            35.79             32.93
   Stock price at year-end (greater of bid or
      appraised price)                                           50.00            39.00             34.00
   Cash dividends declared during the year                        1.60             1.35              1.15
   Cash dividends declared as a percentage of
      net income                                                   31%              28%               22%

KEY RATIOS
------------------------------------------------------------------------------------------------------------
   Return on average assets                                      1.18%            1.12%             1.17% *
   Return on average stockholders' equity                       13.97            14.82             16.95  *
   Net interest margin-tax equivalent                            4.28             4.22              4.19
   Average stockholders' equity to average assets                8.44             7.54              6.89
   Total capital to risk-based assets                           15.12            14.68             13.38
   Efficiency ratio (all  operating  expenses,
     excluding the provision for loan
     losses, divided by the sum of net interest income
     and other income)                                          59.97            62.72             63.96


Cumulative effect of a change in accounting principle increased income per share, return on average assets, and return on average stockholders' equity $.53, .12% and 1.71%, respectively.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994, and 1993, in conformity with generally accepted accounting principles.








Davenport, Iowa
January 31, 1996


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994

ASSETS                                                                                  1995             1994
--------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                          $      10,963,000 $     11,720,000
Investment securities held to maturity (Note 2)                                                  0       53,659,000
Investment securities available for sale (Note 2)                                       60,728,000       15,791,000
Federal funds sold and other overnight investments                                      24,700,000        3,337,000
Loans, net (Note 3)                                                                    169,342,000      162,015,000
Bank premises and equipment, net (Note 4)                                                4,342,000        4,545,000
Accrued interest receivable                                                              2,283,000        2,038,000
Other assets                                                                               472,000          695,000
                                                                                 -----------------------------------
              Total assets                                                       $     272,830,000 $    253,800,000
                                                                                 ===================================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------
LIABILITIES
   Deposits:
      Noninterest-bearing                                                        $      35,076,000 $     35,336,000
      Interest-bearing                                                                 200,877,000      193,687,000
                                                                                 -----------------------------------
              Total deposits (Note 5)                                                  235,953,000      229,023,000
   Securities sold under agreements to repurchase (Note 6)                               6,814,000        2,248,000
   Federal Home Loan Bank advances (Note 6)                                              3,398,000
   Dividends payable                                                                       246,000          401,000
   Treasury tax and loan open note (Note 6)                                              1,525,000
   Other liabilities                                                                     1,861,000        1,456,000
                                                                                 -----------------------------------
              Total liabilities                                                        249,797,000      233,128,000
                                                                                 -----------------------------------

COMMITMENTS  AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (Note 7)
   Preferred stock,  stated value of $1.00 per share; shares authorized 1995 and
      1994, 500,000; shares issued 1995 and 1994 none                                            0                0
   Common stock, no par value; shares authorized 1995 and 1994,
      2,000,000; shares issued 1995 and 1994, 600,000                                      200,000          200,000
   Additional paid-in capital                                                            3,800,000        3,800,000
   Retained earnings                                                                    19,326,000       17,193,000
                                                                                 -----------------------------------
                                                                                        23,326,000       21,193,000
   Unrealized gains (losses) on securities available for sale, net                         229,000        (233,000)
   Less cost of common shares acquired for the treasury, 1995,
      28,079 and 1994, 22,399                                                              522,000          288,000
                                                                                 -----------------------------------
              Total stockholders' equity                                                23,033,000       20,672,000
                                                                                 -----------------------------------
              Total liabilities and stockholders' equity                         $     272,830,000 $    253,800,000
                                                                                 ===================================
See Notes to Consolidated Financial Statements.


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1995, 1994, and 1993

                                                                   1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans:
      Taxable                                               $      14,322,000 $     12,499,000 $      12,050,000
      Nontaxable                                                      322,000          372,000           439,000
   Interest on investment securities:
      Taxable                                                       3,189,000        3,619,000         4,064,000
      Nontaxable                                                      520,000          350,000           227,000
   Interest on federal funds sold and other overnight
      investments                                                     588,000          297,000           389,000
   Interest on deposits at financial institutions
      and other interest income                                         1,000           18,000            31,000
                                                            -----------------------------------------------------
              Total interest income                                18,942,000       17,155,000        17,200,000
                                                            -----------------------------------------------------
Interest expense:
   Interest on deposits                                             8,727,000        7,264,000         7,414,000
   Interest on securities sold under agreements
      to repurchase and other interest expense                        324,000          139,000           114,000
   Interest on note payable                                                 0           49,000           153,000
                                                            -----------------------------------------------------
              Total interest expense                                9,051,000        7,452,000         7,681,000
                                                            -----------------------------------------------------
              Net interest income                                   9,891,000        9,703,000         9,519,000
Provision for loan losses (Note 3)                                     45,000           65,000            56,000
                                                            -----------------------------------------------------
              Net interest income after provision
              for loan losses                                       9,846,000        9,638,000         9,463,000
                                                            -----------------------------------------------------
Other income:
   Trust department                                                   308,000          273,000           269,000
   Service fees                                                       941,000          970,000           968,000
   Investment securities gains, net                                     3,000            9,000                 0
   Other                                                              324,000          430,000           462,000
                                                            -----------------------------------------------------
              Total other income                                    1,576,000        1,682,000         1,699,000
                                                            -----------------------------------------------------
Operating expenses:
   Salaries and employee benefits                                   4,012,000        3,995,000         3,822,000
   Occupancy expenses, net                                            526,000          548,000           521,000
   Equipment expenses                                                 422,000          410,000           437,000
   Office supplies and postage                                        371,000          342,000           369,000
   Computer costs                                                     340,000          382,000           383,000
   FDIC insurance                                                     265,000          525,000           556,000
   Legal fees                                                          21,000           26,000            28,000
   Other operating expenses                                           920,000          913,000         1,059,000
                                                            -----------------------------------------------------
              Total operating expenses                      $       6,877,000 $      7,141,000 $       7,175,000
                                                            -----------------------------------------------------
              Income before income taxes
              and cumulative effect of a change
              in accounting principle                       $       4,545,000 $      4,179,000 $       3,987,000

Income taxes (Note 9)                                               1,495,000        1,304,000         1,319,000
                                                            -----------------------------------------------------
Income before cumulative effect of a change in
   accounting principle                                             3,050,000        2,875,000         2,668,000
Cumulative effect of a change in accounting
   principle                                                                0                0           300,000
                                                            -----------------------------------------------------
              Net income                                    $       3,050,000 $      2,875,000 $       2,968,000
                                                            =====================================================
Weighted average common and common equivalent
   shares                                                             593,007         586,735*          570,085*
Weighted average common and common equivalent
   shares, assuming full dilution                                     596,641         586,735*          570,085*
Earnings per common and common equivalent
   share:
   Primary:
      Income before cumulative effect of change in
        accounting principle                                $            5.14 $          4.90* $           4.68*
      Cumulative effect on prior years of change in
        accounting for income taxes                                         0               0              0.53*
                                                            -----------------------------------------------------
              Net income                                    $            5.14 $          4.90* $           5.21*
                                                            =====================================================


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1995, 1994, and 1993

                                                                   1995              1994             1993
-----------------------------------------------------------------------------------------------------------------


   Fully diluted:
      Income before cumulative effect of change in
        accounting principle                                $            5.11 $          4.90* $           4.68*
      Cumulative effect on prior years of change in
        accounting for income taxes                                         0               0              0.53*
                                                            -----------------------------------------------------
              Net income                                    $            5.11 $          4.90* $           5.21*
                                                            =====================================================
Dividends declared per share                                $            1.60 $           1.35 $            1.15

*Excludes the effects of common stock equivalents as resulting dilution was less than 3%.

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, 1994, and 1993

                                                                                                         Unrealized
                                                                                                            Gain
                                                                                                         (Loss) on
                                                                                                         Securities
                                         Common Stock    Additional                    Treasury Stock     Available
                                      -----------------    Paid-In     Retained      ------------------   For Sale,
                                      Number    Amount     Capital     Earnings      Number      Amount      Net        Total
                                      ------------------------------------------------------------------------------------------
Balance, December 31, 1992            600,000 $ 200,000 $ 3,800,000  $ 12,779,000     27,362  $  500,000  $       0  $16,279,000
   Net income                               0         0           0     2,968,000          0           0          0    2,968,000
   Cash dividends declared, $1.15
     per share                              0         0           0      (655,000)         0           0          0     (655,000)
   Purchase of common stock for the
     treasury                               0         0           0             0      8,265     227,000          0     (227,000)
   Sale of common stock from the
     treasury to the ESOP                   0         0           0             0     (5,000)   (135,000)         0      135,000
   Unrealized gain on securities
     available for sale, net                0         0           0             0          0           0    248,000      248,000
                                   -----------------------------------------------------------------------------------------------

Balance, December 31, 1993            600,000   200,000   3,800,000    15,092,000     30,627     592,000    248,000   18,748,000
   Net income                               0         0           0     2,875,000          0           0          0    2,875,000
   Cash dividends declared, $1.35
     per share                              0         0           0      (774,000)         0           0          0     (774,000)
   Purchase of common stock for the
     treasury                               0         0           0             0        900      32,000          0      (32,000)
   Sale of common stock from the
     treasury to the ESOP                   0         0           0             0     (9,128)   (336,000)         0      336,000
   Change in unrealized (loss)
     on securities available for
     sale, net                              0         0           0             0          0           0   (481,000)    (481,000)
                                  ------------------------------------------------------------------------------------------------

Balance, December 31, 1994            600,000   200,000   3,800,000    17,193,000     22,399     288,000   (233,000)  20,672,000
   Net income                               0         0           0     3,050,000          0           0          0    3,050,000
   Cash dividends declared, $1.60
     per share                              0         0           0      (917,000)         0           0          0     (917,000)
   Purchase of common stock for the
     treasury                               0         0           0             0      6,680     261,000          0     (261,000)
   Issuance of 1,000 shares of
     treasury stock upon exercise
     of stock options                       0         0           0             0     (1,000)    (27,000)         0       27,000
   Change in unrealized gain on
     securities available for
     sale, net                              0         0           0             0          0           0    462,000      462,000
                                --------------------------------------------------------------------------------------------------
Balance, December 31, 1995            600,000 $ 200,000 $ 3,800,000  $ 19,326,000     28,079 $   522,000 $  229,000 $ 23,033,000
                                ==================================================================================================

See Notes to Consolidated Financial Statements.


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995, 1994, and 1993

                                                                   1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                               $       3,050,000 $      2,875,000 $       2,968,000
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Proceeds from loans sold to FHLMC                                2,972,000        2,932,000         6,010,000
   Loans underwritten for FHLMC                                    (2,962,000)      (2,901,000)       (5,954,000)
   Gains on loans sold to FHLMC                                       (10,000)         (31,000)          (56,000)
   Provision for loan losses                                           45,000           65,000            56,000
   Investment securities gains, net                                    (3,000)          (9,000)                0
   Depreciation                                                       371,000          407,000           462,000
   Deferred income taxes                                                2,000           (5,000)          207,000
   Amortization of premiums and accretion of
      discounts on loans and investment
      securities, net                                                 251,000          426,000           350,000
   Change in assets and liabilities:
      (Increase) decrease in accrued interest receivable             (245,000)         (20,000)          118,000
      Net (increase) decrease in other assets                         (37,000)        (177,000)          226,000
      (Decrease) in other liabilities                                (250,000)        (477,000)         (425,000)
                                                            -----------------------------------------------------
              Net cash provided by  operating
              activities                                            3,184,000        3,085,000         3,962,000
                                                            -----------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in federal funds sold and
      other overnight deposits                                    (21,363,000)       9,093,000         3,020,000
   Proceeds from maturities and paydowns of
      investment securities                                                 0                0        33,199,000
   Proceeds from sales of investment securities                             0                0         1,026,000
   Purchases of investment securities                                       0                0       (32,576,000)
   Proceeds from maturities and paydowns of held
      to maturity securities                                       13,464,000       12,295,000                 0
   Proceeds from sales, maturities, and paydowns
      of available for sale securities                             11,946,000       16,586,000                 0
   Purchase of held to maturity securities                         (1,860,000)     (11,922,000)                0
   Purchase of available for sale securities                      (13,961,000)     (13,684,000)                0
   Proceeds from sale of other real estate owned                      260,000          114,000            75,000
   Net (increase) in loans                                         (7,372,000)      (7,374,000)      (15,527,000)
   Purchases of bank premises and equipment                          (168,000)        (193,000)         (267,000)
                                                            -----------------------------------------------------
              Net cash provided by (used in)
              investing activities                          $     (19,054,000)$      4,915,000 $     (11,050,000)
                                                            -----------------------------------------------------
 CASH FLOWS  FROM  FINANCING ACTIVITIES:
   Net increase (decrease) in noninterest-bearing
      deposits                                              $        (260,000)$        690,000 $       3,833,000
   Net increase (decrease) in interest-bearing
      deposits                                                      7,190,000       (5,080,000)        2,034,000
   Net increase (decrease) in securities sold under
      agreements to repurchase                                      4,566,000          720,000          (168,000)
   Proceeds from TT&L borrowings                                    1,525,000                0                 0
   Proceeds from FHLB advances                                      3,398,000                0                 0
   Principal payments on note payable                                               (1,300,000)       (1,700,000)
   Cash dividends paid                                             (1,072,000)        (714,000)         (600,000)
   Reissuance of treasury stock                                        27,000          336,000           135,000
   Purchases of common stock for the treasury                        (261,000)         (32,000)         (227,000)
                                                            -----------------------------------------------------
              Net cash provided by (used in)
              financing activities                                 15,113,000       (5,380,000)        3,307,000
                                                            -----------------------------------------------------
              Net increase (decrease) in cash and
              due from banks                                         (757,000)       2,620,000        (3,781,000)
Cash and due from banks:
   Beginning                                                       11,720,000        9,100,000        12,881,000
                                                            -----------------------------------------------------
   Ending                                                   $      10,963,000 $     11,720,000 $       9,100,000
                                                            =====================================================

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995, 1994, and 1993

                                                                   1995              1994             1993
-----------------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURES  OF CASH FLOW INFORMATION:
   Cash payments for:
      Interest                                              $       8,890,000        7,371,000 $       7,831,000
      Income taxes                                                  1,147,000          870,000         1,216,000

Supplemental Schedule of Noncash Investing and
   Financing Activities:
   Securities available for sale adjustment, net                      462,000         (481,000)          248,000
   Investment securities transferred from held to
      maturity portfolio to available for sale portfolio,
      at fair value                                                41,603,000                0                 0

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 1.  Nature of Business, Accounting Estimates, and
            Significant Accounting Policies
Nature of business:

   Iowa First Bancshares Corp. is a bank holding company providing bank and bank related services through its subsidiaries.

Accounting estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies:

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield (Banks). All material intercompany accounts and transactions have been eliminated in consolidation.

   Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks include cash on-hand and amounts due from banks. Cash flows from demand deposits, NOW accounts, savings accounts, and federal funds sold are reported net, since their original maturities are less than three months. Cash flows are also reported net for securities sold under agreements to repurchase, Federal Home Loan Bank advances, TT&L open note, certificates of deposits, and loans.

   Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,750,000 at December 31, 1995.

   Investment securities: Prior to January 1, 1994, all debt securities were carried at amortized cost. Effective January 1, 1994, the Company adopted FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and classified investments as held to maturity or available for sale. Investment securities held to maturity are those debt securities that the Banks have the ability and intent to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Such securities are carried at cost adjusted for amortization of premiums and accretion of discounts computed by the interest method over their contractual lives. If the ability or intent to hold to maturity is not present for certain specified securities, such securities are considered available for sale as the Banks intend to hold them for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Banks' assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. There were no investments held for trading purposes as of December 31, 1995 or 1994. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   Pursuant to a FASB Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" the Company transferred at fair value all investment securities from held to maturity to available for sale prior to December 31, 1995.

   Loans and direct lease financing: Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. The Bank records impaired loans at the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

   The allowance for loan losses is maintained at the level considered adequate by management of the Banks to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance the Banks make continuous evaluations of the loan portfolio and related off-balance sheet commitments, consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors.

   Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Generally this occurs when the collection of interest or principal has become 90 days past due.

   The leasing operations consist principally of the leasing of various types of transportation equipment. All of the leases are classified and accounted for as direct financing leases.

   Under the direct financing method of accounting for leases, the total net rentals receivable under the lease contracts and the estimated unguaranteed residual value of the leased equipment, net of unearned income, are recorded as a net investment in direct financing leases and the unearned income is recognized each month as it is earned so as to provide a constant periodic rate of return on the unrecovered investment.

   Direct loan and lease origination fees and costs are generally being deferred and the net amount amortized as an adjustment of the related loan's or lease's yield. The Banks generally amortize these amounts over the contractual life. Commitment fees based upon a percentage of customers' unused lines of credit and fees related to standby letters of credit are not significant.

   Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method based on the estimated useful lives.

   Other assets: Other real estate (ORE), which is included in other assets, represents properties acquired through foreclosure, in-substance foreclosure or other proceedings. ORE is recorded at the lower of the amount of the loan or fair value of the properties. Any write-down to fair value at the time of transfer to ORE is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by the current fair value.

   Income taxes: The Company files its tax return on a consolidated basis with its subsidiary banks. The entities follow the direct reimbursement method of accounting for income taxes under which income taxes or credits which result from the subsidiary banks' inclusion in the consolidated tax return are paid to or received from the parent company.

   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Effective January 1, 1993, the Company adopted FAS 109. The cumulative effect of that change in the method of accounting for income taxes at January 1, 1993 was $300,000 and is included in the statement of income.

   Deferred income taxes have not been provided on the equity in undistributed net income of the subsidiaries as the entities file a consolidated income tax return.

   Trust assets: Trust assets (other than cash deposits) held by the Banks in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Banks.

   Earnings per share: Primary earnings per share are arrived at by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding for the respective period. The computations prior to December 31, 1994 were based on weighted average common stock outstanding only because the dilutive effect of the common stock equivalents was not material.

   Current accounting developments: The Financial Accounting Standards Board has issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which becomes effective for years beginning after December 15, 1995. The Statement generally requires long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Management believes that adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

   The Financial Accounting Standards Board has issued Statement No. 122 "Accounting for Mortgage Servicing Rights" which becomes effective for years beginning after December 15, 1995. This Statement amends FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities" to require that an entity recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. An entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. If it is not practicable to estimate the fair values separately, the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights. This Statement also requires that an entity assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Neither the Company nor the Banks have addressed the potential future impact of this Statement on the consolidated financial statements.

Note 2.  Investment Securities

The amortized cost and fair value of investment securities as of December 31, 1995 are summarized as follows:

                                                                       Gross           Gross
                                                      Amortized     Unrealized      Unrealized         Fair
                                                        Cost           Gains         (Losses)          Value
                                                  ---------------------------------------------------------------

     Securities available for sale:
        U.S. Treasury securities                  $    20,081,000 $       196,000 $     (20,000) $    20,257,000
        U.S. government agencies                       16,914,000         144,000       (59,000)      16,999,000
        Mortgage-backed securities                      7,562,000           6,000       (27,000)       7,541,000
        State and political subdivisions               11,364,000         113,000        (1,000)      11,476,000
        Corporate obligations                           4,443,000          12,000             0        4,455,000
                                                  ---------------------------------------------------------------
                                                  $    60,364,000 $       471,000 $    (107,000) $    60,728,000
                                                  ===============================================================

The amortized cost and fair value of investment securities as of December 31, 1994 are summarized as follows:


                                                                       Gross           Gross
                                                      Amortized     Unrealized      Unrealized         Fair
                                                        Cost           Gains         (Losses)          Value
                                                  ---------------------------------------------------------------

     Securities held to maturity:
        U.S. Treasury securities                  $    20,190,000 $            0 $     (612,000) $    19,578,000
        U.S. government agencies                       13,221,000         20,000       (359,000)      12,882,000
        Mortgage-backed securities                      5,941,000              0       (289,000)       5,652,000
        State and political subdivisions                9,323,000          2,000       (314,000)       9,011,000
        Corporate obligations                           4,984,000              0        (85,000)       4,899,000
                                                  ---------------------------------------------------------------
                                                  $    53,659,000 $       22,000 $   (1,659,000) $    52,022,000
                                                  ===============================================================


     Securities available for sale:
        U.S. Treasury securities                  $    11,457,000 $        11,000 $    (281,000) $    11,187,000
        U.S. government agencies                        4,201,000               0       (67,000)       4,134,000
        Mortgage-backed securities                        502,000               0       (32,000)         470,000
                                                  ---------------------------------------------------------------
                                                  $    16,160,000 $        11,000 $    (380,000) $    15,791,000
                                                  ===============================================================


The amortized cost and fair value of investment securities as of December 31, 1995, by contractual maturity, are shown below. Most mortgage-backed securities are included in the one year through five year maturity category.


                                                  Amortized        Fair
                                                    Cost           Value
                                              -------------------------------
     Securities available for sale:
        Due in one year or less               $    17,922,000 $   17,964,000
        Due after one year through five years      35,548,000     35,844,000
        Due after five years through ten years      5,739,000      5,765,000
        Due after ten years                         1,155,000      1,155,000
                                              ------------------------------
                                              $    60,364,000 $   60,728,000
                                              ==============================

Investment securities with a carrying value of $31,963,000 as of December 31, 1995 are pledged on public deposits, trust deposits and for other purposes as required by law.

Investment securities with a carrying value of $9,917,000 as of December 31, 1995 are pledged as collateral for securities sold under agreements to repurchase.

Proceeds from the sale of securities were $5,507,000 during 1995, $11,775,000 during 1994, and $1,026,000 during 1993. All 1995, 1994, and 1993 sales were from securities identified as available for sale. Securities called by the issuer totaled $356,000, $1,188,000, and $6,000,000 for 1995, 1994, and 1993,
respectively. Gross gains and losses realized on sales in 1995 were $30,000 and $27,000, respectively. Gross gains and losses realized on sales in 1994 were $67,000 and $58,000, respectively. Gross gains and losses realized on sales in 1993 were none.

The Company transferred securities with an amortized cost of $41,391,000 and an unrealized gain of $212,000 from the held to maturity portfolio to the available for sale portfolio prior to December 31, 1995, based on management's reassessment of their previous designations of securities giving consideration to liquidity needs, management of interest rate risk and other factors.

Note 3.  Loans

The composition of loans is summarized as follows:

                                                  December 31,
                                      ----------------------------------
                                              1995             1994
                                      ----------------------------------

     Commercial                        $     62,399,000 $     55,948,000
     Agricultural                            16,792,000       15,264,000
     Real estate:
        Construction                          1,187,000        1,192,000
        Mortgage                             56,475,000       53,447,000
        Tax exempt, mortgage                  3,735,000        4,201,000
     Installment                             32,972,000       36,634,000
     Lease financing, net                       369,000          919,000
     Other                                      335,000           74,000
                                      ----------------------------------
                   Total loans              174,264,000      167,679,000
     Less:
        Allowance for loan losses             2,309,000        2,526,000
        Unearned discount                     2,613,000        3,138,000
                                      ----------------------------------
                                      $     169,342,000 $    162,015,000
                                      ==================================

Loans considered to be impaired under the provisions of FAS No. 114 as of December 31, 1995 are as follows:

    Impaired loans for which an allowance has been provided    $    368,000
    Impaired loans for which no allowance has been provided         515,000
                                                               ------------
                  Total loans determined to be impaired        $    883,000
                                                               ============
     Allowance provided for impaired loans, included in the
       allowance for loan losses                               $     47,000
                                                               ============

The average recorded investment in impaired loans during the year ended December 31, 1995 was $985,000 with interest income recognized on those loans of $26,000. The cash basis interest income recognized from impaired loans was $26,000 during the year ended December 31, 1995.

Nonaccruing loans totaled $883,000 and $1,201,000 at December 31, 1995 and 1994, respectively. Interest income in the amount of $74,000, $109,000, and $133,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 1995, 1994, and 1993, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1995, 1994, and 1993 totaled $26,000, none, and none, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                Year Ended December 31,
                                        ----------------------------------------
                                             1995         1994        1993
                                        ----------------------------------------

     Beginning balance                   $  2,526,000 $  2,654,000 $ 2,734,000
        Provisions charged to expense          45,000       65,000      56,000
        Recoveries                            176,000      225,000     136,000
                                         ---------------------------------------
                                            2,747,000    2,944,000   2,926,000
        Loans charged off                     438,000      418,000     272,000
                                         ---------------------------------------
     Ending balance                      $  2,309,000 $  2,526,000 $ 2,654,000
                                         =======================================

The allowance for loan losses for income tax purposes is $1,841,000 and $2,013,000 as of December 31, 1995 and 1994, respectively. The amounts that were deducted for income tax purposes for the years ended December 31, 1995, 1994, and 1993 were $92,000, $151,000, and $5,000, respectively, which were the maximum allowable deductions as computed by the experience method.

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $11,044,000 as of December 31, 1995 and $9,097,000 as of December 31, 1994. Custodial escrow balances maintained in connection with these loans were approximately $61,000 and $51,000 at December 31, 1995 and 1994, respectively. All loans sold are without recourse.


Note 4.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:



                                                     Years of             December 31,
                                                      Useful     ------------------------------
                                                       Lives           1995            1994
                                                     ------------------------------------------

     Bank premises (including land of $537,000)       10-40      $    6,232,000 $     6,232,000
     Leasehold improvements                            5-15              80,000          80,000
     Furniture and equipment                           5-15           1,576,000       1,434,000
                                                                 ------------------------------
                                                                      7,888,000       7,746,000
     Accumulated depreciation                                         3,546,000       3,201,000
                                                                 ------------------------------
                                                                 $    4,342,000 $     4,545,000
                                                                 ==============================


Note 5.  Deposits

The composition of deposits is summarized as follows:

                                                            December 31,
                                                  -----------------------------
                                                       1995           1994
                                                  -----------------------------
Demand ...........................................$   70,877,000 $   72,087,000
NOW accounts .....................................    32,502,000     33,523,000
Savings ..........................................    22,494,000     24,087,000
Time certificates ................................   110,080,000     99,326,000
                                                  -----------------------------
                                                  $  235,953,000  $ 229,023,000
                                                  =============================

Included in interest-bearing deposits as of December 31, 1995 are certificates of deposit totaling $22,445,000 that are $100,000 or greater. Maturities of these certificates are as follows:


     One to three months                              $    10,023,000
     Three to six months                                    3,687,000
     Six to twelve months                                   4,894,000
     Over twelve months                                     3,841,000
                                                      ---------------
                                                      $    22,445,000
                                                      ===============


Note 6.  Other Borrowings

Company borrowings consist of the following:

    Securities sold under agreements to repurchase              $     6,814,000
    Federal Home Loan Bank advances                                   3,398,000
    Treasury tax and loan open note                                   1,525,000

Securities sold under agreements to repurchase totaled $6,814,000 at December 31, 1995. The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase (dollar amounts in thousands) at December 31, 1995 are as follows:

    Daily average amount outstanding during the year                  $    3,451
    Maximum outstanding as of any month end                                6,814

    Weighted average interest rate during the year                         5.81%
    Weighted average interest rate at the end of the year                  5.26

Advances from the Federal Home Loan Bank as of December 31, 1995 bear interest and are due as follows:

                                     Interest Rate      Balance Due
                                  ----------------------------------
    Year ending December 31:
       1998                             5.8%       $        300,000
       2000                        6.15% to 6.52%         1,900,000
       2002                            6.43%                150,000
       2005                        6.50% to 6.65%           500,000
       Amortizing through 2015         6.79%                548,000
                                                   -----------------
                                                   $      3,398,000
                                                   =================

First mortgage loans of approximately $38,500,000 and investment securities of $2,000,000 as of December 31, 1995 are pledged as collateral on these advances.


Note 7.  Regulatory Capital Requirements

Federal regulatory agencies have adopted various capital standards for financial institutions, including risk-based capital standards. The primary objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of financial institutions and to take into account the different risks among financial institutions' assets and off-balance-sheet items.

Risk-based capital standards have been supplemented with requirements for a minimum Tier 1 capital to assets ratio (leverage ratio). In addition, regulatory agencies consider the published capital levels as minimum levels and may require a financial institution to maintain capital at higher levels.

A comparison of the Company's capital as of December 31, 1995 with the minimum requirements is presented below.

                                                                   Minimum
                                                      Actual     Requirements
                                                   ---------------------------

     Tier 1 risk-based capital                         13.75%        4.00%
     Total risk-based capital                          15.12         8.00
     Tier 1 leverage ratio                              8.53         3.00

According to FDIC capital guidelines, the Company is considered to be well capitalized.

Current banking law limits the amount of dividends banks can pay. As of December 31, 1995, amounts available for payment of dividends were $2,179,000 and $713,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.


Note 8.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions. This plan covers substantially all full-time employees who have completed a six month period of employment. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally the Company and subsidiary banks may make optional contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 1995, 1994, and 1993 were $262,000, $303,000, and $289,000, respectively.

The Company has an Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter "Plan") for directors and senior officers. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening its ability to attract and retain key officers and directors by furnishing additional incentives whereby such officers and directors may be encouraged to acquire, or to increase their acquisition of, the Company's common stock, thus maintaining their personal and proprietary interest in the Company's continued success and progress. The Plan is administered by the Human Resource Committee of the Company. The Company granted options covering 50,250 shares on January 1, 1993. Since inception of the plan, options covering 1,000 shares have been exercised and options covering 1,500 shares have been forfeited. Options exercisable at December 31, 1995 cover 28,250 shares. Options granted for 47,750 shares are outstanding as of December 31, 1995. The option price is 100% of the fair market value of the common stock ($27 per share) of the Company at the grant date. All options granted under the Plan vest ratably over five years and must be exercised within five years of the grant date. The Company retains Right of First Refusal on all shares issued pursuant to the Plan.

Note 9.  Income Taxes

The components of income tax expense are as follows:

                                                Year Ended December 31,
                                     ------------------------------------------
                                           1995          1994         1993
                                     ------------------------------------------

Currently paid or payable .......    $   1,493,000 $   1,309,000 $   1,112,000
Deferred income taxes ...........            2,000        (5,000)      207,000
                                     -----------------------------------------
                                     $   1,495,000 $   1,304,000 $   1,319,000
                                     =========================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:



                                                          Year Ended December 31,
                                  ---------------------------------------------------------------------
                                            1995                   1994                   1993
                                  ---------------------------------------------------------------------
                                                  % Of                   % Of                   % Of
                                      Dollar     Pretax      Dollar     Pretax       Dollar    Pretax
                                      Amount     Income      Amount     Income       Amount    Income
                                  ---------------------------------------------------------------------


    Computed "expected"
       income tax expense         $   1,591,000  35.0%   $   1,463,000  35.0%   $    1,395,000   35.0%
    Effect of graduated tax rate        (45,000) (1.0)         (42,000) (1.0)          (40,000)  (1.0)
    Tax exempt interest
       income, net                     (260,000) (5.7)        (230,000) (5.5)         (233,000)  (5.8)
    State income taxes, net             150,000   3.3          137,000   3.3           129,000    3.2
    Other                                59,000   1.3          (24,000) (0.6)           68,000    1.7
                                  ---------------------------------------------------------------------
                                  $   1,495,000  32.9%   $   1,304,000  31.2%   $    1,319,000   33.1%
                                  =====================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:


                                                       1995           1994
                                                -------------------------------
     Deferred tax assets:
        Allowance for loan losses                $       174,000 $      191,000
        Securities available for sale                          0        136,000
        Net deferred loan origination fees                     0          7,000
                                                -------------------------------
                                                         174,000        334,000
                                                -------------------------------
     Deferred tax liabilities:
        Direct lease financing                          (243,000)      (283,000)
        Securities available for sale                   (136,000)             0
        Bank premises and equipment                      (13,000)       (26,000)
        Unrealized bond accretion                        (21,000)        (5,000)
        Net deferred loan origination fees               (11,000)             0
                                                -------------------------------
                                                        (424,000)      (314,000)
                                                -------------------------------
Net deferred tax assets (liabilities)             $     (250,000) $      20,000
                                                ===============================

The net change in 1995 and 1994 deferred income taxes includes $272,000 and $277,000, respectively, which is reflected in stockholders' equity.


Note 10.  Commitments and Contingencies

Financial instruments with off-balance sheet risk: The Banks are parties to financial instruments with off-balance sheet risk made in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

                                                                     Contract
                                                                      Amount
                                                                    -----------
Financial instruments whose contract
   amounts represent credit risk:
   Commitments to extend credit ...........................          $18,157,000
   Standby letters of credit ..............................              517,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and source of the commitments will be sold to other financial intermediaries if drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements and extend for no more than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Concentration of credit risk: The Banks grant commercial, real estate, installment, and agricultural loans to customers in the Banks' primary market area which includes Muscatine and Jefferson Counties in Iowa. The Banks have diversified loan portfolios, as set forth in Note 3. The Banks' policies for requiring collateral are consistent with prudent lending practices and anticipate the potential for economic fluctuations. Collateral varies but may include accounts receivable, inventory, property and equipment, residential real estate properties and income producing commercial properties. It is the Banks' policies to file financing statements and mortgages covering collateral pledged.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


Note 11.  Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. As of December 31, 1995, none of these loans are classified as nonaccrual, past due, restricted or considered potential problems.

The activity in such loans during the years ended December 31 are as follows:

                                        1995            1994
                                   -----------------------------

Balance, beginning ..............  $   6,256,000  $    6,108,000
   Additions ....................      7,521,000       6,790,000
   Deductions (payments) ........     (6,804,000)     (6,642,000)
                                   -----------------------------
Balance, ending .................  $   6,973,000  $    6,256,000
                                   =============================

Note 12.  Fair Value of Financial Instruments

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments in the table below:

   Cash and due from banks: The carrying amounts reported in the balance sheets for cash and due from banks approximate their fair values.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Federal funds sold and other overnight investments: The carrying amounts reported in the balance sheets for federal funds sold and other overnight investments approximate their fair value.

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (i.e., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (i.e., commercial real estate and rental property mortgage loans, commercial and industrial loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

   Deposit liabilities: The fair values disclosed for demand deposits (i.e., interest and noninterest checking, passbook savings, and certain types of money market accounts ) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

   Securities sold under agreements to repurchase and treasury tax and loan open note: For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Federal Home Loan Bank advances: The fair value is estimated using discounted cash flow analysis, employing interest rates currently being quoted by the Federal Home Loan Bank.

   Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. As of December 31,1995, these items are immaterial in nature.

   The carrying amounts and fair values of financial instruments at December 31, 1995 and 1994 are summarized as follows:


                                                     Carrying Amounts                     Fair Values
                                              -------------------------------------------------------------------
                                                    1995             1994             1995             1994
                                              -------------------------------------------------------------------
         Financial Assets:
            Cash and due from banks           $     10,963,000 $    11,720,000 $     10,963,000 $     11,720,000
            Investment securities                   60,728,000      69,450,000       60,728,000       67,813,000
            Federal funds sold                      24,700,000       3,337,000       24,700,000        3,337,000
            Loans receivable                       171,651,000     164,541,000      171,724,000      164,393,000
            Less allowance for loan losses           2,309,000       2,526,000        2,309,000        2,526,000
            Loans, net of allowance                169,342,000     162,015,000      169,415,000      161,867,000

         Financial Liabilities:
            Deposits                          $    235,953,000 $   229,023,000 $    233,519,000 $    228,187,000
            Securities sold under
               agreements to repurchase              6,814,000       2,248,000        6,814,000        2,248,000
            Federal Home Loan Bank
               advances                              3,398,000               0        3,418,000                0
            Treasury tax and loan open
               note                                  1,525,000               0        1,525,000                0


Note 13.  Parent Company Only Condensed Financial
            Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):


                                       BALANCE SHEETS
                                   (Parent Company Only)


                                                          December 31,
                                                --------------------------------
                                                        1995            1994
                                                --------------------------------

     ASSETS
     Cash                                       $     1,287,000 $     1,034,000
     Investment in subsidiaries                      22,405,000      20,421,000
     Other assets                                        23,000          28,000
                                                -------------------------------
                   Total assets                 $    23,715,000 $    21,483,000
                                                ===============================


     LIABILITIES AND STOCKHOLDERS' EQUITY
      LIABILITIES, other liabilities            $       682,000 $       811,000
                                                --------------------------------

      STOCKHOLDERS' EQUITY
        Common stock                                    200,000         200,000
        Additional paid-in capital                    3,800,000       3,800,000
        Retained earnings                            19,326,000      17,193,000
                                                 ------------------------------
                                                     23,326,000      21,193,000
        Unrealized gains (losses) on securities
          available for sale, net                       229,000        (233,000)
        Less net cost of common shares acquired
          for the treasury                              522,000         288,000
                                                  -----------------------------
                   Total stockholders' equity        23,033,000      20,672,000
                                                  -----------------------------
                   Total liabilities and
                     stockholders' equity         $  23,715,000 $    21,483,000
                                                  =============================


                          STATEMENTS OF INCOME
                         (Parent Company Only)



                                                                       Year Ended December 31,
                                                           ------------------------------------------
                                                                 1995          1994         1993
                                                           ------------------------------------------

  Operating revenue:
     Dividends received from subsidiaries                  $    1,750,000 $   2,250,000 $   2,750,000
     Management fees and other income                             321,000       294,000       258,000
                                                           ------------------------------------------
                Total operating revenue                         2,071,000     2,544,000     3,008,000
  Operating expenses                                              639,000       652,000       755,000
                                                           ------------------------------------------
              Income before income tax (credits),
                equity in subsidiaries' undistributed net
                income, and cumulative effect of a change
                in accounting principle                        1,432,000     1,892,000     2,253,000
  Applicable income tax (credits)                                (96,000)     (156,000)     (160,000)
                                                            ----------------------------------------
                                                               1,528,000     2,048,000     2,413,000
  Equity in subsidiaries' undistributed net income             1,522,000       827,000       385,000
                                                            ----------------------------------------
                Income before cumulative effect of a
                change in accounting principle                 3,050,000     2,875,000     2,798,000
  Cumulative effect of a change in accounting
     principle                                                         0             0       170,000
                                                             ---------------------------------------
                Net income                                   $ 3,050,000 $   2,875,000 $   2,968,000
                                                             =======================================

                        STATEMENTS OF CASH FLOWS
                         (Parent Company Only)


                                                                                 Year Ended December 31,
                                                                    ----------------------------------------------
                                                                          1995            1994           1993

                                                                   -----------------------------------------------
     CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                  $     3,050,000 $     2,875,000 $    2,968,000
        Adjustments to reconcile net income to net
           cash provided by operating activities:
           Equity in subsidiaries' undistributed net
             (income)                                                    (1,522,000)       (827,000)      (385,000)
           Amortization and depreciation                                      8,000           8,000          8,000
           Change in assets and liabilities:
             Decrease in other assets                                             0               0         10,000
             Increase (decrease) in other liabilities                        26,000         167,000       (151,000)
                                                                    -----------------------------------------------
                   Net cash provided by operating
                   activities                                             1,562,000       2,223,000      2,450,000
                                                                    -----------------------------------------------

     CASH FLOWS (USED IN) INVESTING ACTIVITIES,
        purchases of other assets                                            (3,000)               0             0
                                                                    -----------------------------------------------

     CASH FLOWS FROM FINANCING ACTIVITIES
        Principal payments on note payable                                        0      (1,300,000)    (1,700,000)
        Cash dividends paid                                              (1,072,000)       (714,000)      (600,000)
        Reissuance of treasury stock                                         27,000         336,000        135,000
        Purchases of common stock for the treasury                         (261,000)        (32,000)      (227,000)
                                                                    -----------------------------------------------
                   Net cash (used in) financing
                   activities                                            (1,306,000)     (1,710,000)    (2,392,000)
                                                                    -----------------------------------------------

                   Net increase in cash                                     253,000         513,000         58,000

     Cash:
        Beginning                                                         1,034,000         521,000        463,000
                                                                    -----------------------------------------------
        Ending                                                      $     1,287,000 $     1,034,000 $      521,000
                                                                    ===============================================

     SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
        Cash payments for:
           Interest                                                 $             0 $        66,000 $      168,000
           Income taxes                                                    (118,000)       (329,000)      (212,000)




IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                            Year Ended December 31,
                                                   -----------------------------------------------------------------------------
                                                        1995           1994            1993              1992            1991
--------------------------------------------------------------------------------------------------------------------------------


Investment securities *                            $           0  $           0  $            0   $    75,644,000 $   56,158,000
Investment securities held to maturity *                       0     53,659,000      54,371,000                 0              0
Investment securities available for sale *            60,728,000     15,791,000      19,522,000                 0              0
Loans, net                                           169,342,000    162,015,000     154,706,000       139,234,000    135,680,000
Total assets                                         272,830,000    253,800,000     257,403,000       251,097,000    235,072,000
Deposits                                             235,953,000    229,023,000     233,413,000       227,546,000    213,333,000
Note payable                                                   0              0       1,300,000         3,000,000      3,742,000
Other borrowings                                      11,737,000      2,248,000               0                 0              0
Stockholders' equity                                  23,033,000     20,672,000      18,748,000        16,279,000     14,641,000

Interest income                                       18,942,000     17,155,000      17,200,000        18,271,000     20,557,000
Interest expense                                       9,051,000      7,452,000       7,681,000         9,286,000     12,293,000
Net interest income                                    9,891,000      9,703,000       9,519,000         8,985,000      8,264,000
Provision for loan losses                                 45,000         65,000          56,000           278,000        503,000
Investment securities gains (losses), net                  3,000          9,000               0           148,000       (405,000)
Other income                                           1,573,000      1,673,000       1,699,000         1,534,000      1,424,000
Operating expenses                                     6,877,000      7,141,000       7,175,000         6,998,000      6,968,000
Income before income taxes (credits) and cumulative
   effect of a change in accounting principle          4,545,000      4,179,000       3,987,000         3,391,000      1,812,000
Income taxes (credits)                                 1,495,000      1,304,000       1,319,000         1,141,000       (242,000)
Income before cumulative effect of a change in
   accounting principle                                3,050,000      2,875,000       2,668,000         2,250,000      2,054,000
Cumulative effect of a change in accounting principle          0              0         300,000                 0              0
Net income                                             3,050,000      2,875,000       2,968,000         2,250,000      2,054,000

Per common share:
   Income before cumulative effect of a change in
     accounting principle:
      Primary                                       $       5.14  $        4.90  $         4.68  $           3.92  $        3.52
      Fully dilutive                                        5.11           4.90            4.68              3.92           3.52
   Cumulative effect of a change in accounting
      principle                                                0              0            0.53                 0              0
      Net income:
        Primary                                             5.14           4.90            5.21              3.92           3.52
        Fully dilutive                                      5.11           4.90            5.21              3.92           3.52
   Cash dividends declared                                  1.60           1.35            1.15              0.85           0.42
   Cash dividends declared as a percentage of net
     income                                                  31%            28%             22%               22%            12%

Weighted average common and common equivalent shares     593,007        586,597         569,812           574,353        584,149
Weighted average number of shares of common stock and
  common stock equivalents outstanding during the year   596,641        586,597         569,812           574,353        584,149

* Reflects adoption of FASB Statement No. 115 in 1993, see notes to consolidated financial statements for further explanation.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine) and First National Bank in Fairfield (Fairfield).

Total average assets of the Company increased .6% in 1995, increased 1.2% in 1994, and increased 5.3% in 1993. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):


                                                   1995                        1994                            1993
                                     -----------------------------   --------------------------   -------------------------------
                                                           Average                      Average                           Average
ASSETS                                 Balance  Interest    Rate     Balance  Interest   Rate      Balance   Interest      Rate
----------------------------------------------------------------------------------------------------------------------------------


Taxable loans, net                   $ 162,432 $   14,322   8.82%   $153,547  $ 12,499   8.14%    $139,292  $  12,050       8.65%
Taxable investment securities
  held to maturity                      36,475      2,103   5.77      45,516     2,531   5.56       73,067      4,087       5.59
Taxable investment securities
  available for sale                    17,331      1,086   6.27      20,045     1,088   5.43          149          8       5.37
Nontaxable investment
  securities and loans                  14,878      1,276   8.58      12,220     1,094   8.95       10,000      1,009      10.09
Federal funds sold and
  other overnight investments           10,072        589   5.85       7,610       315   4.14       13,071        389       2.98
                                     --------------------           ------------------           --------------------
            Total interest-earning
                assets                 241,188     19,376   8.03     238,938    17,527   7.34      235,579     17,543       7.45
                                                ---------                     --------                      ---------
Cash and due from banks                 10,336                        10,855                        10,910
Bank premises and equipment, net         4,447                         4,677                         4,848
Other assets                             2,695                         2,739                         2,869
                                     ---------                      --------                      --------
              Total                  $ 258,666                      $257,209                      $254,206
                                     =========                      ========                      ========

LIABILITIES
Deposits:
   Interest-bearing demand           $  93,534 $    2,951   3.16    $101,614     2,741   2.70     $100,147      2,745       2.74
   Time                                104,657      5,776   5.52     100,319     4,523   4.51      101,543      4,670       4.60
Other borrowings                         5,685        324   5.70       2,829       139   4.91        2,578        114       4.42
Note payable                                 0          0      0         723        49   6.78        2,511        152       6.05
                                     --------------------           ------------------            -------------------
              Total interest-bearing
                liabilities            203,876      9,051   4.44     205,485     7,452   3.63      206,779      7,681       3.71
                                                 --------                     --------                       --------
Noninterest-bearing deposits            31,290                        30,829                        28,111
Other liabilities                        1,664                         1,496                         1,804
                                     ---------                      --------                      --------
              Total liabilities        236,830                       237,810                       236,694

STOCKHOLDERS' EQUITY                    21,836                        19,399                        17,512
                                     ---------                      --------                      --------
              Total                  $ 258,666                      $257,209                      $254,206
                                     =========                      ========                      ========

Net interest earnings                           $   10,325                    $ 10,075                        $  9,862
                                                ==========                    ========                        ========

              Net yield (net
                interest earnings
                divided by total
                interest-earning
                assets)                                     4.28%                        4.22%                         4.19%
                                                           ======                       ======                        ======


The net interest margin increased in 1995 (from 4.22% in 1994 to 4.28% in 1995). The return on average interest-earning assets increased 69 basis points (from 7.34% in 1994 to 8.03% in 1995) and interest paid on average interest-bearing liabilities increased 81 basis points (from 3.63% in 1994 to 4.44% in 1995). Average interest earning assets to total average assets increased to 93.2% during 1995 compared to 92.9% the previous year.

The net interest margin increased slightly in 1994 (4.19% in 1993 and 4.22% in 1994). The return on average interest-bearing assets decreased 11 basis points (from 7.45% in 1993 to 7.34% in 1994) while interest paid on average interest-bearing liabilities decreased 8 basis points (from 3.71% in 1993 to 3.63% in 1994). Overall market interest rates rose considerably during 1994 as evidenced by the prime lending rate increasing from 6% at the beginning of 1994 to 8.5% by December 31, 1994. The 1994 difference of 3 basis points less decline in rates on average interest-bearing liabilities than return on average interest-bearing assets compares to a 1993 difference of 4 basis points more decline in rates on average interest-bearing liabilities than return on average interest-bearing assets.


FINANCIAL CONDITION:

   Investment Securities

   Investment securities at December 31, 1995 were 33% U.S. Treasury securities, 28% U.S. government agency securities, 13% mortgage-backed securities, 19% states and political subdivisions, and 7% corporate obligations. This emphasis on U.S. Treasury and U.S. government agency securities resulted from management's emphasis on high credit quality security purchases. The 1995 increase in the portfolio percentage devoted to states and political subdivisions reflects the higher yields, on a tax equivalent basis, which were available on this type of investment as compared to treasuries and agencies.

   The mix of investment securities at year-end 1994 was U.S. Treasury securities 45% of total investments, U.S. government agency securities 25%, mortgage-backed securities 9%, states and political subdivisions 14%, and corporate obligations 7%.

   The amortized cost of investment securities held to maturity and fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                            December 31,
                                                  -----------------------------
                                                     1995       1994     1993
                                                  -----------------------------
Securities held to maturity:
  U.S. Treasury                                    $        0 $ 20,190 $ 27,261
  U.S. government agencies                                  0   13,221   11,595
  Mortgage-backed securities                                0    5,941    7,782
  States and political subdivisions                         0    9,323    5,482
  Corporate obligations                                     0    4,984    2,251
                                                   ----------------------------
                                                   $        0 $ 53,659 $ 54,371
                                                   ============================
Securities available for sale:
  U.S. Treasury                                    $   20,257 $ 11,187 $ 13,448
  U.S. government agencies                             16,999    4,134    5,587
  Mortgage-backed securities                            7,541      470      487
  State and political subdivisions                     11,476        0        0
  Corporate obligations                                 4,455        0        0
                                                   ----------------------------
                                                   $   60,728 $ 15,791 $ 19,522
                                                   ============================

The following table shows the maturities of investment securities available for sale at December 31, 1995 and the weighted average yields of such securities (dollar amounts in thousands):


                                                                          After One, But    After Five, But
                                                      Within One Year   Within Five Years    Within Ten Years  After Ten Years
                                                   ------------------   -----------------   -----------------  ---------------
                                                     Amount    Yield       Amount   Yield     Amount  Yield    Amount  Yield
                                                   ---------------------------------------------------------------------------


         Investment securities available for sale:
            U.S. Treasury                          $  7,053    6.28%    $  13,204   5.92%   $     0      0%  $     0     0%
            U.S. government agencies                  7,198    6.08         7,084   6.22      1,768   6.53       949  6.97
            Mortgage-backed securities                  209    8.19         6,825   5.94        507   6.83         0     0
            States and political subdivisions           715    7.12         7,075   7.53      3,490   7.04       196  6.96
            Corporate obligations                     2,789    5.69         1,656   6.06          0      0        10     0
                                                   --------             ---------          --------         --------
                                                   $ 17,964             $  35,844           $ 5,765          $ 1,155
                                                   ========             =========          ========         ========


The weighted average yields in the previous tables are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 1995, and excluding the interest expense allocated to carry certain tax-exempt securities.

In 1995, the yield on nontaxable investment securities and loans decreased 37 basis points largely as a result of normal maturation of relatively high yield nontaxable loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities but appreciably lower than the amortizing nontaxable loans.

In 1993, approximately $1,000,000 of securities designated as available for sale were sold with no gain or loss recognized. At December 31, 1993 securities with an amortized cost of $19,140,000 and net unrealized gains of $382,000 were designated available for sale. At December 31, 1994, securities with an amortized cost of $16,160,000 and net unrealized losses of $369,000 were designated available for sale. During December 1995, all securities that had previously been classified as held to maturity were reclassified as available for sale in response to a one-time opportunity to do so offered by the Financial Accounting Standards Board to all organizations utilizing FAS 115. This change in classification affords management more flexibility managing the portfolio in the future. At December 31, 1995, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

Loans

Loans outstanding at December 31, 1995 increased 4.3% from December 31, 1994.

The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):


                                                                 December 31,
                                 ------------------------------------------------------------------------------
                                       1995           1994            1993           1992            1991
                                 ------------------------------------------------------------------------------


       Commercial                $        62,399 $       55,948 $       54,994 $        48,675 $        48,584
       Agricultural                       16,792         15,264         14,139          13,774          14,522
       Real estate, construction           1,187          1,192          2,341           2,026           2,243
       Real estate, mortgage              56,475         53,447         46,306          46,562          45,861
       Tax exempt, real estate
          mortgage                         3,735          4,201          5,013           5,377           6,000
       Installment, net of
          unearned discount               30,359         33,496         32,770          24,144          19,346
       Lease financing, net                  369            919          1,718           1,293           1,518
       Other                                 335             74             79             117             197
                                 ------------------------------------------------------------------------------
                                 $       171,651 $      164,541 $      157,360 $       141,968 $       138,271
                                 ------------------------------------------------------------------------------


   The following loan categories outstanding at December 31, 1995 mature as follows (dollar amounts in thousands):



                                                                                     After One
                                                                                     Year, But
                                                       Amount         One Year        Within           After
                                                      Of Loans         Or Less      Five Years      Five Years
                                                  ---------------------------------------------------------------


       Commercial                                 $        62,399 $        37,228 $       19,371 $         5,800
       Agricultural                                        16,792          11,251          5,193             348
       Real estate, construction                            1,187           1,164             23               0
                                                  ---------------------------------------------------------------
                                                  $        80,378 $        49,643 $       24,587 $         6,148
                                                  ===============================================================


    The interest rates on the amount due after one year are fixed or adjustable as follows (dollar amounts in thousands):

                                                     Fixed       Adjustable
                                               ------------------------------

       Commercial                              $        19,926 $        5,245
       Agricultural                                      5,014            527
       Real estate, construction                            23              0
                                               ------------------------------
                                               $        24,963 $        5,772
                                               ==============================

   During 1995, commercial loans increased by $6,451,000, construction real estate loans decreased by $5,000, mortgage real estate loans increased by $3,028,000 (after approximately $3,000,000 were sold to the secondary market) and net installment loans decreased by $3,137,000. Management continues to search for quality growth in all loan categories. The Company's focus on, and expertise in, the secondary market for real estate loans increased substantially over the past three years and is expected to continue as a profitable, expanding line of business in the future.

   We believe that some competitors are extending loans that exceed prudent loan-to-value ratios and are offering terms, rates, and conditions that are imprudent this late in the current economic cycle. Asset quality, however, remains a priority for the Company as management believes that strong asset quality is the foundation for strength in any financial institution and future growth and profitability is dependent upon the ability to maintain and enhance that quality.

   Loan Risk Elements Nonaccrual, Past Due and Restructured Loans

   The following table presents information concerning the aggregate amount of nonperforming loans. Nonperforming loans comprise (a) loans accounted for on a nonaccrual basis; (b) accruing loans contractually past due 90 days or more as to interest or principal payments (but not included in the nonaccrual loans in (a) above; and (c) other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower (exclusive of loans in (a) or (b) above) (dollar amounts in thousands):



                                                                  December 31,
                                 ------------------------------------------------------------------------------
                                       1995            1994           1993           1992            1991
                                 ------------------------------------------------------------------------------

       Loans accounted for on
          a nonaccrual basis     $           883  $        1,201 $       1,705 $         1,623 $         2,004
       Accrual loans
          contractually past due
          90 days or more                    111             191           133              94             435
       Loans whose terms have
          been renegotiated to
          provide a reduction
          or deferral  of
          interest or principal
          because of a
          deterioration in the
          financial position of
          the borrower                         0               0             0               0             650



   Total nonaccrual loans were $883,000 at December 31, 1995, a decrease of $318,000 or 26% from December 31, 1994. Total nonaccrual and accrual loans contractually past due 90 days or more were $994,000 at December 31, 1995, a decrease of $398,000 or 29% from a year earlier.

   When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest income in the amount of $74,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 1995. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1995 and 1994 was $26,000 and none, respectively.

   As of December 31, 1995, the Company had loans totaling $4,674,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $1,343,000 or 40% increase from 1994. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. The Company has $16,792,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 1995. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

   In general, the agricultural loan portfolio risk is dependent on factors such as governmental policies, weather conditions, agricultural commodities prices and the mix of grain and livestock raised. Despite severe, and much publicized, flooding during 1993 in and around the market areas served by the Banks the agricultural loan portfolio has not experienced significant quality deterioration. Commercial loan risk can also vary widely from period to period and is particularly sensitive to changing business and economic conditions as well as governmental policies. Consumer loan risk is substantially influenced by employment opportunities in the markets served by the Company.

   Other real estate owned was $106,000, $187,000, and $30,000 at December 31, 1995, 1994, and 1993, respectively.

   Allowance for Loan Losses

   The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses,
   (ii) a  continuing  review of problem  loans and overall  portfolio  quality,
   (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. The allowance for loan losses decreased $659,000 during 1991 largely due to charging off specific problem loans which were reserved for in 1990. In 1992 the allowance for loan losses increased $143,000 as provisions for loan losses and recoveries exceeded charge-offs. The allowance for loan losses decreased $80,000, $128,000 and $217,000 in 1993, 1994, and 1995,
   respectively, as net charge-offs exceeded provisions for loan losses. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

   The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):


                                                  1995                1994               1993            1992            1991
                                           -----------------------------------------------------------------------------------------
                                           Allowance    Ratio  Allowance  Ratio   Allowance Ratio AlLowance Ratio Allowance  Ratio
                                              For         To      For       To       For     To       For    To      For      To
                                              Loan      Loans     Loan    Loans     Loan    Loans    Loan   Loans   Loans    Loans
                                             Losses     Total    Losses   Total    Losses   Total   Losses  Total   Losses   Total
       -----------------------------------------------------------------------------------------------------------------------------


       Real estate loans:
          Mortgage                         $      124    32.90% $    141   32.49% $    161  29.43% $    259  32.74% $    155  33.17%
          Construction                              0     0.69         0    0.72         0   1.49         0   1.42         0   1.62
       Commercial                               1,342    36.35     1,714   34.05     1,873  34.95     1,935  34.46     1,913  35.28
       Agricultural                               133     9.78       282    9.28       308   8.99       306  10.08       313  10.50
       Installment                                710    17.69       389   20.36       312  20.82       234  16.61       210  13.99
       Lease financing and other                    0     0.41         0    0.56         0   1.13         0   0.91         0   1.10
       Tax exempt, real estate mortgage             0     2.18         0    2.55         0   3.19         0   3.78         0   4.34
                                           ----------------------------------------------------------------------------------------
                                           $    2,309  100.00%  $  2,526  100.00% $  2,654 100.00% $  2,734 100.00% $  2,591 100.00%
                                           =========================================================================================


Deposits

Total average deposits decreased 1.4% in 1995, increased 1.3% in 1994, and increased 5.1% in 1993. The average deposits are summarized below (dollar amounts in thousands):



                                   1995                     1994                        1993
                            -------------------------------------------------------------------------
                                        Average                  Average                     Average
                                       Interest                 Interest                    Interest
                                        Expense                  Expense                     Expense
                               Amount   Percent     Amount       Percent        Amount       Percent
                            -------------------------------------------------------------------------


      Noninterest-bearing
         demand             $   31,290     - %   $    30,829       -   % $        28,111       -   %
      Savings                   23,501    2.6         24,550      2.4             24,209      2.6
      Interest-bearing
         demand                 70,033    3.3         77,064      2.8             75,938      2.8
      Time                     104,657    5.5        100,319      4.5            101,543      4.6
                            ----------           -----------            ----------------
      Total deposits        $  229,481           $   232,762             $       229,801
                            ==========           ===========            ----------------



The maturity of time certificates of deposit of $100,000 or more outstanding at December 31, 1995 is as follows (dollar amounts in thousands):

                               Maturing In
---------------------------------------------------------------------------
     Total        Less Than      3 to 6          6 to 12         Over 12
  Outstanding     3 Months       Months          Months          Months
---------------------------------------------------------------------------

$     22,445 $       10,023 $         3,687 $         4,894 $         3,841
===========================================================================

Note Payable - Bank Stock Debt

The note payable, bank stock debt, was incurred in mid 1984 to acquire all of the stock in the Fairfield subsidiary bank. The maximum outstanding balance is as follows (dollar amounts in thousands):


                                                                           Year Ended December 31,
                                                              -----------------------------------------------
                                                                    1995           1994            1993
                                                              -----------------------------------------------


       Maximum outstanding during the year                    $             0 $        1,300 $         3,000
       Weighted average interest rate at the end
          of the year                                                     0 %            0 %            6.0%


At December 31, 1995, the Company has no outstanding note payable. The Company maintains a line-of-credit totaling $1,000,000 at Marshall & Ilsley Bank, Milwaukee, Wisconsin collateralized by the outstanding stock of First National Bank of Muscatine and First National Bank in Fairfield.

RESULTS OF OPERATIONS:

Changes in Fully Diluted Earnings Per Share

The increase in fully diluted earnings per share between 1995 and 1994 amounted to $.21. The major sources of change are presented in the following table:


                                                                                       1995            1994
                                                                                --------------------------------


  Net income per share, prior year                                              $         4.90 $         5.21
                                                                                --------------------------------
  Increase (decrease) attributable to:
    Net interest income                                                                   0.32            0.31
    Provision for loan losses                                                             0.03           (0.02)
    Investment securities gains and losses, net                                          (0.01)           0.02
    Other income                                                                         (0.17)          (0.04)
    Salaries and employee benefits                                                       (0.03)          (0.29)
    FDIC insurance                                                                        0.44            0.05
    Other operating expenses                                                              0.04            0.30
    Income taxes                                                                         (0.32)           0.03
    Change in average common shares outstanding                                          (0.09)          (0.16)
    Cumulative effect of a change in accounting principle                                    0           (0.51)
                                                                                --------------------------------
               Net change                                                                 0.21           (0.31)
                                                                                --------------------------------
               Net income per share, current year                               $         5.11 $          4.90
                                                                                ================================


Net Interest Income

The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate (dollar amounts in thousands and income on a fully taxable equivalent basis using statutory rates in effect for year presented):



                                        Year Ended December 31, 1995         Year Ended December 31, 1994
                                        ----------------------------       ---------------------------------
                                        Increase (Decrease)                Increase (Decrease)
                                        Due to Change in                    Due to Change in
                                        ---------------------              --------------------
                                           Average    Average     Total     Average     Average     Total
                                           Balance      Rate      Change     Balance      Rate      Change
                                        ---------------------------------------------------------------------

       Interest income:
          Taxable loans                 $       718 $   1,105 $    1,823 $    1,232 $     (783) $     449
          Taxable investment
             securities held to
             maturity                          (505)       77       (428)    (1,542)       (14)    (1,556)
          Taxable investment
             securities available for
             sale                              (148)      146         (2)     1,068         12      1,080
          Nontaxable investment
             securities and loans               237       (55)       182        224       (139)        85
          Federal funds sold                    102       172        274       (162)        88        (74)
                                        ---------------------------------------------------------------------
                     Total interest
                     income                     404     1,445      1,849        820       (836)       (16)
                                        ---------------------------------------------------------------------

       Interest expense:
          Interest-bearing deposits             (24)    1,487      1,463         11       (162)      (151)
          Other borrowings                      140        45        185         11         14         25
          Note payable                          (49)        0        (49)      (108)         5       (103)
                                        ---------------------------------------------------------------------
                     Total interest
                     expense                     67     1,532      1,599        (86)      (143)      (229)
                                        ---------------------------------------------------------------------

                     Change in net
                     interest earnings  $       337 $     (87) $     250        906 $     (693) $     213
                                        =====================================================================


Nonaccruing loans are included in the average balance. Loan fees are not material.

Provision for Loan Losses

The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):


                                                              Year Ended December 31,
                                            -------------------------------------------------------------
                                                1995        1994        1993        1992         1991
                                            -------------------------------------------------------------


       Balance of allowance for loan
          losses at beginning of year       $     2,526 $     2,654 $     2,734 $     2,591 $      3,250
                                            -------------------------------------------------------------
       Loans charged off:
          Commercial and agricultural               240         189         130         241        1,274
          Mortgage                                   27           2          25          22          114
          Installment                               171         227         117         129           90
                                            -------------------------------------------------------------
                     Total loans charged
                      off                           438         418         272         392        1,478
                                            -------------------------------------------------------------
       Recoveries of loans previously
          charged off:
          Commercial and agricultural               120         188          95         240          276
          Mortgage                                   23          15          22           4           19
          Installment                                33          22          19          32           21
                                            -------------------------------------------------------------
                     Total recoveries               176         225         136         276          316
                                            -------------------------------------------------------------
       Net loans charged off                        262         193         136         116        1,162
                                            -------------------------------------------------------------
       Less adjustments                               0           0           0          19            0
                                            -------------------------------------------------------------
       Provisions for loan losses charged
          to operating expense                       45          65          56         278          503
                                            -------------------------------------------------------------
       Balance at end of year               $     2,309 $     2,526 $     2,654 $     2,734 $      2,591
                                            =============================================================
       Average taxable loans outstanding    $   162,432 $   153,547 $   139,292 $   132,214 $    132,915
                                            =============================================================
       Ratio of net loan charge-offs to
          average taxable loans out-
          standing                             0.16%       0.13%       0.10%       0.09%        0.87%
       Allowance for loan losses as a
          percentage of average taxable
          loans outstanding                    1.42        1.65        1.91        2.07         1.95
       Coverage of net charge-offs by
          year-end allowance for loan
          losses                               8.81       13.09       19.51       23.57         2.23


Operating Expenses

A continuing objective of the Company's management is to contain overhead costs while maintaining optimal productivity, efficiency, and quality service. Operating expenses decreased $264,000 or 3.7% from 1994 to 1995 after decreasing $34,000 the previous year. Salaries and employee benefits increased only $17,000 or .4% in 1995. Occupancy and equipment expenses decreased $10,000 or 1.0%, computer costs decreased $42,000 or 11% due in part to a refund from prior years, FDIC insurance costs dropped $260,000 or 50% due to refunds of previously paid premiums coupled with an 80% reduction in premiums instituted by the FDIC during 1995, and legal fees declined $5,000 or 19.2%. Other operating expenses increased $7,000 or .8% due to management's emphasis on controlling expenses. Most expense categories were also reduced or held to modest increases in 1994 and 1993.

Net Income

The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                        Year Ended December 31,
                                 ------------------------------------
                                     1995         1994        1993
                                 ------------------------------------

       Net income                $     3,050 $     2,875 $     2,968
                                 ====================================

   As shown above, net income increased $175,000 or 6.1% in 1995. This increase resulted from improvement in net interest income of $188,000 or 1.9%, reduction of $20,000 or 30.8% in provisions for loan losses, a reduction in other income totaling $106,000 or 6.3% despite an increase in trust income of $35,000 or 12.8%, a decrease of $264,000 or 3.7% in operating expenses, and an increase of $191,000 or 14.6% in income taxes.

   As shown above, net income decreased $93,000 in 1994. This decrease resulted primarily from improvement in 1994 net interest income of $184,000 or 1.9%, and the $300,000 cumulative effect of a change in accounting principle recognized in 1993. Most other income and expense categories were quite similar to the prior year or discussed in the preceding section of this report.

   Selected Consolidated Ratios



                                                                                     Year Ended December 31,
                                                                             --------------------------------------
                                                                                1995         1994         1993
                                                                             --------------------------------------


       Percentage of net income to:
          Average stockholders' equity                                          13.97%       14.82%       16.95%
          Average total assets                                                   1.18         1.12         1.17
       Percentage of average stockholders' equity to average total assets        8.44         7.54         6.89
       Percentage of note payable to equity at year-end                                                    6.93
       Dividends declared as a percentage of net income                         31.31        27.55        22.07



Before the cumulative effect of a change in accounting principle the percentage of net income to average stockholders' equity and average total assets for 1993 were 15.24% and 1.05%, respectively.


Interest Rate Sensitivity and Risk Management

The Company manages its balance sheet to minimize the impact of interest rate movements on its earnings. The term "rate sensitivity" refers to those assets and liabilities which are "sensitive" to fluctuations in rates and yields. When interest rates move, earnings may be affected in many ways. Interest rates on assets and liabilities may change at different times or by different amounts. Maintaining a proper balance between rate sensitive earning assets and rate sensitive liabilities is the principal function of asset and liability management of a banking organization.

The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):



                                                   Repricing Maturities at December 31, 1995
                         ------------------------------------------------------------------------------------
                           Less Than        3-12           1-5        More Than    Noninterest
                            3 Months       Months         Years        5 Years       Bearing        Total
                         ------------------------------------------------------------------------------------


       Assets:
          Loans          $      53,947 $      30,846 $      71,040 $      14,935 $         883 $     171,651
          Investment
             securities          6,976        10,988        35,844         5,950           970        60,728
          Other earnings
             assets             24,700             0             0             0             0        24,700
          Nonearning
             assets                  0             0             0             0        15,751        15,751
                         ------------------------------------------------------------------------------------
             Total
             assets      $      85,623 $      41,834 $     106,884 $      20,885 $      17,604 $     272,830
                         ------------------------------------------------------------------------------------

       Liabilities and
          Equity:
          Deposits       $      46,284 $      92,155 $      62,431 $           0 $      35,083 $     235,953
          Securities
          sold
             under
             agreements
             to                  5,309           938           567             0             0         6,814
             repurchase
          Other
          purchased
             funds               1,525             0         2,200         1,198             0         4,923
          Other                      0             0             0             0         2,107         2,107
          liabilities
          Equity                     0             0             0             0        23,033        23,033
                         ------------------------------------------------------------------------------------
             Total
             liabilities
             and equity  $      53,118 $      93,093 $      65,198 $       1,198 $      60,223 $     272,830
                         ------------------------------------------------------------------------------------

       Repricing gap     $      32,505 $    (51,259) $      41,686 $      19,687 $    (42,619) $           0
       Cumulative
          repricing gap         32,505      (18,754)        22,932        42,619            0              0



The data in this table incorporates the contractual repricing characteristics as well as an estimate of the actual repricing characteristics of the Company's assets and liabilities. Based on the estimate, twenty percent of the savings and NOW accounts are reflected in the less than 3 months category, thirty percent in the 3-12 months category, with the remainder in the 1-5 year category. Also, twenty-five percent of the money market accounts are reflected in the less than 3 months category with the remainder in the 3-12 months category.

A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 1995, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one year period by $18,754,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

The Company's repricing gap position is useful for measuring general relative risk levels. However, even with perfectly matched repricing of assets and liabilities, interest rate risk cannot be avoided entirely. Interest rate risk remains in the form of prepayment risk of assets and liabilities, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates, and basis risk. Basis risk refers to the possibility that the repricing behavior of variable-rate assets could differ from the repricing characteristics of liabilities which reprice in the same time period. Even though these assets are match-funded, the spread between asset yields and funding costs could change.

Because the repricing gap position does not capture these risks, management utilizes simulation modeling to measure and manage the rate sensitivity exposure of earnings. The Company's simulation model provides a projection of the effect on net interest income of various interest rate scenarios and balance sheet strategies.

Liquidity

For banks, liquidity represents ability to meet both loan commitments and deposit withdrawals. Factors which influence the need for liquidity are varied, but include general economic conditions, asset/liability mix, bank reputation, future FDIC funding needs, changes in regulatory environment, and credit standing. Assets which provide liquidity consist principally of loans, cash and due from banks, investment securities, and short-term investments such as federal funds. Maturities of securities held for investment purposes and loan payments provide a constant flow of funds available for cash needs. Liquidity also can be gained by the sale of loans or securities, which were previously designated as available for sale, prior to maturity. Interest rates, relative to the rate paid by the security or loan sold, along with the maturity of the security or loan, are the major determinates of the price which can be realized upon sale.

The stability of the Comapny's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 1995 were $213,508,000 or 90% of total deposits and 78% of total liabilities and equity.

The Company's note payable was completely paid off during 1994. Equity has increased in significance as a funding source, increasing $2,361,000 during 1995. At year-end total federal funds sold and securities maturing within one year were $42,664,000 or 15.6% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

At December 31, 1995, securities available for sale totaling $60,728,000 included $471,000 of gross unrealized gains and $107,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

Capital

Stockholders'   equity  increased  $2,361,000  (11.4%)  in  1995.  Dividends  to stockholders were declared at a rate of $1.60, $1.35, and $1.15 per share during the years ended December 31, 1995, 1994, and 1993, respectively.

Federal regulatory agencies have adopted various capital standards for financial institutions, including risk-based capital standards. The primary objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of financial institutions and to take into account the different risks among financial institutions' assets and off-balance-sheet items.

Risk-based capital standards have been supplemented with requirements for a minimum Tier 1 capital to assets ratio (leverage ratio). In addition, regulatory agencies consider the published capital levels as minimum levels and may require a Financial Institution to maintain capital at higher levels.

A comparison of the Company's capital as of December 31, 1995 with the minimum requirements is presented below.
                                                                Minimum
                                                                Require-
                                                    Actual       ments
                                                 -------------------------

       Tier 1 risk-based capital                    13.75%       4.00%
       Total risk-based capital                     15.12        8.00
       Tier 1 leverage ratio                         8.53        3.00

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Effect of FASB Statements

The Financial Accounting Standards Board has issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which becomes effective for years beginning after December 15, 1995. The Statement generally requires long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Management believes that adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

The Financial Accounting Standards Board has issued Statement No. 122 "Accounting for Mortgage Servicing Rights" which becomes effective for years beginning after December 15, 1995. This Statement amends FASB Statement No. 65 "Accounting for Certain Mortgage Banking Activities" to require that an entity recognize as separate assets rights to service mortgage loans for others, however those rights are acquired. An entity that acquires mortgage servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. If it is not practicable to estimate the fair values separately, the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights. This Statement also requires that an entity assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Neither the Company nor the Banks have addressed the potential future impact of this Statement on the consolidated financial statements.


Fourth Quarter Results

In the fourth quarter of 1995, net income was $750,000, compared with $670,000 in the same period of 1994. The net interest income during the fourth quarter of 1995 was $2,539,000 compared with $2,458,000 for the fourth quarter of 1994. The provision for possible loan losses was $15,000 in the fourth quarter of 1995 versus $20,000 in 1994. Other income totaled $444,000 and $352,000 during the fourth quarter of 1995 and 1994, respectively. Other operating expenses of $1,769,000 in the last quarter of 1995 compare with $1,788,000 for the last quarter of 1994. Income tax expense increased to $449,000 for the final quarter of 1995 versus $332,000 for the last quarter of 1994.

                          IOWA FIRST BANCSHARES CORP.

                       DIRECTORS AS OF DECEMBER 31, 1995


George A. Shepley                           Donald R. Heckman
  Chairman of the Board, President and        Factory Manager - Retired
    CEO                                         H.J. Heinz Co.
    Iowa First Bancshares Corp.
  Chairman of the Board                     Dean H. Holst
    First National Bank of Muscatine          Director
  Chairman of the Board                         Iowa First Bancshares Corp.
    First National Bank in Fairfield          Director, President and CEO
                                                First National Bank in Fairfield
Kim K. Bartling
  Director, Senior Vice President, CFO and  D. Scott Ingstad
    Treasurer, Iowa First Bancshares Corp.    Director
  Director, Senior Vice President and CFO       Iowa First Bancshares Corp.
    First National Bank of Muscatine          Director, President and CEO
  Director                                      First National Bank of Muscatine
    First National Bank in Fairfield
                                            Victor G. McAvoy
Roy J. Carver, Jr.                            President
  Chairman of the Board                         Muscatine Community College
    Carver Pump Company
                                            Carl J. Spaeth
Larry L. Emmert                               President
  President                                     Cabe Corporation
    Hoffmann, Inc.
                                            Beverly J. White
Craig R. Foss                                 Director and Vice President
  President                                     Quality Foundry Co.
     Foss, Kuiken, and Gookin, P.C.





                        OFFICERS AS OF DECEMBER 31, 1995

George A. Shepley                           Patricia R. Thirtyacre
  Chairman of the Board                       Corporate Secretary
  President
  CEO                                       Sandra K. Roenfeldt
                                              Internal Audit Manager
Kim K. Bartling
  Senior Vice President                     Teresa A. Carter
  Chief Financial Officer                     Assistant Auditor
  Treasurer



                          IOWA FIRST BANCSHARES CORP.

               Subsidiary Bank Directors as of December 31, 1995

FIRST NATIONAL BANK OF MUSCATINE              FIRST NATIONAL BANK IN FAIRFIELD


George A. Shepley                            George A. Shepley
   Chairman of the Board, President and CEO    Chairman of the Board, President and CEO
      Iowa First Bancshares Corp.                Iowa First Bancshares Corp.
   Chairman of the Board                       Chairman of the Board
      First National Bank of Muscatine           First National Bank of Muscatine
   Chairman of the Board                       Chairman of the Board
      First National Bank in Fairfield           First National Bank in Fairfield

D. Scott Ingstad                             Dean H. Holst
   Director                                    Director
      Iowa First Bancshares Corp.                Iowa First Bancshares Corp.
   Director, President and CEO                 Director, President and CEO
      First National Bank of Muscatine           First National Bank in Fairfield

Kim K. Bartling                              Kim K. Bartling
   Director, Senior Vice President, CFO        Director, Senior Vice President,
     and Treasurer                               CFO and Treasurer
     Iowa First Bancshares Corp.                 Iowa First Bancshares Corp.
   Director, Senior Vice President & CFO       Director, Senior Vice President & CFO
      First National Bank of Muscatine           First National Bank of Muscatine
   Director                                    Director
      First National Bank in Fairfield           First National Bank in Fairfield

Larry L. Emmert                               Stephen R. Cracker
   President                                    Director, Executive Vice President
       HOFFMANN,  Inc.                            First National Bank in Fairfield

Donald R. Heckman                             Craig R. Foss
   Factory Manager - Retired                    Attorney at Law
      H.J. Heinz Co.                              Foss, Kuiken & Gookin PC

Victor G. McAvoy                              Thomas S. Gamrath
   President                                    Vice President & Treasurer
      Muscatine Community College                 Gamrath-Doyle & Associates, Inc.

Carl J. Spaeth                                Charles A. Handy, DDS
   President
     Cabe Corporation                         Donald L. Johnson
                                                Farmer
Beverly J. White
   Director and Vice President                H. Roy Lamansky
      Quality Foundry Co.                       Jefferson County Board of Supervisors

                                              Marvin L. Nelson
                                                President
                                                  The Nelson Company, Inc.
