Form 10-K, Exhibit 13
period 1996-12-31
IOWA FIRST BANCSHARES CORP
filed 1997-03-24
CIK 740155

IOWA FIRST BANCSHARES CORP.


                                  ANNUAL REPORT


                                DECEMBER 31, 1996

                           Inside annual report cover

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 1996


Market Makers

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Piper Jaffray, Inc. and Howe Barnes Investments, Inc.

Stock Prices Information

The table below shows the reported high and low bid prices of the common stock during the years ending December 31, 1996 and 1995. The stock prices listed below were obtained from one of the market makers or, as of each year-end, an independent appraisal of the stock if higher. All stock prices reflect a three-for-one stock split which occurred in July 1996.

    1996                        High           Low
-----------------            --------       --------

First Quarter                $  16.67       $  16.50
Second Quarter                  16.92          16.67
Third Quarter                   16.25          16.25
Fourth Quarter                  20.00          16.25


    1995                        High           Low
-----------------            --------       --------

First Quarter                $  13.83       $  13.08
Second Quarter                  14.33          13.83
Third Quarter                   15.50          14.33
Fourth Quarter                  16.67          15.17

Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 17, 1997 at the corporate offices located at 300 East Second Street, Muscatine, Iowa, 52761. Stockholders are encouraged to attend.

Annual Report on Form 10-K

Copies of the Iowa First Bancshares Corp. annual report on Form 10-K and exhibits, filed with the Securities and Exchange Commission, are available to stockholders without charge by writing:

Iowa First Bancshares Corp.
300 East Second Street
Muscatine, Iowa  52761
Attention:  Patricia R. Thirtyacre, Corporate Secretary

Investor Information

Stockholders, investors and analysts interested in additional information may contact Mr. Kim K. Bartling, Executive Vice President, Chief Operating Officer and Treasurer (319) 262-4216 or Mr. George A. Shepley, Chairman and Chief Executive Officer (319) 262-4200.

To our Shareholders

For the full year of 1996, net income reached record levels of $3,465,000 or $1.95 per share. This represents a $415,000 or 13.6% increase over 1995 net income. Consolidated net income for the quarter ended December 31, 1996, totaled $815,000 compared to $750,000 during the same quarter last year.

Contributing to the record performance was an increase in net interest income and management's success in their continuing efforts to control operating expenses. Net interest income for 1996 was $10,434,000 which represents a $543,000 (5.5%) increase over 1995. FDIC insurance premiums decreased $257,000 and total operating expenses declined $20,000 in 1996. Provisions for loan losses of $160,000 were higher than the prior year but still represent less than one-tenth of one percent of loans outstanding. The efficiency ratio at year-end was 56.2% versus 60.0% and 62.7% for 1995 and 1994, respectively. An explanation of what constitutes the efficiency ratio can be found under "Key Ratios" on page three.

The earnings noted above resulted in return on average equity for the year of 14.5% contrasted to 14.0% for the prior year. Return on average assets was 1.26% for 1996 compared to 1.18% in 1995. Please refer to the Management's Discussion and Analysis section of this report for a more detailed analysis of important issues and trends.

Of particular importance to our success in 1996 was an increase in loan volume. Net loans of $183,438,000 at year-end, increased $14,096,000 (8.3%) over the prior year. Both subsidiaries experienced good loan growth despite intense competition for all types of loans. Total deposits and repurchase agreements at December 31, 1996, were $243,805,000, $1,038,000 higher than the previous year total. More emphasis was placed on wholesale funding from the Federal Home Loan Bank to assist in management of interest rate risk as evidenced by the increase of more than $4,000,000 to $7,473,000 in this funding category. Total shareholder equity at the end of 1996 was $25,198,000, an increase of 9.4% over 1995.

There continues to be little trading activity in Iowa First Bancshares Corp. stock. A recent independent appraisal of the Company valued the stock at $20 per share, approximately 140% of book value at December 31, 1996. This price reflects the three-for-one stock split which occurred in July 1996. The reported stock price increased approximately 20% during 1996. Please refer to the following graph for a summary of the stock price performance over the last few years.

The graphical presentation omitted herein displayed the stock annual stock price by year for December 31, 1991 through December 31, 1996. The data points used were as follows:

                          Stock Price
                          -----------
December 31:
     1991                     5.33
     1992                     7.75
     1993                    11.33
     1994                    13.00
     1995                    16.67
     1996                    20.00

All prices are stock split adjusted and are the highest outside broker bid or, beginning 12/31/93, the appraisal price if higher.

The Board of Directors declared cash dividends during 1996 of approximately $1,170,000, further evidence of the Director's commitment to enhance the return to stockholders consistent with prudent administration of the Company. The graphical presentation omitted herein summarized the cash dividends declared per share for the past several years.

The data points used for the graph were as follows:

December 31:
     1991            .14
     1992           .283
     1993           .383
     1994           .450
     1995           .533
     1996           .680

All dividends are stock split adjusted and reflect the three-for-one stock split which occured in July 1996.

The total annual investment return (change in stock price plus dividends) for the past one, three, and five-year periods have been 24%, 24%, and 33%, respectively.

While record financial results achieved during 1996 were partially a function of continued favorable interest rates, nonrecurring income items and reduction in FDIC insurance expense, special recognition for the overall performance of the Banks is attributable to the excellent management at the respective banking subsidiaries. One example of a major undertaking by management is the effort being devoted to changing the culture at our Muscatine banking subsidiary. The bank's culture modification is from one of relatively passive, customer order processing to one of active, consultative employee interactions with the customer so as to better serve the customer's financial needs and goals. While this cultural change is an evolutionary process, results are beginning to be evidenced by elevated morale and motivation of our empowered employees, positive customer comments, as well as increased sales and cross sales of bank products and services.

As we look to 1997, there is, as always, much uncertainty in forecasting the future direction of interest rates. The 1997 budgets for the Company and its subsidiaries project relatively stable market interest rates; if rates vary significantly from this assumption it will become more challenging to maintain or increase the net interest margin, and consequently, net income.

Increasing our market share and delivery systems is extremely important to the long-term success of the Company. We are constantly looking for new, exciting, and profitable business opportunities either through purchasing existing organizations or expanding upon our internal strengths. During 1997 we will open a new bank branch in Fairfield, Iowa, in a very high traffic part of the community. This should allow management of the Fairfield subsidiary to compete head-to-head with new and expanded competitors in their market area. The Muscatine, Iowa, subsidiary is contemplating a new drive-in branch in downtown Muscatine to replace its older downtown drive-in facility. We are also very excited about our new branch which will be located in the Wal Mart Super Center currently under construction in Muscatine. This outlet for our financial services and products will be our first "nontraditional" bank branch and should serve to help us reach a different market segment as well as emphasize and enhance our marketing and retailing skills.

At the December 1996 Board of Directors meeting, Scott Ingstad, currently President and Chief Executive Officer of First National Bank of Muscatine, was elected to the additional position of President of Iowa First Bancshares Corp. The Directors also elected Kim Bartling Executive Vice President, Chief Operating Officer, and Treasurer of the Company. He previously was Senior Vice President, Chief Financial Officer, and Treasurer. These promotions are intended to identify successor management to assure continuity in the operations of Iowa First Bancshares Corp.

Your continued support and confidence is appreciated.


/s/ George A. Shepley
---------------------
George A. Shepley
Chairman & CEO

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

BALANCE SHEET (at year end)                                            1996             1995              1994
------------------------------------------------------------------------------------------------------------------

   Net loans ................................................     $183,438,000      $169,342,000      $162,015,000
   Allowance for loan losses ................................        2,803,000         2,309,000         2,526,000
   Deposits and securities sold under agreements
      to repurchase .........................................      243,805,000       242,767,000       231,271,000
    Federal Home Loan Bank advances .........................        7,473,000         3,398,000                --
   Total assets .............................................      280,461,000       272,830,000       253,800,000
   Stockholders' equity .....................................       25,198,000        23,033,000        20,672,000

STATEMENT OF INCOME (for the year)
-----------------------------------------------------------------------------------------------------------------
   Net interest income ......................................     $ 10,434,000       $ 9,891,000       $ 9,703,000
   Provision for loan losses ................................          160,000            45,000            65,000
   Other income .............................................        1,764,000         1,576,000         1,682,000
   Other operating expense ..................................        6,857,000         6,877,000         7,141,000
   Income before income taxes ...............................        5,181,000         4,545,000         4,179,000
   Income taxes .............................................        1,716,000         1,495,000         1,304,000
   Net income ...............................................        3,465,000         3,050,000         2,875,000

PER SHARE DATA
------------------------------------------------------------------------------------------------------------------
   Net income, primary ......................................      $      1.95        $     1.71        $     1.63
   Net income, fully diluted ................................             1.95              1.70              1.63
   Book value at year-end ...................................            14.48             13.42             11.93
   Stock price at year-end (greater of bid or
      appraised price) ......................................            20.00             16.67             13.00
   Cash dividends declared during the year ..................              .68              0.53              0.45
   Cash dividends declared as a percentage
      of net income .........................................              35%               31%               28%


KEY RATIOS
------------------------------------------------------------------------------------------------------------------
   Return on average assets .................................            1.26%             1.18%             1.12%
   Return on average stockholders' equity ...................           14.46             13.97             14.82
   Net interest margin-tax equivalent .......................            4.25              4.28              4.22
   Average stockholders' equity to average assets ...........            8.75              8.44              7.54
   Total capital to risk-based assets .......................           14.20             15.12             14.68
   Efficiency ratio (all operating expenses,
      excluding the provision for loan losses,
      divided by the sum of net interest income
      and other income) .....................................           56.21             59.97             62.72


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.



                                        /s/ McGLADREY & PULLEN




Davenport, Iowa
February 3, 1997

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995

ASSETS                                                                      1996          1995
--------------------------------------------------------------------------------------------------
Cash and due from banks ..............................................  $ 14,363,000  $ 10,963,000
Interest-bearing deposits at financial institutions ..................       551,000           - -
Investment securities available for sale (Note 2) ....................    67,622,000    60,728,000
Federal funds sold and other overnight investments ...................     7,263,000    24,700,000
Loans, net (Note 3) ..................................................   183,438,000   169,342,000
Bank premises and equipment, net (Note 4) ............................     4,526,000     4,342,000
Accrued interest receivable ..........................................     2,333,000     2,283,000
Other assets .........................................................       365,000       472,000
                                                                        --------------------------
              Total assets ...........................................  $280,461,000  $272,830,000
                                                                        ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
LIABILITIES
   Deposits:
      Noninterest-bearing ............................................  $ 43,445,000  $ 35,076,000
      Interest-bearing ...............................................   194,907,000   200,877,000
                                                                        --------------------------
              Total deposits (Note 5) ................................  $238,352,000  $235,953,000
   Securities sold under agreements to repurchase (Note 6) ...........     5,453,000     6,814,000
   Federal Home Loan Bank advances (Note 6) ..........................     7,473,000     3,398,000
   Dividends payable .................................................       331,000       246,000
   Treasury tax and loan open note (Note 6) ..........................     1,944,000     1,525,000
   Other liabilities .................................................     1,710,000     1,861,000
                                                                        --------------------------
              Total liabilities ......................................  $255,263,000  $249,797,000
                                                                        --------------------------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (Note 7)
   Preferred stock, stated value of $1.00 per share; shares authorized
      1996 and 1995, 500,000; shares issued 1996 and 1995, none
   Common stock, no par value; shares authorized 1996 and 1995 .......  $         --   $        --
      2,000,000; shares issued 1996 and 1995, 1,800,000 ..............       200,000       200,000
   Additional paid-in capital ........................................     3,872,000     3,800,000
   Retained earnings .................................................    21,621,000    19,326,000
                                                                        --------------------------
                                                                          25,693,000    23,326,000
   Unrealized gains on securities available for sale, net ............        81,000       229,000
   Less cost of common shares acquired for the treasury, 1996,
      59,452 and 1995, 84,237 ........................................       576,000       522,000
                                                                        --------------------------
              Total stockholders' equity .............................  $ 25,198,000  $ 23,033,000
                                                                        --------------------------
              Total liabilities and stockholders' equity .............  $280,461,000  $272,830,000
                                                                        ==========================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995, and 1994

                                                           1996         1995         1994
--------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans:
      Taxable ....................................... $ 14,981,000 $ 14,322,000 $ 12,499,000
      Nontaxable ....................................      264,000      322,000      372,000
   Interest and dividends on investment securities:
      Taxable .......................................    3,237,000    3,189,000    3,619,000
      Nontaxable ....................................      605,000      520,000      350,000
   Interest on federal funds sold and other overnight
      investments ...................................      921,000      588,000      297,000
   Interest on deposits at financial institutions
      and other interest income .....................       24,000        1,000       18,000
                                                      --------------------------------------
              Total interest income ................. $ 20,032,000 $ 18,942,000 $ 17,155,000
                                                      --------------------------------------
Interest expense:
   Interest on deposits ............................. $  8,980,000 $  8,727,000 $   7,264,000
   Interest on securities sold under agreements
      to repurchase and other interest expense ......      618,000      324,000      139,000
   Interest on note payable .........................           --       49,000           --
                                                      ---------------------------------------
              Total interest expense ................ $  9,598,000 $  9,051,000 $   7,452,000
                                                      ---------------------------------------
              Net interest income ................... $ 10,434,000 $ 9,891,000  $  9,703,000
Provision for loan losses (Note 3) ..................      160,000      45,000        65,000
                                                      --------------------------------------
              Net interest income after provision
              for loan losses ....................... $ 10,274,000 $ 9,846,000  $  9,638,000
                                                      --------------------------------------
Other income:
   Trust department ................................. $    340,000 $    308,000 $    273,000
   Service fees .....................................    1,017,000      941,000      970,000
   Investment securities gains, net .................        4,000        3,000        9,000
   Other ............................................      403,000      324,000      430,000
                                                      --------------------------------------
              Total other income .................... $  1,764,000 $  1,576,000 $  1,682,000
                                                      --------------------------------------
Operating expenses:
   Salaries and employee benefits ................... $  4,077,000 $  4,012,000 $  3,995,000
   Occupancy expenses, net ..........................      579,000      526,000      548,000
   Equipment expenses ...............................      373,000      422,000      410,000
   Office supplies and postage ......................      399,000      371,000      342,000
   Computer costs ...................................      374,000      340,000      382,000
   FDIC insurance ...................................        8,000      265,000      525,000
   Legal fees .......................................       36,000       21,000       26,000
   Other operating expenses .........................    1,011,000      920,000      913,000
                                                      --------------------------------------
              Total operating expenses .............. $  6,857,000 $  6,877,000 $  7,141,000
                                                      --------------------------------------

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended December 31, 1996, 1995, and 1994

                                                     1996          1995           1994
------------------------------------------------------------------------------------------

              Income before income taxes ....   $   5,181,000 $   4,545,000   $  4,179,000

Income taxes (Note 9) .......................       1,716,000     1,495,000      1,304,000
                                                ------------------------------------------

              Net income ....................   $   3,465,000 $   3,050,000   $  2,875,000
                                                ==========================================

Weighted average common and common equivalent
   shares ...................................       1,776,680     1,779,021      1,760,205*
Weighted average common and common equivalent
   shares, assuming full dilution ...........       1,781,061     1,789,923      1,760,205*
Earnings per common and common equivalent
   share:
   Primary:
              Net income ....................   $        1.95   $      1.71   $       1.63*
                                                ===========================================

   Fully diluted:
              Net income ....................   $        1.95   $      1.70   $       1.63*
                                                ===========================================

Dividends declared per share ................   $        0.68   $      0.53   $        0.45

* Excludes the effects of common stock equivalents as resulting dilution was less than 3%.

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995, and 1994


                                                              Common Stock        Additional
                                                         ---------------------     Paid-In
                                                           Number     Amount       Capital
--------------------------------------------------------------------------------------------
Balance, December 31, 1993 ...........................   1,800,000 $   200,000 $   3,800,000
   Net income ........................................          --          --            --
   Cash dividends declared, $.45 per share ...........          --          --            --
   Purchase of common stock for the treasury .........          --          --            --
   Sale of common stock from the treasury to the
      ESOP............................................          --          --            --
   Unrealized gain on securities available for sale,
      net.............................................          --          --            --
                                                         -----------------------------------
Balance, December 31, 1994 ...........................   1,800,000 $   200,000 $   3,800,000
   Net income ........................................          --          --            --
   Cash dividends declared, $.53 per share ...........          --          --            --
   Purchase of common stock for the treasury .........          --          --            --
   Issuance of 3,o00 shares of treasury stock upon
      exercise of stock options ......................          --          --            --
   Change in unrealized (loss) on securities available
      for sale, net ..................................          --          --            --
                                                         -----------------------------------
Balance, December 31, 1995 ...........................   1,800,000 $   200,000 $   3,800,000
   Net income ........................................          --          --            --
   Cash dividends declared, $.68 per share ...........          --          --            --
   Purchase of common stock for the treasury .........          --          --            --
   Sale of common stock from the treasury
      to the ESOP ....................................          --          --        50,000
   Issuance of 45,885 shares of treasury stock upon
      exercise of stock options ......................          --          --        22,000
   Change in unrealized gain on securities available
      for sale, net ..................................          --          --            --
                                                         -----------------------------------
Balance, December 31, 1996 ...........................   1,800,000 $   200,000 $   3,872,000
                                                         ===================================

See Notes to Consolidated Financial Statements.

                                                     Unrealized
                                                     Gain (Loss)
                          Treasury Stock            On Securities
       Retained     ----------------------------      Available
       Earnings         Number         Amount       For Sale, Net      Total
--------------------------------------------------------------------------------

$      15,092,000          91,881        592,000         248,000     18,748,000
        2,875,000              --             --              --      2,875,000
         (774,000)             --             --              --       (774,000)
               --           2,700         32,000              --        (32,000)

               --         (27,384)      (336,000)             --        336,000

               --              --             --        (481,000)      (481,000)
--------------------------------------------------------------------------------
       17,193,000          67,197   $    288,000   $    (233,000)   $20,672,000
        3,050,000              --             --              --      3,050,000
         (917,000)             --             --              --       (917,000)
               --          20,040         261,000             --       (261,000)

               --          (3,000)        (27,000)            --         27,000

               --              --              --        462,000        462,000
-------------------------------------------------------------------------------
$      19,326,000          84,237   $     522,000  $     229,000    $23,033,000
        3,465,000              --              --             --      3,465,000
       (1,170,000)             --              --             --     (1,170,000)
               --          25,500         483,000             --       (483,000)

               --          (4,400)        (38,000)            --          88,000

               --         (45,885)       (391,000)            --        413,000

               --              --              --       (148,000)      (148,000)
-------------------------------------------------------------------------------
$      21,621,000          59,452    $    576,000    $     81,000   $25,198,000
================================================================================

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995, and 1994

                                                                                              1996           1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income .........................................................................    $ 3,465,000    $ 3,050,000   $ 2,875,000
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Proceeds from loans sold to FHLMC ...............................................      5,526,000      2,972,000     2,932,000
      Loans underwritten for FHLMC ....................................................     (5,515,000)    (2,962,000)   (2,901,000)
      Gains on loans sold to FHLMC ....................................................        (11,000)       (10,000)      (31,000)
      Provision for loan losses .......................................................        160,000         45,000        65,000
      Investment securities gains, net ................................................         (4,000)        (3,000)       (9,000)
      Depreciation ....................................................................        376,000        371,000       407,000
      Deferred income taxes ...........................................................       (269,000)         2,000        (5,000)
      Amortization of premiums and accretion of
        discounts on investment securities, net .......................................        223,000        251,000       426,000
      Change in assets and liabilities:
        (Increase) decrease in accrued interest receivable ............................        (50,000)      (245,000)      (20,000)
        Net (increase) decrease in other assets .......................................        212,000        (37,000)     (177,000)
        Increase (decrease) in other liabilities ......................................         99,000       (250,000)     (477,000)
                                                                                           -----------------------------------------
              Net cash provided by  operating
              activities ..............................................................    $ 4,212,000    $ 3,184,000   $ 3,085,000
                                                                                           -----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net increase in interest-bearing deposits at
      financial institutions ..........................................................   $   (551,000)   $        --   $        --
   Net (increase) decrease in federal funds sold and
      other overnight deposits ........................................................     17,437,000    (21,363,000)    9,093,000
   Proceeds from maturities and paydowns of held
      to maturity securities ..........................................................             --     13,464,000     12,295,000
   Proceeds from sales, maturities, and paydowns
      of available for sale securities ................................................     21,167,000     11,946,000    16,586,000
   Purchase of held to maturity securities ............................................             --     (1,860,000)  (11,922,000)
   Purchase of available for sale securities ..........................................    (28,514,000)   (13,961,000)  (13,684,000)
   Proceeds from sale of other real estate owned ......................................             --        260,000       114,000
   Net (increase) in loans ............................................................    (14,256,000)    (7,372,000)   (7,374,000)
   Purchases of bank premises and equipment ...........................................       (560,000)      (168,000)     (193,000)
                                                                                           -----------------------------------------
              Net cash provided by (used in)
              investing activities ....................................................    $(5,277,000)  $(19,054,000)  $ 4,915,000
                                                                                           =========================================

(Continued)

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended December 31, 1996, 1995, and 1994

                                                               1996            1995           1994
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in noninterest-bearing
      deposits ..........................................   $ 8,369,000    $  (260,000)   $   690,000
   Net increase (decrease) in interest-bearing
      deposits ..........................................    (5,970,000)     7,190,000     (5,080,000)
   Net increase (decrease) in securities sold under
      agreements to repurchase ..........................    (1,361,000)     4,566,000        720,000
   Net increase in TT&L borrowings ......................       419,000      1,525,000             --
   Net increase in FHLB advances ........................     4,075,000      3,398,000             --
   Principal payments on note payable ...................            --             --     (1,300,000)
   Cash dividends paid ..................................    (1,085,000)    (1,072,000)      (714,000)
   Reissuance of treasury stock .........................       501,000         27,000        336,000
   Purchases of common stock for the treasury ...........      (483,000)      (261,000)       (32,000)
                                                            -----------------------------------------
              Net cash provided by (used in)
              financing activities ......................   $ 4,465,000    $15,113,000    $(5,380,000)
                                                            -----------------------------------------

              Net increase (decrease) in cash and
              due from banks ............................   $ 3,400,000    $  (757,000)   $ 2,620,000

Cash and due from banks:
   Beginning ............................................    10,963,000     11,720,000      9,100,000
                                                            -----------------------------------------
   Ending ...............................................   $14,363,000    $10,963,000    $11,720,000
                                                            =========================================

SUPPLEMENTAL DISCLOSURES OF CASH Flow Information:
   Cash payments for:
      Interest ..........................................   $ 9,596,000    $ 8,890,000    $ 7,371,000
      Income taxes ......................................     1,483,000      1,147,000        870,000

Supplemental Schedule of Noncash Investing and
   Financing Activities:
   Securities available for sale adjustment, net ........      (148,000)       462,000       (481,000)
   Investment securities transferred from held to
      maturity portfolio to available for sale portfolio,
      at fair value .....................................            --     41,603,000             --

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

Iowa First Bancshares Corp. (the "Company") is a bank holding company headquartered in Muscatine, Iowa. The Company owns the outstanding stock of two national banks, First National Bank of Muscatine and First National Bank in Fairfield. First National Bank of Muscatine has a total of four locations in Muscatine, Iowa. First National Bank in Fairfield has one location in Fairfield, Iowa. Each bank is engaged in the general commercial banking business and provides full service banking to individuals and businesses, including checking, savings and other deposit accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, trust services, and such other banking services as are usual and customary for commercial banks.

Significant accounting policies:

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

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks include cash on-hand and amounts due from banks, including cash items in process of clearing. Cash flows from demand deposits, NOW accounts, savings accounts, federal funds sold, interest bearing deposits at financial institutions, securities sold under agreements to repurchase, Federal Home Loan Bank advances, TT&L open note, certificates of deposits, and loans are reported net.

Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,625,000 at December 31, 1996.

Investment securities available for sale: Securities available for sale are accounted for at fair value and the unrealized holding gains or losses are presented as a separate component of stockholders' equity, net of their deferred income tax effect.

Realized gains and losses, determined using the specific-identification method, are included in earnings.

Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. There were no investments held to maturity or for trading purposes as of December 31, 1996 or 1995.

Pursuant to a FASB Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" the Banks transferred at fair value all investment securities from held to maturity to available for sale prior to December 31, 1995.

Loans: Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. The Banks record impaired loans at the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

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

Direct loan origination fees and costs are generally being deferred and the net amount amortized as an adjustment of the related loan's or lease's yield. The Banks generally amortize these amounts over the contractual life. Commitment fees based upon a percentage of customers' unused lines of credit and fees related to standby letters of credit are not significant.

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

Earnings per share: Earnings per share is arrived at by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding for the respective period. The computations prior to December 31, 1994 were based on weighted average common stock outstanding only because the dilutive effect of the common stock equivalents was not material.

Current accounting developments:

The Financial Accounting Standards Board has issued Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127 "Deferral of the Effective Date of Certain Provisions of statement No. 125". Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Statement 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The provisions of Statement 125 applicable to servicing of financial assets are effective for servicing of financial assets occurring after December 31, 1996. The provisions of Statement 125 applicable to transfers of financial assets and extinguishment of liabilities are effective for transfers and extinguishments occurring after December 31, 1997. Management believes that adoption of this Statement will not have a material effect on the Company's financial statements.

Note 2. Investment Securities Available For Sale

The amortized cost and fair value of investment securities as of December 31, 1996 are summarized as follows:

                                                         Gross            Gross
                                        Amortized      Unrealized       Unrealized       Fair
                                           Cost          Gains           (Losses)        Value
                                      -----------------------------------------------------------

Securities available for sale:
   U.S. Treasury securities .......   $ 20,985,000   $    124,000    $    (71,000)   $ 21,038,000
   U.S. government agencies .......     15,822,000         93,000         (43,000)     15,872,000
   Mortgage-backed securities .....      9,889,000         11,000         (62,000)      9,838,000
   State and political subdivisions     13,448,000        141,000         (62,000)     13,527,000
   Corporate obligations ..........      7,348,000          8,000          (9,000)      7,347,000
                                      -----------------------------------------------------------
                                      $ 67,492,000   $    377,000    $   (247,000)   $ 67,622,000
                                      ===========================================================

The amortized cost and fair value of investment securities as of December 31, 1995 are summarized as follows:

                                                                  Gross       Gross
                                                  Amortized    Unrealized   Unrealized       Fair
                                                     Cost         Gains      (Losses)        Value
                                                 ----------------------------------------------------
Securities available for sale:
   U.S. Treasury securities ...................  $20,081,000   $  196,000   $  (20,000)   $20,257,000
   U.S. government agencies ...................   16,914,000      144,000      (59,000)    16,999,000
   Mortgage-backed securities .................    7,562,000        6,000      (27,000)     7,541,000
   State and political subdivisions ...........   11,364,000      113,000       (1,000)    11,476,000
   Corporate obligations ......................    4,443,000       12,000           --      4,455,000
                                                 ----------------------------------------------------
                                                 $60,364,000   $  471,000   $ (107,000)   $60,728,000
                                                 ====================================================

The amortized cost and fair value of investment securities as of December 31, 1996, by contractual maturity, are shown below. Most mortgage-backed securities are included in the one year through five year maturity category as the vast majority mature within such period.

                                                       Amortized        Fair
                                                         Cost           Value
                                                     ---------------------------
Securities available for sale:
   Due in one year or less .....................     $19,360,000     $19,406,000
   Due after one year through five years .......      41,183,000      41,252,000
   Due after five years through ten years ......       5,479,000       5,488,000
   Due after ten years .........................       1,470,000       1,476,000
                                                     ---------------------------
                                                     $67,492,000     $67,622,000
                                                     ===========================

Investment securities with a carrying value of $37,670,000 as of December 31, 1996 are pledged on public deposits, trust deposits and for other purposes as required by law.

Investment securities with a carrying value of $10,516,000 as of December 31, 1996 are pledged as collateral for securities sold under agreements to repurchase.

Proceeds from the sale of securities were $1,005,000 during 1996, $5,507,000 during 1995, and $11,775,000 during 1994. All 1996, 1995, and 1994 sales were from securities identified as available for sale. Securities called by the issuer totaled $1,600 000, $356,000, and $1,188,000, for 1996, 1995, and 1994,
respectively. Gross gains and losses realized on sales in 1996 were $4,000 and $0, respectively. Gross gains and losses realized on sales in 1995 were $30,000 and $27,000, respectively. Gross gains and losses realized on sales in 1994 were $67,000 and $58,000, respectively.

The Company transferred securities with an amortized cost of $41,391,000 and an unrealized gain of $212,000 from the held to maturity portfolio to the available for sale portfolio prior to December 31, 1995, based on management's reassessment of their previous designations of securities giving consideration to liquidity needs, management of interest rate risk and other factors.

Note 3. Loans

The composition of loans is summarized as follows:

                                                      December 31,
                                            --------------------------
                                                 1996          1995
                                            --------------------------

Commercial ...............................  $ 73,681,000  $ 62,399,000
Agricultural .............................    17,555,000    16,792,000
Real estate:
   Construction ..........................     2,970,000     1,187,000
   Mortgage ..............................    60,241,000    56,475,000
   Tax exempt, mortgage ..................     3,485,000     3,735,000
Installment ..............................    29,126,000    32,972,000
Lease financing, net .....................       369,000
Other ....................................       209,000       335,000
                                            --------------------------
              Total loans ................  $187,267,000  $174,264,000
Less:
   Allowance for loan losses .............     2,803,000     2,309,000
   Unearned discount .....................     1,026,000     2,613,000
                                            --------------------------
                                            $183,438,000  $169,342,000
                                            ==========================

Loans considered to be impaired under the provisions of FAS No. 114, as amended by FAS No. 118, are as follows:

                                                                 December 31,
                                                               -----------------
                                                                 1996     1995
                                                               -----------------

Impaired loans for which an allowance has been provided ....   $254,000 $368,000
Impaired loans for which no allowance has been provided ....    601,000  515,000
                                                               -----------------
              Total loans determined to be impaired ........   $855,000 $883,000
                                                               =================
Allowance provided for impaired loans, included in the
   allowance for loan losses ...............................   $ 25,000 $ 47,000
                                                               =================

The average recorded investment in impaired loans during 1996 and 1995 was $633,000 and $985,000, respectively. Interest income on impaired loans of $19,000 and $26,000 was recognized for cash payments received in 1996 and 1995, respectively.

Nonaccruing loans totaled $855,000 and $883,000 at December 31, 1996 and 1995, respectively. Interest income in the amount of $66,000, $74,000, and $109,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 1996, 1995, and 1994, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1996, 1995, and 1994 totaled $19,000, $26,000, and none, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                          Year Ended December 31,
                                  ----------------------------------
                                     1996        1995        1994
                                  ----------------------------------

Beginning balance ..............  $2,309,000 $ 2,526,000 $ 2,654,000
   Provisions charged to expense     160,000      45,000      65,000
   Recoveries ..................     496,000     176,000     225,000
                                  ----------------------------------
                                   2,965,000   2,747,000   2,944,000
   Loans charged off ...........     162,000     438,000     418,000
                                  ----------------------------------
Ending balance .................  $2,803,000 $ 2,309,000 $ 2,526,000
                                  ==================================

The allowance for loan losses for income tax purposes is $2,195,000 and $1,841,000 as of December 31, 1996 and 1995, respectively. The amounts that were deducted for income tax purposes for the years ended December 31, 1996, 1995, and 1994 were $20,000, $92,000, and $151,000, respectively, which were the maximum allowable deductions as computed by the experience method.

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $14,735,000 as of December 31, 1996, $11,044,000 as of December 31, 1995, and $9,097,000 as of December 31,
1994. Custodial escrow balances maintained in connection with these loans were approximately $89,000, $61,000 and $51,000 at December 31, 1996, 1995 and 1994,
respectively. All loans sold are without recourse.

Note 4. Bank Premises and Equipment

Bank premises and equipment are summarized as follows:


                                               Years Of       December 31,
                                                Useful  ----------------------
                                                Lives       1996       1995
                                                ------------------------------

Bank premises (including land of $537,000) ...  10-40   $6,630,000  $6,232,000
Leasehold improvements .......................   5-15       80,000      80,000
Furniture and equipment ......................   5-15    1,650,000   1,576,000
                                                        ----------------------
                                                        $8,360,000  $7,888,000
Accumulated depreciation ....................            3,834,000   3,546,000
                                                        ----------------------
                                                        $4,526,000  $4,342,000
                                                        ======================


Note 5. Deposits

The composition of deposits is summarized as follows:

                                           December 31,
                                  --------------------------
                                       1996         1995
                                  --------------------------

Demand .........................  $ 74,849,000  $ 70,877,000
NOW accounts ...................    31,112,000    32,502,000
Savings ........................    22,005,000    22,494,000
Time certificates ..............   110,386,000   110,080,000
                                  --------------------------
                                  $238,352,000  $235,953,000
                                  ==========================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $20,557,000 and $22,445,000 at December 31, 1996 and 1995, respectively. Maturities of these certificates are summarized as follows:

                                    December 31,
                               -----------------------
                                  1996         1995
                               ----------   ----------
One to three months ........    7,409,000   10,023,000
Three to six months ........    2,628,000    3,687,000
Six to twelve months .......    5,970,000    4,894,000
Over twelve months .........    4,550,000    3,841,000
                               ----------   ----------
                               20,557,000   22,445,000
                               ==========   ==========

At December 31, 1996, the scheduled maturities of all certificates of deposit are as follows:

   1997                       $ 78,175,000
   1998                         26,278,000
   1999                          4,088,000
   2000                          1,387,000
   2001 and thereafter             458,000
                              ------------
                              $110,386,000
                              ============


Note 6. Other Borrowed Funds

Company borrowings consist of the following:

Securities sold under agreements to repurchase ...............        $5,453,000
Federal Home Loan Bank advances ..............................         7,473,000
Treasury tax and loan open note ..............................         1,944,000

The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system. The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. All but $602,000 of the securities sold under agreements to repurchase mature within twelve months, with the $602,000 maturing June 30, 1999.

Securities sold under agreements to repurchase totaled $5,453,000 at December 31, 1996. The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                          1996          1995
                                                       -----------  -----------

Daily average amount outstanding during the year       $ 5,658,000  $ 3,451,000
Maximum outstanding as of any month end ........         6,545,000    6,814,000

Weighted average interest rate during the year .             4.70%        5.81%

Securities underlying the agreements at the end
of the year:  Carrying value ...................       $10,491,000  $10,917,000
                     Fair value ................        10,515,000   10,910,000

Advances from the Federal Home Loan Bank as of December 31, 1996 bear interest and are due as follows:

                                           Interest Rate          Balance Due
                                         ---------------------------------------
     Year ending December 31:
        1998                                  5.80%         $          300,000
        1999                                  6.99%                    250,000
        2000                              6.15% to 6.52%             1,900,000
        2001                              5.32% to 6.44%             1,950,000
        2002 and thereafter               5.83% to 7.19%             2,150,000
        Amortizing through 2012           6.79% to 7.02%               923,000
                                                            -------------------
                                                            $        7,473,000
                                                            ===================

First mortgage loans of approximately $41,000,000 and investment securities of $2,000,000 as of December 31, 1996 are pledged as collateral on these advances.


Note 7.  Regulatory Matters

The Company and Banks ("Entities") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Entities must meet specific capital guidelines that involve quantitative measures of the Entities' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

The Entities' actual capital amounts and ratios are presented in the following table. No deduction was made from capital for interest-rate risk in 1996 or 1995.

                                                                                                  To Be Well
                                                                                                  Capitalized
                                                                                                  Under Prompt
                                                                           For Capital            Corrective
                                                                           Adequacy               Action
                                                   Actual:                 Purposes:              Provisions:
                                                  ------------------       ------------------     ----------------
                                                     Amount    Ratio          Amount    Ratio     Amount     Ratio
                                                  ----------------------------------------------------------------

As of December 31, 1996
Total Capital (to Risk Weighted Assets):
  Consolidated ................................   $26,779,000   14.2%      $15,139,000    8%   $18,924,000    10%
  First National Bank of Muscatine ............    17,578,000   13.7        10,298,000    8     12,873,000    10
  First National Bank in Fairfield ............     7,709,000   13.4         4,604,000    8      5,754,000    10

Tier 1 Capital (to Risk Weighted
Assets):
  Consolidated ................................    24,408,000   12.9         7,570,000    4     11,354,000     6
  First National Bank of Muscatine ............    15,961,000   12.4         5,149,000    4      7,724,000     6
  First National Bank in Fairfield ............     7,124,000   12.4         2,302,000    4      3,453,000     6


                                                                                                 Capitalized
                                                                                                 Under Prompt
                                                                      For Capital                Corrective
                                                                      Adequacy                   Action
                                             Actual:                  Purposes:                  Provisions:
                                             --------------------     ---------------------      ------------------
                                               Amount       Ratio        Amount   Ratio            Amount   Ratio
                                             ----------------------------------------------------------------------
Tier 1 Capital (to Average Assets):
  Consolidated                               24,408,000       8.8      11,065,000    4           13,831,000   5
  First National Bank of Muscatine           15,961,000       8.3       7,659,000    4            9,573,000   5
  First National Bank in Fairfield            7,124,000       8.5       3,350,000    4            4,187,000   5

As of December 31, 1995
 Total Capital (to Risk Weighted
Assets):
  Consolidated                               25,657,000      15.1      13,590,000    8           16,987,000   10
  First National Bank of Muscatine           16,083,000      14.2       9,048,000    8           11,310,000   10
  First National Bank in Fairfield            7,191,000      13.2       4,357,000    8            5,446,000   10

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                               23,531,000      13.9       6,795,000    4           10,193,000    6
  First National Bank of Muscatine           14,664,000      13.0       4,524,000    4            6,786,000    6
  First National Bank in Fairfield            6,746,000      12.4       2,179,000    4            3,268,000    6

Tier 1 Capital (to Average Assets):
  Consolidated                               23,531,000       8.9      10,583,000    4           13,228,000    5
  First National Bank of Muscatine           14,664,000       7.9       7,387,000    4            9,233,000    5
  First National Bank in Fairfield            6,746,000       8.5       3,175,000    4            3,968,000    5

Current banking law limits the amount of dividends banks can pay. As of December 31, 1996, amounts available for payment of dividends were $3,202,000 and $932,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.


Note 8.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions. This plan covers substantially all employees who work at least 1,000 hours per year. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally the Company and subsidiary banks may make profit sharing contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 1996, 1995, and 1994 were $266,000, $262,000, and $303,000, respectively.

The Company has an Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter "Plan") for directors and senior officers. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening its ability to attract and retain key officers and directors by furnishing additional incentives whereby such officers and directors may be encouraged to acquire, or to increase their acquisition of, the Company's common stock, thus maintaining their personal and proprietary interest in the Company's continued success and progress. The Plan is administered by the Human Resource Committee of the Company. The option price is 100% of the fair market value of the common stock ($9 per share) of the Company at the grant date. All options granted under the Plan vest ratably over five years and must be exercised within five years of the grant date. The Company retains Right of First Refusal on all shares issued pursuant to the Plan. The activity of the Plan for the years ended December 31, is as follows:

                                                1996          1995         1994
                                               ---------------------------------
                                                       Number of Shares
                                               ---------------------------------

Options, beginning of year ..............      143,250      150,750      150,750
   Granted
   Terminated and canceled ..............        4,500
   Exercised ............................      (45,885)       3,000
                                               -------      -------      -------
Options, end of year ....................       97,365      143,250      150,750
                                               =======      =======      =======
Options exercisable, end of year ........       68,115       84,750       60,300
                                               =======      =======      =======

All  figures  in  the  above   schedule   have  been  adjusted  to  reflect  the
three-for-one stock split which occurred in July 1996.

Note 9. Income Taxes

The components of income tax expense are as follows:

                                                   Year Ended December 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -------------------------------------

Currently paid or payable .............  $1,985,000   $1,493,000    $1,309,000
Deferred income taxes .................    (269,000)       2,000        (5,000)
                                         -------------------------------------
                                         $1,716,000   $1,495,000    $1,304,000
                                         =====================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                                      Year Ended December 31,
                                     ------------------------------------------------------------------------------------------
                                                1996                           1995                            1994
                                     ------------------------------------------------------------------------------------------
                                                         % Of                           % Of                           % Of
                                           Dollar       Pretax            Dollar       Pretax            Dollar       Pretax
                                           Amount       Income            Amount       Income            Amount       Income
                                     ------------------------------------------------------------------------------------------
     Computed "expected"
        income tax expense           $      1,813,000    35.0%     $       1,591,000    35.0%     $       1,463,000    35.0%
     Effect of graduated tax rate            (52,000)    (1.0)               (45,000)   (1.0)               (42,000)   (1.0)
     Tax exempt interest
        income, net                         (269,000)    (5.2)              (260,000)   (5.7)              (230,000)   (5.5)
     State income taxes, net                  171,000     3.3                150,000     3.3                137,000     3.3
     Other                                     53,000     1.0                 59,000     1.3               (24,000)    (0.6)
                                     ------------------------------------------------------------------------------------------
                                     $      1,716,000    33.1%     $       1,495,000    32.9%     $       1,304,000    31.2%
                                     ==========================================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                         1996        1995
                                                      ----------------------
Deferred tax assets:
   Allowance for loan losses ......................   $ 226,000   $  174,000
                                                      ----------------------
Deferred tax liabilities:
   Direct lease financing .........................          --     (243,000)
   Securities available for sale ..................     (49,000)    (135,000)
   Bank premises and equipment ....................      (5,000)     (13,000)
   Unrealized bond accretion ......................     (22,000)     (21,000)
   Net deferred loan origination fees .............     (45,000)     (12,000)
                                                      ----------------------
                                                       (121,000)    (424,000)
                                                      ----------------------
              Net deferred tax assets (liabilities)   $ 105,000     (250,000)
                                                      ======================

The net change in 1996 and 1995 deferred income taxes includes $86,000 and $272,000, respectively, which is reflected in stockholders' equity.

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

                                                                      Contract
                                                                       Amount
                                                                     -----------
Financial instruments whose contract amounts
   represent credit risk:
   Commitments to extend credit .............................        $26,531,000
   Standby letters of credit ................................          1,446,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and some of the commitments will be sold to other financial intermediaries if drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis.

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

The Banks are undertaking plans for future growth. Installation of a new local area network computer system as well as other computer hardware and software, modernized item processing equipment, construction of two branches, and expansion into supermarket banking has been planned or is currently in process. The Banks have entered into commitments or have budgeted approximately $2 million for completion of these projects.

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

Note 11.  Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. As of December 31, 1996, none of these loans are classified as nonaccrual, past due, restricted or considered potential problems.

The activity in such loans during the years ended December 31 are as follows:

                                                 1996             1995
                                             ----------------------------

Balance, beginning ...........               $ 6,973,000      $ 6,256,000
   Additions .................                10,091,000        7,521,000
   Deductions (payments) .....                (9,980,000)      (6,804,000)
                                             ----------------------------
Balance, ending ..............               $ 7,084,000      $ 6,973,000
                                             ============================

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

Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. As of December 31, 1996 and 1995, these items are immaterial in nature.

The carrying amounts and fair values of financial instruments at December 31, 1996 and 1995 are summarized as follows:

                                                            Carrying Amounts                   Fair Values
                                                    ---------------------------------------------------------------
                                                        1996               1995            1996            1995
                                                    ---------------------------------------------------------------
Financial Assets:
   Cash and due from banks ....................     $ 14,914,000     $ 10,963,000     $ 14,914,000     $ 10,963,000
   Investment securities ......................       67,622,000       60,728,000       67,622,000       60,728,000
   Federal funds sold .........................        7,263,000       24,700,000        7,263,000       24,700,000
   Loans receivable ...........................      186,241,000      171,651,000      184,874,000      171,724,000
   Less allowance for loan losses .............        2,803,000        2,309,000        2,803,000        2,309,000
   Loans, net of allowance ....................      183,438,000      169,342,000      182,071,000      169,415,000

Financial Liabilities:
   Deposits ...................................     $238,352,000     $235,953,000     $235,688,000     $233,519,000
   Securities sold under
      agreements to repurchase ................        5,453,000        6,814,000        5,453,000        6,814,000
   Federal Home Loan Bank
      advances ................................        7,473,000        3,398,000        7,501,000        3,418,000
   Treasury tax and loan open
      note ....................................        1,944,000        1,525,000        1,944,000        1,525,000

Note 13. Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):


 ===============================================================================
                                 BALANCE SHEETS
                              (Parent Company Only)

                                                                   December 31,
                                                             ------------------------
                                                                1996         1995
                                                             ------------------------
ASSETS
Cash ......................................................  $ 2,096,000  $ 1,287,000
Investment in subsidiaries ................................   23,874,000   22,405,000
Other assets ..............................................       44,000       23,000
                                                             ------------------------
              Total assets ................................  $26,014,000  $23,715,000
                                                             ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES, other liabilities ...........................  $   816,000  $   682,000
                                                             ------------------------
 STOCKHOLDERS' EQUITY
   Common stock ...........................................      200,000      200,000
   Additional paid-in capital .............................    3,872,000    3,800,000
   Retained earnings ......................................   21,621,000   19,326,000
                                                             ------------------------
                                                              25,693,000   23,326,000
   Unrealized gains on securities available for sale, net         81,000      229,000
   Less net cost of common shares acquired for the treasury      576,000      522,000
                                                             ------------------------
              Total stockholders' equity ..................   25,198,000   23,033,000
                                                             ------------------------
              Total liabilities and stockholders' equity ..  $26,014,000  $23,715,000
                                                             ========================

================================================================================
                              STATEMENTS OF INCOME
                              (Parent Company Only)


                                                            Year Ended December 31,
                                                    --------------------------------------
                                                        1996         1995         1994
                                                    --------------------------------------

Operating revenue:
   Dividends received from subsidiaries .........   $2,000,000 $   1,750,000 $   2,250,000
   Management fees and other income .............      305,000       321,000       294,000
                                                    --------------------------------------
              Total operating revenue ...........    2,305,000     2,071,000     2,544,000
Operating expenses ..............................      613,000       639,000       652,000
                                                    --------------------------------------
              Income before income tax (credits),
              and equity in subsidiaries'
              undistributed net income ..........    1,692,000     1,432,000     1,892,000
Applicable income tax (credits) .................     (155,000)      (96,000)     (156,000)
                                                    --------------------------------------
                                                     1,847,000     1,528,000     2,048,000
Equity in subsidiaries' undistributed net income     1,618,000     1,522,000       827,000
                                                    --------------------------------------
              Net income ........................   $3,465,000 $   3,050,000 $    2,875,000
                                                    =======================================


================================================================================
                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                                Year Ended December 31,
                                                     -----------------------------------------
                                                         1996           1995          1994
                                                     -----------------------------------------

CASH FLOWS from OPERATING Activities
   Net income ....................................   $ 3,465,000 $    3,050,000   $  2,875,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Equity in subsidiaries' undistributed net
        (income) .................................    (1,618,000)    (1,522,000)      (827,000)
      Amortization and depreciation ..............        10,000          8,000          8,000
      Change in assets and liabilities:
        Increase (decrease) in other liabilities .        50,000         26,000        167,000
                                                      ----------------------------------------
              Net cash provided by operating
              activities .........................     1,907,000      1,562,000      2,223,000
                                                      ----------------------------------------

CASH FLOWS (USED IN) INVESTING Activities,
   purchases of other assets .....................       (31,000)        (3,000)            --
                                                      ----------------------------------------

CASH FLOWS from FINANCING Activities
   Principal payments on note payable ............            --             --     (1,300,000)
   Cash dividends paid ...........................    (1,085,000)    (1,072,000)      (714,000)
   Reissuance of treasury stock ..................       501,000         27,000        336,000
   Purchases of common stock for the treasury ....      (483,000)      (261,000)       (32,000)
                                                      ----------------------------------------
              Net cash (used in) financing
              activities .........................    (1,067,000)    (1,306,000)    (1,710,000)
                                                      ----------------------------------------

              Net increase in cash ...............       809,000        253,000        513,000

Cash:
   Beginning .....................................     1,287,000      1,034,000        521,000
                                                      ----------------------------------------
   Ending ........................................    $2,096,000 $    1,287,000  $   1,034,000
                                                      ========================================

SUPPLEMENTAL DISCLOSURES OF CASH Flows Information
   Cash payments for:
      Interest ...................................    $       --  $          --  $      66,000
      Income taxes ...............................      (203,000)      (118,000)      (329,000)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                            Year
                                                                                 -------------------------------
                                                                                     1996               1995
----------------------------------------------------------------------------------------------------------------
Investment securities * ..................................................       $         --       $         --
Investment securities held to maturity * .................................                 --                 --
Investment securities available for sale * ...............................         67,622,000         60,728,000
Loans, net ...............................................................        183,438,000        169,342,000
Total assets .............................................................        280,461,000        272,830,000
Deposits .................................................................        238,352,000        235,953,000
Note payable .............................................................                 --                 --
Other borrowings .........................................................         14,870,000         11,737,000
Stockholders' equity .....................................................         25,198,000         23,033,000

Interest income ..........................................................         20,032,000         18,942,000
Interest expense .........................................................          9,598,000          9,051,000
Net interest income ......................................................         10,434,000          9,891,000
Provision for loan losses ................................................            160,000             45,000
Investment securities gains, net .........................................              4,000              3,000
Other income .............................................................          1,760,000          1,573,000
Operating expenses .......................................................          6,857,000          6,877,000
Income before income taxes (credits) and cumulative effect of
   a change in accounting principle ......................................          5,181,000          4,545,000
Income taxes (credits) ...................................................          1,716,000          1,495,000
Income before cumulative effect of a change in
   accounting principle ..................................................          3,465,000          3,050,000
Cumulative effect of a change in accounting principle ....................                 --                 --
Net income ...............................................................          3,465,000          3,050,000

Per common share (**):
   Income before cumulative effect of a change in accounting
      principle:
      Primary ............................................................         $     1.95       $       1.71
      Fully dilutive .....................................................               1.95               1.70
   Cumulative effect of a change in accounting principle .................                 --                 --
   Net income:
      Primary ............................................................               1.95               1.71
      Fully dilutive .....................................................               1.95               1.70
   Cash dividends declared ...............................................               0.68               0.53
   Cash dividends declared as a percentage of net income .................                35%                31%

Weighted average common and common equivalent shares .....................          1,776,680          1,779,021
Weighted average number of shares of common stock and common
   stock equivalents outstanding during the year .........................          1,781,061          1,789,923

* Reflects adoption of FASB Statement No. 115 in 1993, see notes to consolidated financial statements for further explanation. ** All per share and weighted average common share information has been adjusted to reflect the three-for-one stock split which occurred in July 1996.

Ended December 31,
--------------------------------------------------
     1994               1993              1992
--------------------------------------------------

$         --       $         --       $ 75,644,000
  53,659,000         54,371,000                 --
  15,791,000         19,522,000                 --
 162,015,000        154,706,000        139,234,000
 253,800,000        257,403,000        251,097,000
 229,023,000        233,413,000        227,546,000
          --          1,300,000          3,000,000
   2,248,000                 --                 --
  20,672,000         18,748,000         16,279,000

  17,155,000         17,200,000         18,271,000
   7,452,000          7,681,000          9,286,000
   9,703,000          9,519,000          8,985,000
      65,000             56,000            278,000
       9,000                 --            148,000
   1,673,000          1,699,000          1,534,000
   7,141,000          7,175,000          6,998,000

   4,179,000          3,987,000          3,391,000
   1,304,000          1,319,000          1,141,000

   2,875,000          2,668,000          2,250,000
          --            300,000                 --
   2,875,000          2,968,000          2,250,000




$       1.63        $      1.56        $      1.31
        1.63               1.56               1.31
          --               0.18                 --

        1.63               1.74               1.31
        1.63               1.74               1.31
        0.45               0.38               0.28
         28%                22%                22%

   1,760,205          1,710,255          1,723,059

   1,760,205          1,710,255          1,723,059

Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine) and First National Bank in Fairfield (Fairfield).

Total average assets of the Company increased 5.9% in 1996, increased .6% in 1995, and increased 1.2% in 1994. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):

                                                                                    1996
                                                                       ----------------------------
                                                                                            Average
ASSETS                                                                 Balance    Interest    Rate
---------------------------------------------------------------------------------------------------

Taxable loans, net ................................................   $168,970    $ 14,981    8.87%
Taxable investment securities held to maturity ....................         --          --      --

Taxable investment securities available for sale ..................     53,531       3,237    6.05
Nontaxable investment securities and loans ........................     16,442       1,317    8.01
Federal funds sold and other overnight investments ................     16,902         945    5.59
                                                                      --------------------
                Total interest-earning assets .....................    255,845      20,480    8.00
                                                                                  --------
Cash and due from banks ...........................................     11,110
Bank premises and equipment, net ..................................      4,298
Other assets ......................................................      2,674
                                                                      --------
                Total .............................................   $273,927
                                                                      ========

LIABILITIES
   Deposits:
   Interest-bearing demand ........................................   $ 91,735    $  2,803     3.06
   Time ...........................................................    110,732       6,177     5.58
   Other borrowings ...............................................     11,435         618     5.40
   Note payable ...................................................         --          --       --
                                                                      --------------------
                Total interest-bearing liabilities ................    213,902       9,598     4.49
                                                                                  --------
   Noninterest-bearing deposits ...................................     34,106
   Other liabilities ..............................................      1,960
                                                                      --------
   Total liabilities ..............................................    249,968

STOCKHOLDERS' EQUITY ..............................................     23,959
                                                                      --------
                Total .............................................   $273,927
                                                                      ========

   Net interest earnings ..........................................               $ 10,882
                                                                                  ========

                Net yield (net interest earnings divided
                by total interest-earning assets) .................                             4.25%
                                                                                                =====

            1995                              1994
---------------------------------------------------------------
                     Average                            Average
 Balance   Interest    Rate      Balance     Interest    Rate
---------------------------------------------------------------

$162,432   $ 14,322    8.82%     $153,547     $ 12,499    8.14%
  36,475      2,103    5.77        45,516        2,531    5.56
  17,331      1,086    6.27        20,045        1,088    5.43
  14,878      1,276    8.58        12,220        1,094    8.95
  10,072        589    5.85         7,610          315    4.14
-------------------              ---------------------
 241,188     19,376    8.03       238,938       17,527    7.34
           --------                           --------
  10,336                           10,855
   4,447                            4,677
   2,695                            2,739
--------                         --------
$258,666                         $257,209
========                         ========


$ 93,534   $  2,951    3.16      $101,614     $  2,741     2.70
 104,657      5,776    5.52       100,319        4,523     4.51
   5,685        324    5.70         2,829          139     4.91
      --         --      --           723           49     6.78
-------------------              ---------------------
 203,876      9,051    4.44       205,485        7,452     3.63
           --------                           --------
  31,290                           30,829
   1,664                            1,496
--------                         --------
 236,830                          237,810

  21,836                           19,399
--------                         --------
$258,666                         $257,209
========                         ========
          $ 10,325                           $ 10,075
          ========                           ========

                      4.28%                               4.22%
                      =====                               =====

The net interest margin decreased in 1996 (from 4.28% in 1995 to 4.25% in 1996). The return on average interest-earning assets decreased three basis points (from 8.03% in 1995 to 8.00% in 1996) and interest paid on average interest-bearing liabilities increased five basis points (from 4.44% in 1995 to 4.49% in 1996). Average interest earning assets to total average assets increased to 93.4% during 1996 compared to 93.2% the previous year.

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


FINANCIAL CONDITION:

Investment Securities

Investment securities at December 31, 1996 were approximately 31% U.S. Treasury securities, 23% U.S. government agency securities, 15% mortgage-backed securities, 20% states and political subdivisions, and 11% corporate obligations. The 54% in U.S. Treasury and U.S. government agency securities are a result of management's emphasis on high credit quality security purchases. The 1996 increase in the portfolio percentage devoted to states and political subdivisions, mortgage-backed and corporate securities reflects the higher yields which were available on these types of investments compared to treasuries and agencies.

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

The amortized cost of investment securities held to maturity and fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                           December 31,
                                                   -----------------------------
                                                     1996       1995      1994
                                                   -----------------------------
Securities held to maturity:
   U.S. Treasury ...............................   $    --    $    --    $20,190
   U.S. government agencies ....................        --         --     13,221
   Mortgage-backed securities ..................        --         --      5,941
   States and political subdivisions ...........        --         --      9,323
   Corporate obligations .......................        --         --      4,984
                                                   -----------------------------
                                                   $    --    $    --    $53,659
                                                   =============================
Securities available for sale:
   U.S. Treasury ...............................   $ 21,038   $ 20,257   $11,187
   U.S. government agencies ....................     15,872     16,999     4,134
   Mortgage-backed securities ..................      9,838      7,541       470
   State and political subdivisions ............     13,527     11,476        --
   Corporate obligations .......................      7,347      4,455        --
                                                  ------------------------------
                                                  $ 67,622   $ 60,728   $ 15,791
                                                  ==============================

The following table shows the maturities of investment securities available for sale at December 31, 1996 and the weighted average yields of such securities (dollar amounts in thousands):

                                                            Within One Year
                                                         --------------------
                                                          Amount        Yield
                                                         -------        -----
Investment securities available for sale:
   U.S. Treasury ..................................      $ 7,540         5.72%
   U.S. government agencies .......................        4,028         6.64
   Mortgage-backed securities .....................        1,593         5.95
   States and political subdivisions ..............        1,265         7.49
   Corporate obligations ..........................        4,980         5.60
                                                         -------
                                                         $19,406
                                                         =======

The weighted average yields in the previous tables are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 1996, and excluding the interest expense allocated to carry certain tax-exempt securities.

     After One,            After Five,
But Within Five Years  But Within Ten Years    After Ten Years
---------------------------------------------------------------
 Amount      Yield      Amount       Yield     Amount     Yield
---------------------------------------------------------------

$13,498       6.06%     $    --         --%    $    --       --%
  9,269       6.07        1,512       7.01       1,063     6.79
  8,245       6.11           --         --          --       --
  7,873       7.19        3,976       7.30         413     7.85
  2,367       5.92           --         --          --       --
-------                 -------                -------
$41,252                 $ 5,488                $ 1,476
=======                 =======                =======

In 1996, the yield on taxable investment securities increased twelve basis points due to reinvesting matured, called, and sold securities in investments yielding more than the taxable investments removed from the balance sheet. The 1996 yield on nontaxable investment securities and loans decreased 57 basis points largely as a result of normal maturation of relatively high yield nontaxable loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities but appreciably lower than the amortizing nontaxable loans.

At December 31, 1994, securities with an amortized cost of $16,160,000 and net unrealized losses of $369,000 were designated available for sale. During December 1995, all securities that had previously been classified as held to maturity were reclassified as available for sale in response to a one-time opportunity to do so offered by the Financial Accounting Standards Board to all organizations utilizing FAS 115. This change in classification afforded management more flexibility in managing the portfolio. At December 31, 1996, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

Loans

Loans outstanding (net of unearned discount) at December 31, 1996 increased 8.5% from December 31, 1995.

The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                                             December 31,
                                                 --------------------------------------------------------------------
                                                   1996           1995           1994           1993            1992
                                                 --------------------------------------------------------------------
Commercial ...............................       $ 73,681       $ 62,399       $ 55,948       $ 54,994       $ 48,675
Agricultural .............................         17,555         16,792         15,264         14,139         13,774
Real estate, construction ................          2,970          1,187          1,192          2,341          2,026
Real estate, mortgage ....................         60,241         56,475         53,447         46,306         46,562
Tax exempt, real estate mortgage .........          3,485          3,735          4,201          5,013          5,377
Installment, net of unearned discount ....         28,100         30,359         33,496         32,770         24,144
Lease financing, net .....................             --            369            919          1,718          1,293
Other ....................................            209            335             74             79            117
                                                 --------------------------------------------------------------------
                                                 $186,241       $171,651       $164,541       $157,360       $141,968
                                                 ====================================================================

The following loan categories outstanding at December 31, 1996 mature as follows (dollar amounts in thousands):

                                                             After One
                                                             Year, But
                                                               Within   After
                                             Amount  One Year   Five    Five
                                            Of Loans Or Less    Years   Years
                                            ----------------------------------

Commercial ...............................  $73,681  $45,705  $20,334  $ 7,642
Agricultural .............................   17,555   11,864    4,881      810
Real estate, construction ................    2,970    2,961        9       --
                                            ----------------------------------
                                            $94,206  $60,530  $25,224  $ 8,452
                                            ==================================

The interest rates on the amount due after one year are fixed or adjustable as follows (dollar amounts in thousands):

                                                            Fixed    Adjustable
                                                         ----------------------

Commercial .......................................       $   21,650   $  6,326
Agricultural .....................................            4,324      1,367
Real estate, construction ........................                9         --
                                                         ---------------------
                                                         $   25,983   $  7,693
                                                         =====================

During 1996 commercial loans increased by $11,282,000, construction real estate loans increased by $1,783,000, mortgage real estate loans increased by $3,766,000 (after approximately $5,000,000 were sold to the secondary market) and net installment loans decreased by $2,259,000. Management continues to search for quality growth in all loan categories. The Company continued to sell real estate loans to the secondary market during 1996, however during the latter part of the year management determined a higher return could be generated by keeping more of the long term fixed rate real estate loans on the Company's balance sheet. The Company anticipates continuing to sell some of these loans to the secondary market, but more will likely be retained internally with the inherent interest rate risk being mitigated with advances from the Federal Home Loan Bank as well as other funding sources.

We believe that some competitors are extending loans that exceed prudent loan-to-value ratios and are offering terms, rates, and conditions that are imprudent this late in the current economic cycle. While we must continue to effectively compete for loan volume, asset quality remains a priority for the Company as management believes that strong asset quality is the foundation for strength in any financial institution and future growth and profitability is dependent upon the ability to maintain and enhance that quality.

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

                                                    December 31,
                                       -----------------------------------------
                                        1996     1995    1994     1993     1992
                                       -----------------------------------------
Loans accounted for on a
    nonaccrual basis ..............    $ 855    $ 883   $1,201   $1,705   $1,623
Accrual loans
   contractually past due
   90 days or more ................      329      111      191      133       94
Loans whose terms have
   been renegotiated to
   provide a reduction or
   deferral of interest or
   principal because of a
   deterioration in the
   financial position of
   the borrower ...................      381       --       --       --       --

Total nonaccrual loans were $855,000 at December 31, 1996, a decrease of $28,000 or 3% from December 31, 1995. Total nonaccrual and accrual loans contractually past due 90 days or more were $1,184,000 at December 31, 1996, an increase of $190,000 or 19% from a year earlier. Additionally, loans renegotiated due to a deterioration in the financial position of the borrower totaled $381,000 at year-end 1996 compared to no such loans at the end of 1995.

When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest income in the amount of $66,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 1996. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1996 and 1995 was $19,000 and $26,000, respectively.

As of December 31, 1996, the Company had loans totaling $7,711,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $3,037,000 or 65% increase from 1995. A significant portion of this increase is due to two specific customers. Subsequent to year-end, events have occurred which lead management to believe that these loans will be favorably resolved. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $17,555,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 1996. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

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

Other real estate owned was none, $106,000, and $187,000 at December 31, 1996, 1995, and 1994, respectively.

Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses, (ii) a continuing review of problem loans and overall portfolio quality, (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. In 1992, the allowance for loan losses increased $143,000 as provisions for loan losses and recoveries exceeded charge-offs. The allowance for loan losses decreased $80,000, $128,000 and $217,000 in 1993, 1994, and 1995, respectively, as net charge-offs exceeded provisions for loan losses. In 1996, the allowance for loan losses increased $494,000 as a result of provisions of $160,000 and net recoveries totaling $334,000. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                                           1996                 1995
                                   -----------------------------------------
                                   Allowance   Ratio   Allowance      Ratio
                                   For Loan  To Loans   For Loan    To Loans
                                    Losses     Total     Losses       Total
                                   -----------------------------------------
Real estate loans:
   Mortgage ....................   $   134     32.35%    $   124       32.90%
   Construction ................        --      1.59          --        0.69
Commercial .....................     1,837     39.56       1,342       36.35
Agricultural ...................       264      9.43         133        9.78
Installment ....................       568     15.09         710       17.69
Lease financing and other ......        --      0.11          --        0.41
Tax exempt, real estate mortgage        --      1.87          --        2.18
                                   ------------------------------------------
                                   $ 2,803    100.00%    $ 2,309      100.00%
                                   ==========================================

          1994                      1993                    1992
-----------------------   -----------------------  ----------------------
Allowance        Ratio    Allowance        Ratio   Allowance      Ratio
For Loan       To Loans   For Loan       To Loans  For Loan      To Loans
 Losses          Total     Losses          Total    Losses        Total
-----------------------   -----------------------  ----------------------

$   141          32.48%   $  161          29.43%   $  259          32.74%
     --           0.72                     1.49                     1.42
  1,714          34.05     1,873          34.95     1,935          34.46
    282           9.28       308           8.99       306          10.08
    389          20.36       312          20.82       234          16.61
     --           0.56                     1.13                     0.91
     --           2.55                     3.19                     3.78
------------------------------------------------------------------------
$ 2,526         100.00%   $2,654         100.00%   $2,734         100.00%
=========================================================================

Deposits

Total average deposits increased 3.1% in 1996, decreased 1.4% in 1995, and increased 1.3% in 1994 The average deposits are summarized below (dollar amounts in thousands):

                              1996                1995              1994
                      ----------------------------------------------------------
                                 Average              Average           Average
                                 Interest             Interest          Interest
                                 Expense              Expense           Expense
                        Amount   Percent    Amount    Percent   Amount  Percent
                      ----------------------------------------------------------
Noninterest-bearing
   demand .........   $ 34,106     --%    $ 31,290       --%  $ 30,829      --%
Savings ...........     23,244    2.5       23,501      2.6     24,550     2.4
Interest-bearing
   demand .........     68,491    3.2       70,033      3.3     77,064     2.8
Time ..............    110,732    5.6      104,657      5.5    100,319     4.5
                      --------            --------            --------
Total deposits ....   $236,573            $229,481            $232,762
                      ========            ========            ========

Included in interest-bearing time deposits is certificates of deposit with a minimum denomination of $100,000 as follows (dollar amounts in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                        1996              1995
                                                       -------           -------

One to three months ........................           $ 7,409           $10,023
Three to six months ........................             2,628             3,687
Six  to twelve months ......................             5,970             4,894
Over twelve months .........................             4,550             3,841
                                                       -------           -------
                                                       $20,557           $22,445
                                                       =======           =======


RESULTS OF OPERATIONS:

Changes in Fully Diluted Earnings Per Share

The increase in fully diluted earnings per share between 1996 and 1995 amounted to $.25 The major sources of change are presented in the following table (all figures have been adjusted to reflect the three-for-one stock split which occurred in July 1996):

                                                           1996     1995
                                                          ----------------

Net income per share, prior year .....................    $  1.70 $   1.63
                                                          ----------------
Increase (decrease) attributable to:
   Net interest income ...............................       0.30     0.11
   Provision for loan losses .........................      (0.06)    0.01
   Other income ......................................       0.11    (0.06)
   Salaries and employee benefits ....................      (0.04)   (0.01)
   FDIC insurance ....................................       0.15     0.15
   Other operating expenses ..........................      (0.10)    0.01
   Income taxes ......................................      (0.12)   (0.11)
   Change in average common shares outstanding .......       0.01    (0.03)
                                                          ----------------
              Net change .............................       0.25     0.07
                                                          ----------------
              Net income per share, current year .....    $  1.95 $   1.70
                                                          ================

Net Interest Income

The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully taxable equivalent basis using statutory rates in effect for year presented):


                                                Year Ended December 31, 1996   Year Ended December 31, 1995
                                                ----------------------------   -----------------------------
                                                Increase (Decrease)             Increase (Decrease)
                                                Due to Change in                Due to Change in
                                                -------------------             --------------------
                                                Average   Average     Total     Average      Average   Total
                                                Balance    Rate       Change    Balance        Rate    Change
                                                --------------------------------------------------------------
Interest income:
   Taxable loans ............................   $   575   $     84    $   659   $    718    $ 1,105    $ 1,823
   Taxable investment
      securities held to
      maturity ..............................    (2,103)        --     (2,103)      (505)        77       (428)
   Taxable investment
      securities available for
      sale ..................................     2,269       (118)     2,151       (148)       146         (2)
   Nontaxable investment
      securities and loans ..................       135        (94)        41        237        (55)       182
   Federal funds sold .......................       400        (44)       356        102        172        274
                                                --------------------------------------------------------------
              Total interest
              income ........................   $ 1,276   $   (172)   $ 1,104   $    404    $ 1,445    $ 1,849
                                                --------------------------------------------------------------
Interest expense:
   Interest-bearing deposits ................   $   189   $     64    $   253   $    (24)   $ 1,487    $ 1,463
   Other borrowings .........................       328        (34)       294        140         45        185
   Note payable .............................        --         --         --        (49)        --        (49)
                                                --------------------------------------------------------------
              Total interest
              expense .......................   $   517   $     30    $   547   $     67    $ 1,532    $ 1,599
                                                --------------------------------------------------------------
              Change in net
              interest earnings .............   $   759   $   (202)   $   557   $    337    $   (87)   $   250
                                                ==============================================================

Nonaccruing loans are included in the average balance. Loan fees are not material.

Provision for Loan Losses

The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                                      Year Ended December 31,
                                                 -------------------------------------------------------
                                                   1996         1995        1994      1993        1992
                                                 -------------------------------------------------------
Balance of allowance for loan
   losses at beginning of year ...............   $  2,309    $  2,526    $  2,654   $  2,734    $  2,591
                                                 -------------------------------------------------------
Loans charged off:
   Commercial and agricultural ...............         24         240         189        130         241
   Mortgage ..................................          2          27           2         25          22
   Installment ...............................        136         171         227        117         129
                                                 -------------------------------------------------------
              Total loans charged
               off ...........................        162         438         418        272         392
                                                 -------------------------------------------------------
Recoveries of loans previously
   charged off:
   Commercial and agricultural ...............        400         120         188         95         240
   Mortgage ..................................         49          23          15         22           4
   Installment ...............................         47          33          22         19          32
                                                 -------------------------------------------------------
              Total recoveries ...............        496         176         225        136         276
                                                 -------------------------------------------------------
Net loans charged off (recovered) ............       (334)        262         193        136         116
                                                 -------------------------------------------------------
Less adjustments .............................         --          --          --         --          19
                                                 -------------------------------------------------------
Provisions for loan losses charged
   to operating expense ......................        160          45          65         56         278
                                                 -------------------------------------------------------
Balance at end of year .......................   $  2,803    $  2,309    $  2,526   $  2,654    $  2,734
                                                 =======================================================
Average taxable loans ........................   $168,970    $162,432    $153,547   $139,292    $132,214
                                                 =======================================================
Ratio of net loan charge-offs
   (recoveries) to average taxable
    loans outstanding ........................     (0.20%)      0.16%       0.13%      0.10%       0.09%
Allowance for loan losses as a
   percentage of average taxable
   loans outstanding .........................      1.66        1.42        1.65       1.91        2.07
Coverage of net charge-offs by
   year-end allowance for loan
   losses ....................................       N/A        8.81       13.09      19.51       23.57

Operating Expenses

A continuing objective of the Company's management is to contain overhead costs while maintaining optimal productivity, efficiency, and quality service. Operating expenses decreased $20,000 or .3% from 1995 to 1996 after decreasing $264,000 the previous year. Salaries and employee benefits increased only $65,000 or 1.6% in 1996. Occupancy and equipment expenses increased only $4,000 or .4%, computer costs increased $34,000 or 10% most of which was due to a refund of this expense recognized in 1995, FDIC insurance costs dropped a significant $257,000 or 97% due to reductions in premiums, and legal fees increased $15,000 or 71.4%. The other operating expense line item increased $91,000 or 9.9% largely due to management's emphasis on enhanced marketing and promotion to current and prospective customers. Most expense categories were also reduced or held to modest increases in 1995 and 1994.

Net Income

The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                              Year Ended December 31,
                                            ---------------------------
                                             1996       1995      1994
                                            ---------------------------

Net income .................                $3,465     $3,050    $2,875
                                            ===========================


As shown above, net income increased $415,000 or 13.6% in 1996. The net interest income increased $543,000 or 5.5%, provision for loan losses increased $115,000, other income rose $188,000 or 11.9%, operating expenses decreased $20,000 or
 .3%, and income taxes increased $221,000 or 14.8%.

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

Selected Consolidated Ratios

                                                         Year Ended December 31,
                                                        ------------------------
                                                         1996    1995     1994
                                                        ------------------------
Percentage of net income to:
   Average stockholders' equity ..................      14.46%   13.97%   14.82%
   Average total assets ..........................       1.26     1.18     1.12
Percentage of average stockholders' equity to
   average total assets ..........................       8.75     8.44     7.54
Dividends payout ratio ..........................      34.90    30.99    27.61


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

The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):

                                                         Repricing Maturities at December 31, 1996
                                          ----------------------------------------------------------------------
                                          Less Than      3-12          1-5      More Than  Noninterest
                                          3 Months      Months         Years     5 Years     Bearing       Total
                                          -----------------------------------------------------------------------
Assets:
   Loans ............................     $ 62,244     $ 30,136      $ 76,036    $ 16,970    $   855     $186,241
   Investment securities ............        6,432       13,447        40,313       7,420         10       67,622
   Other earning assets .............        7,263          551            --          --         --        7,814
   Nonearning assets ................           --           --            --          --     18,784       18,784
                                          -----------------------------------------------------------------------
      Total assets ..................     $ 75,939     $ 44,134      $116,349    $ 24,390   $ 19,649     $280,461
                                          =======================================================================

Liabilities and
   Equity:
   Deposits .........................     $ 48,845     $ 88,553      $ 57,510    $     --   $ 43,444     $238,352
   Securities sold under agreements
      to repurchase and TT & L ......        6,078          717           602          --         --        7,397
      FHLB advances .................           --           --         4,400       3,073         --        7,473
   Other liabilities ................           --           --            --          --      2,041        2,041
   Equity ...........................           --           --            --          --     25,198       25,198
                                          -----------------------------------------------------------------------
      Total liabilities and equity ..     $ 54,923     $ 89,270      $ 62,512    $ 3,073    $ 70,683     $280,461
                                          =======================================================================

Repricing gap .......................     $ 21,016     $(45,136)     $ 53,837    $ 21,317   $(51,034)    $     --
Cumulative repricing gap ............       21,016      (24,120)       29,717      51,034         --           --

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

A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 1996, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one year period by $24,120,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 1996 were $217,795,000 or 91% of total deposits and 78% of total liabilities and equity.

Equity has increased in significance as a funding source, increasing $2,165,000 during 1996 to total $25,198,000. Securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $7,397,000. Longer term Federal Home Loan Bank advances totaled $7,473,000. At year-end total federal funds sold and securities maturing within one year were $26,623,000 or 9.5% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

At December 31, 1996, securities available for sale totaling $67,622,000 included $377,000 of gross unrealized gains and $247,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

Capital

Stockholders'   equity  increased   $2,165,000  (9.4%)  in  1996.  Dividends  to
stockholders were declared at a rate of $.68, $.53, and $.45 per share during the years ended December 31, 1996, 1995, and 1994, respectively.

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

Effect of FASB Statements

The Financial Accounting Standards Board has issued Statement No, 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127 "Deferral of the Effective Date of Certain Provisions of Statement No. 125". Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it cotrols and the liabilities it has incurred, derecognizes fianancial assets when control has been surrendered, and derecognizes liabilities when extinguished. Statement 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The provisions of Statement No. 125 applicable to servicing of financial assets are effective for servicing of financial assets occurring after December 31, 1996. The provisions of Statement 125 applicable to transfers of financial assets and extinguishment of liabilities are effective for transfers and extinguishments occurring after December 31, 1997. Management believes that adoption of this Statement will not have a material effect on the Company's financial statements.

Quarterly Results of Operations (Unaudited)

In the fourth quarter of 1996, net income was $815,000, compared with $750,000 in the same period of 1995, an increase of 8.7%. The net interest income during the fourth quarter of 1996 was $2,661,000 compared with $2,539,000 for the fourth quarter of 1995. The provision for possible loan losses was $60,000 in the fourth quarter of 1996 versus $15,000 in 1995. Other income totaled $441,000 and $444,000 during the fourth quarter of 1996 and 1995, respectively. Other operating expenses of $1,839,000 in the last quarter of 1996 compare with $1,769,000 for the last quarter of 1995. Income tax expense was $388,000 and $449,000 for the final quarter of 1996 and 1995, respectively. Quarterly results of operations are as follows (dollar amounts in thousands):

                                                 Quarter ended,
                                       ----------------------------------
                                       Mar. 31  June 30, Sep. 30  Dec. 31
                                       ----------------------------------
                                                       1996
                                       -----------------------------------

Total  interest income ..............   $4,902   $5,133   $4,952   $5,045
Total  interest expense .............    2,429    2,444    2,341    2,384
                                        ---------------------------------
Net interest income .................    2,473    2,689    2,611    2,661
Provision for loan losses ...........       15       25       60       60
Other income ........................      387      483      453      441
Other expense .......................    1,671    1,662    1,685    1,839
                                        ---------------------------------
Income before income taxes ..........    1,174    1,485    1,319    1,203
Applicable income taxes .............      382      510      436      388
                                        ---------------------------------
Net income ..........................   $  792   $  975   $  883   $  815
                                        =================================
Net income per share ................   $ 0.45   $ 0.55   $ 0.50   $ 0.45
                                        =================================

                                                 Quarter ended,
                                       ----------------------------------
                                       Mar. 31  June 30, Sep. 30  Dec. 31
                                       ----------------------------------
                                                       1995
                                       -----------------------------------

Total  interest income ..............   $4,460   $4,716   $4,780   $4,986
Total  interest expense .............    2,038    2,259    2,307    2,447
                                        ---------------------------------
Net interest income .................    2,422    2,457    2,473    2,539
Provision for loan losses ...........       15       15      --        15
Other income ........................      372      364      396      444
Other expense .......................    1,747    1,744    1,617    1,769
                                        ---------------------------------
Income before income taxes ..........    1,032    1,062    1,252    1,199
Applicable income taxes .............      329      317      400      449
                                        ---------------------------------
Net income ..........................   $  703   $  745   $  852   $  750
                                        =================================
Net income per share ................   $ 0.40   $ 0.42   $ 0.47   $ 0.41
                                        =================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 1996



George A. Shepley                                   Donald R. Heckman
  Chairman of the Board and  CEO                      Investor
    Iowa First Bancshares Corp.                       Factory Manager - Retired
  Chairman of the Board                                 H.J. Heinz Co.
    First National Bank of Muscatine                Dean H. Holst
  Chairman of the Board                                 Director
    First National Bank in Fairfield                      Iowa First Bancshares Corp.
                                                        Director, President and CEO
Kim K. Bartling                                           First National Bank in Fairfield
  Director, Executive Vice President, Chief
    Operating Officer and Treasurer                 D. Scott Ingstad
    Iowa First Bancshares Corp.                        Director and President
  Director, Senior Vice President and CFO                Iowa First Bancshares Corp.
    First National Bank of Muscatine                   Director, President and CEO
  Director                                               First National Bank of Muscatine
    First National Bank in Fairfield

Roy J. Carver, Jr.                                  Victor G. McAvoy
  Chairman of the Board                               President
    Carver Pump Company                                 Muscatine Community College

Larry L. Emmert                                     Carl J. Spaeth
  President                                           President
    Hoffmann, Inc.                                     Cabe Corporation

Craig R. Foss                                       Beverly J. White
  President                                           Director and Vice President
    Foss, Kuiken, and Gookin, P.C.                      Quality Foundry Co.



                        OFFICERS AS OF DECEMBER 31, 1996

George A. Shepley                                   Patricia R. Thirtyacre
  Chairman  of the Board                              Corporate Secretary
  Chief Executive Officer
                                                    Teresa A. Carter
D. Scott Ingstad                                      Internal Audit Manager
  President
                                                    Kim K. Strause
Kim K. Bartling                                       Assistant Auditor
  Executive Vice President
  Chief Operating Officer
  Treasurer

IOWA FIRST BANCSHARES CORP.

Subsidiary Bank Directors as of December 31, 1996


FIRST NATIONAL BANK OF MUSCATINE                                FIRST NATIONAL BANK IN FAIRFIELD

George A. Shepley                                               George A. Shepley
   Chairman of the Board and CEO                                   Chairman of the Board and CEO
      Iowa First Bancshares Corp.                                     Iowa First Bancshares Corp.
   Chairman of the Board                                           Chairman of the Board
      First National Bank of Muscatine                                First National Bank of Muscatine
   Chairman of the Board                                           Chairman of the Board
      First National Bank in Fairfield                                First National Bank in Fairfield

D. Scott Ingstad                                                Dean H. Holst
   Director and President                                          Director
      Iowa First Bancshares Corp.                                     Iowa First Bancshares Corp.
   Director, President and CEO                                     Director, President and CEO
      First National Bank of Muscatine                                First National Bank in Fairfield

Kim K. Bartling                                                 Kim K. Bartling
   Director, Executive Vice President, Chief                       Director, Executive Vice President, Chief
      Operating Officer and Treasurer                                 Operating Officer and Treasurer
      Iowa First Bancshares Corp.                                     Iowa First Bancshares Corp.
   Director, Senior Vice President and CFO                         Director, Senior Vice President and CFO
      First National Bank of Muscatine                                First National Bank of Muscatine
   Director                                                        Director
      First National Bank in Fairfield                                First National Bank in Fairfield

Larry L. Emmert                                                 Stephen R. Cracker
   President                                                       Director, Executive Vice President
       Hoffmann,   Inc.                                               First National Bank in Fairfield

Donald R. Heckman                                               Craig R. Foss
   Investor                                                        President
   Factory Manager - Retired                                          Foss, Kuiken & Gookin PC
      H.J. Heinz Co.
Victor G. McAvoy                                                Thomas S. Gamrath
   President                                                       Vice President & Treasurer
      Muscatine Community College                                     Gamrath-Doyle & Associates, Inc.

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


