Form 10-K, Exhibit 13
period 1997-12-31
IOWA FIRST BANCSHARES CORP
filed 1998-03-31
CIK 740155

IOWA FIRST BANCSHARES CORP.


                                  ANNUAL REPORT


                                DECEMBER 31, 1997

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 1997


Market Makers

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Piper Jaffray, Inc. and Howe Barnes Investments, Inc.

Stock Prices Information

The table below shows the reported high and low bid prices of the common stock during the years ended December 31, 1997 and 1996. The stock prices listed below were obtained from the market makers or, as of each year-end, an independent appraisal of the stock, if higher. All stock prices reflect a three-for-one stock split which occurred in July 1996.



         1997               High       Low
------------------------ - -------- - ------

First Quarter                25.50    20.50
Second Quarter               27.50    25.50
Third Quarter                27.50    27.50
Fourth Quarter               30.00    27.00


         1996               High       Low
------------------------ - -------- - -------

First Quarter                16.67     16.50
Second Quarter               16.92     16.67
Third Quarter                16.25     16.25
Fourth Quarter               20.00     16.25

Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 16, 1998 at the corporate offices located at 300 East Second Street, Muscatine, Iowa 52761. Stockholders are encouraged to attend.

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

To Our Shareholders:

Earnings for the year 1997 totaled $3,280,000 or $1.82 per share. This represents a $185,000 or 5.3% decrease from 1996 net income. Consolidated net income for the quarter ended December 31, 1997, totaled $834,000 compared to $815,000 during the same quarter last year.

At first glance, the decrease in net income from 1996 to 1997 may appear troubling. Upon further analysis, however, it is clear that 1997 results were quite acceptable and included the building blocks for future growth. Record earnings in 1996 included $150,000 of after-tax nonrecurring income. Conversely, in 1997, net income was reduced by approximately $100,000 due to expenses related to a problem loan; management believes these expenses may be partially or wholly recovered in a future year. Adjusting for these unusual items the past two years, net income increased slightly in 1997.

In our continuing efforts to better serve our current and potential customers, in May 1997, a new branch facility was opened at Fairfield, Iowa. The building, which is located in a high traffic area in front of the local Wal-Mart store, contains several private offices for lending staff and management as well as teller and deposit services, including several drive-through lanes.

In June, we also opened a branch inside the new Wal-Mart Superstore located at Muscatine, Iowa. Our branch and the Wal-Mart Superstore were the first of their kind in Iowa. Additionally, another new branch facility, which includes drive-through banking services and is located across the alley from our main Muscatine banking headquarters, was completed in the fall of 1997. This branch replaced the previous downtown branch. We are quite pleased not only with the location, quality, and usefulness of these new facilities but also the talented, customer-focused, experienced, and dedicated employees staffing them.

During 1997, significant resources were also devoted to expanding and enhancing our sales culture from one of relatively passive, customer order processing to one of active, consultative employee interactions with the customer so as to better serve the customer's financial needs and goals. Other major expenditures included installing and becoming proficient with new item processing equipment and a new local area network computer system as well as additional computer hardware and software.

These major physical improvements and increased sales focus are necessary to position our banks for the future in meeting the intense competition that banks face for loans, deposits, and other banking services. These enhancements, while necessary, do come at a price. Our efficiency ratio of 61.1% in 1997 compares to 56.2% in 1996. More specifically, occupancy expenses increased $120,000 or 20.7% and equipment expenses increased $99,000 or 26.5%. Overall, operating expenses increased $690,000 which is 10.1% greater than the prior year. This higher expense total is, in large measure, attributable to the new infrastructure added or improved upon in 1997 as well as training for our employees to allow for future growth of the Company's assets and earnings. Important to remember is the fact that operating expenses in 1997 were only $372,000 or 5.2% greater than 1993 operating expenses, however, December 31, 1993, total assets of Iowa First Bancshares Corp. were $48,380,000 or 18.8% less than year-end 1997. Net income before a change in accounting principle increased 22.9% over the same time period. Thus, the growth rate in assets over this time period has outpaced the growth rate in operating expenses by 3.6 to 1, and the growth rate in net income has outpaced the growth rate in operating expenses by 4.4 to 1.

The earnings noted above resulted in return on average equity for the year of 12.3% contrasted to 14.5% for the prior year. Return on average assets was 1.13% for 1997 compared to 1.26% in 1996. Please refer to the Management's Discussion and Analysis section of this report for a more detailed analysis of important issues and trends.

We are very pleased to note that total assets of the Company exceeded $300,000,000 for the first time during 1997 and also ended the year above this level. Total assets grew $25,322,000 during 1997, a 9.0% increase. Of particular importance to our success in 1997 was an increase in loan volume. Net loans of $208,683,000 at year-end increased $25,245,000 or 13.8% over the prior year. This strong loan growth occurred despite intense competition for all types of loans. Loan quality is good as evidenced by total nonaccrual loans of $1,144,000 which was less than .6% of net loans at December 31, 1997. Net loans charged off represented only .11% of average taxable loans outstanding during 1997. Total deposits and repurchase agreements at December 31, 1997, were $247,041,000; this was $3,236,000 higher than the previous year total. More emphasis was placed on wholesale funding from the Federal Home Loan Bank to assist in management of interest rate risk as evidenced by the increase of nearly $19,000,000 to $26,468,000 in this funding category. Total shareholder equity at the end of 1997 was $28,625,000, an increase of 13.6% over 1996.

The bid price of Iowa First Bancshares Corp. stock at December 31, 1997, was $28.75, a 43.8% increase from the prior year-end. This price, which reflects the three-for-one stock split that occurred in July 1996, represents a price to book value of 184% and a price to trailing twelve months earnings of 15.8 times. Please refer to the following graph for a summary of the stock price performance over the last few years.

The omitted graphical presentation reflected the stock price per share for the period December 31, 1993 through 1997. The data points used in the graph were as follows:
                                1993      1994      1995      1996      1997
                               ----------------------------------------------
Dollars Per Share .......      $11.33    $13.00    $16.67    $20.00    $28.75

All prices are stock split adjusted and are the highest outside broker bid or, beginning 12/31/93, the appraisal price if higher.

The Board of Directors declared cash dividends during 1997 of $1,379,000, or 17.9% greater than 1996, further evidence of the Directors' commitment to enhance the return to stockholders consistent with prudent administration of the Company. The graph below summarizes the cash dividend declared per share for the past several years.

The omitted graphical presentation reflected the cash dividends per share for the period December 31, 1993 through 1997. The data points used in the graph were as follows:

                                1993      1994      1995      1996      1997
                              -----------------------------------------------
Cash dividends per share      $.03833   $0.4500   $0.5333   $0.6800   $0.7800

All figures are stock split adjusted and reflected the three-for-one stock split which occurred in July 1996.

The total annual investment return (change in stock price plus dividends) for the past one, three, and five-year periods has been 48%, 33%, and 32%, respectively.

As we look to 1998, there is, as always, much uncertainty in forecasting the future direction of interest rates and the economy. The 1998 budgets for the Company and its subsidiaries project relatively stable market interest rates and a positive business climate. If rates or the economy vary significantly from these assumptions, it will become more challenging to maintain or increase net interest income, and consequently, net income.

Increasing our market share and delivery systems is extremely important to the long-term success of the Company. We are constantly looking for new, exciting, and profitable business opportunities either through purchasing existing organizations or expanding upon our internal strengths. Given the current high prices of acquisition targets in the banking industry, we are focusing our efforts on expanding our existing franchise and purchasing treasury stock as it becomes available from time-to-time on the market. We believe such investing in our own Company to be a prudent use of excess cash flow which should help enhance shareholder value.

Your continued support and confidence is appreciated.

                                                           /s/ George A. Shepley
                                                           ---------------------
                                                           George A. Shepley
                                                           Chairman & CEO

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS


BALANCE SHEET (at year end)                                                    1997                  1996                 1995
------------------------------------------------------------------------------------------------------------------------------------

Net loans ........................................................         $208,683,000          $183,438,000          $169,342,000
Allowance for loan losses ........................................            2,604,000             2,803,000             2,309,000
Deposits and securities sold under agreements to repurchase ......          247,041,000           243,805,000           242,767,000
Federal Home Loan Bank advances ..................................           26,468,000             7,473,000             3,398,000
Total assets .....................................................          305,783,000           280,461,000           272,830,000
Stockholders' equity .............................................           28,625,000            25,198,000            23,033,000

STATEMENT OF INCOME (for the year)

Net interest income ..............................................         $ 10,656,000          $ 10,434,000          $  9,891,000
Provision for loan losses ........................................                4,000               160,000                45,000
Other income .....................................................            1,696,000             1,764,000             1,576,000
Other operating expense ..........................................            7,547,000             6,857,000             6,877,000
Income before income taxes .......................................            4,801,000             5,181,000             4,545,000
Income taxes .....................................................            1,521,000             1,716,000             1,495,000
Net income .......................................................            3,280,000             3,465,000             3,050,000

PER SHARE DATA

Net income, basic ................................................         $       1.86          $       2.02          $       1.77
Net income, diluted ..............................................                 1.82                  1.95                  1.71
Book value at year-end ...........................................                15.62                 14.48                 13.42
Stock price at year-end (greater of bid or appraised price) ......                28.75                 20.00                 16.67
Cash dividends declared during the year ..........................                 0.78                  0.68                  0.53
Cash dividends declared as a percentage of net income ............                   43%                   35%                   31%

KEY RATIOS

Return on average assets .........................................                 1.13%                 1.26%                 1.18%
Return on average stockholders' equity ...........................                12.33                 14.46                 13.97
Net interest margin-tax equivalent ...............................                 4.11                  4.25                  4.28
Average stockholders' equity to average assets ...................                 9.16                  8.75                  8.44
Total capital to risk-weighted assets ............................                14.44                 14.20                 15.12
Efficiency  ratio (all  operating  expenses, excluding  the
   provision for loan losses, divided by the sum of net interest
   income and other income) ......................................                61.10                 56.21                 59.97


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.



/s/ McGladrey & Pullen, LLP




Davenport, Iowa
January 23, 1998

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996

ASSETS                                                                                        1997            1996
---------------------------------------------------------------------------------------------------------------------
Cash and due from banks ...............................................................   $ 12,639,000   $ 14,363,000
Interest-bearing deposits at financial institutions ...................................         87,000        551,000
Investment securities available for sale (Note 2) .....................................     65,496,000     67,622,000
Federal funds sold and other overnight investments ....................................      9,795,000      7,263,000
Loans, net (Note 3) ...................................................................    208,683,000    183,438,000
Bank premises and equipment, net (Note 4) .............................................      6,055,000      4,526,000
Accrued interest receivable ...........................................................      2,501,000      2,333,000
Other assets ..........................................................................        527,000        365,000
                                                                                          ---------------------------
              Total assets ............................................................   $305,783,000   $280,461,000
                                                                                          ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
      Noninterest-bearing .............................................................   $ 38,212,000   $ 43,445,000
      Interest-bearing ................................................................    204,570,000    194,907,000
                                                                                          ---------------------------
              Total deposits (Note 5) .................................................    242,782,000    238,352,000
   Securities sold under agreements to repurchase (Note 6) ............................      4,259,000      5,453,000
   Federal Home Loan Bank advances (Note 6) ...........................................     26,468,000      7,473,000
   Dividends payable ..................................................................        374,000        331,000
   Treasury tax and loan open note (Note 6) ...........................................      1,456,000      1,944,000
   Other liabilities ..................................................................      1,819,000      1,710,000
                                                                                          ---------------------------
              Total liabilities .......................................................    277,158,000    255,263,000
                                                                                          ---------------------------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY (Note 7)
   Preferred stock,  stated value of $1.00 per share; shares authorized 1997 and
      1996, 500,000; shares issued 1997 and 1996, none ................................            - -            - -
   Common  stock,  no  par  value;  shares  authorized 1997, 6,000,000; 1996,
      2,000,000; shares issued 1997, 1,832,429; 1996, 1,800,000 .......................        200,000        200,000
   Additional paid-in capital .........................................................      4,440,000      3,872,000
   Retained earnings ..................................................................     23,522,000     21,621,000
                                                                                          ---------------------------
                                                                                            28,162,000     25,693,000
   Unrealized gains on securities available for sale, net .............................        463,000         81,000
   Less cost of common shares acquired for the treasury, 1997,
      none; 1996, 59,452 ..............................................................            - -        576,000
                                                                                          ---------------------------
              Total stockholders' equity ..............................................     28,625,000     25,198,000
                                                                                          ---------------------------
              Total liabilities and stockholders' equity ..............................   $305,783,000   $280,461,000
                                                                                          ===========================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996, and 1995

                                                                          1997            1996             1995
-------------------------------------------------------------------------------------------------------------------

Interest income:
   Interest and fees on loans:
      Taxable ..................................................     $ 16,464,000     $ 14,981,000     $ 14,322,000
      Nontaxable ...............................................          224,000          264,000          322,000
   Interest and dividends on investment securities:
      Taxable ..................................................        3,246,000        3,237,000        3,189,000
      Nontaxable ...............................................          732,000          605,000          520,000
   Interest on federal funds sold and other
      overnight investments ....................................          480,000          921,000          588,000
   Other .......................................................           12,000           24,000            1,000
                                                                     ----------------------------------------------
              Total interest income ............................       21,158,000       20,032,000       18,942,000
                                                                     ----------------------------------------------
Interest expense:
   Interest on deposits ........................................        9,058,000        8,980,000        8,727,000
   Interest on other borrowed funds ............................        1,444,000          618,000          324,000
                                                                     ----------------------------------------------
              Total interest expense ...........................       10,502,000        9,598,000        9,051,000
                                                                     ----------------------------------------------
              Net interest income ..............................       10,656,000       10,434,000        9,891,000
Provision for loan losses (Note 3) .............................            4,000          160,000           45,000
                                                                     ----------------------------------------------
              Net interest income after
              provision for loan losses ........................       10,652,000       10,274,000        9,846,000
                                                                     ----------------------------------------------

Other income:
   Trust department ............................................          328,000          340,000          308,000
   Service fees ................................................          975,000        1,017,000          941,000
   Investment securities gains, net ............................              - -            4,000            3,000
   Other .......................................................          393,000          403,000          324,000
                                                                     ----------------------------------------------
              Total other income ...............................        1,696,000        1,764,000        1,576,000
                                                                     ----------------------------------------------

Operating expenses:
   Salaries and employee benefits ..............................        4,276,000        4,077,000        4,012,000
   Occupancy expenses, net .....................................          699,000          579,000          526,000
   Equipment expenses ..........................................          472,000          373,000          422,000
   Office supplies and postage .................................          399,000          399,000          371,000
   Computer costs ..............................................          414,000          374,000          340,000
   FDIC insurance ..............................................           30,000            8,000          265,000
   Legal fees ..................................................           55,000           36,000           21,000
   Other operating expenses ....................................        1,202,000        1,011,000          920,000
                                                                     ----------------------------------------------
              Total operating expenses .........................     $  7,547,000     $  6,857,000     $  6,877,000
                                                                     ----------------------------------------------

              Income before income taxes .......................     $  4,801,000     $  5,181,000     $  4,545,000

Income taxes (Note 9) ..........................................        1,521,000        1,716,000        1,495,000
                                                                     ----------------------------------------------
              Net income .......................................     $  3,280,000     $  3,465,000     $  3,050,000
                                                                     ==============================================

Weighted average common shares .................................        1,758,883        1,712,574        1,724,028
Weighted average common and common
   equivalent shares, assuming dilution ........................        1,801,022        1,776,680        1,779,021
Net income per common share:
   Basic .......................................................     $      1.86      $       2.02     $       1.77
                                                                     ==============================================

   Diluted .....................................................     $       1.82     $       1.95     $       1.71
                                                                     ==============================================

Dividends declared per share ...................................     $       0.78     $       0.68     $       0.53
                                                                     ==============================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF STOCKHOLDERS' EQUITY
Years  Ended  December  31, 1997, 1996, and 1995

                                                                                     Unrealized
                                                                                        Gain
                                                                                     (Loss) On
                                                                                     Securities
                                         Common Stock       Additional               Available      Treasury Stock
                                      --------------------    Paid-In   Retained         For       ------------------
                                       Number     Amount      Capital   Earnings     Sale, Net     Number   Amount       Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 .........  1,800,000   $200,000  $3,800,000  $17,193,000   $(233,000)   67,197    $288,000   $20,672,000
   Net income ......................        - -        - -         - -    3,050,000         - -       - -         - -     3,050,000
   Cash dividends declared, $.53
     per share .....................        - -        - -         - -     (917,000)        - -       - -    (917,000)
   Purchase of common stock
      for the treasury .............        - -        - -         - -          - -         - -    20,040     261,000      (261,000)
   Issuance of 3,000 shares of
      treasury stock upon
      exercise of stock options ....        - -        - -         - -          - -         - -    (3,000)    (27,000)       27,000
   Change in unrealized (loss) on
      securities available for sale,
      net ..........................        - -        - -         - -          - -     462,000       - -         - -       462,000
                                      ---------------------------------------------------------------------------------------------
Balance, December 31, 1995 .........  1,800,000   $200,000  $3,800,000  $19,326,000   $ 229,000    84,237    $522,000   $23,033,000
   Net income ......................        - -        - -         - -    3,465,000         - -       - -         - -     3,465,000
   Cash dividends declared,
      $.68 per share ...............        - -        - -         - -   (1,170,000)        - -       - -         - -    (1,170,000)
   Purchase of common stock
      for the treasury .............        - -        - -         - -          - -         - -    25,500     483,000      (483,000)
   Sale of common stock from the
      treasury to the ESOP .........        - -        - -      50,000          - -         - -    (4,400)    (38,000)       88,000
   Issuance of 45,885 shares
      of treasury stock upon
      exercise of stock options ....        - -        - -      22,000          - -         - -   (45,885)   (391,000)      413,000
   Change in unrealized gain
      on securities available
      for sale, net ................        - -        - -         - -          - -    (148,000)      - -         - -      (148,000)
                                      ---------------------------------------------------------------------------------------------
Balance, December 31, 1996 .........  1,800,000   $200,000  $3,872,000  $21,621,000   $  81,000    59,452  $  576,000   $25,198,000
   Net income ......................        - -        - -         - -    3,280,000         - -       - -         - -     3,280,000
   Cash dividends declared,
      $.78 per share ...............        - -        - -         - -   (1,379,000)        - -       - -         - -    (1,379,000)
   Purchase of common stock
      for the treasury .............        - -        - -         - -          - -         - -     8,324     174,000      (174,000)
   Sale of common stock
      to the ESOP ..................      4,615        - -     120,000          - -         - -       - -         - -       120,000
   Issuance of 95,590 shares upon
      exercise of stock options ....     27,814        - -     448,000          - -         - -   (67,776)   (750,000)    1,198,000
   Change in unrealized gain
      on securities available
      for sale, net ................        - -        - -         - -          - -     382,000       - -         - -       382,000
                                      ---------------------------------------------------------------------------------------------
Balance, December 31, 1997 .........  1,832,429   $200,000  $4,440,000  $23,522,000    $463,000       - -   $     - -   $28,625,000
                                      =============================================================================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996, and 1995

                                                                     1997              1996               1995
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..............................................     $  3,280,000      $  3,465,000      $  3,050,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Proceeds from loans sold to FHLMC ....................          572,000         5,526,000         2,972,000
      Loans underwritten for FHLMC .........................         (568,000)       (5,515,000)       (2,962,000)
      Gains on loans sold to FHLMC .........................           (4,000)          (11,000)          (10,000)
      Provision for loan losses ............................            4,000           160,000            45,000
      Investment securities gains, net .....................              - -            (4,000)           (3,000)
      Depreciation .........................................          520,000           376,000           371,000
      Deferred income taxes ................................           46,000          (269,000)            2,000
      Amortization of premiums and accretion of discounts
        on investment securities, net ......................          188,000           223,000           251,000
      Change in assets and liabilities:
        (Increase) in accrued interest .....................         (168,000)          (50,000)         (245,000)
        Net (increase) decrease in other assets ............         (267,000)          212,000           (37,000)
        Increase (decrease) in other liabilities ...........          (58,000)           99,000          (250,000)
                                                                  -----------------------------------------------
              Net cash provided by  operating activities ...         3,545,000         4,212,000        3,184,000
                                                                  -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest-bearing
      deposits at financial institutions ...................          464,000          (551,000)              - -
   Net (increase) decrease in federal funds sold
      and other overnight deposits .........................       (2,532,000)       17,437,000       (21,363,000)
   Proceeds from maturities and paydowns of
      held to maturity securities ..........................              - -               - -        13,464,000
   Proceeds from sales, maturities, and
      paydowns of available for sale securities ............       26,578,000        21,167,000        11,946,000
   Purchase of held to maturity securities .................              - -               - -        (1,860,000)
   Purchase of available for sale securities ...............      (24,032,000)      (28,514,000)      (13,961,000)
   Proceeds from sale of other real estate owned ...........              - -               - -           260,000
   Net (increase) in loans .................................      (25,249,000)      (14,256,000)       (7,372,000)
   Purchases of bank premises and equipment ................       (2,049,000)         (560,000)         (168,000)
                                                                 ------------------------------------------------
              Net cash (used in) investing activities ......     $(26,820,000)     $ (5,277,000)     $(19,054,000)
                                                                 ------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in noninterest-bearing deposits .     $ (5,233,000)     $  8,369,000      $   (260,000)
   Net increase (decrease) in interest-bearing deposits ....        9,663,000        (5,970,000)        7,190,000
   Net increase (decrease) in securities sold
      under agreements to repurchase .......................       (1,194,000)       (1,361,000)        4,566,000
   Net increase (decrease) in treasury tax and
      loan open note .......................................         (488,000)          419,000         1,525,000
   Advances from Federal Home Loan Bank ....................       18,995,000         4,075,000         3,398,000
   Cash dividends paid .....................................       (1,336,000)       (1,085,000)       (1,072,000)
   Purchases of common stock for the treasury ..............         (174,000)         (483,000)         (261,000)
   Issuance of common stock ................................        1,318,000           501,000            27,000
                                                                 ------------------------------------------------
              Net cash provided by financing activities ....       21,551,000         4,465,000        15,113,000
                                                                 ------------------------------------------------
              Net increase (decrease) in cash
               and due from banks ...........................      (1,724,000)        3,400,000          (757,000)

Cash and due from banks:
   Beginning ...............................................       14,363,000        10,963,000        11,720,000
                                                                 ------------------------------------------------
   Ending ..................................................     $ 12,639,000      $ 14,363,000      $ 10,963,000
                                                                 ================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   Information:
   Cash payments for:
      Interest .............................................     $ 10,460,000      $  9,596,000      $  8,890,000
      Income taxes .........................................        1,283,000         1,483,000         1,147,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
   Securities available for sale adjustment, net ...........          382,000          (148,000)          462,000
   Investment securities transferred from held to
      maturity portfolio to available for sale
      portfolio, at fair value .............................              - -               - -        41,603,000

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

Iowa First Bancshares Corp. (the "Company") is a bank holding company headquartered in Muscatine, Iowa. The Company owns the outstanding stock of two national banks, First National Bank of Muscatine and First National Bank in Fairfield. First National Bank of Muscatine has a total of five locations in Muscatine, Iowa. First National Bank in Fairfield has two locations in Fairfield, Iowa. Each bank is engaged in the general commercial banking business and provides full service banking to individuals and businesses, including checking, savings and other deposit accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, trust services, and such other banking services as are usual and customary for commercial banks.

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

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks include cash on-hand and amounts due from banks, including cash items in process of clearing. Cash flows from demand deposits, NOW accounts, savings accounts, federal funds sold, interest bearing deposits at financial institutions, securities sold under agreements to repurchase, Federal Home Loan Bank advances, treasury tax and loan open note, certificates of deposits, and loans are reported net.

Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,651,000 and $1,625,000 at December 31, 1997 and 1996,
respectively.

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

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. There were no investments held to maturity or for trading purposes as of December 31, 1997 or 1996.

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

Earnings per share: Basic earnings per share is arrived at by dividing net income by the weighted average number of shares of common stock outstanding for the respective period. Dilutive earnings per share is arrived at by dividing net income by the weighted average number of common stock and common stock equivalents outstanding for the respective period. All prior year per share data has been restated to comply with Financial Accounting Standards Board Statement No. 128 "Earnings Per Share".

Current accounting developments: The Financial Accounting Standards Board has issued Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127 "Deferral of the Effective Date of Certain Provisions of Statement No. 125". Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Statement No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The provisions of Statement No. 125 applicable to servicing of financial assets were effective for servicing of financial assets occurring after December 31, 1996. Adoption of these provisions of the Statement did not have a material effect on the Company's financial statements. The provisions of Statement No. 125 applicable to transfers of financial assets and extinguishment of liabilities are effective for transfers and extinguishments occurring after December 31, 1997. Management believes that adoption of these provisions of the Statement will not have a material effect on the Company's financial statements.

The Financial Accounting Standards Board has issued Statement No. 130 "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to disclose a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The Company will be required to disclose comprehensive income. Currently, the Company's comprehensive income would include net income and the change in unrealized gain on securities available for sale, net.

The Financial Accounting Standards Board has issued Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management believes that adoption of this Statement will not have a material effect on the Company's financial statements.


Note 2.  Investment Securities Available For Sale

The amortized cost and fair value of investment securities available for sale as of December 31, 1997 are summarized as follows:

                                                                 Gross         Gross
                                                  Amortized    Unrealized    Unrealized     Fair
                                                    Cost         Gains        (Losses)      Value
                                                 ---------------------------------------------------
U.S. Treasury securities ......................  $12,985,000   $  124,000   $  (10,000)  $13,099,000
U.S. government agencies ......................   18,845,000      189,000      (15,000)   19,019,000
Mortgage-backed securities ....................    9,241,000       48,000      (17,000)    9,272,000
State and political subdivisions ..............   17,437,000      399,000       (7,000)   17,829,000
Corporate obligations .........................    6,250,000       28,000       (1,000)    6,277,000
                                                 ---------------------------------------------------
                                                 $64,758,000   $  788,000   $   (50,000) $65,496,000
                                                 ===================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 1996 are summarized as follows:

                                                                              Gross           Gross
                                                             Amortized      Unrealized      Unrealized         Fair
                                                                Cost          Gains         (Losses)          Value
                                                            ---------------------------------------------------------
U.S. Treasury securities ...............................    $20,985,000   $    124,000    $   (71,000)    $21,038,000
U.S. government agencies ...............................     15,822,000         93,000        (43,000)     15,872,000
Mortgage-backed securities .............................      9,889,000         11,000        (62,000)      9,838,000
State and political subdivisions .......................     13,448,000        141,000        (62,000)     13,527,000
Corporate obligations ..................................      7,348,000          8,000         (9,000)      7,347,000
                                                            ---------------------------------------------------------
                                                            $67,492,000   $    377,000    $  (247,000)    $67,622,000
                                                            =========================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 1997, by contractual maturity, are shown below. Most mortgage-backed securities are included in the one year through five year maturity category as the vast majority mature within such period. Stock investments in the Federal Reserve Bank and Federal Home Loan Bank are included in the due after ten years category.

                                                    Amortized        Fair
                                                      Cost           Value
                                                   -------------------------
Securities available for sale:
   Due in one year or less .....................   $14,910,000   $14,937,000
   Due after one year through five years .......    32,276,000    32,599,000
   Due after five years through ten years ......    11,425,000    11,689,000
   Due after ten years .........................     6,147,000     6,271,000
                                                   -------------------------
                                                   $64,758,000   $65,496,000
                                                   =========================

Investment securities with a carrying value of $20,638,000 and $37,670,000 as of December 31, 1997 and 1996 are pledged on public deposits, securities sold under agreements to repurchase, trust deposits and for other purposes as required by law.

Proceeds from the sale of securities were $7,125,000 during 1997, $1,005,000 during 1996, and $5,507,000 during 1995. All sales were from securities identified as available for sale. Securities called by the issuer totaled $1,037,000, $1,600,000, and $356,000, for 1997, 1996, and 1995, respectively.
Gross gains and losses realized on sales in 1997 were $7,000 and $7,000, respectively. Gross gains and losses realized on sales in 1996 were $4,000 and none, respectively. Gross gains and losses realized on sales in 1995 were $30,000 and $27,000, respectively.

The Company transferred securities with an amortized cost of $41,391,000 and an unrealized gain of $212,000 from the held to maturity portfolio to the available for sale portfolio prior to December 31, 1995, based on management's reassessment of their previous designations of securities giving consideration to liquidity needs, management of interest rate risk and other factors.


Note 3.  Loans

The composition of loans is summarized as follows:

                                                              December 31,
                                                       -------------------------
                                                           1997         1996
                                                       -------------------------

Commercial .........................................   $79,968,000   $73,681,000
Agricultural .......................................    20,494,000    17,555,000
Real estate:
   Construction ....................................     2,120,000     2,970,000
   Mortgage ........................................    76,904,000    60,241,000
   Tax exempt, mortgage ............................     3,118,000     3,485,000
Installment ........................................    28,686,000    29,126,000
Other ..............................................       456,000       209,000
                                                      --------------------------
              Total loans ..........................   211,746,000   187,267,000
Less:
   Allowance for loan losses .......................     2,604,000     2,803,000
   Unearned discount ...............................       459,000     1,026,000
                                                      --------------------------
                                                      $208,683,000  $183,438,000
                                                      ==========================

Loans considered to be impaired under the provisions of FAS No. 114, as amended by FAS No. 118, are as follows:

                                                                       December 31,
                                                                  -----------------------
                                                                     1997         1996
                                                                  -----------------------
Impaired loans for which an allowance has been provided ........  $  702,000   $  254,000
Impaired loans for which no allowance has been provided ........     442,000      601,000
                                                                  -----------------------
              Total loans determined to be impaired ............  $1,144,000   $  855,000
                                                                  =======================
Allowance provided for impaired loans, included in the allowance
   for loan losses .............................................  $   99,000   $   25,000
                                                                  =======================

The average recorded investment in impaired loans during 1997 and 1996 was $1,203,000 and $861,000, respectively. Interest income on impaired loans of $12,000 and $19,000 was recognized for cash payments received in 1997 and 1996, respectively.

Nonaccruing loans totaled $1,144,000 and $855,000 at December 31, 1997 and 1996, respectively. Interest income in the amount of $90,000, $66,000, and $74,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 1997, 1996, and 1995, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1997, 1996, and 1995 totaled $12,000, $19,000, and $26,000, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                    Year Ended
                                                    December 31,
                                        ----------------------------------
                                           1997        1996        1995
                                        ----------------------------------

Beginning balance ..............        $2,803,000  $2,309,000  $2,526,000
   Provisions charged to expense             4,000     160,000      45,000
   Recoveries ..................            80,000     496,000     176,000
                                        ----------------------------------
                                         2,887,000   2,965,000   2,747,000
   Loans charged off ...........           283,000     162,000     438,000
                                        ----------------------------------
Ending balance .................        $2,604,000  $2,803,000  $2,309,000
                                        ==================================

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $13,319,000 as of December 31, 1997, $14,735,000 as of December 31, 1996, and $11,044,000 as of December 31,
1995. Custodial escrow balances maintained in connection with these loans were approximately $77,000, $89,000, and $61,000 at December 31, 1997, 1996, and
1995, respectively. All loans sold are without recourse.


Note 4.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

                                                Years Of      December 31,
                                                  Useful -----------------------
                                                  Lives     1997        1996
                                                --------------------------------

Bank premises (including land of $596,000) ....   10-40  $7,291,000   $6,630,000
Leasehold improvements ........................    5-15     201,000       80,000
Furniture and equipment .......................    5-15   2,818,000    1,650,000
                                                         -----------------------
                                                         10,310,000    8,360,000
Accumulated depreciation ......................           4,255,000    3,834,000
                                                         -----------------------
                                                         $6,055,000   $4,526,000
                                                         =======================
Note 5.  Deposits

The composition of deposits is summarized as follows:

                                                            December 31,
                                                    ---------------------------
                                                         1997          1996
                                                    ---------------------------

Demand ......................................       $ 74,434,000   $ 74,849,000
NOW accounts ................................         31,666,000     31,112,000
Savings .....................................         21,007,000     22,005,000
Time certificates ...........................        115,675,000    110,386,000
                                                    ---------------------------
                                                    $242,782,000   $238,352,000
                                                    ===========================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $23,590,000 and $20,557,000 as of December 31, 1997 and 1996, respectively. Maturities of these certificates are summarized as follows:

                                                             December 31,
                                                     -------------------------
                                                         1997          1996
                                                     -------------------------

One to three months ........................         $ 6,640,000   $ 7,409,000
Three to six months ........................           4,864,000     2,628,000
Six to twelve months .......................           8,446,000     5,970,000
Over twelve months .........................           3,640,000     4,550,000
                                                     -------------------------
                                                     $23,590,000   $20,557,000
                                                     =========================

At December 31, 1997, the scheduled maturities of all certificates of deposit are as follows:

Year ending December 31:
  1998 ................................................             $ 89,057,000
  1999 ................................................               20,150,000
  2000 ................................................                3,916,000
  2001 ................................................                  793,000
  2002 and thereafter .................................                1,759,000
                                                                    ------------
                                                                    $115,675,000
                                                                    ============


Note 6.  Other Borrowed Funds

Borrowings consist of the following:

                                                          December 31,
                                                  --------------------------
                                                     1997            1996
                                                  --------------------------

Securities sold under agreements to repurchase    $ 4,259,000    $ 5,453,000
Federal Home Loan Bank advances ..............     26,468,000      7,473,000
Treasury tax and loan open note ..............      1,456,000      1,944,000

The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system. The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. At December 31, 1997, all but $1,309,000 of the securities sold under agreements to repurchase mature within twelve months, with $639,000 maturing June 30, 1999 and $670,000 maturing June 30, 2001.

The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                                  1997         1996
                                                               -----------------------
Daily average amount outstanding during the year ...........   $4,061,000  $ 5,658,000
Maximum outstanding as of any month end ....................    4,754,000    6,545,000

Weighted average interest rate during the year .............        4.98%        4.70%

Securities underlying the agreements at the end of the year:
   Carrying value ..........................................   $9,088,000  $10,491,000
   Fair value ..............................................    9,167,000   10,515,000

Advances from the Federal Home Loan Bank as of December 31, 1997 bear interest and are due as follows:

                                              Interest Rate        Balance Due
                                             ---------------------------------
Year ending December 31:
  1998                                            5.80%            $   300,000
  1999                                            6.99%                250,000
  2000                                       5.70% to 6.73%          3,150,000
  2001                                       5.32% to 7.09%          3,100,000
  2002                                       6.14% to 7.13%          4,750,000
  2003 and thereafter                        5.83% to 7.19%          3,700,000
  Amortizing through 2012                    6.29% to 7.39%         11,218,000
                                                                   -----------
                                                                   $26,468,000
                                                                   ===========

Nearly all of the advances amortizing through 2012 have options which allow the Company the right, but not the obligation, to "put" the advances back to the Federal Home Loan Bank.

First mortgage loans of approximately $39,702,000 as of December 31, 1997 are pledged as collateral on these advances.


Note 7.  Regulatory Matters

The Company and Banks ("Entities") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Entities' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Entities must meet specific capital guidelines that involve quantitative measures of the Entities' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category.

The Entities' actual capital amounts and ratios are presented in the following table.

                                                                                        To be Well
                                                                                     Capitalized under
                                                                 For Capital         Prompt Corrective
                                              Actual           Adequacy Purposes     Action Provisions
                                       --------------------   -------------------   -------------------
                                         Amount      Ratio       Amount     Ratio     Amount      Ratio
                                       ----------------------------------------------------------------
As of December 31, 1997
Total Capital (to Risk Weighted
  Assets):
   Consolidated ...................   $30,106,000     14.4%   $16,683,000   >8.0%   $20,853,000   >10.0%
   First National Bank of Muscatine    19,625,000     13.4     11,696,000   >8.0     14,620,000   >10.0
   First National Bank in Fairfield     8,472,000     14.4      4,716,000   >8.0      5,894,000   >10.0

Tier Capital (to Risk Weighted
  Assets):
   Consolidated ...................    27,502,000     13.2      8,342,000   >4.0     12,512,000   > 6.0
   First National Bank of Muscatine    17,794,000     12.2      5,848,000   >4.0      8,772,000   > 6.0
   First National Bank in Fairfield     7,953,000     13.5      2,358,000   >4.0      3,537,000   > 6.0

Tier 1 Capital (to Average Assets):
   Consolidated ...................    27,502,000      9.1     12,138,000   >4.0     15,172,000   > 5.0
   First National Bank of Muscatine    17,794,000      8.2      8,637,000   >4.0     10,797,000   > 5.0
   First National Bank in Fairfield     7,953,000      9.3      3,435,000   >4.0      4,294,000   > 5.0

As of December 31, 1996
Total Capital (to Risk Weighted
  Assets):
   Consolidated ...................   $26,779,000     14.2%   $15,139,000   >8.0%   $18,924,000   >10.0%
   First National Bank of Muscatine    17,578,000     13.7     10,298,000   >8.0     12,873,000   >10.0
   First National Bank in Fairfield     7,709,000     13.4      4,604,000   >8.0      5,754,000   >10.0

Tier 1 Capital (to Risk Weighted
  Assets):
   Consolidated ...................    24,408,000     12.9      7,570,000   >4.0     11,354,000   > 6.0
   First National Bank of Muscatine    15,961,000     12.4      5,149,000   >4.0      7,724,000   > 6.0
   First National Bank in Fairfield     7,124,000     12.4      2,302,000   >4.0      3,453,000   > 6.0

Tier 1 Capital (to Average Assets):
   Consolidated ...................    24,408,000      8.8     11,065,000   >4.0     13,831,000   > 5.0
   First National Bank of Muscatine    15,961,000      8.3      7,659,000   >4.0      9,573,000   > 5.0
   First National Bank in Fairfield     7,124,000      8.5      3,350,000   >4.0      4,187,000   > 5.0

Current banking law limits the amount of dividends banks can pay. As of December 31, 1997, amounts available for payment of dividends were $4,242,000 and $1,671,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.

Note 8.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions. This plan owns 83,706 shares of the Company as of December 31, 1997 and covers substantially all employees who work at least 1,000 hours per year. An employee, upon termination of employment, has the option of retaining ownership of shares vested pursuant to the Plan or selling such shares to the Company. The Company and subsidiary banks match 50% of the amount an employee contributes to the Plan up to a maximum of 6% of the employee's pay. Additionally, the Company and subsidiary banks may make profit sharing contributions to the Plan which are allocated to the accounts of participants in the Plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 1997, 1996, and 1995 were $279,000, $266,000, and
$262,000, respectively.

The Company had an Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter "Plan") for directors and senior officers. The purpose of the Plan was to promote the interests of the Company and its stockholders by strengthening its ability to attract and retain key officers and directors by furnishing additional incentives whereby such officers and directors may be encouraged to acquire, or to increase their acquisition of, the Company's common stock, thus maintaining their personal and proprietary interest in the Company's continued success and progress. The Plan was administered by the Human Resource Committee of the Company. The Plan terminated on December 31, 1997.

The option price was 100% of the fair market value of the common stock ($9 per share) of the Company at the grant date. All options granted under the Plan vested ratably over five years and were required to be exercised within five years of the grant date. The Company retains Right of First Refusal on all shares issued pursuant to the Plan. The activity of the Plan for the years ended December 31, 1997, 1996, and 1995 was as follows:

                                                        Number of Shares
                                                 -------------------------------
                                                   1997       1996        1995
                                                 -------------------------------

    Options, beginning of year .............      97,365     143,250     150,750
       Terminated and canceled .............       1,875         --        4,500
       Exercised ...........................      95,490      45,885       3,000
                                                 -------------------------------
    Options, end of year ...................         - -      97,365     143,250
                                                 ===============================
    Options exercisable, end of year .......         - -      68,115      84,750
                                                 ===============================

All  figures  in  the  above   schedule   have  been  adjusted  to  reflect  the
three-for-one stock split which occurred in July 1996.


Note 9.  Income Taxes

The components of income tax expense are as follows:

                                                   Year Ended December 31,
                                            ------------------------------------
                                               1997         1996         1995
                                            ------------------------------------

Currently paid or payable .............     $1,475,000   $1,985,000   $1,493,000
Deferred income taxes .................         46,000     (269,000)       2,000
                                            ------------------------------------
                                            $1,521,000   $1,716,000   $1,495,000
                                            ====================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                    Year Ended December 31,
                                 --------------------------------------------------------------
                                     1997                    1996                  1995
                                 -----------------   -------------------   --------------------
                                             % Of                  % Of                   % Of
                                 Dollar     Pretax     Dollar     Pretax      Dollar     Pretax
                                 Amount     Income     Amount     Income      Amount     Income
                               ----------------------------------------------------------------
Computed "expected"
   income tax expense ......   $1,680,000    35.0%   $1,813,000    35.0%   $1,591,000     35.0%
Effect of graduated tax rate      (48,000)   (1.0)      (52,000)   (1.0)      (45,000)    (1.0)
Tax exempt interest
   income, net .............     (295,000)   (6.1)     (269,000)   (5.2)     (260,000)    (5.7)
State income taxes, net ....      158,000     3.3       171,000     3.3       150,000      3.3
Other ......................       26,000     0.5        53,000     1.0        59,000      1.3
                               ----------------------------------------------------------------
                               $1,521,000    31.7%   $1,716,000    33.1%   $1,495,000     32.9%
                               ================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                         1997        1996
                                                       ---------------------
Deferred tax assets:
   Allowance for loan losses ......................    $202,000     $226,000
                                                       ---------------------
Deferred tax liabilities:
   Securities available for sale ..................    (275,000)     (49,000)
   Bank premises and equipment ....................     (32,000)      (5,000)
   Unrealized bond accretion ......................     (29,000)     (22,000)
   Net deferred loan origination fees .............     (33,000)     (45,000)
                                                      ----------------------
                                                       (369,000)    (121,000)
                                                      ----------------------
              Net deferred tax assets (liabilities)   $(167,000)     105,000
                                                      ======================

The net change in 1997 and 1996 deferred income taxes includes $226,000 and $86,000, respectively, which is reflected in stockholders' equity.

Note 10.  Earnings Per Share

The following information was used in the computation of basic and diluted earnings per share:

                                                        Year Ended December 31,
                                                  ----------------------------------
                                                     1997       1996        1995
                                                  ----------------------------------
Basic and diluted earnings, net income .........  $3,280,000  $3,465,000  $3,050,000
                                                  ==================================

Weighted average common shares outstanding .....   1,758,883   1,712,574   1,724,028
Weighted average common shares issuable upon
   conversion of stock options .................      42,139      64,106      54,993
                                                  ----------------------------------
              Weighted average common and common
              equivalent shares ................  $1,801,022  $1,776,680  $1,779,021
                                                  ==================================

Note 11.  Commitments and Contingencies

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

                                                                       Contract
                                                                        Amount
                                                                     -----------
Financial instruments whose contract amounts
   represent credit risk:
   Commitments to extend credit ...................................  $28,653,000
   Standby letters of credit ......................................    1,258,000

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


Note 12.  Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. As of December 31, 1997, none of these loans are classified as nonaccrual, past due, restricted or considered potential problems.

The activity in such loans during the years ended December 31, 1997 and 1996 are as follows:

                                                       1997           1996
                                                    --------------------------

Balance, beginning ........................         $ 7,084,000    $ 6,973,000
   Additions ..............................          11,385,000     10,091,000
   Deductions (payments) ..................         (10,996,000)   (9,980,000)
                                                    -------------------------
Balance, ending ...........................         $ 7,473,000   $ 7,084,000
                                                    =========================

Note 13.  Fair Value of Financial Instruments

FASB Statement No. 107 "Disclosures  about Fair Value of Financial  Instruments"
requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments in the table below:

Cash and due from banks and interest-bearing deposits at financial institutions:
The carrying amounts reported in the balance sheets for cash and due from banks and interest-bearing deposits at financial institutions approximate their fair values.

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

Accrued interest receivable and payable: The fair value of accrued interest receivable and payable is considered to approximate its carrying value.

Deposits: Fair values for demand deposits (i.e., interest and noninterest checking, passbook savings, and certain types of money market accounts ) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Securities sold under agreements to repurchase and treasury tax and loan open note: For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Federal Home Loan Bank advances: The fair value is estimated using discounted cash flow analysis, employing interest rates currently being quoted by the Federal Home Loan Bank.

Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. As of December 31, 1997 and 1996, these items are immaterial in nature.

The carrying amounts and fair values of financial instruments at December 31, 1997 and 1996 are summarized as follows:

                                          Fair Values             Carrying Amounts
                                 ------------------------------------------------------
                                      1997          1996          1997         1996
                                 ------------------------------------------------------
Financial Assets:
   Cash and due from banks ....  $ 12,639,000  $ 14,363,000  $ 12,639,000  $ 14,363,000
   Interest-bearing deposits at
      financial institutions ..        87,000       551,000        87,000       551,000
   Investment securities ......    65,496,000    67,622,000    65,496,000    67,622,000
   Federal funds sold .........     9,795,000     7,263,000     9,795,000     7,263,000
   Loans, net of allowance ....   208,683,000   183,438,000   205,748,000   182,071,000
   Accrued interest payable ...     2,501,000     2,333,000     2,501,000     2,333,000

Financial Liabilities:
   Deposits ...................  $242,782,000  $238,352,000  $237,410,000  $235,688,000
   Securities sold under
      agreements to repurchase      4,259,000     5,453,000     4,259,000     5,453,000
   Federal Home Loan Bank
      advances ................    26,468,000     7,473,000    25,951,000     7,501,000
   Treasury tax and loan open
      note ....................     1,456,000     1,944,000     1,456,000     1,944,000
   Accrued interest payable ...       961,000       919,000       961,000       919,000

Note 14.  Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):

                                 BALANCE SHEETS
                              (Parent Company Only)

                                                              December 31,
                                                       -------------------------
                                                           1997          1996
                                                       -------------------------
ASSETS
Cash ................................................  $ 2,457,000   $ 2,096,000
Investment in subsidiaries ..........................   26,859,000    23,874,000
Other assets ........................................       67,000        44,000
                                                       -------------------------
              Total assets ..........................  $29,383,000   $26,014,000
                                                       =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES, other liabilities .....................  $   758,000   $   816,000
                                                       -------------------------

 STOCKHOLDERS' EQUITY:
   Common stock .....................................      200,000       200,000
   Additional paid-in capital .......................    4,440,000     3,872,000
   Retained earnings ................................   23,522,000    21,621,000
                                                       -------------------------
                                                        28,162,000    25,693,000
   Unrealized gains on securities available
      for sale, net .................................      463,000        81,000
   Less cost of common shares acquired for the
      treasury ......................................          - -       576,000
                                                       -------------------------
              Total stockholders' equity ............   28,625,000    25,198,000
                                                       -------------------------
              Total liabilities and stockholders'
                equity ..............................  $29,383,000   $26,014,000
                                                       =========================

                              STATEMENTS OF INCOME
                              (Parent Company Only)

                                                           Year Ended December 31,
                                                    ----------------------------------
                                                        1997       1996        1995
                                                    ----------------------------------
Operating revenue:
   Dividends received from subsidiaries .........   $  800,000  $2,000,000  $1,750,000
   Management fees and other income .............      356,000     305,000     321,000
                                                    ----------------------------------
              Total operating revenue ...........    1,156,000   2,305,000   2,071,000
Operating expenses ..............................      659,000     613,000     639,000
                                                    ----------------------------------
              Income before income tax (credits),
              and equity in subsidiaries'
              undistributed net income ..........      497,000   1,692,000   1,432,000
Applicable income tax (credits) .................     (180,000)   (155,000)    (96,000)
                                                    ----------------------------------
                                                       677,000   1,847,000   1,528,000
Equity in subsidiaries' undistributed net income     2,603,000   1,618,000   1,522,000
                                                    ----------------------------------
              Net income ........................   $3,280,000  $3,465,000  $3,050,000
                                                    ==================================

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                          Year Ended December 31,
                                                  ---------------------------------------
                                                      1997          1996          1995
                                                  ---------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ..................................  $ 3,280,000   $ 3,465,000   $ 3,050,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Equity in subsidiaries' undistributed net
        income .................................   (2,603,000)   (1,618,000)   (1,522,000)
      Amortization and depreciation ............       10,000        10,000         8,000
      Change in assets and liabilities:
        (Decrease) in other assets .............       (7,000)          - -           - -
        Increase (decrease) in other liabilities     (101,000)       50,000        26,000
                                                  ---------------------------------------
              Net cash provided by operating
              activities .......................      579,000     1,907,000     1,562,000
                                                  ---------------------------------------

CASH FLOWS (USED IN) INVESTING ACTIVITIES,
   purchases of other assets ...................      (26,000)      (31,000)       (3,000)
                                                  ---------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash dividends paid .........................   (1,336,000)   (1,085,000)   (1,072,000)
   Purchases of common stock for the treasury ..     (174,000)     (483,000)     (261,000)
   Issuance of common stock ....................    1,318,000       501,000        27,000
                                                  ---------------------------------------
              Net cash (used in) financing
              activities .......................     (192,000)   (1,067,000)   (1,306,000)
                                                  ---------------------------------------

              Net increase in cash .............      361,000       809,000       253,000

Cash:
   Beginning ...................................    2,096,000     1,287,000     1,034,000
                                                  ---------------------------------------
   Ending ......................................  $ 2,457,000   $ 2,096,000   $ 1,287,000
                                                  =======================================


                  IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                         Year Ended December 31,
                                                  ------------------------------------------------------------------------
                                                     1997          1996         1995          1994          1993
                                                  ------------------------------------------------------------------------
Investment securities held to maturity * .......  $        - -   $        - -   $        - -   $ 53,659,000   $ 54,371,000
Investment securities available for sale * .....    65,496,000     67,622,000     60,728,000     15,791,000     19,522,000
Loans, net .....................................   208,683,000    183,438,000    169,342,000    162,015,000    154,706,000
Total assets ...................................   305,783,000    280,461,000    272,830,000    253,800,000    257,403,000
Deposits .......................................   242,782,000    238,352,000    235,953,000    229,023,000    233,413,000
Note payable ...................................           - -            - -            - -            - -      1,300,000
Other borrowings ...............................    32,183,000     14,870,000     11,737,000      2,248,000            - -
Stockholders' equity ...........................    28,625,000     25,198,000     23,033,000     20,672,000     18,748,000

Interest income ................................    21,158,000     20,032,000     18,942,000     17,155,000     17,200,000
Interest expense ...............................    10,502,000      9,598,000      9,051,000      7,452,000      7,681,000
Net interest income ............................    10,656,000     10,434,000      9,891,000      9,703,000      9,519,000
Provision for loan losses ......................         4,000        160,000         45,000         65,000         56,000
Investment securities gains, net ...............           - -          4,000          3,000          9,000            - -
Other income ...................................     1,696,000      1,760,000      1,573,000      1,673,000      1,699,000
Operating expenses .............................     7,547,000      6,857,000      6,877,000      7,141,000      7,175,000
Income before income taxes and cumulative
   effect of a change in accounting
   principle ...................................     4,801,000      5,181,000      4,545,000      4,179,000      3,987,000
Income taxes ...................................     1,521,000      1,716,000      1,495,000      1,304,000      1,319,000
Income before cumulative effect of a change in
   accounting principle ........................     3,280,000      3,465,000      3,050,000      2,875,000      2,668,000
Cumulative effect of a change in accounting
   principle ...................................           - -            - -            - -            - -        300,000
Net income .....................................     3,280,000      3,465,000      3,050,000      2,875,000      2,968,000

Per common share (**):
   Income before  cumulative  effect of a change
     in accounting principle:
      Basic ....................................    $     1.86     $     2.02    $      1.77     $     1.63     $     1.56
      Diluted ..................................          1.82           1.95           1.71           1.60           1.55
   Cumulative effect of a change in accounting
      principle, basic and diluted .............           - -            - -            - -            - -           0.18
   Net income:
      Basic ....................................          1.86           2.02           1.77           1.63           1.74
      Diluted ..................................          1.82           1.95           1.71           1.60           1.73
   Cash dividends declared .....................          0.78           0.68           0.53           0.45           0.38
   Cash  dividends  declared as a percentage  of
     net income ................................           43%            35%            31%            28%            22%

Weighted average common shares .................     1,758,883      1,712,574      1,724,028      1,760,205      1,710,255
Weighted average number of shares of common
   stock and common stock equivalents
   outstanding during the year .................     1,801,022      1,776,680      1,779,021      1,797,872      1,718,189

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

Total average assets of the Company  increased  6.0% in 1997,  5.9% in 1996, and
 .6% in 1995. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):

                                                  1997                        1996                           1995
                                      --------------------------  ---------------------------   ----------------------------
                                                          Average                     Average                        Average
ASSETS                                Balance   Interest   Rate    Balance   Interest   Rate    Balance     Interest   Rate
----------------------------------------------------------------------------------------------------------------------------
Taxable loans, net .................  $190,778    $16,464   8.63  $168,970   $ 14,981   8.87%   $162,432    $ 14,322   8.82%
Taxable investment securities held
  to maturity ......................       - -        - -     --       - -        - -     --      36,475       2,103   5.77
Taxable investment securities
  available for sale ...............    53,114      3,246   6.11    53,531      3,237   6.05      17,331       1,086   6.27
Nontaxable investment securities and
   loans ...........................    18,431      1,448   7.86    16,442      1,317   8.01      14,878       1,276   8.58
Federal funds sold and other
  overnight investments ............     8,628        492   5.70    16,902        945   5.59      10,072         589   5.85
                                      -------------------         -------------------           --------------------
      Total interest-earning assets    270,951     21,650   7.99   255,845     20,480   8.00     241,188      19,376   8.03
                                                  -------                     -------                        -------
Cash and due from banks ............    11,254                      11,110                        10,336
Bank premises and equipment, net ...     5,316                       4,298                         4,447
Other assets .......................     2,863                       2,674                         2,695
                                      --------                    --------                      --------
      Total ........................  $290,384                    $273,927                      $258,666
                                      ========                    ========                      ========

LIABILITIES
Deposits:
   Interest-bearing demand .........  $ 87,926      2,686   3.05  $ 91,735      2,803   3.06    $ 93,534     $ 2,951   3.16
   Time ............................   114,805      6,372   5.55   110,732      6,177   5.58     104,657       5,776   5.52
Other borrowings ...................    22,909      1,444   6.30    11,435        618   5.40       5,685         324   5.70
                                      -------------------         -------------------           --------------------
      Total interest-bearing .......
        liabilities ................   225,640     10,502   4.65   213,902      9,598   4.49     203,876       9,051   4.44
                                                  -------                     -------                        -------
Noninterest-bearing deposits .......    35,930                      34,106                        31,290
Other liabilities ..................     2,212                       1,960                         1,664
                                      --------                    --------                      --------
      Total liabilities ............   263,782                     249,968                       236,830
STOCKHOLDERS' EQUITY ...............    26,602                      23,959                        21,836
                                      --------                    --------                      --------
      Total ........................  $290,384                    $273,927                      $258,666
                                      ========                    ========                      ========

Net interest earnings ..............              $11,148                     $10,882                       $10,325
                                                  =======                     =======                       =======

      Net yield (net interest
      earnings divided by total
      interest-earning assets) .....                        4.11%                       4.25%                          4.28%
                                                            =====                       =====                          =====

The net interest margin decreased in 1997 (from 4.25% in 1996 to 4.11% in 1997). The return on average interest-earning assets decreased one basis point (from 8% in 1996 to 7.99% in 1997) and interest paid on average interest-bearing liabilities increased 16 basis points (from 4.49% in 1996 to 4.65% in 1997). Average interest earning assets to total average assets decreased to 93.3% during 1997 compared to 93.4% the previous year.

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

FINANCIAL CONDITION:

Investment Securities

Investment securities at December 31, 1997 were approximately 20% U.S. Treasury securities, 29% U.S. government agency securities, 14% mortgage-backed securities, 27% states and political subdivisions, and 10% corporate obligations. The 49% in U.S. Treasury and U.S. government agency securities are a result of management's emphasis on high credit quality security purchases.

Investment securities at December 31, 1996 were approximately 31% U.S. Treasury securities, 23% U.S. government agency securities, 15% mortgage-backed securities, 20% states and political subdivisions, and 11% corporate obligations. The 1997 increase in the portfolio percentage devoted to states and political subdivisions securities reflects the higher yields which were available on these types of investments compared to treasuries and agencies.

The fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                          December 31,
                                                 ----------------------------
                                                  1997        1996     1995
                                                 ----------------------------

U.S. Treasury ............................       $13,099    $21,038   $20,257
U.S. government agencies .................        19,019     15,872    16,999
Mortgage-backed securities ...............         9,272      9,838     7,541
State and political subdivisions .........        17,829     13,527    11,476
Corporate obligations ....................         6,277      7,347     4,455
                                                 ----------------------------
                                                 $65,496    $67,622   $60,728
                                                 ============================

The following table shows the maturities of investment securities available for sale at December 31, 1997 and the weighted average yields of such securities (dollar amounts in thousands):

                                                      After One, But    After Five, But
                                    Within one Year Within Five Years  Within Ten Years  After Ten Years
                                    --------------- -----------------  ----------------  ---------------
                                     Amount   Yield  Amount    Yield   Amount    Yield   Amount   Yield
                                    --------------------------------------------------------------------
U.S. Treasury ...................   $ 4,501    6.45  $ 8,598    6.21   $   - -     - -%  $   - -    - -%
U.S. government agencies ........     1,501    5.40    9,072    6.36     5,584    6.93     2,862   6.92
Mortgage-backed securities ......     3,011    5.82    6,261    6.61       - -     - -       - -    - -
States and political subdivisions     2,365    7.31    5,950    7.12     6,105    7.55     3,409   7.88
Corporate obligations ...........     3,559    5.39    2,718    6.48       - -     - -       - -    - -
                                    -------          -------           -------           -------
                                    $14,937          $32,599           $11,689           $ 6,271
                                    =======          =======           =======           =======

The weighted average yields in the previous tables are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 1997, and excluding the interest expense allocated to carry certain tax-exempt securities.

In 1997, the yield on taxable investment securities increased six basis points due to reinvesting matured, called, and sold securities in investments yielding more than the taxable investments removed from the balance sheet. The 1997 yield on nontaxable investment securities and loans decreased 15 basis points largely as a result of normal maturation of relatively high yield nontaxable loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities but lower than the amortizing nontaxable loans.

During December 1995, all securities that had previously been classified as held to maturity were reclassified as available for sale in response to a one-time opportunity to do so offered by the Financial Accounting Standards Board to all organizations utilizing FAS 115. This change in classification afforded management more flexibility in managing the portfolio. At December 31, 1997, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

Loans

Loans outstanding (net of unearned discount) at December 31, 1997 increased 13.4% from December 31, 1996.

The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                       December 31,
                                   ----------------------------------------------------
                                     1997       1996       1995       1994        1993
                                   ----------------------------------------------------
Commercial .....................   $ 79,968   $ 73,681   $ 62,399   $ 55,948   $ 54,994
Agricultural ...................     20,494     17,555     16,792     15,264     14,139
Real estate, construction ......      2,120      2,970      1,187      1,192      2,341
Real estate, mortgage ..........     76,904     60,241     56,475     53,447     46,306
Tax exempt, real estate mortgage      3,118      3,485      3,735      4,201      5,013
Installment, net of unearned
  discount .....................     28,227     28,100     30,359     33,496     32,770
Lease financing, net ...........        - -        - -        369        919      1,718
Other ..........................        456        209        335         74         79
                                   ----------------------------------------------------
                                   $211,287   $186,241   $171,651   $164,541   $157,360
                                   ====================================================

The following loan categories outstanding at December 31, 1997 mature as follows (dollar amounts in thousands):

                                                         After One
                                                         Year, But
                                    Amount     One Year   Within       After
                                   Of Loans    Or Less   Five Years  Five Years
                                   --------------------------------------------

Commercial ......................  $ 79,968    $ 45,226   $ 23,794    $ 10,948
Agricultural ....................    20,494      13,551      5,370       1,573
Real estate, construction .......     2,120       1,918        107          95
                                   -------------------------------------------
                                   $102,582    $ 60,695   $ 29,271    $ 12,616
                                   ===========================================

The interest rates on the amount due after one year are fixed or adjustable as follows (dollar amounts in thousands):

                                                              Fixed   Adjustable
                                                             -------------------

Commercial ...............................................   $27,887   $ 6,855
Agricultural .............................................     5,682     1,261
Real estate, construction ................................       202       - -
                                                             -----------------
                                                             $33,771   $ 8,116
                                                             =================

During 1997 commercial loans increased by $6,287,000 or 8.5%, construction real estate loans decreased by $850,000 or 28.6%, mortgage real estate loans increased by $16,663,000 or 27.7%, agricultural loans increased $2,939,000 or 16.7% and net installment loans increased by $127,000 or .5%. Management continues to search for quality growth in all loan categories. The Company continued to sell some real estate loans to the secondary market during 1997, however management determined a higher return could be generated by keeping more of the long term fixed rate real estate loans on the Company's balance sheet. The Company anticipates continuing to sell some of these loans to the secondary market, but most will likely be retained internally with the inherent interest rate risk being mitigated with advances from the Federal Home Loan Bank as well as other funding sources.

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

                                                   December 31,
                                    --------------------------------------------
                                     1997     1996      1995     1994      1993
                                    --------------------------------------------
Loans accounted for on
   a nonaccrual basis ..........    $1,144   $  855    $  883   $1,201    $1,705
Accrual loans
   contractually past due
   90 days or more .............       459      329       111      191       133
Loans whose terms have
   been renegotiated to
   provide a reduction or
   deferral of interest or
   principal because of a
   deterioration in the
   financial position of
   the borrower ................      - -       381       - -      - -       - -

Total nonaccrual loans were $1,144,000 at December 31, 1997, an increase of $289,000 or 34% from December 31, 1996. Total nonaccrual and accrual loans contractually past due 90 days or more were $1,603,000 at December 31, 1997, an increase of $419,000 or 35% from a year earlier. Additionally, loans renegotiated due to a deterioration in the financial position of the borrower totaled none and $381,000 at year-ends 1997 and 1996, respectively.

When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest in the amounts of $90,000, $66,000, and $74,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 1997, 1996, and 1995, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1997, 1996, and 1995 was $12,000, $19,000, and $26,000, respectively.

As of December 31, 1997, the Company had loans totaling $7,061,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $650,000 or 8% decrease from 1996. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $20,494,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 1997. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

In general, the agricultural loan portfolio risk is dependent on factors such as governmental policies, weather conditions, agricultural commodities prices and the mix of grain and livestock raised. Commercial loan risk can also vary widely from period to period and is particularly sensitive to changing business and economic conditions as well as governmental policies. Consumer (installment and real estate mortgage) loan risk is substantially influenced by employment opportunities in the markets served by the Company.

Other real estate owned was $9,000, none, and $106,000 at December 31, 1997, 1996, and 1995, respectively.

Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses, (ii) a continuing review of problem loans and overall portfolio quality, (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. The allowance for loan losses decreased $128,000 and $217,000 in 1994 and 1995, respectively, as net charge-offs exceeded provisions for loan losses. In 1996, the allowance for loan losses increased $494,000 as a result of provisions of $160,000 and net recoveries totaling $334,000. In 1997, the allowance for loan losses decreased $199,000 as net charge-offs exceeded provisions for loan losses. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                                   1997                 1996                 1995                  1994                  1993
                            -------------------  -------------------  -------------------   -------------------  -------------------
                                        Percent              Percent              Percent               Percent              Percent
                            Allowance  Of Loans  Allowance  Of Loans  Allowance  Of Loans   Allowance  Of Loans  Allowance  Of Loans
                            For Loan   To Total  For Loan   To Total  For Loan   To Total   For Loan   To Total  For Loan   To Total
                             Losses      Loans    Losses     Loans     Losses      Loans      Losses    Loans    Losses       Loans
                            --------------------------------------------------------------------------------------------------------
Real estate loans:
   Mortgage ...............   $   84      36.39%    $  134    32.35%   $   124      32.90%    $  141     32.48%   $  161      29.43%
   Construction ...........      - -       1.00        - -     1.59        - -       0.69        - -      0.72       - -       1.49
Commercial ................    1,726      37.85      1,837    39.56      1,342      36.35      1,714     34.05     1,873      34.95
Agricultural ..............      249       9.70        264     9.43        133       9.78        282      9.28       308       8.99
Installment ...............      545      13.36        568    15.09        710      17.69        389     20.36       312      20.82
Lease financing and other .      - -       0.22        - -     0.11        - -       0.41        - -      0.56       - -       1.13
Tax exempt, real estate
   mortgage ...............      - -       1.48        - -     1.87        - -       2.18        - -      2.55       - -       3.19
                              ------------------------------------------------------------------------------------------------------
                              $2,604     100.00%    $2,803   100.00%    $2,309     100.00%    $2,526    100.00%   $2,654     100.00%
                              ======================================================================================================

Deposits

Total average deposits increased .9% in 1997, increased 3.1% in 1996, and decreased 1.4% in 1995. The average deposits are summarized below (dollar amounts in thousands):

                               1997                    1996                 1995
                       ----------------------  --------------------  --------------------
                                     Average               Average               Average
                                     Interest              Interest              Interest
                                     Expense               Expense               Expense
                         Amount      Percent     Amount    Percent    Amount     Percent
                       ------------------------------------------------------------------
Noninterest-bearing
   demand ..........   $ 35,930         --%    $ 34,106       --%    $ 31,290       --%
Savings ............     21,733        2.5       23,244      2.5       23,501      2.6
Interest-bearing
   demand ..........     66,193        3.2       68,491      3.2       70,033      3.3
Time ...............    114,805        5.6      110,732      5.6      104,657      5.5
                       --------                --------              --------
      Total deposits   $238,661                $236,573              $229,481
                       ========                ========              ========

Included in interest-bearing time deposits is certificates of deposit with a minimum denomination of $100,000 as follows (dollar amounts in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                        1997              1996
                                                       -------------------------
One to three months ........................           $ 6,640           $ 7,409
Three to six months ........................             4,864             2,628
Six  to twelve months ......................             8,446             5,970
Over twelve months .........................             3,640             4,550
                                                       -------------------------
                                                       $23,590           $20,557
                                                       =========================

RESULTS OF OPERATIONS:

Changes in Diluted Earnings Per Share

The decrease in diluted earnings per share between 1997 and 1996 amounted to $.14 The major sources of change are presented in the following table (all figures have been adjusted to reflect the three-for-one stock split which occurred in July 1996):

                                                            1997     1996
                                                          ----------------

Net income per share, prior year .....................    $  1.95  $  1.71
                                                          ----------------
Increase (decrease) attributable to:
   Net interest income ...............................       0.12     0.30
   Provision for loan losses .........................       0.09    (0.06)
   Other income ......................................      (0.04)    0.11
   Salaries and employee benefits ....................      (0.11)   (0.04)
   FDIC insurance ....................................      (0.01)    0.14
   Other operating expenses ..........................      (0.26)   (0.10)
   Income taxes ......................................       0.11    (0.12)
   Change in average common shares outstanding .......      (0.03)    0.01
                                                          ----------------
              Net change .............................      (0.13)    0.24
                                                          ----------------
              Net income per share, current year .....    $  1.82  $  1.95
                                                          ================

Net Interest Income

The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully taxable equivalent basis using statutory rates in effect for year presented):

                                          Year Ended                    Year Ended
                                       December 31, 1997             December 31, 1996
                                  ---------------------------- ---------------------------
                                  Increase (Decrease)          Increase (Decrease)
                                   Due to Change In             Due to Change In
                                   -----------------            -----------------
                                   Average   Average   Total    Average   Average   Total
                                   Balance    Rate     Change   Balance     Rate    Change
                                   -------------------------------------------------------
Interest income:
   Taxable loans ................  $ 1,941   $ (458)   $1,483   $  575    $   84    $  659
   Taxable investment
      securities held to
      maturity ..................      - -      - -       - -   (2,103)      - -    (2,103)
   Taxable investment
      securities available for
      sale ......................      (23)       32        9    2,269      (118)    2,151
   Nontaxable investment
      securities and loans ......      159       (28)     131      135       (94)       41
   Federal funds sold and other .     (462)        9     (453)     400       (44)      356
                                    ------------------------------------------------------
              Total interest
              income ............    1,615      (445)   1,170    1,276      (172)    1,104
                                    ------------------------------------------------------

Interest expense:
   Interest-bearing demand
     deposits ...................     (108)       (9)    (117)     (56)      (92)     (148)
   Interest-bearing time deposits      229       (34)     195      335        66       401
   Other borrowings .............      620       206      826      328       (34)      294
                                    ------------------------------------------------------
              Total interest
              expense ...........      741       163      904      607       (60)      547
                                    ------------------------------------------------------
              Change in net
              interest earnings .   $  874    $ (608)  $  266   $  669    $ (112)   $  557
                                    ======================================================

Nonaccruing loans are included in the average balance. Loan fees are not material.

Provision for Loan Losses

The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                                     Year Ended December 31,
                                                        -----------------------------------------------------
                                                          1997       1996       1995         1994      1993
                                                        -----------------------------------------------------
Balance of allowance for loan
   losses at beginning of year .....................    $  2,803   $  2,309    $  2,526    $  2,654  $  2,734
                                                        -----------------------------------------------------
Loans charged off:
   Commercial and agricultural .....................         163         24        240         189        130
   Mortgage ........................................           4          2         27           2         25
   Installment .....................................         116        136        171         227        117
                                                        -----------------------------------------------------
              Total loans charged off ..............         283        162        438         418        272
                                                        -----------------------------------------------------
Recoveries of loans previously charged off:
   Commercial and agricultural .....................          36        400        120         188         95
   Mortgage ........................................           7         49         23          15         22
   Installment .....................................          37         47         33          22         19
                                                        -----------------------------------------------------
              Total recoveries .....................          80        496        176         225        136
                                                        -----------------------------------------------------
Net loans charged off (recovered) ..................         203       (334)       262         193        136
                                                        -----------------------------------------------------
Provisions for loan losses charged
   to operating expense ............................           4        160         45          65         56
                                                        -----------------------------------------------------
Balance at end of year .............................    $  2,604   $  2,803   $  2,309    $  2,526   $  2,654
                                                        =====================================================

Average taxable loans outstanding ..................    $190,778   $168,970   $162,432    $153,547   $139,292
                                                        =====================================================
Ratio of net loan charge-offs
   (recoveries) to average taxable
    loans outstanding ..............................      (0.11%)    (0.20%)     0.16%       0.13%      0.10%
Allowance for loan losses as a
   percentage of average taxable
   loans outstanding ...............................       1.36       1.66       1.42        1.65       1.91
Coverage of net charge-offs by
   year-end allowance for loan
   losses ..........................................      12.83        N/A       8.81        13.09     19.51

Operating Expenses

A continuing objective of the Company is to manage overhead costs while maintaining optimal productivity, efficiency, capacity, and quality service. The new branch facilities opened during 1997 in Fairfield and Muscatine and increased sales focus are necessary to position our banks for the future in meeting the intense competition that banks face for loans, deposits, and other banking services. These enhancements, while necessary, do come at a price. Our efficiency ratio of 61.1% in 1997 compares to 56.2% in 1996. More specifically, occupancy expenses increased $120,000 or 20.7% and equipment expenses increased $99,000 or 26.5%. Overall, operating expenses increased $690,000 which is 10.1% greater than the prior year. This higher expense total is, in large measure, attributable to the new infrastructure added or improved upon in 1997 as well as training for our employees to allow for future growth of the Company's assets and earnings. Important to remember is the fact that operating expenses in 1997 were only $372,000 or 5.2% greater than 1993 operating expenses, however, December 31, 1993, total assets of Iowa First Bancshares Corp. were $48,380,000 or 18.8% less than year-end 1997. Net income before a change in accounting principle increased 22.9% over the same time period. Thus, the growth rate in assets over this time period has outpaced the growth rate in operating expenses by 3.6 to 1, and the growth rate in net income has outpaced the growth rate in operating expenses by 4.4 to 1.

Net Income

The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                                Year Ended December 31,
                                             --------------------------
                                              1997      1996      1995
                                             --------------------------

Net income .................                 $3,280    $3,465    $3,050
                                             ==========================

Net income decreased $185,000 or 5.3% in 1997. This decrease resulted from improvement in net interest income of $222,000 or 2.1%, reduction of $156,000 or 97.5% in provisions for loan losses, a reduction in other income totaling $68,000 or 3.9%, an increase of $690,000 or 10.1% in operating expenses, and a decrease of $195,000 or 11.4% in income taxes.

Net income increased $415,000 or 13.6% in 1996. The net interest income increased $543,000 or 5.5%, provision for loan losses increased $115,000, other income rose $188,000 or 11.9%, operating expenses decreased $20,000 or .3%, and income taxes increased $221,000 or 14.8%.

Selected Consolidated Ratios

                                                    Year Ended December 31,
                                                    ------------------------
                                                    1997     1996     1995
                                                    ------------------------
Percentage of net income to:
   Average stockholders' equity ..............      12.33%   14.46%   13.97%
   Average total assets ......................       1.13     1.26     1.18
Percentage of average stockholders' equity to
   average total assets ......................       9.16     8.75     8.44
Dividend payout ratio ........................      42.86    34.87    30.99


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

The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):

                                                 Repricing Maturities at December 31, 1997
                                     ----------------------------------------------------------------
                                     Less Than    3-12       1-5     More Than    Interest
                                     3 Months    Months     Years     5 Years     Bearing      Total
                                     ----------------------------------------------------------------
Assets:
   Loans ...........................  $ 52,225  $ 27,064   $ 85,973   $ 44,881    $  1,144    $211,287
   Investment securities ...........     5,574     9,363     32,599     17,950          10      65,496
   Other earning assets ............     9,882       - -        - -        - -         - -       9,882
   Nonearning assets ...............       - -       - -        - -        - -      19,118      19,118
                                      ----------------------------------------------------------------
      Total ........................  $ 67,681  $ 36,427   $118,572   $ 62,831    $ 20,272    $305,783
                                      ================================================================

Liabilities and Equity:
   Deposits ........................  $ 43,123  $110,059   $ 51,386   $    - -    $ 38,214    $242,782
   Securities sold under agreements
      to repurchase and TT&L .......     4,406       - -      1,309        - -         - -       5,715
   FHLB advances ...................       - -       300     22,368      3,800         - -      26,468
   Other liabilities ...............       - -       - -        - -        - -       2,193       2,193
   Equity ..........................       - -       - -        - -        - -      28,625      28,625
                                      ----------------------------------------------------------------
      Total liabilities and equity    $ 47,529  $110,359   $ 75,063   $  3,800    $ 69,032    $305,783
                                      ================================================================

Repricing gap ......................  $ 20,152  $(73,932)  $ 43,509   $ 59,031    $(48,760)   $    - -
Cumulative repricing gap ...........    20,152   (53,780)   (10,271)    48,760         - -         - -

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

A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 1997, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one year period by $53,780,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

Interest Rate Risk Management

The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Since 1990, management's asset/liability committee has met monthly to review the Company's interest rate risk position and profitability, and to make or recommend adjustments for consideration by the Board of Directors. Management also reviews the Bank's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while maintaining or enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long- and short-term interest rates.

One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at December 31, 1997, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 400 basis points, measured in 100 basis point increments).

                                      Estimated Increase
        Change In                      (Decrease) in NPV
         Interest      Estimated    -----------------------
          Rates        NPV Amount       Amount      Percent
       ----------------------------------------------------
       (Basis Points)            (Dollars in Thousands)

           +400      $       13,873 $     (10,922)    (44)%
           +300              16,530        (8,265)    (33)
           +200              19,187        (5,608)    (22)
           +100              21,918        (2,877)    (12)
            - -              24,795           - -     - -
           -100              27,848          3,053     12
           -200              31,093          6,298     25
           -300              34,864         10,069     41
           -400              39,075         14,280     58

The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

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

The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 1997 were $219,192,000 or 90.3% of total deposits and 71.7% of total liabilities and equity.

Equity has increased in significance as a funding source, increasing $3,427,000 during 1997 to total $28,625,000. Securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $5,715,000. Longer term Federal Home Loan Bank advances totaled $26,468,000. At year-end total federal funds sold and securities maturing within one year were $24,705,00 or 8.1% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

At December 31, 1997, securities available for sale totaling $65,496,000 included $788,000 of gross unrealized gains and $50,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

Capital

Stockholders'   equity  increased  $3,427,000  (13.6%)  in  1997.  Dividends  to stockholders were declared at a rate of $ .78, $.68, and $.53 per share during the years ended December 31, 1997, 1996, and 1995, respectively.

Year 2000

The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, calculate interest accruals, or engage in similar normal business activities.

Management has commenced preparation for the "Year 2000" in terms of reviewing, identifying, correcting and testing any potential risk exposures associated with the inability of certain computer hardware and software components to function into the new millennium. In addition to evaluating the year 2000 readiness of internal systems, management is also taking steps to ascertain the readiness of major vendors and significant borrowers to identify and reduce potential risk exposures to the Company caused by their year 2000 compatibility issues.

Based on the review of the computer systems, management does not believe the cost of remediation will be material to the Bank's financial statements. All mission critical systems are expected to be year 2000 compliant by June 30, 1999.

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

Effect of FASB Statements

The Financial Accounting Standards Board has issued Statement No, 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127 "Deferral of the Effective Date of Certain Provisions of Statement No. 125". Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Statement No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The provisions of Statement No. 125 applicable to servicing of financial assets were effective for servicing of financial assets occurring after December 31, 1996. Adoption of these provisions of the Statement did not have a material effect on the Company's financial statement. The provisions of Statement No. 125 applicable to transfers of financial assets and extinguishment of liabilities are effective for transfers and extinguishments occurring after December 31, 1997. Management believes that adoption of these provisions of the Statement will not have a material effect on the Company's financial statements.

The Financial Accounting Standards Board has issued Statement No. 130 "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The purpose of reporting comprehensive income is to disclose a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The Company will be required to disclose comprehensive income. Currently, the Company's comprehensive income would include net income and the change in unrealized gain on securities available for sale, net.

The Financial Accounting Standards Board has issued Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management believes that adoption of this Statement will not have a material effect on the Company's financial statements.

Quarterly Results of Operations (Unaudited)

In the fourth quarter of 1997, net income was $834,000, compared with $815,000 in the same period of 1996, an increase of 2.3%. The net interest income during the fourth quarter of 1997 was $2,737,000 compared with $2,661,000 for the fourth quarter of 1996. There was no provision for possible loan losses in the fourth quarter of 1997 versus $60,000 in 1996. Other income totaled $438,000 and $441,000 during the fourth quarter of 1997 and 1996, respectively. Other operating expenses of $1,966,000 in the last quarter of 1997 compare with $1,839,000 for the last quarter of 1996. Income tax expense was $375,000 and $388,000 for the final quarter of 1997 and 1996, respectively. Quarterly results of operations are as follows (dollar amounts in thousands):

                                                              Quarter Ended
                                              --------------------------------------------------
                                              March 31,  June 30,  September 30,    December 31,
                                                1997      1997         1997             1997
                                              --------------------------------------------------
Total  interest income ....................   $4,982      $5,247      $5,348           $5,581
Total  interest expense ...................    2,383       2,592       2,683            2,844
                                              -----------------------------------------------
Net interest income .......................    2,599       2,655       2,665            2,737
Provision for loan losses .................        3           1         - -              - -
Other income ..............................      405         422         431              438
Other expense .............................    1,721       1,840       2,020            1,966
                                              -----------------------------------------------
Income before income taxes ................    1,280       1,236       1,076            1,209
Applicable income taxes ...................      406         399         341              375
                                              -----------------------------------------------
Net income ................................   $  874      $  837      $  735           $  834
                                              ===============================================
Net income per share:
   Basic ..................................   $ 0.50      $ 0.47      $ 0.42           $ 0.47
                                              ===============================================

   Diluted ................................   $ 0.49      $ 0.46      $ 0.41           $ 0.46
                                              ===============================================


                                                             Quarter Ended
                                             ---------------------------------------------------
                                             March 31,    June 30, September 30,    December 31,
                                               1996        1996        1996             1996
                                             ---------------------------------------------------
Total  interest income ....................   $4,902      $5,133      $4,952           $5,045
Total  interest expense ...................    2,429       2,444       2,341            2,384
                                              -----------------------------------------------
Net interest income .......................    2,473       2,689       2,611            2,661
Provision for loan losses .................       15          25          60               60
Other income ..............................      387         483         453              441
Other expense .............................    1,671       1,662       1,685            1,839
                                              -----------------------------------------------
Income before income taxes ................    1,174       1,485       1,319            1,203
Applicable income taxes ...................      382         510         436              388
                                              -----------------------------------------------
Net income ................................   $  792      $  975      $  883           $  815
                                              ===============================================
Net income per share:
   Basic ..................................   $ 0.46      $ 0.57      $ 0.52           $ 0.47
                                              ===============================================

   Diluted ................................   $ 0.45      $ 0.55      $ 0.50           $ 0.45
                                              ===============================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 1997

George A. Shepley                                    Donald R. Heckman
  Chairman of the Board and  CEO                       Investor
    Iowa First Bancshares Corp.                       Factory Manager - Retired
  Chairman of the Board                                   H.J. Heinz Co.
    First National Bank of Muscatine
  Chairman of the Board                             Dean H. Holst
    First National Bank in Fairfield                  Director
                                                        Iowa First Bancshares Corp.
Kim K. Bartling                                       Director, President and CEO
  Director, Executive Vice President, Chief             First National Bank in Fairfield
    Operating Officer and Treasurer
    Iowa First Bancshares Corp.                    D. Scott Ingstad
  Director, Executive Vice President and CFO          Director and President
    First National Bank of Muscatine                    Iowa First Bancshares Corp.
  Director                                            Director, President and CEO
    First National Bank in Fairfield                    First National Bank of Muscatine

Roy J. Carver, Jr.
  Chairman of the Board                             Victor G. McAvoy
    Carver Pump Company                               President
                                                        Muscatine Community College
Larry L. Emmert
  President                                         Carl J. Spaeth
    Hoffmann, Inc.                                    President
                                                        Cabe Corporation
Craig R. Foss
  President                                         Beverly J. White
    Foss, Kuiken, and Gookin, P.C.                    Director and Vice President
                                                        Quality Foundry Co.

                        OFFICERS AS OF DECEMBER 31, 1997

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

                           IOWA FIRST BANCSHARES CORP.

                Subsidiary Bank Directors as of December 31, 1997

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

Kim K. Bartling                                                Kim K. Bartling
   Director, Executive Vice President, Chief                      Director, Executive Vice President, Chief
      Operating Officer and Treasurer                                Operating Officer and Treasurer
      Iowa First Bancshares Corp.                                    Iowa First Bancshares Corp.
   Director, Executive Vice President and CFO                     Director, Executive Vice President and CFO
      First National Bank of Muscatine                               First National Bank of Muscatine
   Director                                                       Director
      First National Bank in Fairfield                               First National Bank in Fairfield

Larry L. Emmert                                                Stephen R. Cracker
   President                                                      Director, Executive Vice President
       Hoffmann,  Inc.                                               First National Bank in Fairfield

Donald R. Heckman                                              Craig R. Foss
   Investor                                                       President
   Factory Manager - Retired                                         Foss, Kuiken & Gookin PC
      H.J. Heinz Co.
                                                               Thomas S. Gamrath
Victor G. McAvoy                                                  Vice President & Treasurer
   President                                                         Gamrath-Doyle & Associates, Inc.
      Muscatine Community College
                                                               Donald L. Johnson
Carl J. Spaeth                                                       Farmer
   President
      Cabe Corporation                                         H. Roy Lamansky
                                                                  Farmer - Retired
Beverly J. White
   Director and Vice President                                 Marvin L. Nelson
      Quality Foundry Co.                                         President
                                                                     The Nelson Company, Inc.

                                                               C. Gene Parker
                                                                  Agriculturalist