Form 10-K, Exhibit 13
period 1998-12-31
IOWA FIRST BANCSHARES CORP
filed 1999-03-19
CIK 740155

IOWA FIRST BANCSHARES CORP.


                                  ANNUAL REPORT


                                December 31, 1998

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 1998


Market Makers

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Piper Jaffray, Inc., Howe Barnes Investments, Inc., and Mesirow Financial, Inc.

Stock Prices Information

The table below shows the reported high and low bid prices of the common stock during the years ended December 31, 1998 and 1997. The stock prices listed below were obtained from the market makers or, as of each year-end, an independent appraisal of the stock, if higher.

         1998                High       Low
--------------------------------------------

First Quarter                31.25     31.00
Second Quarter               32.00     30.00
Third Quarter                34.00     30.38
Fourth Quarter               32.50     30.50


         1997                High       Low
--------------------------------------------

First Quarter                25.50     20.50
Second Quarter               27.50     25.50
Third Quarter                27.50     27.50
Fourth Quarter               30.00     27.00

Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 15, 1999 at the corporate offices located at 300 East Second Street, Muscatine, Iowa 52761. Stockholders are encouraged to attend.

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

To Our Shareholders:

Net income for the year ended December 31, 1998, was $3,282,000 or $2.02 per share compared to $3,280,000 or $1.82 the prior year. Contributing to the strong results were the sizable growth in other noninterest income of $179,000 (10.6%), as well as management's ability to control noninterest expenses which grew only 1.1% during 1998.

As reported during 1998, the Company purchased approximately 16.5% of the outstanding shares of Iowa First Bancshares Corp. from our largest shareholder and his related interests. The total interest expense on the loans used to partially fund this transaction was $368,000 which reduced net income by $243,000. However, the purchase of these shares, and the resultant financial leverage, benefited all of the remaining shareholders and was the principal reason earnings per share for 1998 were $2.02 compared to only $1.82 the prior year. This represents an earnings per share increase of 11%. Also, in large measure due to this stock repurchase, the return on average equity increased from 12.33% in 1997 to 14.18% in 1998. We are very pleased with these financial outcomes.

The major physical improvements reported to you in last year's annual report have been excellent investments. The activity at our Muscatine Wal-Mart branch has exceeded our expectations, particularly in our ability to generate loans. The relocation of the downtown branch in Muscatine has also been very well received by our customers and has proven to be a wise decision. Our branch in Fairfield, which is located in front of Wal-Mart, is enjoying some activity but has not experienced the level of loan demand projected in our business plans. Management is currently considering a plan to expand the lending function and market penetration of this branch. We are encouraged by the results to date and future prospects of these facilities. Last year we reported the costs associated with the construction, staffing, and other expenses encountered opening these locations. Additionally, significant financial and human resources have been devoted over the past two years to the Muscatine Bank's efforts in expanding and enhancing its sales culture and computer systems. The results to date have justified our decisions to expend the amounts needed to position ourselves for the future.

Evidence of our success is another year of substantial asset, deposit, and loan growth. Total assets as of December 31, 1998 were $345,411,000 compared to $305,783,000 as of December 31, 1997, an increase of approximately $40,000,000 or 13%. Over the same period, deposits grew $19,000,000 (8%) and net loans increased over $41,000,000 or 20%. Year-end 1998 net loans totaled over $250,000,000, a new milestone for the Company.

Advances from the Federal Home Loan Bank have continued to be a significant source of funding as well as an effective interest rate risk management tool. Such advances totaled nearly $48,000,000 at year-end 1998. Net recoveries on loans previously charged-off were $58,000. Loan quality remained good as evidenced by total nonaccrual and loans past due ninety days or more of only .4% of net loans. Modest improvement was achieved in the efficiency ratio to 60.75% for the current year as opposed to 61.10% the prior year. Due to the interest expense discussed earlier, we were unable to record a greater reduction in this ratio. Becoming more efficient is one of the Company's goals for 1999.

Please refer to page four for an explanation of what constitutes the efficiency ratio. Please refer to Management's Discussion and Analysis section of this report for a more detailed analysis of important issues and trends.

The bid price of Iowa First Bancshares Corp. stock as of December 31, 1998, was $31.00, a 7.8% increase from the prior year-end. This price represents a price to book value of 234% and a price to trailing twelve months earnings of 15.3 times. Please refer to the following graph for a summary of the stock price performance over the last few years.

The omitted graphical presentation reflected the stock price per share for the period December 31, 1993 through 1998. The data points used in the omitted graph were as follows:

                            1993   1994    1995    1996    1997    1998
                            --------------------------------------------

Dollars per share ......    11.33  13.00   16.67   20.00   28.75   31.00

All prices are stock split adjusted and are the highest outside broker bid or, beginning 12/31/93, the appraisal price if higher.

The Board of Directors declared cash dividends during 1998 of $1,344,000, further evidence of the Directors' commitment to enhance the return to stockholders consistent with prudent administration of the Company. The graph below summarizes the cash dividends declared per share for the past several years.

The omitted graphical presentation reflected the cash dividends per share for the period December 31, 1993 through 1998. The data points used in the omitted graph were as follows:

                                   1993    1994    1995    1996    1997    1998
                                   ---------------------------------------------

Cash dividends per share .....     .3833   .4500   .5333   .6800   .7800   .8400

All figures are stock split adjusted and reflect the three-for-one stock split which occurred in July 1996.

The total annual investment return (change in stock price plus dividends) for the past one, three, and five-year periods has been 11%, 26%, and 25%, respectively. The graphs below show the growth in total assets and loans over the past several years.

The omitted graphical presentation was a bar graph showing the total assets and total loans for the period December 31, 1994 through 1998. The data points used in the omitted graph were as follows:

                       1994    1995    1996    1997    1998
                       -------------------------------------
                                  (In Millions)

Total assets .......   253.8   272.8   280.5   305.8   345.4
Total loans ........   162.0   169.3   183.4   208.7   250.3

Year-end 1998 total assets exceeded year-end 1994 total assets by $91,611,000 for total growth of 36%. Over the same time period loans grew $88,303,000 or 55%.

As we look to 1999, there is, as always, much uncertainty in forecasting the future direction of interest rates and the economy. The 1999 budgets for the Company and its subsidiaries project stable to falling market interest rates and a positive business climate. If rates or the economy vary significantly from these assumptions, it will become more challenging to maintain or increase net interest income, and consequently, net income.

On behalf of management and the Board of Directors, we thank you for your investment in Iowa First Bancshares Corp. and your continued support. We look forward to hearing from you should you have comments or questions.


                                                /s/ George A. Shepley
                                                --------------------------------
                                                George A. Shepley
                                                Chairman & CEO


                                                /s/ Kim K. Bartling
                                                --------------------------------
                                                Kim K. Bartling
                                                Executive Vice President
                                                COO and Treasurer

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

BALANCE SHEET (at year end)                                                           1998          1997            1996
----------------------------------------------------------------------------------------------------------------------------
Net loans ......................................................................  $250,318,000   $208,683,000   $183,438,000
Allowance for loan losses ......................................................     2,787,000      2,604,000      2,803,000
Deposits and securities sold under
   agreements to repurchase ....................................................   267,491,000    247,041,000    243,805,000
Federal Home Loan Bank advances ................................................    47,973,000     26,468,000      7,473,000
Total assets ...................................................................   345,411,000    305,783,000    280,461,000
Stockholders' equity ...........................................................    20,309,000     28,625,000     25,198,000

STATEMENT OF INCOME (for the year)
----------------------------------------------------------------------------------------------------------------------------
Net interest income ............................................................  $ 10,691,000   $ 10,656,000   $ 10,434,000
Provision for loan losses ......................................................       125,000          4,000        160,000
Other income ...................................................................     1,875,000      1,696,000      1,764,000
Other operating expense ........................................................     7,633,000      7,547,000      6,857,000
Income before income taxes .....................................................     4,808,000      4,801,000      5,181,000
Income taxes ...................................................................     1,526,000      1,521,000      1,716,000
Net income .....................................................................     3,282,000      3,280,000      3,465,000

PER SHARE DATA
----------------------------------------------------------------------------------------------------------------------------
Net income, basic ..............................................................  $       2.02    $      1.86    $      2.02
Net income, diluted ............................................................          2.02           1.82           1.95
Book value at year-end .........................................................         13.25          15.62          14.48
Stock price at year-end (greater of bid or
   appraised price) ............................................................         31.00          28.75          20.00
Cash dividends declared during the year ........................................          0.84           0.78           0.68
Cash dividends declared as a percentage
   of net income ...............................................................           42%            43%            35%

KEY RATIOS
-----------------------------------------------------------------------------------------------------------------------------
Return on average assets .......................................................          1.00%          1.13%          1.26%
Return on average stockholders' equity .........................................         14.18          12.33          14.46
Net interest margin-tax equivalent .............................................          3.65           4.11           4.25
Average stockholders' equity to average
   assets ......................................................................          7.02           9.16           8.75
Total capital to risk-weighted assets ..........................................          9.14          14.44          14.20
Efficiency  ratio (all  operating  expenses,  excluding  the  provision for loan losses, divided by the sum of net interest income
   and other income) ...........................................................         60.75          61.10          56.21

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.


                                             /s/ McGladrey & Pullen, LLP


Davenport, Iowa
January 22, 1999, except for Note 7 as to which the date is March 1, 1999

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1997


ASSETS                                                                                 1998            1997
--------------------------------------------------------------------------------------------------------------
Cash and due from banks (Note 1) ...............................................   $ 14,273,000    $ 12,639,000
Interest-bearing deposits at financial institutions ............................        135,000          87,000
Investment securities available for sale (Note 3) ..............................     58,711,000      65,496,000
Federal funds sold and other overnight investments .............................     12,555,000       9,795,000
Loans, net (Note 4) ............................................................    250,318,000     208,683,000
Bank premises and equipment, net (Note 5) ......................................      5,858,000       6,055,000
Accrued interest receivable ....................................................      2,763,000       2,501,000
Other assets ...................................................................        798,000         527,000
                                                                                   ----------------------------
              Total assets .....................................................   $345,411,000    $305,783,000
                                                                                   ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------
LIABILITIES:
   Deposits:
      Noninterest-bearing ......................................................   $ 44,430,000    $ 38,212,000
      Interest-bearing .........................................................    217,416,000     204,570,000
                                                                                   ----------------------------
              Total deposits (Note 6) ..........................................    261,846,000     242,782,000
   Notes payable (Note 7) ......................................................      7,250,000             - -
   Securities sold under agreements to repurchase (Note 8) .....................      5,645,000       4,259,000
   Federal Home Loan Bank advances (Note 8) ....................................     47,973,000      26,468,000
   Dividends payable ...........................................................        320,000         374,000
   Treasury tax and loan open note (Note 8) ....................................        163,000       1,456,000
   Other liabilities ...........................................................      1,905,000       1,819,000
                                                                                   ----------------------------
              Total liabilities ................................................    325,102,000     277,158,000
                                                                                   ----------------------------

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Note 9):
   Preferred stock,  stated value of $1.00 per share; shares authorized 500,000;
      shares issued none .......................................................            - -             - -
   Common stock, no par value; shares authorized 6,000,000;
      shares issued 1,832,429 ..................................................        200,000         200,000
   Additional paid-in capital ..................................................      4,408,000       4,440,000
   Retained earnings ...........................................................     25,460,000      23,522,000
   Accumulated other comprehensive income ......................................        708,000         463,000
   Less cost of common shares acquired for the treasury,
      1998, 300,005; 1997, none ................................................    (10,467,000)            - -
                                                                                   ----------------------------
              Total stockholders' equity .......................................     20,309,000      28,625,000
                                                                                   ----------------------------
              Total liabilities and stockholders' equity .......................   $345,411,000    $305,783,000
                                                                                   ============================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1998, 1997, and 1996

                                                         1998         1997        1996
------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans:
      Taxable .....................................  $19,044,000  $16,464,000  $14,981,000
      Nontaxable ..................................      176,000      224,000      264,000
   Interest and dividends on investment securities:
      Taxable .....................................    2,633,000    3,246,000    3,237,000
      Nontaxable ..................................      848,000      732,000      605,000
   Interest on federal funds sold and other
      overnight investments .......................      870,000      480,000      921,000
   Other ..........................................       19,000       12,000       24,000
                                                     -------------------------------------
              Total interest income ...............   23,590,000   21,158,000   20,032,000
                                                     -------------------------------------
Interest expense:
   Interest on deposits ...........................    9,676,000    9,058,000    8,980,000
   Interest on notes payable ......................      368,000          - -          - -
   Interest on other borrowed funds ...............    2,855,000    1,444,000      618,000
                                                     --------------------------------------
              Total interest expense ..............   12,899,000   10,502,000    9,598,000
                                                     -------------------------------------
              Net interest income .................   10,691,000   10,656,000   10,434,000
Provision for loan losses (Note 4) ................      125,000        4,000      160,000
                                                     -------------------------------------
              Net interest income after
              provision for loan losses ...........   10,566,000   10,652,000   10,274,000
                                                     -------------------------------------

Other income:
   Trust department ...............................      343,000      328,000      340,000
   Service fees ...................................    1,131,000      975,000    1,017,000
   Investment securities gains, net ...............       18,000          - -        4,000
   Other ..........................................      383,000      393,000      403,000
                                                     -------------------------------------
              Total other income ..................    1,875,000    1,696,000    1,764,000
                                                     -------------------------------------

Operating expenses:
   Salaries and employee benefits .................    4,323,000    4,276,000    4,077,000
   Occupancy expenses, net ........................      700,000      699,000      579,000
   Equipment expenses .............................      604,000      472,000      373,000
   Office supplies, printing, and postage .........      419,000      399,000      399,000
   Computer costs .................................      407,000      414,000      374,000
   Advertising and business promotion .............      163,000      157,000      163,000
   Other operating expenses .......................    1,017,000    1,130,000      892,000
                                                     -------------------------------------
              Total operating expenses ............  $ 7,633,000  $ 7,547,000  $ 6,857,000
                                                     -------------------------------------

              Income before income taxes ..........  $ 4,808,000  $ 4,801,000  $ 5,181,000

Income taxes (Note 11) ............................    1,526,000    1,521,000    1,716,000
                                                     -------------------------------------
              Net income ..........................  $ 3,282,000  $ 3,280,000  $ 3,465,000
                                                     =====================================

Weighted average common shares ....................    1,628,447    1,758,883    1,712,574
Weighted average common and common
   equivalent shares, assuming dilution ...........    1,628,447    1,801,022    1,776,680

Net income per common share (Note 12):
   Basic ..........................................  $      2.02  $      1.86  $      2.02
                                                     =====================================

   Diluted ........................................  $      2.02  $      1.82  $      1.95
                                                     =====================================

Dividends declared per share ......................  $      0.84  $      0.78  $      0.68
                                                     =====================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1998, 1997, and 1996

                                                                 Common Stock         Additional
                                                             ----------------------     Paid-In      Retained
                                                              Number        Amount      Capital      Earnings
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 ..............................    1,800,000   $  200,000   $ 3,800,000   $19,326,000
   Comprehensive income:
      Net income ........................................          - -          - -           - -     3,465,000
      Other comprehensive income, net of tax,
        unrealized (losses) on securities available for
        sale, net of reclassification adjustment (Note 2)          - -          - -           - -           - -

              Comprehensive income

   Cash dividends declared, $.68 per share ..............          - -          - -           - -    (1,170,000)
   Purchase of common stock for the treasury ............          - -          - -           - -           - -
   Sale of common stock from the treasury to the ESOP ...          - -          - -        50,000           - -
   Issuance of 45,885 shares of treasury stock upon
      exercise of stock options .........................          - -          - -        22,000           - -
                                                             --------------------------------------------------
Balance, December 31, 1996 ..............................    1,800,000   $  200,000    $3,872,000   $21,621,000
   Comprehensive income:
      Net income ........................................          - -          - -           - -     3,280,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available for
        sale, net of reclassification adjustment
        (Note 2) .......................................           - -          - -           - -           - -

              Comprehensive income

   Cash dividends declared, $.78 per share ..............          - -          - -           - -    (1,379,000)
   Purchase of common stock for the treasury ............          - -          - -           - -           - -
   Sale of common stock to the ESOP .....................        4,615          - -       120,000           - -
   Issuance of 95,590 shares upon exercise of stock
     options ............................................       27,814          - -       448,000           - -
                                                             --------------------------------------------------
Balance, December 31, 1997 ..............................    1,832,429   $  200,000    $4,440,000   $23,522,000
   Comprehensive income:
      Net income ........................................          - -          - -           - -     3,282,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available for
        sale, net of reclassification adjustment
        (Note 2) ........................................          - -          - -           - -           - -

              Comprehensive income

   Cash dividends declared, $.84 per share ..............          - -          - -           - -    (1,344,000)
   Purchase of common stock for the treasury ............          - -          - -           - -           - -
   Sale of common stock to the ESOP .....................          - -          - -       (32,000)          - -
   Other sales of common stock ..........................          - -          - -           - -           - -
                                                             --------------------------------------------------
Balance, December 31, 1998 ..............................    1,832,429   $  200,000    $4,408,000   $25,460,000
                                                             ==================================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1998, 1997, and 1996

                                                      Accumulated
                                                        Other
                                                       Compre-
                                                       hensive
                                                       Income
                                                      Unrealized
                                                       Gain On
                                                      Securities
                                                      Available       Treasury Stock         Compre-
                                                         For      -----------------------    hensive
                                                      Sale, Net      Number       Amount     Income        Total
                                                      -------------------------------------------------------------
Balance, December 31, 1995 .......................    $  229,000     84,237    $  522,000               $23,033,000
Comprehensive income:
  Net income .....................................           - -        - -           - -   $3,465,000    3,465,000
  Other comprehensive income, net of tax,
    unrealized (losses) on securities available
    for sale, net of reclassification adjustment
    (Note 2)......................................      (148,000)       - -           - -     (148,000)    (148,000)
                                                                                            ----------
               Comprehensive income ..............                                          $3,317,000
                                                                                            ==========
Cash dividends declared, $.68 per share ..........          - -        - -           - -                (1,170,000)
Purchase of common stock for the treasury ........          - -     25,500       483,000                  (483,000)
Sale of common stock from the treasury to the ESOP          - -     (4,400)      (38,000)                   88,000
Issuance of 45,885 shares of treasury stock upon
  exercise of stock options ......................          - -    (45,885)     (391,000)                  413,000
                                                     -----------------------------------               -----------
Balance, December 31, 1996 .......................   $   81,000     59,452    $  576,000               $25,198,000
  Comprehensive income:
    Net income ...................................          - -        - -           - -   $3,280,000    3,280,000
    Other comprehensive income, net of tax,
      unrealized gains on securities available for
      sale, net of reclassification adjustment
      (Note 2) ...................................      382,000        - -           - -      382,000      382,000
                                                                                           ----------
          Comprehensive income ...................                                         $3,662,000
                                                                                           ==========
  Cash dividends declared, $.78 per share ........          - -        - -           - -                (1,379,000)
  Purchase of common stock for the treasury ......          - -      8,324       174,000                  (174,000)
  Sale of common stock to the ESOP ...............          - -        - -           - -                   120,000
  Issuance of 95,590 shares upon exercise of stock
    options ......................................          - -    (67,776)     (750,000)                1,198,000
                                                     -----------------------------------               -----------
Balance, December 31, 1997 .......................   $  463,000        - -    $      - -               $28,625,000
Comprehensive income
  Net income .....................................          - -        - -           - -   $3,282,000    3,282,000
  Other comprehensive income, net of tax,
    unrealized gains on securities available for
    sale, net of reclassification adjustment
    (Note 2) .....................................      245,000        - -           - -      245,000      245,000
                                                                                           ----------
          Comprehensive income ...................                                         $3,527,000
                                                                                           ==========
  Cash dividends declared, $.84 per share                  - -        - -           - -                (1,344,000)
  Purchase of common stock for the treasury ......         - -    308,199    10,753,000               (10,753,000)
  Sale of common stock to the ESOP ...............         - -     (8,064)     (282,000)                  250,000
  Other sales of common stock ....................         - -       (130)       (4,000)                    4,000
                                                    -----------------------------------               -----------
Balance, December 31, 1998 .......................  $  708,000    300,005   $10,467,000               $20,309,000
                                                    ===================================               ===========

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1998, 1997, and 1996

                                                                                      1998           1997           1996
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..................................................................   $ 3,282,000    $ 3,280,000    $ 3,465,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Proceeds from loans sold to FHLMC ........................................       925,000        572,000      5,526,000
      Loans underwritten for FHLMC .............................................      (918,000)      (568,000)    (5,515,000)
      Gains on loans sold to FHLMC .............................................        (7,000)        (4,000)       (11,000)
      Provision for loan losses ................................................       125,000          4,000        160,000
      Investment securities gains, net .........................................       (18,000)           - -         (4,000)
      Depreciation .............................................................       631,000        520,000        376,000
      Deferred income taxes ....................................................        12,000         46,000       (269,000)
      Amortization of premiums and accretion
        of discounts on investment securities, net .............................       134,000        188,000        223,000
      Change in assets and liabilities:
        (Increase) in accrued interest .........................................      (262,000)      (168,000)       (50,000)
        Net (increase) decrease in other assets ................................      (271,000)      (267,000)       212,000
        Increase (decrease) in other liabilities ...............................       (73,000)       (58,000)        99,000
                                                                                   -----------------------------------------
              Net cash provided by operating activities ........................     3,560,000      3,545,000      4,212,000
                                                                                   -----------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest-bearing
      deposits at financial institutions .......................................       (48,000)       464,000       (551,000)
   Net (increase) decrease in federal funds sold
      and other overnight deposits .............................................    (2,760,000)    (2,532,000)    17,437,000
   Proceeds from sales, maturities, calls, and
      paydowns of available for sale securities ................................    22,161,000     26,578,000     21,167,000
   Purchase of available for sale securities ...................................   (15,100,000)   (24,032,000)   (28,514,000)
   Net (increase) in loans .....................................................   (41,760,000)   (25,249,000)   (14,256,000)
   Purchases of bank premises and equipment ....................................      (434,000)    (2,049,000)      (560,000)
                                                                                  ------------------------------------------
              Net cash (used in) investing activities ..........................  $(37,941,000)  $(26,820,000)  $ (5,277,000)
                                                                                  ------------------------------------------
 CASH FLOWS  FROM  FINANCING ACTIVITIES:
   Net increase (decrease) in noninterest-bearing deposits .....................  $  6,218,000   $ (5,233,000)  $  8,369,000
   Net increase (decrease) in interest-bearing deposits ........................    12,846,000      9,663,000     (5,970,000)
   Proceeds from notes payable .................................................     9,250,000            - -            - -
   Repayment of notes payable ..................................................    (2,000,000)           - -            - -
   Net increase (decrease) in securities sold under agreements to repurchase ...     1,386,000     (1,194,000)    (1,361,000)
   Net increase (decrease) in treasury tax and loan open note ..................    (1,293,000)      (488,000)       419,000
   Advances from Federal Home Loan Bank ........................................    22,650,000     20,900,000      4,100,000
   Payments of advances from Federal Home Loan Bank ............................    (1,145,000)    (1,905,000)       (25,000)
   Cash dividends paid .........................................................    (1,398,000)    (1,336,000)    (1,085,000)
   Purchases of common stock for the treasury ..................................   (10,753,000)      (174,000)      (483,000)
   Issuance of common stock ....................................................       254,000      1,318,000        501,000
                                                                                   -----------------------------------------
              Net cash provided by financing activities ........................    36,015,000     21,551,000      4,465,000
                                                                                   -----------------------------------------
              Net increase (decrease) in cash and due from banks ...............     1,634,000     (1,724,000)     3,400,000

Cash and due from banks:
   Beginning ...................................................................    12,639,000     14,363,000     10,963,000
                                                                                   -----------------------------------------
   Ending ......................................................................   $14,273,000    $12,639,000    $14,363,000
                                                                                   =========================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash payments for:
      Interest .................................................................   $12,965,000    $10,460,000    $ 9,596,000
      Income taxes .............................................................     1,223,000      1,283,000      1,483,000

Supplemental Schedule of Noncash Investing and Financing  Activities,  change in accumulated other comprehensive income,  unrealized gain (loss) on securities
   available for sale, net .....................................................       245,000        382,000       (148,000)

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

Significant accounting policies:

   Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant estimate which is particularly susceptible to change in a short period of time relates to the determination of the allowance for loan losses. Actual results could differ from those estimates.

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield (Banks). All material intercompany accounts and transactions have been eliminated in consolidation.

   Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on-hand, amounts due from banks, and cash items in process of clearing. Cash flows from interest-bearing deposits at financial institutions, federal funds sold and other overnight investments, loans, deposits, securities sold under agreements to repurchase, and treasury tax and loan open note are reported net.

   Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,719,000 and $1,651,000 at December 31, 1998 and 1997, respectively.

   Investment securities available for sale: Securities available for sale are accounted for at fair value and the unrealized holding gains or losses are presented as a separate component of accumulated other comprehensive income, net of their deferred income tax effect.

   Realized gains and losses, determined using the specific-identification method, are included in earnings.

   Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

   Premiums and discounts are recognized in interest income using the interest method over the expected life of the security. There were no investments held to maturity or for trading purposes as of December 31, 1998 or 1997.

   Loans: Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. The Banks record impaired loans at the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Banks recognize interest income on impaired loans on a cash basis.

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

   Other assets: Other real estate (ORE), which is included in other assets, represents properties acquired through foreclosure, in-substance foreclosure or other proceedings. ORE is recorded at the lower of the amount of the loan or fair value of the properties. Any write-down to fair value at the time of transfer to ORE is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by the current fair value. Subsequent write-downs to fair value are charged to earnings.

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

   Earnings per share: Basic earnings per share is arrived at by dividing net income by the weighted average number of shares of common stock outstanding for the respective period. Diluted earnings per share is arrived at by dividing net income by the weighted average number of common stock and common stock equivalents outstanding for the respective period.

   Current accounting developments: The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   The Financial Accounting Standards Board has issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which is effective for fiscal quarters beginning after December 15, 1998. This Statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests as held to maturity, available for sale, or trading based on its ability and intent to sell or hold those investments. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.


Note 2. Comprehensive Income


Effective January 1, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements.

Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised entirely of unrealized gains and losses on securities available for sale.

Other comprehensive income is comprised as follows:

                                                                                        Tax
                                                                           Before     Expense      Net
                                                                            Tax      (Benefit)    of Tax
                                                                         ---------------------------------
                                                                            Year Ended December 31, 1998
                                                                         ---------------------------------
Unrealized gains on securities available for sale:
   Unrealized holding gains arising during the year ..................   $ 410,000   $ 154,000   $ 256,000
   Less, reclassification adjustment for gains
      included in net income .........................................      18,000       7,000      11,000
                                                                         ---------------------------------
              Other comprehensive income .............................   $ 392,000   $ 147,000   $ 245,000
                                                                         =================================

                                                                            Year Ended December 31, 1997
                                                                         ---------------------------------
Unrealized gains on securities available for sale:
   Unrealized holding gains arising during
      the year .......................................................   $ 608,000   $ 226,000   $ 382,000
   Less, reclassification adjustment for gains
      included in net income .........................................         - -         - -         - -
                                                                         ---------------------------------
              Other comprehensive income .............................   $ 608,000   $ 226,000   $ 382,000
                                                                         =================================

                                                                            Year Ended December 31, 1996
                                                                         ---------------------------------
Unrealized gains (losses) on securities available
   for sale:
   Unrealized holding (losses) arising during
      the year .......................................................   $(230,000)  $ (85,000)  $(145,000)
   Less, reclassification adjustment for gains
      included in net income .........................................       4,000       1,000       3,000
                                                                         ---------------------------------
              Other comprehensive income .............................   $(234,000)  $ (86,000)  $(148,000)
                                                                         =================================

Note 3.  Investment Securities Available For Sale

The amortized cost and fair value of investment securities available for sale as of December 31, 1998 and 1997 are summarized as follows:

                                                                  Gross          Gross
                                                   Amortized    Unrealized     Unrealized      Fair
                                                     Cost         Gains          Losses        Value
                                                  ------------------------------------------------------
                                                                     December 31, 1998
                                                  ------------------------------------------------------
U.S. Treasury securities ......................   $11,500,000   $   212,000   $       - -    $11,712,000
U.S. government agencies ......................    17,732,000       286,000        (4,000)    18,014,000
Mortgage-backed securities ....................     4,135,000        47,000        (1,000)     4,181,000
State and political subdivisions ..............    18,083,000       562,000        (4,000)    18,641,000
Corporate obligations, including stock ........     6,131,000        32,000           - -      6,163,000
                                                  ------------------------------------------------------
                                                  $57,581,000   $ 1,139,000   $    (9,000)   $58,711,000
                                                  ======================================================

                                                                       December 31, 1997
                                                 -------------------------------------------------------

    U.S. Treasury securities                      $12,985,000   $   124,000   $   (10,000)   $13,099,000
    U.S. government agencies                       18,845,000       189,000       (15,000)    19,019,000
    Mortgage-backed securities                      9,241,000        48,000       (17,000)     9,272,000
    State and political subdivisions               17,437,000       399,000        (7,000)    17,829,000
    Corporate obligations, including stock          6,250,000        28,000        (1,000)     6,277,000
                                                  ------------------------------------------------------
                                                  $64,758,000   $   788,000   $   (50,000)   $65,496,000
                                                  ======================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary. Stocks are also excluded from the maturity categories as there is no fixed maturity date.

                                                    Amortized        Fair
                                                      Cost           Value
                                                   -------------------------
Securities available for sale:
   Due in one year or less .....................   $12,796,000    12,867,000
   Due after one year through five years .......    23,325,000    23,819,000
   Due after five years through ten years ......    12,028,000    12,438,000
   Due after ten years .........................     2,729,000     2,838,000
   Mortgage-backed securities ..................     4,135,000     4,181,000
   Stock .......................................     2,568,000     2,568,000
                                                   -------------------------
                                                   $57,581,000    58,711,000
                                                   =========================

Investment securities with a carrying value of $18,085,000 and $20,638,000 as of December 31, 1998 and 1997, respectively, are pledged on public deposits, securities sold under agreements to repurchase, trust deposits and for other purposes as required by law.

Proceeds from the sale of securities available for sale were $2,199,000 during 1998, $7,125,000 during 1997, and $1,005,000 during 1996. Gross gains and losses realized on sales in 1998 were $21,000 and $3,000, respectively. Gross gains and losses realized on sales in 1997 were $7,000 and $7,000, respectively. Gross gains and losses realized on sales in 1996 were $4,000 and none, respectively.

Note 4.  Loans

The composition of loans is summarized as follows:

                                                            December 31,
                                                   ----------------------------
                                                        1998            1997
                                                   ----------------------------

Commercial .....................................   $ 94,724,000    $ 79,968,000
Agricultural ...................................     26,685,000      20,494,000
Real estate:
   Construction ................................      2,598,000       2,120,000
   Mortgage ....................................     95,535,000      76,904,000
   Tax exempt, mortgage ........................      2,337,000       3,118,000
Installment ....................................     31,268,000      28,686,000
Other ..........................................        100,000         456,000
                                                   ----------------------------
              Total loans ......................    253,247,000     211,746,000
Less:
   Allowance for loan losses ...................      2,787,000       2,604,000
   Unearned discount ...........................        142,000         459,000
                                                   ----------------------------
                                                   $250,318,000    $208,683,000
                                                   ============================

Loans considered to be impaired are as follows:

                                                                        December 31,
                                                                   ----------------------
                                                                       1998       1997
                                                                   ----------------------
Impaired loans for which an allowance has been provided ........   $  338,000  $  702,000
Impaired loans for which no allowance has been provided ........      319,000     442,000
                                                                   ----------------------
              Total loans determined to be impaired ............   $  657,000  $1,144,000
                                                                   ----------------------
Allowance provided for impaired loans, included in the allowance
   for loan losses .............................................   $   95,000  $   99,000
                                                                   ======================

The average recorded investment in impaired loans during 1998 and 1997 was $854,000 and $1,203,000, respectively. Interest income on impaired loans of $20,000, $12,000, and $19,000 was recognized for cash payments received in 1998, 1997, and 1996, respectively.

Nonaccruing loans totaled $657,000 and $1,144,000 at December 31, 1998 and 1997, respectively. Interest income in the amount of $54,000, $90,000, and $66,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 1998, 1997, and 1996, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1998, 1997, and 1996 totaled $20,000, $12,000, and $19,000, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                 Year Ended December 31,
                                           ----------------------------------
                                              1998        1997        1996
                                           ----------------------------------

Beginning balance ......................   $2,604,000  $2,803,000  $2,309,000
   Provisions charged to expense........      125,000       4,000     160,000
   Recoveries ..........................      250,000      80,000     496,000
                                           ----------------------------------
                                            2,979,000   2,887,000   2,965,000
   Loans charged off ...................      192,000     283,000     162,000
                                           ----------------------------------
Ending balance .........................   $2,787,000  $2,604,000  $2,803,000
                                           ==================================

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $9,672,000 as of December 31, 1998, $13,319,000 as of December 31, 1997, and $14,735,000 as of December 31,
1996. Custodial escrow balances maintained in connection with these loans were approximately $67,000, $77,000, and $89,000 at December 31, 1998, 1997, and
1996, respectively. All loans sold are without recourse.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

                                                 Years of
                                                  Useful
                                                  Lives       December 31,
                                                         -----------------------
                                                            1998         1997
                                                  ------------------------------
Bank premises (including land of $631,000 and
   $596,000, respectively) .....................  10-40  $6,970,000  $ 7,291,000
Leasehold improvements .........................   5-15     201,000      201,000
Furniture and equipment ........................   5-15   2,256,000    2,818,000
                                                         -----------------------
                                                          9,427,000   10,310,000
Accumulated depreciation .......................          3,569,000    4,255,000
                                                         -----------------------
                                                         $5,858,000  $ 6,055,000
                                                         =======================

Note 6.  Deposits

The composition of deposits is summarized as follows:

                                                            December 31,
                                                    ---------------------------
                                                        1998           1997
                                                    ---------------------------

Demand .....................................        $ 84,351,000   $ 74,434,000
NOW accounts ...............................          36,062,000     31,666,000
Savings ....................................          21,965,000     21,007,000
Time certificates ..........................         119,468,000    115,675,000
                                                    ---------------------------
                                                    $261,846,000   $242,782,000
                                                    ===========================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $28,508,000 and $23,590,000 as of December 31, 1998 and 1997, respectively. Maturities of these certificates are summarized as follows:

                                                             December 31,
                                                       -------------------------
                                                           1998          1997
                                                       -------------------------

One to three months .............................      $ 9,818,000   $ 6,640,000
Three to six months .............................        5,839,000     4,864,000
Six to twelve months ............................        7,230,000     8,446,000
Over twelve months ..............................        5,621,000     3,640,000
                                                       -------------------------
                                                       $28,508,000   $23,590,000
                                                       =========================

At December 31, 1998, the scheduled maturities of all certificates of deposit are as follows:

   Year ending December 31:
      1999                                                       $ 79,366,000
      2000                                                         28,293,000
      2001                                                          8,030,000
      2002                                                          2,904,000
      2003 and thereafter                                             875,000
                                                                 ------------
                                                                 $119,468,000
                                                                 ============

Note 7.  Notes Payable

Notes payable are summarized as follows:

                                                                                           December 31,
                                                                                      ----------------------
                                                                                         1998        1997
                                                                                      ----------------------
Term note payable to a bank,  interest at 1.5% plus adjusted  interbank  rate
   (7.28% as of December 31, 1998), due May 4,
   1999, secured by stock of subsidiary banks of the Company ......................   $1,750,000   $     - -
Term note payable to a bank, interest fixed for five years
   at 1.75% plus rate of five-year U.S. Treasury note
   (7.36% as of December 31, 1998), due May 4, 2003,
   with annual installments of $550,000 starting May 4,
   1999, secured by stock of subsidiary banks of the Company ......................    5,500,000         - -
                                                                                      ----------------------
                                                                                      $7,250,000   $     - -
                                                                                      ======================

The notes payable include certain restrictive covenants. The Company is in compliance with these covenants or they have been waived as of March 1, 1999.

Notes payable are due as follows:

   Year ending December 31:
      1999                                                       $2,300,000
      2000                                                          550,000
      2001                                                          550,000
      2002                                                          550,000
      2003                                                        3,300,000
                                                                 ----------
                                                                 $7,250,000
                                                                 ==========

Note 8.  Other Borrowed Funds

Borrowings consist of the following:

                                                      December 31,
                                                ------------------------
                                                    1998        1997
                                                ------------------------

Securities sold under agreements to repurchase  $ 5,645,000  $ 4,259,000
Federal Home Loan Bank advances ..............   47,973,000   26,468,000
Treasury tax and loan open note ..............      163,000    1,456,000

The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system. The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Loan Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. At December 31, 1998, all but $1,021,000 of the securities sold under agreements to repurchase mature within twelve months, with $309,000 maturing December 31, 2000 and $712,000 maturing June 30, 2001.

The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                                  1998         1997
                                                               ------------------------
Daily average amount outstanding during the year ...........   $ 5,412,000  $ 4,061,000
Maximum outstanding as of any month end ....................     6,388,000    4,754,000

Weighted average interest rate during the year .............         5.02%        4.98%
Weighted average interest rate at the end of the year ......         4.87%        5.26%

Securities underlying the agreements at the end of the year:
   Carrying value ..........................................   $10,698,000  $ 9,167,000
   Fair value ..............................................    10,698,000    9,167,000

Advances from the Federal Home Loan Bank as of December 31, 1998 bear interest and are due as follows:

                                                Interest Rate      Balance Due
                                                --------------------------------
    Year ending December 31:
       1999                                         6.99%            $   250,000
       2000                                     5.70% - 6.73%          3,150,000
       2001                                     5.32% - 7.09%          3,600,000
       2002                                     6.02% - 7.13%          5,150,000
       2003                                     5.52% - 6.67%          3,450,000
       2004 and thereafter                      5.00% - 7.39%         32,373,000
                                                                     -----------
                                                                     $47,973,000
                                                                     ===========

Nearly all of the advances maturing in 2004 and thereafter have options which allow the Company the right, but not the obligation, to "put" the advances back to the Federal Home Loan Bank.

As of December 31, 1997 advances from the Federal Home Loan Bank in the amount of $26,468,000 had interest rates between 5.32% and 7.39% and various maturity dates between 1998 and 2012.

First mortgage loans of approximately $61,995,000 and $39,702,000 as of December 31, 1998 and 1997, respectively, are pledged as collateral on Federal Home Loan Bank advances.


Note 9.  Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 1998 the Company is categorized as adequately capitalized. To be categorized as adequately or well capitalized the Company and Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the OCC notification that management believes have changed the Banks' category.

The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                       To be Well
                                                                                    Capitalized under
                                                                For Capital         Prompt Corrective
                                              Actual          Adequacy Purposes     Action Provisions
                                      -------------------    -------------------   -------------------
                                         Amount    Ratio        Amount     Ratio      Amount     Ratio
                                      ----------------------------------------------------------------
As of December 31, 1998
Total Capital (to Risk Weighted
Assets):
   Consolidated ...................   $21,793,000    9.1%    $19,069,000   >8.0%   $23,836,000   >10.0%
   First National Bank of Muscatine    21,224,000   12.5      13,612,000   >8.0     17,015,000   >10.0
   First National Bank in Fairfield     7,810,000   11.7       5,360,000   >8.0      6,699,000   >10.0

Tier 1 Capital (to Risk Weighted
Assets):
   Consolidated ...................    19,006,000    8.0       9,534,000   >4.0     14,302,000    >6.0
   First National Bank of Muscatine    19,095,000   11.2       6,806,000   >4.0     10,209,000    >6.0
   First National Bank in Fairfield     7,301,000   10.9       2,680,000   >4.0      4,019,000    >6.0

Tier 1 Capital (to Average Assets):
   Consolidated ...................    19,006,000    5.6      13,697,000   >4.0     17,121,000   >5.0
   First National Bank of Muscatine    19,095,000    7.7       9,906,000   >4.0     12,383,000   >5.0
   First National Bank in Fairfield     7,301,000    7.7       3,771,000   >4.0      4,714,000   >5.0

As of December 31, 1997
Total Capital (to Risk Weighted
Assets):
   Consolidated ...................   $30,106,000   14.4%    $16,683,000   >8.0%   $20,853,000  >10.0%
   First National Bank of Muscatine    19,625,000   13.4      11,696,000   >8.0     14,620,000  >10.0
   First National Bank in Fairfield     8,472,000   14.4       4,716,000   >8.0      5,894,000  >10.0

Tier 1 Capital (to Risk Weighted
Assets):
   Consolidated ...................    27,502,000   13.2       8,342,000   >4.0     12,512,000   >6.0
   First National Bank of Muscatine    17,794,000   12.2       5,848,000   >4.0      8,772,000   >6.0
   First National Bank in Fairfield     7,953,000   13.5       2,358,000   >4.0      3,537,000   >6.0

Tier 1 Capital (to Average Assets):
   Consolidated ...................    27,502,000    9.1      12,138,000   >4.0     15,172,000   >5.0
   First National Bank of Muscatine    17,794,000    8.2       8,637,000   >4.0     10,797,000   >5.0
   First National Bank in Fairfield     7,953,000    9.3       3,435,000   >4.0      4,294,000   >5.0

Current banking law limits the amount of dividends banks can pay. As of December 31, 1998, amounts available for payment of dividends were $4,431,000 and $556,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.

Note 10.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions. This plan owns 85,973 shares of the Company as of December 31, 1998 and covers substantially all employees who work at least 1,000 hours per year. An employee, upon termination of employment, has the option of retaining ownership of shares vested pursuant to the plan or selling such shares to the Company. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally, the Company and subsidiary banks may make profit sharing contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 1998, 1997, and 1996 were $294,000, $279,000, and
$266,000, respectively.

The Company had an Incentive Stock Option and Nonstatutory Stock Option Plan (hereinafter "plan") for directors and senior officers which was terminated on December 31, 1997. The purpose of the plan was to promote the interests of the Company and its stockholders by strengthening its ability to attract and retain key officers and directors by furnishing additional incentives whereby such officers and directors may be encouraged to acquire, or to increase their acquisition of, the Company's common stock, thus maintaining their personal and proprietary interest in the Company's continued success and progress. The plan was administered by the Human Resource Committee of the Company.

The option price was 100% of the fair market value of the common stock ($9 per share) of the Company at the grant date. All options granted under the plan vested ratably over five years and were required to be exercised within five years of the grant date. The Company retained Right of First Refusal on all shares issued pursuant to the plan. The activity of the plan for the years ended December 31, 1997 and 1996 was as follows:

                                                           Number of Shares
                                                          1997            1996
                                                        ------------------------

    Options, beginning of year .................          97,365         143,250
       Terminated and canceled .................           1,875             - -
       Exercised ...............................          95,490          45,885
                                                         -----------------------
    Options, end of year .......................             - -          97,365
                                                         =======================

    Options exercisable, end of year ...........             - -          68,115
                                                         =======================

Amounts in the above schedule have been adjusted to reflect the three-for-one stock split which occurred in July 1996.


Note 11.  Income Taxes

The components of income tax expense are as follows:

                                                 Year Ended December 31,
                                           ------------------------------------
                                              1998         1997        1996
                                           ------------------------------------

Currently paid or payable ...............  $1,514,000   $1,475,000   $1,985,000
Deferred income taxes ...................      12,000       46,000     (269,000)
                                           ------------------------------------
                                           $1,526,000   $1,521,000   $1,716,000
                                           ====================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                   Year Ended December 31,
                               ---------------------------------------------------------------
                                       1998                   1997                1996
                               --------------------  --------------------  -------------------
                                              % Of                  % Of                 % Of
                                  Dollar     Pretax     Dollar     Pretax    Dollar     Pretax
                                  Amount     Income     Amount     Income    Amount     Income
                               ---------------------------------------------------------------
Computed "expected"
   income tax expense ......   $ 1,683,000    35.0%  $ 1,680,000    35.0%  $ 1,813,000   35.0%
Effect of graduated tax rate       (48,000)   (1.0)      (48,000)   (1.0)      (52,000)  (1.0)
Tax exempt interest
   income, net .............      (315,000)   (6.6)     (295,000)   (6.1)     (269,000)  (5.2)
State income taxes, net ....       159,000     3.3       158,000     3.3       171,000    3.3
Other ......................        47,000     1.0        26,000     0.5        53,000    1.0
                               --------------------------------------------------------------
                               $ 1,526,000    31.7%  $ 1,521,000    31.7%  $ 1,716,000   33.1%
                               ==============================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                 1998       1997
                                              ---------------------
Deferred tax assets:
   Allowance for loan losses ...............  $ 237,000   $ 202,000
   Other real estate owned .................     19,000         - -
                                              ---------------------
                                                256,000     202,000
                                              ---------------------
Deferred tax liabilities:
   Securities available for sale ...........   (422,000)   (275,000)
   Bank premises and equipment .............    (97,000)    (32,000)
   Unrealized bond accretion ...............     (9,000)    (29,000)
   Net deferred loan origination fees ......    (54,000)    (33,000)
                                              ---------------------
                                               (582,000)   (369,000)
                                              ---------------------
              Net deferred tax (liabilities)  $(326,000)  $(167,000)
                                              =====================

The net change in 1998 and 1997 deferred income taxes includes $147,000 and $226,000, respectively, which is reflected in stockholders' equity.

Note 12.  Earnings Per Share

The following information was used in the computation of basic and diluted earnings per share:

                                                       Year Ended December 31,
                                                  ----------------------------------
                                                    1998         1997        1996
                                                  ----------------------------------
Basic and diluted earnings, net income .........  $3,282,000  $3,280,000  $3,465,000
                                                  ==================================

Weighted average common shares outstanding .....   1,628,447   1,758,883   1,712,574
Weighted average common shares issuable upon
   conversion of stock options .................         - -      42,139      64,106
                                                  ----------------------------------
              Weighted average common and common
              equivalent shares ................   1,628,447   1,801,022   1,776,680
                                                  ==================================

Note 13.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk: The Banks are parties to financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

                                                                      Contract
                                                                       Amount
                                                                    -----------
Financial instruments whose contract amounts represent
   credit risk:
   Commitments to extend credit .................................   $32,556,000
   Standby letters of credit ....................................     1,470,000

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

Concentration of credit risk: The Banks grant commercial, real estate, and installment loans to customers in the Banks' primary market area which includes Muscatine and Jefferson Counties in Iowa. The Banks have diversified loan portfolios, as set forth in Note 4. The distribution of commitments to extend credit and standby letters of credit approximates the distribution of loans outstanding. The Banks' policies for requiring collateral are consistent with prudent lending practices and anticipate the potential for economic fluctuations. Collateral varies but may include accounts receivable, inventory, property and equipment, residential real estate properties and income producing commercial properties. It is the Banks' policies to file financing statements and mortgages covering collateral pledged.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 14.  Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. As of December 31, 1998, none of these loans are classified as nonaccrual, past due, or restructured.

The activity in such loans during the years ended December 31, 1998 and 1997 is as follows:

                                      1998             1997
                                  -----------------------------

Balance, beginning ...........    $  7,473,000     $  7,084,000
   Additions .................      11,773,000       11,385,000
   Deductions (payments) .....     (10,554,000)     (10,996,000)
                                  -----------------------------
Balance, ending ..............    $  8,692,000     $  7,473,000
                                  =============================

Note 15.  Fair Value of Financial Instruments

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

The following methods and assumptions were used in estimating fair value disclosures for financial instruments in the table below:

   Cash and due from banks and interest-bearing deposits at financial institutions: The carrying amounts reported in the balance sheets for cash and due from banks and interest-bearing deposits at financial institutions equal their fair values.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Federal funds sold and other overnight investments: The carrying amounts reported in the balance sheets for federal funds sold and other overnight investments equal their fair value.

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (i.e., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans (i.e., commercial real estate and rental property mortgage loans, commercial and industrial loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

   Accrued interest receivable and payable: The carrying value of accrued interest receivable and payable represents its fair value.

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

   Notes payable: For variable rate notes payable, the carrying amount is a reasonable estimate of fair value. For fixed rate notes payable, fair values are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar borrowings.

   Securities sold under agreements to repurchase and treasury tax and loan open note: For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Federal Home Loan Bank advances: The fair value is estimated using discounted cash flow analysis, employing interest rates currently being quoted by the Federal Home Loan Bank.

   Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. As of December 31, 1998 and 1997, these items are immaterial in nature.

The carrying amounts and fair values of financial instruments at December 31, 1998 and 1997 are summarized as follows:

                                       Carrying Amounts             Fair Values
                                 --------------------------  --------------------------
                                     1998           1997         1998          1997
                                 ------------------------------------------------------
Financial Assets:
   Cash and due from banks ....  $ 14,273,000  $ 12,639,000  $ 14,273,000  $ 12,639,000
   Interest-bearing deposits at
      financial institutions ..       135,000        87,000       135,000        87,000
   Investment securities ......    58,711,000    65,496,000    58,711,000    65,496,000
   Federal funds sold .........    12,555,000     9,795,000    12,555,000     9,795,000
   Loans, net of allowance ....   250,318,000   208,683,000   247,140,000   205,748,000
   Accrued interest receivable      2,763,000     2,501,000     2,763,000     2,501,000

Financial Liabilities:
   Deposits ...................  $261,846,000  $242,782,000  $259,073,000  $237,410,000
   Notes payable ..............     7,250,000           - -     7,250,000           - -
   Securities sold under
      agreements to repurchase      5,645,000     4,259,000     5,645,000     4,259,000
   Federal Home Loan Bank
      advances ................    47,973,000    26,468,000    49,320,000    25,951,000
   Treasury tax and loan open
      note ....................       163,000     1,456,000       163,000     1,456,000
   Accrued interest payable ...       895,000       961,000       895,000       961,000

Note 16.  Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):

                                      BALANCE SHEETS
                                  (Parent Company Only)

                                                              December 31,
                                                        ------------------------
   ASSETS                                                   1998         1997
                                                        ------------------------

Cash .................................................  $   491,000  $ 2,457,000
Investment in subsidiaries ...........................   27,699,000   26,859,000
Other assets .........................................       37,000       67,000
                                                        ------------------------
              Total assets ...........................  $28,227,000  $29,383,000
                                                        ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES:
   Notes payable .....................................  $ 7,250,000  $       - -
   Other liabilities .................................      668,000      758,000
                                                        ------------------------
                                                          7,918,000      758,000
                                                        ------------------------
 STOCKHOLDERS' EQUITY:
   Common stock ......................................      200,000      200,000
   Additional paid-in capital ........................    4,408,000    4,440,000
   Retained earnings .................................   25,460,000   23,522,000
                                                        ------------------------
                                                         30,068,000   28,162,000
   Accumulated other comprehensive income ............      708,000      463,000
   Less cost of common shares acquired for the
     treasury ........................................   10,467,000          - -
                                                        ------------------------
              Total stockholders' equity .............   20,309,000   28,625,000
                                                        ------------------------
              Total liabilities and stockholders'
                equity ...............................  $28,227,000  $29,383,000
                                                        ========================

                              STATEMENTS OF INCOME
                              (Parent Company Only)



                                                           Year Ended December 31,
                                                    --------------------------------------
                                                       1998          1997          1996
                                                    --------------------------------------
Operating revenue:
   Dividends received from subsidiaries .........   $3,100,000    $  800,000    $2,000,000
   Management fees and other income .............      323,000       356,000       305,000
                                                    --------------------------------------
              Total operating revenue ...........    3,423,000     1,156,000     2,305,000
Interest expense ................................      368,000
Operating expenses ..............................      687,000       659,000       613,000
                                                    --------------------------------------
              Income before income tax (credits),
              and equity in subsidiaries'
              undistributed net income ..........    2,368,000       497,000     1,692,000
Applicable income tax (credits) .................     (319,000)     (180,000)     (155,000)
                                                    --------------------------------------
                                                     2,687,000       677,000     1,847,000
Equity in subsidiaries' undistributed net income       595,000     2,603,000     1,618,000
                                                    --------------------------------------
              Net income ........................   $3,282,000    $3,280,000    $3,465,000
                                                    ======================================

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                           Year Ended December 31,
                                                    ---------------------------------------
                                                       1998           1997          1996
                                                    ----------------------------------------
CASH FLOWS from OPERATING ACTIVITIES
   Net income ..................................    $3,282,000     $3,280,000     $3,465,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Equity in subsidiaries' undistributed net
        income .................................      (595,000)    (2,603,000)    (1,618,000)
      Amortization and depreciation ............        13,000         10,000         10,000
      Change in assets and liabilities:
        (Increase) decrease in other assets ....        17,000         (7,000)           - -
        Increase (decrease) in other liabilities       (36,000)      (101,000)        50,000
                                                    ----------------------------------------
              Net cash provided by operating
              activities .......................     2,681,000        579,000      1,907,000
                                                    ----------------------------------------

CASH FLOWS (USED IN) INVESTING Activities,
   purchases of other assets ...................           - -        (26,000)       (31,000)
                                                    ----------------------------------------

CASH FLOWS from FINANCING Activities
   Proceeds from notes payable .................     9,250,000            - -            - -
   Repayment of notes payable ..................    (2,000,000)           - -            - -
   Cash dividends paid .........................    (1,398,000)    (1,336,000)    (1,085,000)
   Purchases of common stock for the treasury ..   (10,753,000)      (174,000)      (483,000)
   Issuance of common stock ....................       254,000      1,318,000        501,000
                                                   -----------------------------------------
              Net cash (used in) financing
              activities .......................    (4,647,000)      (192,000)    (1,067,000)
                                                   -----------------------------------------

              Net increase (decrease) in cash ..    (1,966,000)       361,000        809,000

Cash:
   Beginning ...................................     2,457,000      2,096,000      1,287,000
                                                    ----------------------------------------
   Ending ......................................    $  491,000     $2,457,000     $2,096,000
                                                    ========================================

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                                              Year Ended December 31,
                                                   ---------------------------------------------------------------------------
                                                       1998             1997            1996           1995           1994
-------------------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity .........   $        - -    $        - -    $        - -    $        - -    $ 53,659,000
Investment securities available for sale .......     58,711,000      65,496,000      67,622,000      60,728,000      15,791,000
Loans, net .....................................    250,318,000     208,683,000     183,438,000     169,342,000     162,015,000
Total assets ...................................    345,411,000     305,783,000     280,461,000     272,830,000     253,800,000
Deposits .......................................    261,846,000     242,782,000     238,352,000     235,953,000     229,023,000
Notes payable ..................................      7,250,000             - -             - -             - -             - -
Other borrowings ...............................     53,781,000      32,183,000      14,870,000      11,737,000       2,248,000
Stockholders' equity ...........................     20,309,000      28,625,000      25,198,000      23,033,000      20,672,000

Interest income ................................     23,590,000      21,158,000      20,032,000      18,942,000      17,155,000
Interest expense ...............................     12,899,000      10,502,000       9,598,000       9,051,000       7,452,000
Net interest income ............................     10,691,000      10,656,000      10,434,000       9,891,000       9,703,000
Provision for loan losses ......................        125,000           4,000         160,000          45,000          65,000
Investment securities gains, net ...............         18,000           4,000           3,000           9,000
Other income ...................................      1,857,000       1,696,000       1,760,000       1,573,000       1,673,000
Operating expenses .............................      7,633,000       7,547,000       6,857,000       6,877,000       7,141,000
Income before income taxes .....................      4,808,000       4,801,000       5,181,000       4,545,000       4,179,000
Income taxes ...................................      1,526,000       1,521,000       1,716,000       1,495,000       1,304,000
Net income .....................................      3,282,000       3,280,000       3,465,000       3,050,000       2,875,000

Per common share (*):
   Net income:
      Basic ....................................    $      2.02    $       1.86     $      2.02     $      1.77     $      1.63
      Diluted ..................................           2.02            1.82            1.95            1.71            1.60
   Cash dividends declared .....................           0.84            0.78            0.68            0.53            0.45
   Cash  dividends  declared as a percentage  of
   net
      income ...................................            42%             43%             35%             31%             28%

Weighted average common shares .................      1,628,447       1,758,883       1,712,574       1,724,028       1,760,205
Weighted average common and common equivalent
   shares, assuming dilution ...................      1,628,447       1,801,022       1,776,680       1,779,021       1,797,872

* All per share and weighted average common share information has been adjusted to reflect the three-for-one stock split which occurred in July 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine) and First National Bank in Fairfield (Fairfield).

Total average assets of the Company increased 13.5% in 1998, 6.0% in 1997, and 5.9% in 1996. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):

                                               1998                          1997                       1996
                                      -------------------------   --------------------------  --------------------------
                                                        Average                      Average                     Average
ASSETS                                Balance  Interest   Rate    Balance  Interest    Rate   Balance  Interest    Rate
------------------------------------------------------------------------------------------------------------------------
Taxable loans, net .................  $228,491  $19,044   8.33   $190,778  $16,464     8.63  $168,970   $14,981    8.87%
Taxable investment securities
  available for sale ...............    42,694    2,633   6.17     53,114    3,246     6.11    53,531     3,237    6.05
Nontaxable investment securities and
   loans ...........................    20,374    1,552   7.62     18,431    1,448     7.86    16,442     1,317    8.01
Federal funds sold and other
  overnight investments ............    16,083      889   5.53      8,628      492     5.70    16,902       945    5.59
                                      -----------------          -----------------           ------------------
      Total interest-earning assets    307,642   24,118   7.84    270,951   21,650     7.99   255,845    20,480    8.00
                                                -------                    -------                      -------

Cash and due from banks ............    12,462                     11,254                      11,110
Bank premises and equipment, net ...     5,976                      5,316                       4,298
Other assets .......................     3,511                      2,863                       2,674
                                      --------                   --------                    --------
      Total ........................  $329,591                   $290,384                    $273,927
                                      ========                   ========                    ========

LIABILITIES
Deposits:
   Interest-bearing demand .........  $ 95,243  $ 2,996   3.15   $ 87,926  $ 2,686     3.05  $ 91,735   $ 2,803    3.06
   Time ............................   120,762    6,680   5.53    114,805    6,372     5.55   110,732     6,177    5.58
Notes payable ......................     5,040      368   7.30        - -      - -      - -       - -       - -     - -
Other borrowings ...................    45,762    2,855   6.24     22,909    1,444     6.30    11,435       618    5.40
                                      -----------------          -----------------           ------------------
      Total interest-bearing
        liabilities ................   266,807   12,899   4.83    225,640   10,502     4.65   213,902     9,598    4.49
                                                -------                    -------                       ------
Noninterest-bearing deposits .......    37,756                     35,930                      34,106
Other liabilities ..................     1,879                      2,212                       1,960
                                      --------                   --------                    --------
      Total liabilities ............   306,442                    263,782                     249,968

STOCKHOLDERS' EQUITY ...............    23,149                     26,602                      23,959
                                      --------                   --------                    --------
      Total ........................  $329,591                   $290,384                    $273,927
                                      ========                   ========                    ========

Net interest earnings ..............            $11,219                    $11,148                      $10,882
                                                =======                    =======                      =======

      Net yield (net interest
        earnings divided by total
        interest-earning assets) ...                      3.65%                        4.11%                       4.25%
                                                          =====                        =====                       =====

The net interest margin decreased in 1998 (from 4.11% in 1997 to 3.65% in 1998). The return on average interest-earning assets decreased fifteen basis points (from 7.99% in 1997 to 7.84% in 1998) and interest paid on average interest-bearing liabilities increased eighteen basis points (from 4.65% in 1997 to 4.83% in 1998). Average interest-earnings assets to total assets remained the same in 1998 as 1997 at 93.3%.

The net interest margin decreased in 1997 (from 4.25% in 1996 to 4.11% in 1997). The return on average interest-earning assets decreased one basis point (from 8% in 1996 to 7.99% in 1997) and interest paid on average interest-bearing liabilities increased sixteen basis points (from 4.49% in 1996 to 4.65% in 1997). Average interest-earning assets to total average assets decreased to 93.3% during 1997 compared to 93.4% the previous year.

The net interest margin decreased in 1996 (from 4.28% in 1995 to 4.25% in 1996). The return on average interest-earning assets decreased three basis points (from 8.03% in 1995 to 8.00% in 1996) and interest paid on average interest-bearing liabilities increased five basis points (from 4.44% in 1995 to 4.49% in 1996). Average interest-earning assets to total average assets increased to 93.4% during 1996 compared to 93.2% the previous year.

FINANCIAL CONDITION:

   Investment Securities

   Investment securities at December 31, 1998 were approximately 20% U.S. Treasury securities, 31% U.S. government agency securities, 7% mortgage-backed securities, 32% states and political subdivisions, and 10% corporate obligations. The reduction from 14% last year to 7% in 1998 for mortgage-backed securities coupled with the increase from 27% to 32% for states and political subdivisions reflects management's analysis of relative value in the current interest rate and overall market conditions.

   Investment securities at December 31, 1997 were approximately 20% U.S. Treasury securities, 29% U.S. government agency securities, 14% mortgage-backed securities, 27% states and political subdivisions, and 10% corporate obligations. The 1997 increase in the portfolio percentage devoted to states and political subdivisions securities reflected the higher yields which were available on these types of investments compared to treasuries and agencies.

   Investment securities at December 31, 1996 were approximately 31% U.S. Treasury securities, 23% U.S. government agency securities, 15% mortgage-backed securities, 20% states and political subdivisions, and 11% corporate obligations.

   The fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                           December 31,
                                                     -------------------------
                                                       1998     1997    1996
                                                     -------------------------

U.S. Treasury ....................................   $11,712  $13,099  $21,038
U.S. government agencies .........................    18,014   19,019   15,872
Mortgage-backed securities .......................     4,181    9,272    9,838
State and political subdivisions .................    18,641   17,829   13,527
Corporate obligations, including stock ...........     6,163    6,277    7,347
                                                     -------------------------
                                                     $58,711  $65,496  $67,622
                                                     =========================

   The following table shows the maturities of investment securities available for sale at December 31, 1998 and the weighted average yields of such securities (dollar amounts in thousands):

                                                      After One,     After Five,
                                                      But Within     But Within
                                    Within one Year   Five Years      Ten Years     After Ten Years
                                    --------------  --------------  --------------  ---------------
                                    Amount   Yield  Amount   Yield  Amount   Yield   Amount   Yield
                                    ---------------------------------------------------------------
U.S. Treasury ...................   $ 5,036   6.07  $ 6,676   5.95  $   - -    - -%  $   - -    - -%
U.S. government agencies ........     3,984   5.79    8,675   6.28    5,355   6.64       - -    - -
Mortgage-backed securities ......     1,991   6.46    2,190   6.54      - -    - -       - -    - -
States and political subdivisions     1,934   7.52    6,262   6.82    7,617   7.46     2,828   7.65
Corporate obligations, including      1,914   5.83    1,681   6.39      - -    - -     2,568   6.73
                                    -------         -------         -------          -------
                                    $14,859         $25,484         $12,972          $ 5,396
                                    =======         =======         =======          =======

   The weighted average yields in the previous table are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 1998, and excluding the interest expense allocated to carry certain tax-exempt securities. All stock is included in the after ten years or nonmaturing category.

   In 1998, the yield on taxable investment securities increased six basis points due to reinvesting matured, called, and sold securities in investments yielding more than the taxable investments removed from the balance sheet. The 1998 yield on nontaxable investment securities and loans decreased 24 basis points largely as a result of normal maturation of relatively high yield nontaxable investment securities and loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities but lower than the matured nontaxable securities and loans had yielded.

   At December 31, 1998, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

Loans

   Loans outstanding (net of unearned discount) at December 31, 1998 increased 19.8% from December 31, 1997.

   The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                  December 31,
                                ------------------------------------------------
                                  1998      1997      1996      1995      1994
                                ------------------------------------------------

Commercial .................... $ 94,724  $ 79,968  $ 73,681  $ 62,399  $ 55,948
Agricultural ..................   26,685    20,494    17,555    16,792    15,264
Real estate, construction .....    2,598     2,120     2,970     1,187     1,192
Real estate, mortgage .........   95,535    76,904    60,241    56,475    53,447
Tax exempt, real estate
  mortgage ....................    2,337     3,118     3,485     3,735     4,201
Installment, net of unearned
  discount ....................   31,126    28,227    28,100    30,359    33,496
Lease financing, net ..........      - -       - -       - -       369       919
Other .........................      100       456       209       335        74
                                ------------------------------------------------
                                $253,105  $211,287  $186,241  $171,651  $164,541
                                ================================================

The following loan categories outstanding at December 31, 1998 mature as follows (dollar amounts in thousands):

                                                                         After
                                                                       One Year,   After
                                                     Amount  One Year  But Within   Five
                                                    Of Loans  Or Less  Five Years   Years
                                                    --------------------------------------
Commercial ........................................ $ 94,724  $ 52,855  $ 24,830  $ 17,039
Agricultural ......................................   26,685    16,083     4,997     5,605
Real estate, construction .........................    2,598     2,438        17       143
                                                    --------------------------------------
                                                    $124,007  $ 71,376  $ 29,844  $ 22,787
                                                    ======================================

   The interest rates on the amount due after one year are fixed or adjustable as follows (dollar amounts in thousands):

                                                              Fixed  Adjustable
                                                             ------------------

Commercial ..........................................        $31,084   $10,785
Agricultural ........................................          8,782     1,820
Real estate, construction ...........................            160       - -
                                                             -----------------
                                                             $40,026   $12,605
                                                             =================

   During 1998 commercial loans increased by $14,756,000 or 18.5%, construction real estate loans increased by $478,000 or 22.5%, mortgage real estate loans increased by $18,631,000 or 24.2%, agricultural loans increased $6,191,000 or 30.2%, and net installment loans increased by $2,899,000 or 10.3%. Overall loan growth of $41,818,000 or 19.8% was very strong, however, competition from other lenders resulted in lower margins on this growth. Management continues to search for quality growth in all loan categories. The Company sells some real estate loans to the secondary market resulting in increased fee income and reduced interest rate risk.

   Loan Risk Elements Nonaccrual, Past Due and Restructured Loans

   The following table presents information concerning the aggregate amount of nonperforming loans. Nonperforming loans comprise (a) loans accounted for on a nonaccrual basis; (b) accruing loans contractually past due 90 days or more as to interest or principal payments (but not included in the nonaccrual loans in (a) above); and (c) other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower (exclusive of loans in (a) or (b) above) (dollar amounts in thousands):

                                                      December 31,
                                     -------------------------------------------
                                       1998      1997     1996     1995    1994
                                     -------------------------------------------
Loans accounted for on
   a nonaccrual basis ..........     $   657   $ 1,144  $   855  $   883  $1,201
Accrual loans
   contractually past due
   90 days or more .............         346       459      329      111     191
Loans whose terms have
   been renegotiated to
   provide a reduction or
   deferral of interest or
   principal because of a
   deterioration in the
   financial position of
   the borrower ................         - -       - -      381      - -     - -

   Total nonaccrual loans were $657,000 at December 31, 1998, a decrease of $487,000 or 42.6% from December 31, 1997. Total nonaccrual and accrual loans contractually past due 90 days or more were $1,003,000 at December 31, 1998, a decrease of $600,000 or 37.4% from a year earlier.

   When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest in the amounts of $54,000, $90,000, and $66,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 1998, 1997, and 1996, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1998, 1997, and 1996 was $20,000, $12,000, and $19,000, respectively.

   As of December 31, 1998, the Company had loans totaling $5,882,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $1,179,000 or 17% decrease from 1997. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $26,685,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 1998. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

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

   Other real estate owned was $408,000, $9,000, and none as if December 31, 1998, 1997, and 1996, respectively.

   Allowance for Loan Losses

   The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses,
   (ii) a  continuing  review of problem  loans and overall  portfolio  quality,
   (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. The allowance for loan losses decreased $128,000 and $217,000 in 1994 and 1995, respectively, as net charge-offs exceeded provisions for loan losses. In 1996, the allowance for loan losses increased $494,000 as a result of provisions of $160,000 and net recoveries totaling $334,000. In 1997, the allowance for loan losses decreased $199,000 as net charge-offs exceeded provisions for loan losses. In 1998, the allowance for loan losses increased $183,000 as a result of provisions of $125,000 and net recoveries of $58,000. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

   The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                             1998                1997              1996             1995             1994
                       -----------------   ----------------  ---------------  ----------------  ----------------
                       Allow-   Percent    Allow-  Percent   Allow-  Percent  Allow-  Percent   Allow-  Percent
                        ance    of Loans    ance   of Loans   ance  of Loans   ance   of Loans   ance   of Loans
                        For       To        For      To       For       To     For      To        For     To
                        Loan     Total      Loan    Total     Loan    Total    Loan    Total     Loan    Total
                       Losses    Loans     Losses   Loans    Losses   Loans   Losses   Loans    Losses   Loans
----------------------------------------------------------------------------------------------------------------
Real estate
loans:
   Mortgage ......     $    95    37.75%   $   84   36.39%  $   134   32.35% $   124    32.90%  $   141    32.48%
   Mortgage
   Construction ..         - -     1.03       - -    1.00       - -    1.59      - -     0.69       - -     0.72
   Construction
Commercial .......       1,787    37.42     1,726   37.85     1,837   39.56    1,342    36.35      1,714   34.05
Agricultural .....         248    10.54       249    9.70       264    9.43      133     9.78        282    9.28
Installment ......         657    12.30       545   13.36       568   15.09      710    17.69        389   20.36
Lease financing
   and other .....         - -     0.04       - -    0.22       - -    0.11      - -     0.41        - -    0.56
Tax exempt, real
   estate mortgage         - -     0.92       - -    1.48       - -    1.87      - -     2.18        - -    2.55
                       ------------------------------------------------------------------------------------------
                       $ 2,787   100.00%  $ 2,604  100.00%  $ 2,803  100.00% $ 2,309   100.00%   $ 2,526  100.00%
                       ==========================================================================================

   Deposits

   Total average deposits increased 6.3% in 1998, .9% in 1997, and 3.1% in 1996. The average deposits are summarized below (dollar amounts in thousands):

                             1998               1997               1996
                       ------------------ ------------------ -------------------
                                 Average            Average             Average
                                 Interest           Interest            Interest
                                 Expense            Expense             Expense
                        Amount   Percent   Amount   Percent    Amount   Percent
                       ---------------------------------------------------------
Noninterest-bearing
   demand ..........   $ 37,756     --%   $ 35,930     --%    $ 34,106     --%
Savings ............     22,054    2.5      21,733    2.5       23,244    2.5
Interest-bearing
   demand ..........     73,189    3.3      66,193    3.2       68,491    3.2
Time ...............    120,762    5.5     114,805    5.6      110,732    5.6
                       --------           --------            --------
      Total deposits   $253,761           $238,661            $236,573
                       ========           ========            ========

   Included in interest-bearing time deposits are certificates of deposit with a minimum denomination of $100,000, with scheduled maturities as follows (dollar amounts in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                         1998              1997
                                                       -------------------------

One to three months ........................           $ 9,818           $ 6,640
Three to six months ........................             5,839             4,864
Six to twelve months .......................             7,230             8,446
Over twelve months .........................             5,621             3,640
                                                       -------------------------
                                                       $28,508           $23,590
                                                       =========================

RESULTS OF OPERATIONS:

   Changes in Diluted Earnings Per Share

   The increase in diluted earnings per share between 1998 and 1997 amounted to $.20. During 1998 the Company purchased approximately 16.5% of the outstanding common shares of Iowa First Bancshares Corp. from the largest shareholder and his related interests. This reduction in average common shares outstanding had a $.20 per share positive impact on earnings per share. The major sources of change are presented in the following table:

                                                            1998     1997
                                                          ----------------

Net income per share, prior year .....................    $  1.82  $  1.95
                                                          ----------------
Increase (decrease) attributable to:
   Net interest income ...............................       0.02     0.12
   Provision for loan losses .........................      (0.07)    0.09
   Other income ......................................       0.11    (0.04)
   Salaries and employee benefits ....................      (0.03)   (0.11)
   Other operating expenses ..........................      (0.03)   (0.27)
   Income taxes ......................................       0.11
   Change in average common shares outstanding .......       0.20    (0.03)
                                                          ----------------
              Net change .............................       0.20    (0.13)
                                                          ----------------
              Net income per share, current year .....    $  2.02  $  1.82
                                                          ================

    Net Interest Income

    The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully
    taxable   equivalent   basis  using  statutory  rates  in  effect  for  year
    presented):

                                   Year Ended December 31, 1998  Year Ended December 31, 1997
                                   ----------------------------  -----------------------------
                                   Increase (Decrease)           Increase (Decrease)
                                    Due to Change In              Due to Change In
                                   -------------------           -------------------
                                    Average   Average    Total    Average   Average    Total
                                    Balance    Rate      Change   Balance    Rate      Change
                                   -----------------------------------------------------------
Interest income:
   Taxable loans ................  $  3,265  $   (685)  $  2,580  $  1,941  $  (458)  $  1,483
   Taxable investment securities
      available for sale ........      (634)       21       (613)      (23)       32         9
   Nontaxable investment
      securities and loans ......       155       (51)       104       159       (28)      131
   Federal funds sold and other .       426       (29)       397      (462)        9      (453)
                                   -----------------------------------------------------------
              Total interest
              income ............     3,212      (744)     2,468     1,615      (445)    1,170
                                   -----------------------------------------------------------

Interest expense:
   Interest-bearing demand ......       224        86       310      (108)       (9)     (117)
   deposits
   Interest-bearing time deposits       332       (24)       308       229       (34)      195
   Notes payable ................       368       368
   Other borrowings .............     1,438       (27)     1,411       620       206       826
                                   -----------------------------------------------------------
              Total interest
              expense ...........     2,362        35      2,397       741       163       904
                                   -----------------------------------------------------------

              Change in net
              interest earnings .  $    850   $  (779)   $    71   $   874   $  (608)  $   266
                                   ===========================================================

   Nonaccruing loans are included in the average balance. Loan fees are not material.

   Provision for Loan Losses

   The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                                Year Ended December 31,
                                             ------------------------------------------------
                                               1998      1997      1996      1995      1994
                                             ------------------------------------------------
Balance of allowance for loan
   losses at beginning of year ............  $  2,604  $  2,803  $  2,309  $  2,526  $  2,654
                                             ------------------------------------------------
Loans charged off:
   Commercial and agricultural ............         5       163        24       240       189
   Mortgage ...............................        18         4         2        27         2
   Installment ............................       169       116       136       171       227
                                             ------------------------------------------------
              Total loans charged off .....       192       283       162       438       418
                                             ------------------------------------------------
Recoveries of loans previously charged off:
   Commercial and agricultural ............       176        36       400       120       188
   Mortgage ...............................        11         7        49        23        15
   Installment ............................        63        37        47        33        22
                                             ------------------------------------------------
              Total recoveries ............       250        80       496       176       225
                                             ------------------------------------------------
Net loans charged off (recovered) .........       (58)      203      (334)      262       193
                                             ------------------------------------------------
Provisions for loan losses charged
   to operating expense ...................       125         4       160        45        65
                                             ------------------------------------------------
Balance at end of year ....................  $  2,787  $  2,604  $  2,803  $  2,309  $  2,526
                                             ================================================

Average taxable loans outstanding .........  $228,491  $190,778  $168,970  $162,432  $153,547
Ratio of net loan charge-offs
   (recoveries) to average taxable
    loans outstanding .....................   (0.03)%     0.11%   (0.20)%     0.16%     0.13%
Allowance for loan losses as a
   percentage of average taxable
   loans outstanding ......................    1.22       1.36     1.66       1.42      1.65
Coverage of net charge-offs by
   year-end allowance for loan
   losses .................................     N/A      12.83      N/A       8.81     13.09

   Operating Expenses

   A continuing objective of the Company is to manage overhead costs while maintaining optimal productivity, efficiency, capacity, and quality service. New branch facilities opened during 1997 in Fairfield and Muscatine and increased sales focus are necessary to position our banks for the future in meeting the intense competition that banks face for loans, deposits, and other banking services. These enhancements, while necessary, do come at a price. Our efficiency ratio of 60.8% in 1998 compares to 61.1% in 1997 and remains higher than management's goal. More specifically, equipment expenses increased $132,000 or 28.0%. Overall, operating expenses increased $86,000 which is only 1.1% greater than the prior year.

   Net Income

   The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                     Year Ended December 31,
                                   ---------------------------
                                    1998      1997      1996
                                   ---------------------------

       Net income                  $ 3,282   $ 3,280   $ 3,465
                                   ===========================

   Net income increased $2,000 or .1% in 1998. The net interest income increased $35,000 or .3%. The net interest income without the interest expense on the new notes payable would have increased $403,000 or 3.8%. The provision for loan losses increased from $4,000 in 1997 to $125,000 in 1998. Other income increased $179,000 or 10.6% and operating expenses increased $86,000 or 1.1%. Income taxes increased only $5,000.

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

   Selected Consolidated Ratios

                                                   Year Ended December 31,
                                                   -----------------------
                                                   1998     1997     1996
                                                   -----------------------
Percentage of net income to:
   Average stockholders' equity ..............     14.18%   12.33%   14.46%
   Average total assets ......................      1.00     1.13     1.26
Percentage of average stockholders' equity
   to average total assets ...................      7.02     9.16     8.75
Dividend payout ratio ........................     41.58    42.86    34.87

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

   The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):

                                               Repricing Maturities at December 31, 1998
                                     -------------------------------------------------------------
                                     Less Than    3-12       1-5     More Than Interest
                                      3 Months   Months     Years     5 Years   Bearing    Total
                                     -------------------------------------------------------------
Assets:
   Loans ...........................  $ 64,630  $ 21,972   $ 84,369   $ 81,477  $   657   $253,105
   Investment securities ...........     3,069    11,790     25,484     18,358       10     58,711
   Other earning assets ............    12,690       - -        - -        - -      - -     12,690
   Nonearning assets ...............       - -       - -        - -        - -   20,905     20,905
                                      ------------------------------------------------------------
      Total ........................  $ 80,389  $ 33,762   $109,853   $ 99,835  $ 21,572  $345,411
                                      ============================================================

Liabilities and Equity:
   Deposits ........................  $ 48,263  $102,715   $ 66,438   $    - -  $ 44,430  $261,846
   Notes payable ...................       - -     2,300      4,950        - -       - -     7,250
   Securities sold under agreements
      to repurchase and TT & L .....     3,946       678      1,021        - -       - -     5,645
   FHLB advances ...................       - -       616     38,196      9,161       - -    47,973
   Other liabilities ...............       163       - -        - -        - -     2,225     2,388
   Equity ..........................       - -       - -        - -        - -    20,309    20,309
                                      ------------------------------------------------------------
      Total liabilities and equity    $ 52,372  $106,309   $110,605   $  9,161  $ 66,964  $345,411
                                      ============================================================

Repricing gap ......................  $ 28,017  $ (72,547) $   (752)  $ 90,674  $ 45,392  $    - -
Cumulative repricing gap ...........    28,017    (44,530)  (45,282)    45,392       - -       - -

   The data in this table incorporates the contractual repricing characteristics as well as an estimate of the actual repricing characteristics of the Company's assets and liabilities. Based on the estimate, twenty percent of the savings and NOW accounts are reflected in the less than 3 months category, thirty percent in the 3-12 months category, with the remainder in the 1-5 years category. Also, twenty-five percent of the money market accounts are reflected in the less than 3 months category with the remainder in the 3-12 months category.

   A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 1998, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one year period by $44,530,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

   In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Since 1990, management's asset/liability committee has met monthly to review the Company's interest rate risk position and profitability, and to make or recommend adjustments for consideration by the Board of Directors. Management also reviews the Banks' securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the
   Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

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

   One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 1998, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 200 basis points, measured in 100 basis point increments).

                                 Estimated Increase
        Change In                (Decrease) in NPV
        Interest    Estimated    -------------------
         Rates      NPV Amount    Amount    Percent
     -----------------------------------------------
     (Basis Points) (Dollars in Thousands)

           +200      $ 19,929    $ (5,502)    (22)%
           +100        22,612      (2,819)    (12)
            - -        25,431         - -     - -
           -100        28,359       2,928      12
           -200        31,464       6,033      24

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

   Liquidity

   For banks, liquidity represents ability to meet both loan commitments and deposit withdrawals. Factors which influence the need for liquidity are varied, but include general economic conditions, asset/liability mix, bank reputation, future FDIC funding needs, changes in regulatory environment, and credit standing. Assets which provide liquidity consist principally of loans, cash and due from banks, investment securities, and short-term investments such as federal funds. Maturities of securities held for investment purposes and loan payments provide a constant flow of funds available for cash needs. Liquidity also can be gained by the sale of loans or securities, which were previously designated as available for sale, prior to maturity. Interest rates, relative to the rate paid by the security or loan sold, along with the maturity of the security or loan, are the major determinates of the price which can be realized upon sale. Net cash provided by operating activities totaled $3,560,000 for the year ended December 31, 1998 which compares to cash provided by operating activities for the year ended December 31, 1997 of $3,545,000. The Company continues to generate operating cash from sales of its mortgage loans. Net cash used in investing activities totaled $37,941,000 for the year ended December 31, 1998 and $26,820,000 for the year ended December 31, 1997. The increased use of cash resulted primarily from significant increases in loan originations during the year. During the years ended December 31, 1998 and 1997 cash provided by financing activities totaled $36,015,000 and $21,551,000, respectively. The increase in cash provided during the year resulted from increases in deposits and advances from the Federal Home Loan Bank as well as proceeds from notes payable issued by the Company offset by significant uses of cash to purchase common stock for the treasury.

   The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 1998 were $233,338,000 or 89.1% of total deposits and 67.6% of total liabilities and equity.

   Equity has decreased in significance as a funding source, decreasing $8,316,000 during 1998 to total $20,309,000. Most of this decrease is the result of treasury stock purchases totaling $10,753,000. Securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $5,808,000. Longer term Federal Home Loan Bank advances totaled $47,973,000. At year-end total federal funds sold and securities maturing within one year were $27,414,000 or 7.9% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

   At December 31, 1998, securities available for sale totaling $58,711,000 included $1,139,000 of gross unrealized gains and $9,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

   Capital

   Stockholders' equity decreased $8,316,000 (29.1%) in 1998. As noted above, treasury stock purchases totaled $10,753,000. Dividends to stockholders were declared at a rate of $.84, $.78, and $.68 per share during the years ended December 31, 1998, 1997, and 1996, respectively.

   Year 2000

   The Year 2000 Issue is the result of computer programs using two-digits instead of four-digits to represent the year. These computer systems, if not renovated, will be unable to interpret dates past 1999, which could cause a system failure or other computer errors, leading to a disruption in operations. The Company developed a five-phase program for year 2000 compliance, as outlined by the Federal Financial Institutions Examination Council (FFIEC) in a supervisory letter. These phases are Awareness, Assessment, Renovation, Validation, and Implementation.

   The Awareness phase is intended to define the problem and obtain executive level support for the resources necessary to perform compliance work. This phase was completed with the formation of a Year 2000 Committee and the appointment of a Year 2000 Project Manager. The goal of the Assessment phase is to assess the size and complexity of the problem, including identifying all systems that may be affected by the year 2000. The Year 2000 Committee identified any system that might be affected with emphasis on high risk and mission critical systems. This assessment included hardware, software, vendor services and computer-controlled devices such as alarms, elevators, and heating and cooling systems. Through correspondence with vendors, the Company has determined the year 2000 status of these systems and has made determinations regarding replacement, upgrades, etc. In the Renovation phase, the goal is to undertake code enhancements, hardware and software upgrades, system replacements and vendor correspondence. The Company does not perform any of its own programming and is reliant on vendors to provide updates. Many of these systems have been upgraded or replaced as of December 31, 1998. The Company is working on developing contingency plans for any system that has not met this deadline. The Validation phase encompasses the testing and verification of changes to systems and coordination with outside parties. The Company began testing the mission critical systems in October 1998. The Company expects to be systematically finished testing all of its mission critical applications by June 30, 1999. By the Implementation phase, all systems should be certified as year 2000 compliant and should be in use. The Company expects this phase also to be completed by June 30, 1999. Because there remains so many unknowns about the potential issues with the year 2000, the Company is updating its disaster recovery plan and adding provisions for potential year 2000 related disaster recovery situations.

   The Company believes it will incur approximately $250,000 in year 2000 related costs, although this number could change significantly. This estimate includes hardware and software upgrades in addition to human resources costs and consulting fees. At this time, the Company has not identified any specific situations that it anticipates will require material cost expenditures. Through December 31, 1998 the Company has incurred costs of approximately $150,000 in year 2000 related costs.

   The Company is also aware of the potential impact of the year 2000 on the Bank's borrowing customers and their ability to repay. Loan officers have been in communication with key bank borrowing customers to raise awareness and evaluate their progress and will continue to do so to help ensure they will not suffer serious adverse consequences. The Company keeps its customers informed as to its progress in dealing with the Year 2000 Issue through quarterly statement enclosures and other forms of communication.

   The federal banking regulators have issued several statements providing guidance to financial institutions on the steps the regulators expect financial institutions to take to become year 2000 compliant. The federal banking regulators are also examining the financial institutions under their jurisdiction to assess each institution's compliance with the outstanding guidance. If an institution's progress in addressing the Year 2000 Issue is deemed by its primary federal regulator to be less than satisfactory, the institution will be required to enter into a memorandum of understanding with the regulator which will, among other things, require the institution to promptly develop and submit an acceptable plan for becoming year 2000 compliant and to provide periodic reports describing the institution's progress in implementing the plan. Failure to satisfactorily address the Year 2000 Issue may also expose a financial institution to other forms of enforcement action that its primary federal regulator deems appropriate to address the deficiencies in the institution's year 2000 remediation program. Management currently has no reason to believe the Company will be subjected to any such regulatory actions.

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

   Effect of FASB Statements

   The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   The Financial Accounting Standards Board has issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" which is effective for fiscal quarters beginning after December 15, 1998. This Statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests as held to maturity, available for sale, or trading based on its ability and intent to sell or hold those investments. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   Quarterly Results of Operations (Unaudited)

   In the fourth quarter of 1998, net income was $797,000, compared with $834,000 in the same period of 1997, a decrease of 4.4%. The net interest income during the fourth quarter of 1998 was $2,707,000 compared with $2,737,000 for the fourth quarter of 1997. There was no provision for loan losses in the fourth quarter of 1997 versus $45,000 in 1998. Other income totaled $507,000 and $438,000 during the fourth quarter of 1998 and 1997, respectively. Other operating expenses of $1,988,000 in the last quarter of 1998 compare with $1,966,000 for the last quarter of 1997. Income tax expense was $384,000 and $375,000 for the final quarter of 1998 and 1997, respectively.

   Quarterly results of operations are as follows (dollar amounts in thousands):

                                                          Quarter Ended
                                             ---------------------------------------------
                                             March 31, June 30, September 30, December 31,
                                               1998     1998        1998         1998
                                             ---------------------------------------------
Total  interest income ....................   $5,571    $5,933     $5,995       $6,091
Total  interest expense ...................    2,899     3,282      3,334        3,384
                                              ----------------------------------------
Net interest income .......................    2,672     2,651      2,661        2,707
Provision for loan losses .................       18        26         36           45
Other income ..............................      416       465        487          507
Other expense .............................    1,833     1,882      1,930        1,988
                                              ----------------------------------------
Income before income taxes ................    1,237     1,208      1,182        1,181
Applicable income taxes ...................      397       368        377          384
                                              ----------------------------------------
Net income ................................   $  840    $  840     $  805       $  797
                                              ========================================
Net income per share:
   Basic ..................................   $ 0.46    $ 0.51     $ 0.53       $ 0.52
                                              ========================================

   Diluted ................................   $ 0.46    $ 0.51     $ 0.53       $ 0.52
                                              ========================================

                                                              Quarter Ended
                                             ---------------------------------------------
                                             March 31, June 30, September 30, December 31,
                                               1997      1997       1997         1997
                                             ---------------------------------------------
Total  interest income ....................   $4,982    $5,247     $5,348       $5,581
Total  interest expense ...................    2,383     2,592      2,683        2,844
                                              ----------------------------------------
Net interest income .......................    2,599     2,655      2,665        2,737
Provision for loan losses .................        3         1        - -          - -
Other income ..............................      405       422        431          438
Other expense .............................    1,721     1,840      2,020        1,966
                                              ----------------------------------------
Income before income taxes ................    1,280     1,236      1,076        1,209
Applicable income taxes ...................      406       399        341          375
                                              ----------------------------------------
Net income ................................   $  874    $  837     $  735       $  834
                                              ========================================

Net income per share:
   Basic ..................................   $ 0.50    $ 0.47     $  0.42      $ 0.47
                                              ========================================

   Diluted ................................   $ 0.49    $ 0.46     $  0.41      $ 0.46
                                              ========================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 1998


George A. Shepley                               Larry L. Emmert
  Chairman of the Board and  CEO                  President
    Iowa First Bancshares Corp.                     Hoffmann, Inc.
  Chairman of the Board
    First National Bank of Muscatine            Craig R. Foss
  Chairman of the Board                           President
    First National Bank in Fairfield              Foss, Kuiken, and Gookin, P.C.

D. Scott Ingstad                                Donald R. Heckman
  Director and President                          Investor
    Iowa First Bancshares Corp.                     Factory Manager - Retired
  Director, President and CEO                       H.J. Heinz Co.
    First National Bank of Muscatine
                                                Dean H. Holst
Kim K. Bartling                                   Director
  Director, Executive Vice President, Chief         Iowa First Bancshares Corp.
    Operating Officer and Treasurer               Director, President and CEO
    Iowa First Bancshares Corp.                     First National Bank in
  Director, Executive Vice President and CFO        Fairfield
    First National Bank of Muscatine            Victor G. McAvoy
  Director                                        President
    First National Bank in Fairfield                Muscatine Community College

Roy J. Carver, Jr.                              Beverly J. White
  Chairman of the Board                           Director and Vice President
    Carver Pump Company                             Quality Foundry Co.


                        OFFICERS AS OF DECEMBER 31, 1998

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

                           IOWA FIRST BANCSHARES CORP.

                Subsidiary Bank Directors as of December 31, 1998


FIRST NATIONAL BANK OF MUSCATINE                               FIRST NATIONAL BANK IN FAIRFIELD
--------------------------------------------------             --------------------------------------
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

Larry L. Emmert                                                Stephen R. Cracker
   President                                                      Director and Executive Vice President
       Hoffmann,  Inc.                                               First National Bank in Fairfield

Donald R. Heckman                                              Rex Crockett
   Investor                                                       Chairman of the Board, President and CEO
   Factory Manager - Retired                                         The Dexter Co.
      H.J. Heinz Co.
                                                               Craig R. Foss
Victor G. McAvoy                                                  President
   President                                                         Foss, Kuiken & Gookin PC
      Muscatine Community College
                                                               Thomas S. Gamrath
Beverly J. White                                                  Vice President & Treasurer
   Director and Vice President                                       Gamrath-Doyle & Associates, Inc.
      Quality Foundry Co.
                                                               John R. Hammes
                                                                 President and General Manager
                                                                   Jefferson County Equipment Co.

                                                               Marvin L. Nelson
                                                                  President
                                                                    The Nelson Company, Inc.

                                                               C. Gene Parker
                                                                  Agriculturalist

