Form 10-K, Exhibit 13
period 1999-12-31
IOWA FIRST BANCSHARES CORP
filed 2000-03-17
CIK 740155

IOWA FIRST BANCSHARES CORP.

                                  ANNUAL REPORT

                                December 31, 1999

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 1999


Market Makers
-------------

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Howe Barnes Investments, Inc., Bill Sammon (800-800-4693), and Mesirow Financial, Inc., Mike Hagerty (888-701-7771 or 319-263-7771).

Stock Prices Information
------------------------

The table below shows the reported high and low bid prices of the common stock during the years ended December 31, 1999 and 1998. The stock prices listed below were obtained from the market makers or, as of each year-end, an independent appraisal of the stock, if higher.

         1999              High        Low
---------------------------------------------

First Quarter ......... $  32.50    $  31.00
Second Quarter ........    32.50       29.50
Third Quarter .........    29.50       25.50
Fourth Quarter ........    27.50       23.88


         1998              High        Low
---------------------------------------------

First Quarter ......... $  31.25    $  31.00
Second Quarter ........    32.00       30.00
Third Quarter .........    34.00       30.38
Fourth Quarter ........    32.50       30.50


Annual Meeting of Stockholders
------------------------------

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 20, 2000 at the corporate offices located at 300 East Second Street, Muscatine, Iowa 52761. Stockholders are encouraged to attend.

Annual Report on Form 10-K
--------------------------

Copies of the Iowa First Bancshares Corp. annual report on Form 10-K and exhibits, filed with the Securities and Exchange Commission, are available to stockholders without charge by writing:

Iowa First Bancshares Corp.
300 East Second Street
Muscatine, Iowa  52761
Attention:  Patricia R. Thirtyacre, Corporate Secretary

Investor Information
--------------------

Stockholders, investors and analysts interested in additional information may contact Mr. Kim K. Bartling, Executive Vice President, Chief Operating Officer and Treasurer (319) 262-4216 or Mr. George A. Shepley, Chairman and Chief Executive Officer (319) 262-4200.

To Our Shareholders:

Net income for the year ended December 31, 1999, was $3,412,000 or $2.23 per share compared to $3,282,000 or $2.02 per share the prior year. Contributing to the strong results were the sizable growth in both net interest income of $599,000, 5.6%, and other noninterest income of $147,000, 7.8%. Management also controlled noninterest expenses which grew only 4.0% during 1999. Noninterest expenses other than salaries and employee benefits were aggressively managed, resulting in an increase of only 1.7%.

As we have discussed in prior annual and quarterly communications to our fellow shareholders, the Company has employed strategies which increase the financial leverage of the balance sheet. These strategies coupled with record 1999 net income, adjusted for nonrecurring items, resulted in an unprecedented high return on average equity of 16.39% for the year ended December 31, 1999. We are extremely pleased with the achievement of this new record for return on average equity. While exciting in its own right, this was only one of numerous financial performance records set by the Company during 1999. These records included:

   o  Highest net loans in the history of the Company ($267 million).
   o  Highest total assets in the history of the Company ($371 million).
   o  Highest total deposits in the history of the Company ($270 million).
   o  Highest net interest income in the history of the Company ($11.3 million).
   o  Highest other income in the history of the Company ($2.0 million).
   o Highest net income, adjusted for nonrecurring items, in the history of the Company ($3.4 million).
   o Highest net income per fully diluted share in the history of the Company ($2.23).

These results were especially gratifying since they were accomplished during a year noted for an unfavorable national interest rate trend and relatively low farm commodity prices, both of which serve as additional challenges for a bank holding company such as Iowa First Bancshares Corp.

Net loans grew from approximately $250 million to nearly $267 million during 1999, a $17 million or 6.8% increase. While loan totals were rising nicely, problem loans (those on nonaccrual status or past due 90 days or more), actually declined $451,000 or 45%. Despite this positive trend in problem loans and to be prudent given the growth in total loans, the Company expensed $406,000 to provision for possible loan losses which was nearly four times the amount of net loan charge-offs recognized during 1999. Therefore, the total allowance for possible loan losses grew more than $300,000 (10.9%) to total $3,091,000 as of December 31, 1999.

In an effort to more efficiently and effectively utilize our facilities in Fairfield, Iowa, the consumer loan department was relocated from the main downtown bank facility to the branch which was built in 1997. This branch is in a high traffic area of town in front of the local Wal-Mart store. We believe this move will enable us to better serve our current and future customers.

Our branch office located in the Muscatine, Iowa, Wal-Mart Supercenter continued to exceed our expectations in almost all aspects of its operations. The relocation of the downtown branch in Muscatine has also been very well received by our customers. These branches, in addition to our main bank and long-established branch offices on the south side of Muscatine and at the Muscatine Mall, enable us to serve our customers' financial needs in a convenient, friendly, and professional manner. The highly skilled and dedicated employees at all levels of the organization ensure customers receive excellent service. Their abilities and efforts were the driving force behind the record-breaking performance of the Company during 1999.

Despite the outstanding  financial  results,  the price of Iowa First Bancshares
Corp. stock decreased over the last year to $27 per share (based on an independent appraisal), a 12.9% decrease from the prior year-end. This $27 per share represents a price to book value of 196% and a price to trailing twelve months earnings of 12.1 times. While the Company's return on average equity and dividend yield exceeded its peer group, the market valued Iowa First Bancshares Corp.'s stock at a price earnings ratio less than this same peer group of banks. It should be noted that bank stocks in general declined during 1999. Please refer to the following graphs for a summary of the stock price performance and earnings per share over the last several years.

The omitted graph reflects the closing stock price per share utilizing the following data points:

1994    13.00
1995    16.67
1996    20.00
1997    28.75
1998    31.00
1999    27.00

The omitted graph reflects the fully diluted earnings per utilizing the following data points:

1994    1.60
1995    1.71
1996    1.95
1997    1.82
1998    2.02
1999    2.23


The total annual investment return (loss) for the past one, three, and five-year periods has been (10.2%), 13.8%, and 18.7%, respectively. The graphs below show the growth in total assets and loans over the past several years.

The omitted graph reflects the total assets as of year end utilizing the following data points:

         (In Millions)
1994        253.8
1995        272.8
1996        280.5
1997        305.8
1998        345.4
1999        371.0

The omitted graph reflects the total loans as of year end utilizing the following data points:

          (In Millions)
1994         162.0
1995         169.3
1996         183.4
1997         208.7
1998         250.3
1999         267.0

Year-end 1999 total assets exceeded year-end 1994 total assets by $117,229,000 for total growth of 46.2%. Over the same time period, loans grew $104,977,000 or 64.8%.

Much has been written over recent quarters in the financial press regarding technology in banking, and more specifically Internet banking, as well as financial reform enacted by Congress. As management and the Board of Directors assess the current position of Iowa First Bancshares Corp. and plan for the future, these are among the issues and opportunities which are discussed, analyzed, and if deemed appropriate, exploited for the benefit of our shareholders.

As we look to 2000, there is, as always, much uncertainty in forecasting the future direction of interest rates and the economy. The 2000 budgets for the Company and its subsidiaries project relatively stable market interest rates and a positive business climate. If rates or the economy vary significantly from these assumptions, it will become more challenging to maintain or increase net interest income, and consequently, net income.

On behalf of management and the Board of Directors, we thank you for your investment in Iowa First Bancshares Corp. and your continued support. We look forward to hearing from you should you have comments or questions.

                                                      /s/ George A. Shepley
                                                      --------------------------
                                                      George A. Shepley
                                                      Chairman & CEO


                                                      /s/ Kim K. Bartling
                                                      --------------------------
                                                      Kim K. Bartling
                                                      Executive Vice President
                                                      COO & Treasurer

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

BALANCE SHEET (at year end)             1999           1998           1997
--------------------------------------------------------------------------------
Net loans ........................ $ 266,992,000  $ 250,318,000  $ 208,683,000
Allowance for loan losses ........     3,091,000      2,787,000      2,604,000
Deposits and securities sold under
   agreements to repurchase ......   274,198,000    267,491,000    247,041,000
Federal Home Loan Bank advances ..    64,621,000     47,973,000     26,468,000
Total assets .....................   371,029,000    345,411,000    305,783,000
Stockholders' equity .............    21,193,000     20,309,000     28,625,000

STATEMENT OF INCOME (for the year)
--------------------------------------------------------------------------------
Net interest income .............. $  11,290,000  $  10,691,000  $  10,656,000
Provision for loan losses ........       406,000        125,000          4,000
Other income .....................     2,022,000      1,875,000      1,696,000
Other operating expense ..........     7,942,000      7,633,000      7,547,000
Income before income taxes .......     4,964,000      4,808,000      4,801,000
Income taxes .....................     1,552,000      1,526,000      1,521,000
Net income .......................     3,412,000      3,282,000      3,280,000

PER SHARE DATA
--------------------------------------------------------------------------------
Net income, basic ................ $        2.23  $        2.02  $        1.86
Net income, diluted ..............          2.23           2.02           1.82
Book value at year-end ...........         13.79          13.25          15.62
Stock price at year-end (greater
   of bid or appraised price) ....         27.00          31.00          28.75
Cash dividends declared during
   the year ......................          0.84           0.84           0.78
Cash dividends declared as a
   percentage of net income ......           38%            42%            43%

KEY RATIOS
--------------------------------------------------------------------------------
Return on average assets .........         0.96%          1.00%          1.13%
Return on average stockholders'
   equity ........................         16.39          14.18          12.33
Net interest margin-tax
   equivalent ....................          3.53           3.65           4.11
Average stockholders' equity to
   average assets ................          5.83           7.02           9.16
Total capital to risk-weighted
   assets ........................          9.52           9.14          14.44
Efficiency ratio (all operating
   expenses, excluding the provision
   for loan losses, divided by the
   sum of net interest income and
   other income) .................         59.66          60.75          61.10

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP


Davenport, Iowa
January 21, 2000

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1999 and 1998

ASSETS                                                     1999         1998
--------------------------------------------------------------------------------

Cash and due from banks (Note 1) ...................$  15,149,000 $  14,273,000
Interest-bearing deposits at financial
   institutions ....................................      155,000       135,000
Investment securities available for sale (Note 3) ..   62,950,000    58,711,000
Federal funds sold and other overnight investments .   15,800,000    12,555,000
Loans, net of allowance for loan losses of
   $3,091,000  in 1999 and $2,787,000 in 1998
   (Note 4) ........................................  266,992,000   250,318,000
Bank premises and equipment, net (Note 5) ..........    5,456,000     5,858,000
Accrued interest receivable ........................    2,985,000     2,763,000
Other assets .......................................    1,542,000       798,000
                                                     ---------------------------
              Total assets .........................$ 371,029,000 $ 345,411,000
                                                     ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

LIABILITIES:
   Deposits:
      Noninterest-bearing ..........................$  47,175,000 $  44,430,000
      Interest-bearing .............................  222,397,000   217,416,000
                                                    ----------------------------
              Total deposits (Note 6) ..............  269,572,000   261,846,000
   Notes payable (Note 7) ..........................    6,869,000     7,250,000
   Securities sold under agreements to repurchase
      (Note 8) .....................................    4,626,000     5,645,000
   Federal Home Loan Bank advances (Note 8) ........   64,621,000    47,973,000
   Dividends payable ...............................      321,000       320,000
   Treasury tax and loan open note (Note 8) ........    2,211,000       163,000
   Other liabilities ...............................    1,616,000     1,905,000
                                                    ----------------------------
              Total liabilities ....................  349,836,000   325,102,000
                                                    ----------------------------

Commitments and Contingencies (Note 13)

Stockholders' Equity (Note 9):
   Preferred stock,  stated value of $1.00 per
      share; shares authorized 500,000; shares
      issued none ..................................          - -           - -
   Common stock, no par value; shares authorized
      6,000,000; shares issued 1,832,429 ...........      200,000       200,000
   Additional paid-in capital ......................    4,349,000     4,408,000
   Retained earnings ...............................   27,585,000    25,460,000
   Accumulated other comprehensive income (loss),
      net ..........................................     (649,000)      708,000
   Less cost of common shares acquired for the
      treasury, 1999, 295,728; 1998, 300,005 .......  (10,292,000)  (10,467,000)
                                                    ----------------------------
              Total stockholders' equity ...........   21,193,000    20,309,000
                                                    ----------------------------
              Total liabilities and stockholders'
                 equity ............................$ 371,029,000 $ 345,411,000
                                                    ============================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1999, 1998, and 1997

                                            1999          1998          1997
--------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans:
      Taxable ........................$  20,972,000 $  19,044,000 $  16,464,000
      Nontaxable .....................      155,000       176,000       224,000
   Interest and dividends on investment
      securities available for sale:
      Taxable ........................    2,742,000     2,633,000     3,246,000
      Nontaxable .....................      865,000       848,000       732,000
   Interest on federal funds sold and
      other overnight investments ....      392,000       870,000       480,000
   Other .............................        1,000        19,000        12,000
                                       -----------------------------------------
          Total interest income ......   25,127,000    23,590,000    21,158,000
                                       -----------------------------------------
Interest expense:
   Interest on deposits ..............    9,457,000     9,676,000     9,058,000
   Interest on notes payable .........      522,000       368,000           - -
   Interest on other borrowed funds ..    3,858,000     2,855,000     1,444,000
                                       -----------------------------------------
          Total interest expense .....   13,837,000    12,899,000    10,502,000
                                       -----------------------------------------
          Net interest income ........   11,290,000    10,691,000    10,656,000
Provision for loan losses (Note 4) ...      406,000       125,000         4,000
                                       -----------------------------------------
          Net interest income after
          provision for loan losses ..   10,884,000    10,566,000    10,652,000
                                       -----------------------------------------

Other income:
   Trust department ..................      351,000       343,000       328,000
   Service fees ......................    1,224,000     1,131,000       975,000
   Investment securities gains, net ..        4,000        18,000           - -
   Other .............................      443,000       383,000       393,000
                                       -----------------------------------------
          Total other income .........    2,022,000     1,875,000     1,696,000
                                       -----------------------------------------

Operating expenses:
   Salaries and employee benefits ....    4,577,000     4,323,000     4,276,000
   Occupancy expenses, net ...........      701,000       700,000       699,000
   Equipment expenses ................      628,000       604,000       472,000
   Office supplies, printing, and
      postage ........................      409,000       419,000       399,000
   Computer costs ....................      440,000       407,000       414,000
   Advertising and business
      promotion ......................      167,000       163,000       157,000
   Other operating expenses ..........    1,020,000     1,017,000     1,130,000
                                       -----------------------------------------
          Total operating expenses ...$   7,942,000 $   7,633,000 $   7,547,000
                                       -----------------------------------------
          Income before income taxes .$   4,964,000 $   4,808,000 $   4,801,000

Income taxes (Note 11) ...............    1,552,000     1,526,000     1,521,000
                                       -----------------------------------------
          Net income .................$   3,412,000 $   3,282,000 $   3,280,000
                                       =========================================

Weighted average common shares .......    1,531,391     1,628,447     1,758,883
Weighted average common and common
   equivalent shares, assuming
   dilution ..........................    1,531,391     1,628,447     1,801,022

Net income per common share (Note 12):

   Basic .............................$        2.23 $        2.02 $        1.86
                                       =========================================

   Diluted ...........................$        2.23 $        2.02 $        1.82
                                       =========================================

Dividends declared per share .........$        0.84 $        0.84 $        0.78
                                       =========================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998, and 1997




                                                                   Common Stock        Additional
                                                             -----------------------    Paid-In     Retained
                                                               Number       Amount      Capital     Earnings
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ................................   1,800,000 $    200,000 $  3,872,000 $ 21,621,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - -    3,280,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available
        for sale, net of reclassification
        adjustment (Note 2) ...............................         - -          - -          - -          - -
              Comprehensive income

   Cash dividends declared, $.78 per share ................         - -          - -          - -   (1,379,000)
   Purchase of common stock for the treasury ..............         - -          - -          - -          - -
   Sale of common stock to the ESOP .......................       4,615          - -      120,000          - -
   Issuance of 95,590 shares upon exercise of stock
      options .............................................      27,814          - -      448,000          - -
                                                           ----------------------------------------------------
Balance, December 31, 1997 ................................   1,832,429 $    200,000 $  4,440,000 $ 23,522,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - -    3,282,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available for
        sale, net of reclassification adjustment (Note 2) .         - -          - -          - -          - -
              Comprehensive income
   Cash dividends declared, $.84 per share ................         - -          - -          - -   (1,344,000)
   Purchase of common stock for the treasury ..............         - -          - -          - -          - -
   Sale of common stock to the ESOP .......................         - -          - -      (32,000)         - -
   Other sales of common stock ............................         - -          - -          - -          - -
                                                           ----------------------------------------------------
Balance, December 31, 1998 ................................   1,832,429 $    200,000 $  4,408,000 $ 25,460,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - -    3,412,000
      Other comprehensive (loss), net of tax,
        unrealized (losses) on securities available for
        sale, net of reclassification adjustment (Note 2) .         - -          - -          - -          - -
              Comprehensive income
   Cash dividends declared, $.84 per share ................         - -          - -          - -   (1,287,000)
   Purchase of common stock for the treasury ..............         - -          - -          - -          - -
   Sale of common stock to the ESOP .......................         - -          - -      (59,000)         - -
                                                           ----------------------------------------------------
Balance, December 31, 1999 ................................   1,832,429 $    200,000 $  4,349,000 $ 27,585,000
                                                           ====================================================

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
Years Ended December 31, 1999, 1998 and 1997

                                                             Accumulated
                                                                Other
                                                               Compre-
                                                               hensive
                                                                Income         Treasury Stock         Compre-
                                                                            ---------------------     hensive
                                                                (Loss)       Number       Amount      Income        Total
                                                           -----------------------------------------------------------------
Balance, December 31, 1996 ................................$      81,000      59,452 $    576,000              $ 25,198,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - - $  3,280,000    3,280,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available
        for sale, net of reclassification
        adjustment (Note 2) ...............................     382,000          - -          - -      382,000      382,000
                                                                                                  -------------
              Comprehensive income ........................                                       $  3,662,000
                                                                                                  =============
   Cash dividends declared, $.78 per share ................         - -          - -          - -                (1,379,000)

   Purchase of common stock for the treasury ..............         - -        8,324      174,000                  (174,000)
   Sale of common stock to the ESOP .......................         - -          - -          - -                   120,000
   Issuance of 95,590 shares upon exercise of stock
      options .............................................         - -      (67,776)    (750,000)                1,198,000
                                                           ---------------------------------------             -------------
Balance, December 31, 1997 ................................$    463,000          - - $        - -              $ 28,625,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - - $  3,282,000    3,282,000
      Other comprehensive income, net of tax,
        unrealized gains on securities available for
        sale, net of reclassification adjustment (Note 2) ..    245,000          - -          - -      245,000      245,000
                                                                                                  -------------
              Comprehensive income .........................                                      $  3,527,000
                                                                                                  =============
   Cash dividends declared, $.84 per share .................        - -          - -          - -                (1,344,000)
   Purchase of common stock for the treasury ...............        - -      308,199   10,753,000               (10,753,000)
   Sale of common stock to the ESOP ........................        - -       (8,064)    (282,000)                  250,000
   Other sales of common stock .............................        - -         (130)      (4,000)                    4,000
                                                            --------------------------------------             -------------
Balance, December 31, 1998 ................................$    708,000      300,005 $ 10,467,000              $ 20,309,000
   Comprehensive income:
      Net income ..........................................         - -          - -          - - $  3,412,000    3,412,000
      Other comprehensive (loss), net of tax,
        unrealized (losses) on securities available for
        sale, net of reclassification adjustment (Note 2) .  (1,357,000)         - -          - -   (1,357,000)  (1,357,000)
                                                                                                  -------------
              Comprehensive income ........................                                       $  2,055,000
                                                                                                  =============
   Cash dividends declared, $.84 per share ................         - -          - -          - -                (1,287,000)
   Purchase of common stock for the treasury ..............         - -        3,130       84,000                   (84,000)
   Sale of common stock to the ESOP .......................         - -       (7,407)    (259,000)                  200,000
                                                           ---------------------------------------             -------------
Balance, December 31, 1999 ................................$   (649,000)     295,728 $ 10,292,000              $ 21,193,000
                                                           =======================================             =============

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998, and 1997

                                                          1999           1998           1997
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income .......................................$   3,412,000  $   3,282,000  $   3,280,000
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Proceeds from loans sold to FHLMC .............    2,093,000        925,000        572,000
      Loans underwritten for FHLMC ..................   (2,079,000)      (918,000)      (568,000)
      Gains on loans sold to FHLMC ..................      (14,000)        (7,000)        (4,000)
      Provision for loan losses .....................      406,000        125,000          4,000
      Investment securities gains, net ..............       (4,000)       (18,000)           - -
      Depreciation ..................................      639,000        631,000        520,000
      Deferred income taxes .........................     (125,000)        12,000         46,000
      Amortization of premiums and accretion
        of discounts on investment securities,
        net .........................................      131,000        134,000        188,000
      Changes in assets and liabilities:
        (Increase) in accrued interest receivable ...     (222,000)      (262,000)      (168,000)
        Net (increase) in other assets ..............     (137,000)      (271,000)      (267,000)
        Net increase (decrease) in other
           liabilities ..............................       37,000        (73,000)       (58,000)
                                                     --------------------------------------------
              Net cash provided by operating
              activities ............................    4,137,000      3,560,000      3,545,000
                                                     --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) in interest-bearing deposits
      at financial institutions .....................      (20,000)       (48,000)       464,000
   Net (increase) in federal funds sold and
      other overnight deposits ......................   (3,245,000)    (2,760,000)    (2,532,000)
   Proceeds from sales, maturities, calls, and
      paydowns of available for sale securities .....   19,115,000     22,161,000     26,578,000
   Purchase of available for sale securities ........  (25,646,000)   (15,100,000)   (24,032,000)
   Net (increase) in loans ..........................  (17,080,000)   (41,760,000)   (25,249,000)
   Purchases of bank premises and equipment .........     (237,000)      (434,000)    (2,049,000)
                                                     --------------------------------------------
              Net cash (used in) investing
              activities ............................$ (27,113,000) $ (37,941,000) $ (26,820,000)
                                                     --------------------------------------------
CASH FLOWS  FROM  FINANCING ACTIVITIES:
   Net increase (decrease) in noninterest-
      bearing deposits ..............................$   2,745,000  $   6,218,000  $  (5,233,000)
   Net increase in interest-bearing deposits ........    4,981,000     12,846,000      9,663,000
   Proceeds from notes payable ......................      250,000      9,250,000            - -
   Repayment of notes payable .......................     (631,000)    (2,000,000)           - -
   Net increase (decrease) in securities sold
      under agreements to repurchase ................   (1,019,000)     1,386,000     (1,194,000)
   Net increase (decrease) in treasury tax and
      loan open note ................................    2,048,000     (1,293,000)      (488,000)
   Advances from Federal Home Loan Bank .............   20,300,000     22,650,000     20,900,000
   Payments of advances from Federal Home
      Loan Bank .....................................   (3,652,000)    (1,145,000)    (1,905,000)
   Cash dividends paid ..............................   (1,286,000)    (1,398,000)    (1,336,000)
   Purchases of common stock for the treasury .......      (84,000)   (10,753,000)      (174,000)
   Issuance of common stock .........................      200,000        254,000      1,318,000
                                                     --------------------------------------------
              Net cash provided by financing
              activities ............................   23,852,000     36,015,000     21,551,000
                                                     --------------------------------------------
              Net increase (decrease) in cash
              and due from banks ....................      876,000      1,634,000     (1,724,000)

Cash and due from banks:
   Beginning ........................................   14,273,000     12,639,000     14,363,000
                                                     --------------------------------------------
   Ending ...........................................$  15,149,000 $   14,273,000 $   12,639,000
                                                     ============================================
Supplemental Disclosures of Cash Flow
   Information, cash payments for:
   Interest .........................................$  13,743,000 $   12,965,000 $   10,460,000
   Income taxes .....................................    1,671,000      1,400,000      1,655,000

Supplemental Schedule of Noncash Investing
   and Financing  Activities,  change in
   accumulated other comprehensive income,
   unrealized gain (loss) on securities
   available for sale, net ..........................   (1,357,000)       245,000        382,000

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL SSTATEMENTS

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

   Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,678,000 and $1,719,000 at December 31, 1999 and 1998, respectively.

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

   Premiums and discounts are recognized in interest income using the interest method over the expected life of the security. There were no investments held to maturity or for trading purposes as of December 31, 1999 or 1998.

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

   Direct loan origination fees and costs are generally being deferred and the net amounts amortized as an adjustment of the related loan's or lease's yield. The Banks generally amortize these amounts over the contractual life. Commitment fees based upon a percentage of customers' unused lines of credit and fees related to standby letters of credit are not significant.

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

   Current accounting developments: The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

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

Other comprehensive income is comprised
   as follows:

                                                           Tax
                                             Before      Expense       Net
                                              Tax       (Benefit)     of Tax
                                         ---------------------------------------
                                               Year Ended December 31, 1999
                                         ---------------------------------------
Unrealized (losses) on securities
   available for sale:
   Unrealized holding gains arising
      during  the year ..................$ (2,161,000) $ (807,000) $ (1,354,000)
   Less, reclassification adjustment for
      gains included in net income ......       4,000       1,000         3,000
                                         ---------------------------------------
         Other comprehensive (loss) .....$ (2,165,000) $ (808,000) $ (1,357,000)
                                         =======================================

                                               Year Ended December 31, 1998
                                         ---------------------------------------
Unrealized gains on securities available
   for sale:
   Unrealized holding gains arising
      during the year ...................$    410,000  $  154,000  $    256,000
   Less, reclassification adjustment for
      gains included in net income ......      18,000       7,000        11,000
                                         ---------------------------------------
         Other comprehensive income .....$    392,000 $   147,000  $    245,000
                                         =======================================

                                               Year Ended December 31, 1997
                                         ---------------------------------------
Unrealized gains on securities available
   for sale:
   Unrealized holding gains arising
      during the year ...................$    608,000 $   226,000  $    382,000
   Less, reclassification adjustment for
      gains included in net income ......         - -         - -           - -
                                         ---------------------------------------
         Other comprehensive income .....$    608,000 $   226,000  $    382,000
                                         =======================================

Note 3.  Investment Securities Available For Sale

The amortized cost and fair value of investment securities available for sale as of December 31, 1999 and 1998 are summarized as follows:

                                             Gross       Gross
                               Amortized  Unrealized   Unrealized      Fair
                                  Cost       Gains       Losses        Value
                              --------------------------------------------------
                                              December 31, 1999
                              --------------------------------------------------

U.S. Treasury securities .....$  8,007,000 $   16,000 $    (52,000) $  7,971,000
U.S. government agencies .....  26,769,000     33,000     (666,000)   26,136,000
Mortgage-backed securities ...   1,782,000        - -      (25,000)    1,757,000
State and political
   subdivisions ..............  19,197,000     70,000     (350,000)   18,917,000
Corporate obligations,
   including stock ...........   8,230,000      1,000      (62,000)    8,169,000
                              --------------------------------------------------
                              $ 63,985,000 $  120,000 $ (1,155,000) $ 62,950,000
                              ==================================================

                                                 December 31, 1998
                              --------------------------------------------------

U.S. Treasury securities .....$ 11,500,000 $  212,000 $        - -  $ 11,712,000
U.S. government agencies .....  17,732,000    286,000       (4,000)   18,014,000
Mortgage-backed securities ...   4,135,000     47,000       (1,000)    4,181,000
State and political
   subdivisions ..............  18,083,000    562,000       (4,000)   18,641,000
Corporate obligations,
   including stock ...........   6,131,000     32,000          - -     6,163,000
                              --------------------------------------------------
                              $ 57,581,000 $1,139,000 $     (9,000) $ 58,711,000
                              ==================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary. Stocks are also excluded from the maturity categories as there is no fixed maturity date.

                                                       Amortized        Fair
                                                          Cost          Value
                                                     ---------------------------
Securities available for sale:
   Due in one year or less ..........................$   9,842,000 $   9,833,000
   Due after one year through five years ............   32,182,000    31,564,000
   Due after five years through ten years ...........   12,728,000    12,481,000
   Due after ten years ..............................    3,994,000     3,858,000
                                                     ---------------------------
                                                        58,746,000    57,736,000
   Mortgage-backed securities .......................    1,782,000     1,757,000
   Stock ............................................    3,457,000     3,457,000
                                                     ---------------------------
                                                     $  63,985,000 $  62,950,000
                                                     ===========================

Investment securities with a carrying value of $18,429,000 and $18,085,000 as of December 31, 1999 and 1998, respectively, are pledged on public deposits, securities sold under agreements to repurchase, trust deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available for sale were $503,000 during 1999; $2,199,000 during 1998; and $7,125,000 during 1997. Gross gains and losses realized on sales in 1999 were $4,000 and none, respectively. Gross gains and losses realized on sales in 1998 were $21,000 and $3,000, respectively. Gross gains and losses realized on sales in 1997 were $7,000 and $7,000, respectively.

Note 4.  Loans

The composition of loans is summarized as follows:

                                                           December 31,
                                                  -----------------------------
                                                       1999           1998
                                                  -----------------------------

Commercial .......................................$ 101,079,000  $  94,724,000
Agricultural .....................................   27,810,000     26,685,000
Real estate:
   Construction ..................................    3,708,000      2,598,000
   Mortgage ......................................  105,068,000     95,535,000
   Tax exempt, mortgage ..........................    2,581,000      2,337,000
Installment ......................................   29,814,000     31,268,000
Other ............................................       63,000        100,000
                                                  -----------------------------
              Total loans ........................  270,123,000    253,247,000
Less:
   Allowance for loan losses .....................    3,091,000      2,787,000
   Unearned discount .............................       40,000        142,000
                                                  -----------------------------
                                                  $ 266,992,000  $ 250,318,000
                                                  =============================

Loans considered to be impaired are as follows:

                                                           December 31,
                                                  -----------------------------
                                                       1999           1998
                                                  -----------------------------

Impaired loans for which an allowance
   has been provided .............................$     367,000  $     338,000
Impaired loans for which no allowance
   has been provided .............................      136,000        319,000
                                                  -----------------------------
      Total loans determined to be impaired ......$     503,000  $     657,000
                                                  =============================
Allowance provided for impaired loans, included
   in the allowance for loan losses ..............$      80,000  $      95,000
                                                  =============================

The average recorded investment in impaired loans during 1999 and 1998 was $571,000 and $854,000, respectively. Interest income on impaired loans of $23,000, $20,000, and $12,000 was recognized for cash payments received in 1999, 1998, and 1997, respectively.

Nonaccruing loans totaled $503,000 and $657,000 at December 31, 1999 and 1998, respectively. Interest income in the amount of $42,000, $54,000, and $90,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 1999, 1998, and 1997, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1999, 1998, and 1997 totaled $23,000, $20,000, and $12,000, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                   Year Ended December 31,
                                            ------------------------------------
                                                1999        1998        1997
                                            ------------------------------------
Beginning balance ..........................$ 2,787,000 $ 2,604,000 $ 2,803,000
   Provisions charged to expense ...........    406,000     125,000       4,000
   Recoveries ..............................    227,000     250,000      80,000
                                            ------------------------------------
                                              3,420,000   2,979,000   2,887,000
   Loans charged off .......................    329,000     192,000     283,000
                                            ------------------------------------
Ending balance .............................$ 3,091,000 $ 2,787,000 $ 2,604,000
                                            ====================================

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $9,739,000 and $9,672,000 as of December 31, 1999 and 1998, respectively. Custodial escrow balances maintained in connection with these loans were approximately $76,000 and $67,000 as of December 31, 1999 and 1998, respectively. All loans sold are without recourse.

Note 5.  Bank  Premises  and  Equipment

Bank  premises  and  equipment  are summarized as follows:

                                              Years of
                                               Useful
                                               Lives           December 31,
                                             -----------------------------------
                                                            1999        1998
                                                       -------------------------
Bank premises (including land of
   $631,000 each year) ......................  10-40    $ 6,934,000 $ 6,970,000
Leasehold improvements ......................   5-15        201,000     201,000
Furniture and equipment .....................   5-15      2,442,000   2,256,000
                                                       -------------------------
                                                          9,577,000   9,427,000
Accumulated depreciation ....................             4,121,000   3,569,000
                                                       -------------------------
                                                        $ 5,456,000 $ 5,858,000
                                                       =========================

Note 6.  Deposits

The composition of deposits is summarized as follows:

                                                            December 31,
                                                  ------------------------------
                                                        1999           1998
                                                  ------------------------------

Demand ...........................................$   86,951,000 $   84,351,000
NOW accounts .....................................    32,521,000     36,062,000
Savings ..........................................    20,642,000     21,965,000
Time certificates ................................   129,458,000    119,468,000
                                                  ------------------------------
                                                  $  269,572,000 $  261,846,000
                                                  ==============================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $35,421,000 and $28,508,000 as of December 31, 1999 and 1998, respectively. Maturities of these certificates are summarized as follows:

                                                            December 31,
                                                  ------------------------------
                                                        1999           1998
                                                  ------------------------------
One to three months ..............................$   13,654,000 $    9,818,000
Three to six months ..............................     9,200,000      5,839,000
Six to twelve months .............................     7,649,000      7,230,000
Over twelve months ...............................     4,918,000      5,621,000
                                                  ------------------------------
                                                  $   35,421,000 $   28,508,000
                                                  ==============================

At December 31, 1999, the scheduled maturities of all certificates of deposit are as follows:

   Year ending December 31:
      2000 ..............................             $ 98,029,000
      2001 ..............................               24,683,000
      2002 ..............................                4,667,000
      2003 ..............................                1,263,000
      2004 ..............................                  406,000
      2005 and thereafter ...............                  410,000
                                                      ------------
                                                      $129,458,000
                                                      ============

Note 7.  Notes Payable Notes payable are summarized as follows:

                                                             December 31,
                                                        ------------------------
                                                            1999        1998
                                                        ------------------------
Term note payable to a bank, interest fixed for
   three years at 1.5% plus adjusted interbank
   rate (7.41% as of December 31, 1999), due
   May 4, 2002, with quarterly principal and
   interest payments of $77,000, secured by
   stock of subsidiary banks of the Company ............$ 1,919,000 $ 1,750,000
Term note payable to a bank, interest fixed for
   five years at 1.75% plus rate of five-year
   U.S. Treasury note (7.36% as of December 31,
   1999), due May 4, 2003, with annual principal
   installments of $550,000, secured by stock of
   subsidiary banks of the Company .....................  4,950,000   5,500,000
                                                        ------------------------
                                                        $ 6,869,000 $ 7,250,000
                                                        ========================

The notes payable include certain restrictive covenants. The Company is in compliance with these covenants as of December 31, 1999. For the year ended December 31, 1998, the Company was in compliance or the covenants had been waived as of March 1, 1999.

Notes payable are due as follows:

   Year ending December 31:
      2000 ..............................             $    718,000
      2001 ..............................                  732,000
      2002 ..............................                2,119,000
      2003 ..............................                3,300,000
                                                      ------------
                                                      $  6,869,000
                                                      ============

Note 8.  Other Borrowed Funds Other borrowed funds consist of the following:

                                                            December 31,
                                                    ----------------------------
                                                         1999          1998
                                                    ----------------------------
Securities sold under agreements to repurchase .....$   4,626,000 $   5,645,000
Federal Home Loan Bank advances ....................   64,621,000    47,973,000
Treasury tax and loan open note ....................    2,211,000       163,000

The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system. The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Loan Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. At December 31, 1999, all but $757,000 of the securities sold under agreements to repurchase mature within twelve months, with $757,000 maturing June 30, 2001.

The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                         1999          1998
                                                    ----------------------------
Daily average amount outstanding during the year ...$   4,988,000 $   5,412,000
Maximum outstanding as of any month end ............    6,063,000     6,388,000
Weighted average interest rate during the year .....         4.84%         5.02%
Weighted average interest rate at the end of the
   year ............................................         4.99%         4.87%
Securities underlying the agreements at the end of
   the year:
   Carrying value ..................................$    8,045,000 $ 10,698,000
   Fair value ......................................     8,045,000   10,698,000

Advances from the Federal Home Loan Bank as of December 31, 1999 bear interest and are due as follows:

                                                Interest Rate     Balance Due
                                              ----------------------------------
    Year ending December 31:
       2000 .............................        5.70% - 6.73%    $ 7,650,000
       2001 .............................        5.32% - 7.09%      5,100,000
       2002 .............................        6.02% - 7.13%      6,950,000
       2003 .............................        5.52% - 6.67%      4,250,000
       2004 .............................        5.57% - 7.00%      4,350,000
       2005 and thereafter ..............        5.00% - 7.39%     36,321,000
                                                                 -------------
                                                                  $64,621,000
                                                                 =============

Nearly all of the advances maturing in 2005 and thereafter have options which allow the Company the right, but not the obligation, to "put" the advances back to the Federal Home Loan Bank.

As of December 31, 1998 advances from the Federal Home Loan Bank in the amount of $47,973,000 had interest rates between 5.00% and 7.39% and various maturity dates between 1999 and 2013.

First mortgage loans of approximately $91,181,000 and $61,995,000 as of December 31, 1999 and 1998, respectively, are pledged as collateral on Federal Home Loan Bank advances.

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

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 1999 the Company is categorized as adequately capitalized. To be categorized as adequately or well capitalized the Company and Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the OCC notification that management believes have changed the Banks or Company's category.

The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                             To be Well
                                                                                          Capitalized under
                                                                       For Capital        Prompt Corrective
                                                 Actual             Adequacy Purposes     Action Provisions
                                         ------------------------ --------------------- ----------------------
                                             Amount      Ratio      Amount      Ratio       Amount      Ratio
                                         ---------------------------------------------------------------------
As of December 31, 1999
Total Capital (to Risk Weighted Assets):
   Consolidated .........................$ 24,394,000     9.5%   $ 20,491,000   >8.0%     $25,614,000     >10.0%
   First National Bank of Muscatine .....  22,959,000    12.4      14,802,000   >8.0       18,502,000     >10.0
   First National Bank in Fairfield .....   8,394,000    12.0       5,612,000   >8.0        7,014,000     >10.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated .........................  21,303,000     8.3      10,246,000   >4.0       15,369,000     >6.0
   First National Bank of Muscatine .....  20,645,000    11.2       7,401,000   >4.0       11,102,000     >6.0
   First National Bank in Fairfield .....   7,703,000    11.0       2,806,000   >4.0        4,209,000     >6.0

Tier 1 Capital (to Average Assets):
   Consolidated .........................  21,303,000     5.8      14,681,000   >4.0       18,351,000     >5.0
   First National Bank of Muscatine .....  20,645,000     7.6      10,834,000   >4.0       13,543,000     >5.0
   First National Bank in Fairfield .....   7,703,000     8.0       3,835,000   >4.0        4,794,000     >5.0


As of December 31, 1998
Total Capital (to Risk Weighted Assets):
   Consolidated .........................$ 21,793,000     9.1%   $ 19,069,000   >8.0%     $23,836,000     >10.0%
   First National Bank of Muscatine .....  21,224,000    12.5      13,612,000   >8.0       17,015,000     >10.0
   First National Bank in Fairfield .....   7,810,000    11.7       5,360,000   >8.0        6,699,000     >10.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated .........................  19,006,000     8.0       9,534,000   >4.0       14,302,000     >6.0
   First National Bank of Muscatine .....  19,095,000    11.2       6,806,000   >4.0       10,209,000     >6.0
   First National Bank in Fairfield .....   7,301,000    10.9       2,680,000   >4.0        4,019,000     >6.0

Tier 1 Capital (to Average Assets):
   Consolidated .........................  19,006,000     5.6      13,697,000   >4.0       17,121,000     >5.0
   First National Bank of Muscatine .....  19,095,000     7.7       9,906,000   >4.0       12,383,000     >5.0
   First National Bank in Fairfield .....   7,301,000     7.7       3,771,000   >4.0        4,714,000     >5.0

Current banking law limits the amount of dividends banks can pay. As of December 31, 1999, amounts available for payment of dividends were $4,685,000 and $580,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.

Note 10.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions. This plan owns 92,847 shares of the Company as of December 31, 1999 and covers substantially all employees who have worked at least 1,000 hours any year. An employee, upon termination of employment, has the option of retaining ownership of shares vested pursuant to the plan or selling such shares to the Company. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally, the Company and subsidiary banks may make profit sharing contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 1999, 1998, and 1997 were $302,000, $294,000, and
$279,000, respectively.


Note 11.  Income Taxes

The components of income tax expense are as follows:

                                                   Year Ended December 31,
                                            ------------------------------------
                                                1999        1998        1997
                                            ------------------------------------

Currently paid or payable ..................$ 1,677,000 $ 1,514,000 $ 1,475,000
Deferred income taxes ......................   (125,000)     12,000      46,000
                                            ------------------------------------
                                            $ 1,552,000 $ 1,526,000 $ 1,521,000
                                            ====================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                        Year Ended December 31,
                                 ------------------------------------------------------------------
                                            1999                 1998                 1997
                                 ------------------------------------------------------------------
                                                 % Of                 % Of                 % Of
                                      Dollar    Pretax     Dollar    Pretax     Dollar    Pretax
                                      Amount    Income     Amount    Income     Amount    Income
                                -------------------------------------------------------------------
Computed "expected"
   income tax expense ..........   $ 1,737,000   35.0%  $ 1,683,000   35.0%  $ 1,680,000   35.0%
Effect of graduated tax rate ...       (50,000)  (1.0)      (48,000)  (1.0)      (48,000)  (1.0)
Tax exempt interest and
   dividend income, net ........      (314,000)  (6.3)     (315,000)  (6.6)     (295,000)  (6.1)
State income taxes, net ........       164,000    3.3       159,000    3.3       158,000    3.3
Other ..........................        15,000    0.3        47,000    1.0        26,000    0.5
                                -------------------------------------------------------------------
                                   $ 1,552,000   31.3%  $ 1,526,000   31.7%  $ 1,521,000   31.7%
                                ===================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                         1999          1998
                                                   -----------------------------
Deferred tax assets:
   Allowance for loan losses .......................$     380,000 $     237,000
   Other real estate owned .........................       13,000        19,000
   Securities available for sale ...................      386,000           - -
                                                    ----------------------------
                                                          779,000       256,000
                                                    ----------------------------
Deferred tax liabilities:
   Securities available for sale ...................          - -      (422,000)
   Bank premises and equipment .....................     (102,000)      (97,000)
   Unrealized bond accretion .......................      (16,000)       (9,000)
   Net deferred loan origination fees ..............      (54,000)      (54,000)
                                                    ----------------------------
                                                         (172,000)     (582,000)
                                                    ----------------------------
      Net deferred tax assets (liabilities) ........$     607,000 $    (326,000)
                                                    ============================

The net change in 1999 and 1998 deferred income taxes includes $808,000 and $147,000, respectively, which is reflected in stockholders' equity.

Note 12.  Earnings Per Share

The following information was used in the computation of basic and diluted earnings per share:

                                                   Year Ended December 31,
                                             -----------------------------------
                                                1999        1998        1997
                                             -----------------------------------

Basic and diluted earnings, net income ......$ 3,412,000 $ 3,282,000 $ 3,280,000
                                             -----------------------------------

Weighted average common shares outstanding .. 1,531,391 1,628,447 1,758,883 Weighted average common shares issuable upon
   conversion of stock options ..............        - -         - -      42,139
                                             -----------------------------------
      Weighted average common and common
      equivalent shares .....................  1,531,391   1,628,447   1,801,022
                                             ===================================

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

                                                            December 31,
                                                    ----------------------------
                                                         1999          1998
                                                    ----------------------------
Financial instruments whose contract amounts
   represent credit risk:
   Commitments to extend credit ................... $ 34,986,000  $ 32,556,000
   Standby letters of credit ......................      992,000     1,470,000

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

Concentration of credit risk: The Banks grant commercial, real estate, and installment loans to customers in the Banks' primary market area which includes Muscatine and Jefferson Counties in Iowa. The Banks have diversified loan portfolios, as set forth in Note 4. The distribution of commitments to extend credit and standby letters of credit approximates the distribution of loans outstanding. The Banks' policies for requiring collateral are consistent with prudent lending practices and anticipate the potential for economic fluctuations. Collateral varies but may include accounts receivable, inventory, property and equipment, residential real estate properties and income producing commercial properties. It is the policy of the Banks to file financing statements and mortgages covering collateral pledged.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 14.  Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. As of December 31, 1999, none of these loans are classified as nonaccrual, past due, or restructured.

The activity in such loans during the years ended December 31, 1999 and 1998 is as follows:

                                                         1999          1998
                                                    ----------------------------

Balance, beginning ................................ $  8,692,000  $  7,473,000
   Additions ......................................   13,240,000    11,773,000
   Deductions (payments) ..........................  (12,582,000)  (10,554,000)
                                                    ----------------------------
Balance, ending ................................... $  9,350,000  $  8,692,000
                                                    ============================


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

The following methods and assumptions were used in estimating fair value disclosures for financial instruments in the table below:

   Cash  and  due  from  banks  and   interest-bearing   deposits  at  financial
   institutions:   The   carrying   value  for  cash  and  due  from  banks  and
   interest-bearing deposits at financial institutions equal their fair values.

   Investment securities available for sale: Fair values for investment securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Federal funds sold and other overnight investments: The carrying value for federal funds sold and other overnight investments equal their fair value.

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

   Deposits: Fair values for demand deposits (i.e., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

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

   Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. As of December 31, 1999 and 1998, these items are immaterial in nature.

Note 15.  Fair Value of Financial Instruments (Continued)

   The carrying amounts and fair values of financial instruments at December 31, 1999 and 1998 are summarized as follows:

                                                    Carrying Amounts             Fair   Values
                                              ---------------------------------------------------------
                                                   1999          1998          1999          1998
                                              ---------------------------------------------------------
Financial Assets:
   Cash and due from banks ...............  $   15,149,000 $  14,273,000 $  15,149,000 $  14,273,000
   Interest-bearing deposits at
      financial institutions .............         155,000       135,000       155,000       135,000
   Investment securities .................      62,950,000    58,711,000    62,950,000    58,711,000
   Federal funds sold ....................      15,800,000    12,555,000    15,800,000    12,555,000
   Loans, net of allowance ...............     266,992,000   250,318,000   256,701,000   247,140,000
   Accrued interest receivable ...........       2,985,000     2,763,000     2,985,000     2,763,000

Financial Liabilities:
   Deposits ..............................  $  269,572,000 $ 261,846,000 $ 266,029,000 $ 259,073,000
   Notes payable .........................       6,869,000     7,250,000     6,694,000     7,250,000
   Securities sold under
      agreements to repurchase ...........       4,626,000     5,645,000     4,626,000     5,645,000
   Federal Home Loan Bank
      advances ...........................      64,621,000    47,973,000    61,548,000    49,320,000
   Treasury tax and loan open
      note ...............................       2,211,000       163,000     2,211,000       163,000
   Accrued interest payable ..............         989,000       895,000       989,000       895,000

Note 16.  Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):
--------------------------------------------------------------------------------
                                 BALANCE SHEETS
                              (Parent Company Only)

                                                               December 31,
                                                    ----------------------------
ASSETS                                                    1999             1998
                                                    ----------------------------
Cash ...............................................$     406,000 $     491,000
Investment in subsidiaries .........................   28,238,000    27,699,000
Other assets .......................................       62,000        37,000
                                                    ----------------------------
              Total assets .........................$  28,706,000 $  28,227,000
                                                    ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES:
   Notes payable ...................................$   6,869,000 $   7,250,000
   Other liabilities ...............................      644,000       668,000
                                                    ----------------------------
                                                        7,513,000     7,918,000
                                                    ----------------------------

 STOCKHOLDERS' EQUITY:
   Common stock ....................................      200,000       200,000
   Additional paid-in capital ......................    4,349,000     4,408,000
   Retained earnings ...............................   27,585,000    25,460,000
                                                    ----------------------------
                                                       32,134,000    30,068,000
   Accumulated other comprehensive income (loss),
      net ..........................................     (649,000)      708,000
   Less cost of common shares acquired for the
      treasury .....................................  (10,292,000)  (10,467,000)
                                                    ----------------------------
         Total stockholders' equity ................   21,193,000    20,309,000
                                                    ----------------------------
         Total liabilities and stockholders'
            equity ................................. $ 28,706,000 $  28,227,000
                                                    ============================

                              STATEMENTS OF INCOME
                              (Parent Company Only)

                                                   Year Ended December 31,
                                            ------------------------------------
                                                1999        1998        1997
                                            ------------------------------------
Operating revenue:
   Dividends received from subsidiaries ....$ 2,050,000 $ 3,100,000 $   800,000
   Management fees and other income ........    280,000     323,000     356,000
                                            ------------------------------------
      Total operating revenue ..............  2,330,000   3,423,000   1,156,000
Interest expense ...........................    522,000     368,000         - -
Operating expenses .........................    667,000     687,000     659,000
                                            ------------------------------------
      Income before income tax (credits),
      and equity in subsidiaries'
      undistributed net income .............  1,141,000   2,368,000     497,000
Applicable income tax (credits) ............   (375,000)   (319,000)   (180,000)
                                            ------------------------------------
                                              1,516,000   2,687,000     677,000
Equity in subsidiaries' undistributed net
   income ..................................  1,896,000     595,000   2,603,000
                                            ------------------------------------
         Net income ........................$ 3,412,000 $ 3,282,000 $ 3,280,000
                                            ====================================

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                   Year Ended December 31,
                                            ------------------------------------
                                                1999        1998        1997
                                            ------------------------------------
CASH FLOWS from OPERATING ACTIVITIES
   Net income ..............................$ 3,412,000 $ 3,282,000 $ 3,280,000
   Adjustments to reconcile net income to
      net cash provided by operating
      activities:
      Equity in subsidiaries' undistributed
        net income ......................... (1,896,000)   (595,000) (2,603,000)
      Amortization and depreciation ........     13,000      13,000      10,000
      Change in assets and liabilities:
        (Increase) decrease in other
           assets ..........................    (10,000)     17,000      (7,000)
        Increase (decrease) in other
           liabilities .....................    (23,000)    (36,000)   (101,000)
                                            ------------------------------------
              Net cash provided by operating
              activities ...................  1,496,000   2,681,000     579,000
                                            ------------------------------------

CASH FLOWS (USED IN) INVESTING Activities,
   purchases of other assets ...............    (29,000)        - -     (26,000)
                                            ------------------------------------

CASH FLOWS from FINANCING Activities
   Proceeds from notes payable .............    250,000   9,250,000         - -
   Repayment of notes payable ..............   (631,000) (2,000,000)        - -
   Cash dividends paid ..................... (1,287,000) (1,398,000) (1,336,000)
   Purchases of common stock for the
      treasury .............................    (84,000)(10,753,000)   (174,000)
   Issuance of common stock ................    200,000     254,000   1,318,000
                                            ------------------------------------
         Net cash (used in) financing
         activities ........................ (1,552,000) (4,647,000)   (192,000)
                                            ------------------------------------
         Net increase (decrease) in cash ...    (85,000) (1,966,000)    361,000

Cash:
   Beginning ...............................    491,000   2,457,000   2,096,000
                                            ------------------------------------
   Ending ..................................$   406,000 $   491,000 $ 2,457,000
                                            ====================================



IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                                          Year Ended December 31,
                                                --------------------------------------------------------------------------
                                                      1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale .......$   62,950,000 $   58,711,000     65,496,000 $   67,622,000 $   60,728,000
Loans, net .....................................   266,992,000    250,318,000    208,683,000    183,438,000    169,342,000
Total assets ...................................   371,029,000    345,411,000    305,783,000    280,461,000    272,830,000
Deposits .......................................   269,572,000    261,846,000    242,782,000    238,352,000    235,953,000
Notes payable ..................................     6,869,000      7,250,000            - -            - -            - -
Other borrowings ...............................    71,458,000     53,781,000     32,183,000     14,870,000     11,737,000
Stockholders' equity ...........................    21,193,000     20,309,000     28,625,000     25,198,000     23,033,000
Interest income ................................    25,127,000     23,590,000     21,158,000     20,032,000     18,942,000
Interest expense ...............................    13,837,000     12,899,000     10,502,000      9,598,000      9,051,000
Net interest income ............................    11,290,000     10,691,000     10,656,000     10,434,000      9,891,000
Provision for loan losses ......................       406,000        125,000          4,000        160,000         45,000
Investment securities gains, net ...............         4,000         18,000            - -          4,000          3,000
Other income ...................................     2,018,000      1,857,000      1,696,000      1,760,000      1,573,000
Operating expenses .............................     7,942,000      7,633,000      7,547,000      6,857,000      6,877,000
Income before income taxes .....................     4,964,000      4,808,000      4,801,000      5,181,000      4,545,000
Income taxes ...................................     1,552,000      1,526,000      1,521,000      1,716,000      1,495,000
Net income .....................................     3,412,000      3,282,000      3,280,000      3,465,000      3,050,000

Per common share (*): Net income:
      Basic ....................................$         2.23 $         2.02 $         1.86 $         2.02 $         1.77
      Diluted ..................................          2.23           2.02           1.82           1.95           1.71
   Cash dividends declared .....................          0.84           0.84           0.78           0.68           0.53
   Cash  dividends  declared as a percentage  of
     net income ................................            38%            42%            43%            35%            31%

Weighted average common shares .................     1,531,391      1,628,447      1,758,883      1,712,574      1,724,028
Weighted average common and common equivalent
   shares, assuming dilution ...................     1,531,391      1,628,447      1,801,022      1,776,680      1,779,021

  *All per share and weighted average common share information has been adjusted to reflect the three-for-one stock split which occurred in July 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine) and First National Bank in Fairfield (Fairfield).

Total average assets of the Company increased 8.4% in 1999, 13.5% in 1998, and 6.0% in 1997. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):


                                                 1999                             1998                         1997
                                     ------------------------------ ----------------------------- -----------------------------
                                                            Average                       Average                       Average
ASSETS                                  Balance   Interest    Rate    Balance   Interest    Rate    Balance   Interest    Rate
-------------------------------------------------------------------------------------------------------------------------------
Taxable loans, net ..................$  260,993 $   20,972   8.04% $  228,491 $   19,044   8.33% $  190,778 $   16,464   8.63%
Taxable investment securities
  available for sale ................    45,286      2,742   6.05      42,694      2,633   6.17      53,114      3,246   6.11
Nontaxable investment securities and
   loans ............................    20,893      1,545   7.39      20,374      1,552   7.62      18,431      1,448   7.86
Federal funds sold and other
  overnight investments .............     7,736        393   5.08      16,083        889   5.53       8,628        492   5.70
                                     ---------------------         ---------------------         ---------------------
      Total interest-earning assets .   334,908     25,652   7.66     307,642     24,118   7.84     270,951     21,650   7.99
                                                ----------                    ----------                    ----------
Cash and due from banks .............    12,587                        12,462                        11,254
Bank premises and equipment, net ....     5,662                         5,976                         5,316
Other assets ........................     4,064                         3,511                         2,863
                                     ----------                    ----------                    ----------
      Total .........................$  357,221                    $  329,591                    $  290,384
                                     ==========                    ==========                    ==========


LIABILITIES
Deposits:
   Interest-bearing demand ..........$   97,230 $    2,980   3.06  $   95,243 $    2,996   3.15  $   87,926 $    2,686   3.05
   Time .............................   124,722      6,477   5.19     120,762      6,680   5.53     114,805      6,372   5.55
Notes payable .......................     7,051        522   7.40       5,040        368   7.30         - -        - -    - -
Other borrowings ....................    62,685      3,858   6.15      45,762      2,855   6.24      22,909      1,444   6.30
                                     ---------------------         ---------------------         ---------------------
      Total interest-bearing
      liabilities ...................   291,688     13,837   4.74     266,807     12,899   4.83     225,640     10,502   4.65
                                                ----------                    ----------                    ----------
Noninterest-bearing deposits ........    42,526                        37,756                        35,930
Other liabilities ...................     2,191                         1,879                         2,212
                                     ----------                    ----------                    ----------
      Total liabilities .............   336,405                       306,442                       263,782

STOCKHOLDERS' EQUITY ................    20,816                        23,149                        26,602
                                     ----------                    ----------                    ----------
      Total .........................$  357,221                    $  329,591                    $  290,384
                                     ==========                    ==========                    ==========
Net interest earnings ...............           $   11,815                    $   11,219                    $   11,148
                                                ==========                    ==========                    ==========

      Net yield (net interest earnings
      divided by total interest-
      earning assets) ...............                        3.53%                         3.65%                         4.11%
                                                          ========                      ========                      ========

The net interest margin decreased in 1999 (from 3.65% in 1998 to 3.53% in 1999). The return on average interest-earning assets decreased eighteen basis points (from 7.84% in 1998 to 7.66% in 1999) and interest paid on average interest-bearing liabilities decreased nine basis points (from 4.83% in 1998 to 4.74% in 1999). Average interest-earning assets to total assets increased in 1999 to 93.75% from 93.34% in 1998. The Company has been successful in growing earning assets, especially taxable loans, however, competition limits the net interest earnings achievable from such growth.

The net interest margin decreased in 1998 (from 4.11% in 1997 to 3.65% in 1998). The return on average interest-earning assets decreased fifteen basis points (from 7.99% in 1997 to 7.84% in 1998) and interest paid on average interest-bearing liabilities increased eighteen basis points (from 4.65% in 1997 to 4.83% in 1998). Average interest-earning assets to total assets remained the same in 1998 as 1997 at 93.3%.

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

FINANCIAL CONDITION:

   Investment Securities
   ---------------------

   Investment securities at December 31, 1999 were approximately 13% U.S. Treasury securities, 41% U.S. government agency securities, 3% mortgage-backed securities, 30% states and political subdivisions, and 13% corporate obligations. The reduction in percentage of total investment securities represented by U.S. Treasury securities and mortgage-backed securities is due to management's assessment that better value can be achieved with U.S. government agencies, states and political subdivisions, and corporate obligations. These three categories accounted for 84% of the total investment securities at December 1999 compared to 73% the prior year. The bond market experienced one of its worst performing years in decades, with yields at year-end appreciably higher than those available at the beginning of the year.

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

   The fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                            December 31,
                                                  ------------------------------
                                                     1999      1998      1997
                                                  ------------------------------
U.S. Treasury ....................................$   7,971 $  11,712 $  13,099
U.S. government agencies .........................   26,136    18,014    19,019
Mortgage-backed securities .......................    1,757     4,181     9,272
State and political subdivisions .................   18,917    18,641    17,829
Corporate obligations, including stock ...........    8,169     6,163     6,277
                                                  ------------------------------
                                                  $  62,950 $  58,711 $  65,496
                                                  ==============================

   The following table shows the maturities of investment securities available for sale at December 31, 1999 and the weighted average yields of such securities (dollar amounts in thousands):


                                                          After One, But    After Five, But   After Ten Years
                                       Within one Year  Within Five Years  Within Ten Years   or Nonmaturing
                                     -------------------------------------------------------------------------
                                        Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield
                                     -------------------------------------------------------------------------
U.S. Treasury ....................... $   3,979   5.73% $   3,992   5.81% $     - -    - -% $     - -    - -%
U.S. government agencies ............     2,387   5.87     18,615   6.07      4,572   6.31        562   5.81
Mortgage-backed securities ..........       216   5.74      1,541   6.56        - -    - -        - -    - -
States and political subdivisions ...     1,887   7.70      5,835   6.60      7,909   7.40      3,286   7.38
Corporate obligations, including
  stock .............................     1,580   6.39      3,122   6.36        - -    - -      3,467   6.33
                                      ---------         ---------         ---------         ---------
                                      $  10,049         $  33,105         $  12,481         $   7,315
                                      =========         =========         =========         =========

   The weighted average yields in the previous table are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 1999, and excluding the interest expense allocated to carry certain tax-exempt securities. All stock is included in the after ten years or nonmaturing category.

   In 1999, the yield on taxable investment securities decreased twelve basis points due to reinvesting matured, called, and sold securities in investments yielding less than the taxable investments removed from the balance sheet. The 1999 yield on nontaxable investment securities and loans decreased 23 basis points largely as a result of normal maturation of relatively high yield nontaxable investment securities and loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities but lower than the matured nontaxable securities and loans had yielded.

   At December 31, 1999, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

   Loans
   -----

   Loans outstanding (net of unearned discount) at December 31, 1999 increased 6.7% from December 31, 1998.

   The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                             December 31,
                                      -------------------------------------------------------
                                          1999       1998       1997       1996       1995
                                      -------------------------------------------------------
Commercial ...........................$  101,079 $   94,724 $   79,968 $   73,681 $   62,399
Agricultural .........................    27,810     26,685     20,494     17,555     16,792
Real estate, construction ............     3,708      2,598      2,120      2,970      1,187
Real estate, mortgage ................   105,068     95,535     76,904     60,241     56,475
Tax exempt, real estate mortgage .....     2,581      2,337      3,118      3,485      3,735
Installment, net of unearned .........    29,774     31,126     28,227     28,100     30,359
discount
Lease financing, net .................       - -        - -        - -        - -        369
Other ................................        63        100        456        209        335
                                      ------------------------------------------------------
                                      $  270,083 $  253,105 $  211,287 $  186,241 $  171,651
                                      ======================================================

   The following loan categories outstanding at December 31, 1999 mature as follows (dollar amounts in thousands):

                                                         After One
                                                         Year, But
                                    Amount     One Year    Within       After
                                   Of Loans     Or Less  Five Years  Five Years
                                ------------------------------------------------
Commercial .....................$   101,079 $    50,175 $    31,180 $    19,724
Agricultural ...................     27,810      14,966       6,353       6,491
Real estate, construction ......      3,708       3,570          82          56
                                ------------------------------------------------
                                $   132,597 $    68,711 $    37,615 $    26,271
                                ================================================

The interest rates on the amount due after one year that are fixed or adjustable are as follows (dollar amounts in thousands):

                                                       Fixed     Adjustable
                                                   -----------------------------

Commercial ........................................  $   39,580  $   11,324
Agricultural ......................................      11,528       1,316
Real estate, construction .........................         138         - -
                                                   -----------------------------
                                                     $   51,246  $   12,640
                                                   =============================

   During 1999 commercial loans increased by $6,355,000 or 6.7%, construction real estate loans increased by $1,110,000 or 42.7%, mortgage real estate loans increased by $9,533,000 or 10.0%, agricultural loans increased $1,125,000 or 4.2%, and net installment loans decreased by $1,352,000 or 4.3%. Overall loan growth of $16,978,000 or 6.7% was quite strong, however, competition from other lenders resulted in lower margins on this growth. Management continues to search for quality growth in all loan categories. The Company sells some real estate loans to the secondary market resulting in increased fee income and reduced interest rate risk.

   Loan Risk Elements Nonaccrual, Past Due and Restructured Loans
   --------------------------------------------------------------

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

                                                       December 31,
                                        ----------------------------------------
                                          1999    1998     1997    1996    1995
                                        ----------------------------------------
Loans accounted for on
   a nonaccrual basis ..................$  503 $   657 $  1,144 $   855 $   883
Accrual loans contractually
  past due 90 days or more .............    49     346      459     329     111
Loans whose terms have been renegotiated
   to provide a reduction or deferral
   of interest or principal because of a
   deterioration in the financial
   position of the borrower ............   - -     - -      - -     381     - -

   Total nonaccrual loans were $503,000 at December 31, 1999, a decrease of $154,000 or 23.4% from December 31, 1998. Total nonaccrual and accrual loans contractually past due 90 days or more were $552,000 at December 31, 1999, a decrease of $451,000 or 45.0% from a year earlier.

   When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest in the amounts of $42,000, $54,000, and $90,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 1999, 1998, and 1997, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 1999, 1998, and 1997 was $23,000, $20,000, and $12,000, respectively.

   As of December 31, 1999, the Company had loans totaling $8,601,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $2,729,000 or 46.4% increase from 1998. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $27,810,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 1999. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

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

   Other real estate owned was $601,000, $408,000, and $9,000 as if December 31, 1999, 1998, and 1997, respectively.

   Allowance for Loan Losses
   -------------------------

   The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses,
   (ii) a  continuing  review of problem  loans and overall  portfolio  quality,
   (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. The allowance for loan losses decreased $217,000 in 1995 as net charge-offs exceeded provisions for loan losses. In 1996, the allowance for loan losses increased $494,000 as a result of provisions of $160,000 and net recoveries totaling $334,000. In 1997, the allowance for loan losses decreased $199,000 as net charge-offs exceeded provisions for loan losses. In 1998, the allowance for loan losses increased $183,000 as a result of provisions of $125,000 and net recoveries of $58,000. In 1999, the allowance for loan losses increased $304,000 due to provisions of $406,000 and net charge-offs of $102,000. The provision was increased during 1999 as a result of the strong loan growth enjoyed by the Company. Another factor in favor of increasing the provision was the low agricultural commodity prices and related uncertainty in the agricultural sector. To date, no significant losses have been experienced in this area. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

   The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                                     1999               1998               1997               1996               1995
                             -----------------------------------------------------------------------------------------------
                                Allow-  Percent    Allow-  Percent    Allow-  Percent    Allow-  Percent    Allow-  Percent
                                 ance   of Loans    ance   of Loans    ance   of Loans    ance   of Loans    ance   of Loans
                                 For      To        For      To        For      To        For      To        For     To
                                 Loan    Total      Loan    Total      Loan    Total      Loan    Total      Loan    Total
                                Losses   Loans     Losses   Loans     Losses   Loans     Losses   Loans     Losses   Loans
----------------------------------------------------------------------------------------------------------------------------
Real estate loans:
   Mortgage ................   $    99   38.90%   $    95   37.75%   $    84   36.39%   $   134   32.35%   $   124   32.90%
   Construction ............       - -    1.37        - -    1.03        - -    1.00        - -    1.59        - -    0.69
Commercial .................     1,935   37.42      1,787   37.42      1,726   37.85      1,837   39.56      1,342   36.35
Agricultural ...............       269   10.29        248   10.54        249    9.70        264    9.43        133    9.78
Installment ................       788   11.04        657   12.30        545   13.36        568   15.09        710   17.69
Lease financing and other ..       - -    0.02        - -    0.04        - -    0.22        - -    0.11        - -    0.41
Tax exempt, real estate
  mortgage .................       - -    0.96        - -    0.92        - -    1.48        - -    1.87        - -    2.18
                            ------------------------------------------------------------------------------------------------
                               $ 3,091  100.00%   $ 2,787  100.00%   $ 2,604  100.00%   $ 2,803  100.00%   $ 2,309  100.00%
                            ================================================================================================

   Deposits
   --------

   Total average deposits increased 4.2% in 1999, 6.3% in 1998, and .9% in 1997. The average deposits are summarized below (dollar amounts in thousands):

                               1999               1998               1997
                        --------------------------------------------------------
                                  Average            Average            Average
                                  Interest           Interest           Interest
                                  Expense            Expense            Expense
                          Amount  Percent    Amount  Percent    Amount  Percent
                        --------------------------------------------------------
Noninterest-bearing
   demand ..............$  42,526   - -%   $  37,756   - -%   $  35,930   - -%
Savings ................   21,742   2.3       22,054   2.5       21,733   2.5
Interest-bearing demand    75,488   3.3       73,189   3.3       66,193   3.2
Time ...................  124,722   5.2      120,762   5.5      114,805   5.6
                        ---------          ---------          ---------
      Total deposits ...$ 264,478          $ 253,761          $ 238,661
                        =========          =========          =========

   Included in interest-bearing time deposits are certificates of deposit with a minimum denomination of $100,000, with scheduled maturities as follows (dollar amounts in thousands):

                                                       Year Ended December 31,
                                                    ----------------------------
                                                        1999            1998
                                                    ----------------------------

One to three months ........................          $ 13,654        $  9,818
Three to six months ........................             9,200           5,839
Six to twelve months .......................             7,649           7,230
Over twelve months .........................             4,918           5,621
                                                    ----------------------------
                                                      $ 35,421        $ 28,508
                                                    ============================

RESULTS OF OPERATIONS:
---------------------

   Changes in Diluted Earnings Per Share
   -------------------------------------

   The increase in diluted earnings per share between 1999 and 1998 amounted to $.21. During 1998 the Company purchased approximately 16.5% of the outstanding common shares of Iowa First Bancshares Corp. from the largest shareholder and his related interests. This reduction in average common shares outstanding had a $.20 per share positive impact on earnings per share. The major sources of change are presented in the following table:

                                                         1999       1998
                                                      --------------------

Net income per share, prior year .....................$   2.02   $   1.82
                                                      --------------------
Increase (decrease) attributable to:
   Net interest income ...............................    0.39       0.02
   Provision for loan losses .........................   (0.18)     (0.07)
   Other income ......................................    0.10       0.11
   Salaries and employee benefits ....................   (0.17)     (0.03)
   Other operating expenses ..........................   (0.04)     (0.03)
   Income taxes ......................................   (0.02)       - -
   Change in average common shares outstanding .......    0.13       0.20
                                                      ---------------------
              Net change .............................    0.21       0.20
                                                      ---------------------
              Net income per share, current year .....$   2.23    $  2.02
                                                      =====================

Net Interest Income
-------------------

    The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully
    taxable   equivalent   basis  using  statutory  rates  in  effect  for  year
    presented):

                                 Year Ended December 31, 1999      Year Ended December 31, 1998
                                 --------------------------------------------------------------
                                     Increase (Decrease)         Increase (Decrease)
                                      Due to Change in            Due to Change in
                                     ------------------          ------------------
                                     Average   Average   Total   Average   Average   Total
                                     Balance    Rate     Change  Balance    Rate     Change
                                     -------------------------------------------------------
Interest income:
   Taxable loans ....................$ 2,685  $  (757)  $ 1,928  $ 3,265  $  (685)  $ 2,580
   Taxable investment securities
      available for sale ............    163      (54)      109     (634)      21      (613)
   Nontaxable investment
      securities and loans ..........     41      (48)       (7)     155      (51)      104
   Federal funds sold and other .....   (461)     (35)     (496)     426      (29)      397
                                     -------------------------------------------------------
              Total interest
              income ................  2,428     (894)    1,534    3,212     (744)    2,468
                                     -------------------------------------------------------
Interest expense:
   Interest-bearing demand deposits .     72      (88)      (16)     224       86       310
   Interest-bearing time deposits ...    221     (424)     (203)     332      (24)      308
   Notes payable ....................    147        7       154      368      - -       368
   Other borrowings .................  1,059      (56)    1,003    1,438      (27)    1,411
                                     -------------------------------------------------------
              Total interest
              expense ...............  1,499     (561)      938    2,362       35     2,397
                                     -------------------------------------------------------
              Change in net
              interest earnings .....$   929  $  (333)  $   596  $   850  $  (779)  $    71
                                     =======================================================

   Nonaccruing loans are included in the average balance. Loan fees are not material.

   Provision for Loan Losses

   The following table summarizes average loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                         Year Ended December 31,
                                           --------------------------------------------------
                                              1999      1998      1997      1996      1995
                                           --------------------------------------------------
Balance of allowance for loan
   losses at beginning of year ............$   2,787 $   2,604 $   2,803 $   2,309 $   2,526
                                           --------------------------------------------------
Loans charged off:
   Commercial and agricultural ............      168         5       163        24       240
   Mortgage ...............................       11        18         4         2        27
   Installment ............................      150       169       116       136       171
                                           --------------------------------------------------
              Total loans charged off .....      329       192       283       162       438
                                           --------------------------------------------------
Recoveries of loans previously charged off:
   Commercial and agricultural ............      172       176        36       400       120
   Mortgage ...............................       17        11         7        49        23
   Installment ............................       38        63        37        47        33
                                           --------------------------------------------------
              Total recoveries ............      227       250        80       496       176
                                           --------------------------------------------------
Net loans charged off (recovered) .........      102       (58)      203      (334)      262
                                           --------------------------------------------------
Provisions for loan losses charged
   to operating expense ...................      406       125         4       160        45
                                           --------------------------------------------------
Balance at end of year ....................$   3,091 $   2,787 $   2,604 $   2,803 $   2,309
                                           ==================================================

Average taxable loans outstanding .........$ 260,993 $ 228,491 $ 190,778 $ 168,970 $ 162,432
Ratio of net loan charge-offs (recoveries)
    to average taxable loans outstanding ..     0.04%    (0.03)     0.11%    (0.20)     0.16%
Allowance for loan losses as a
   percentage of average taxable
   loans outstanding ......................     1.18      1.22      1.36      1.66      1.42
Coverage of net charge-offs by allowance
   for loan year-end losses ...............    30.30       N/A     12.83       N/A      8.81

   Operating Expenses
   ------------------

   A continuing objective of the Company is to manage overhead costs while maintaining optimal productivity, efficiency, capacity, and quality service. New branch facilities opened during 1997 in Fairfield and Muscatine. These new facilities coupled with an increased sales focus are necessary to position our banks for the future in meeting the intense competition that banks face for loans, deposits, and other banking services. Additionally, the strong local and regional economics intensified the challenge to find, hire, train, and retain talented employees. Due to these and other factors, salaries and benefits increased $254,000 or 5.9% in 1999 compared to 1998. Our efficiency ratio of 59.7% in 1999 compares favorably to 60.8% in 1998. Computer expenses increased $33,000 or 8.1%. Overall, operating expenses increased $309,000 or 4.0%.

   Net Income
   ----------

   The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                              Year Ended December 31,
                                       -------------------------------------
                                             1999       1998       1997
                                       -------------------------------------

   Net income .........................   $   3,412  $   3,282  $   3,280
                                       =====================================

   Net income increased $130,000 or 4.0% in 1999. The net interest income increased $599,000 or 5.6%. Net interest income without the additional interest expense on notes payable would have increased $753,000 or 6.8%. The provision for loan losses increased from $125,000 in 1998 to $406,000 in 1999. Other income increased $147,000 or 7.8% and operating expenses increased $309,000 or 4.0%. Income taxes increased only $26,000.

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

   Selected Consolidated Ratios
   ----------------------------
                                                       Year Ended December 31,
                                                   -----------------------------
                                                       1999     1998     1997
                                                   -----------------------------
Percentage of net income to:
   Average stockholders' equity ................      16.39%   14.18%   12.33%
   Average total assets ........................       0.96     1.00     1.13
Percentage of average stockholders'
   equity to average total assets ..............       5.83     7.02     9.16
Dividend payout ratio ..........................      37.66    41.58    42.86



   Interest Rate Sensitivity and Risk Management
   ---------------------------------------------

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

   The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):


                                           Repricing Maturities at December 31, 1999
                                  -------------------------------------------------------------
                                   Less Than     3-12      1-5   More Than  Noninterest
                                   3 Months     Months    Years   5 Years    Bearing    Total
                                   ------------------------------------------------------------
Assets:
   Loans ..........................$  62,227 $  18,839 $  93,940 $  94,574 $     503 $ 270,083
   Investment securities ..........    2,037    11,489    32,686    16,728        10    62,950
   Other earning assets ...........   15,955       - -       - -       - -       - -    15,955
   Nonearning assets ..............      - -       - -       - -       - -    22,041    22,041
                                   ------------------------------------------------------------
      Total .......................$  80,219 $  30,328 $ 126,626 $ 111,302 $  22,554 $ 371,029
                                   ============================================================

Liabilities and Equity:
   Deposits .......................$  59,699 $ 107,103 $  55,595 $     - - $  47,175 $ 269,572
   Notes payable ..................      - -       710     6,159       - -       - -     6,869
   Securities sold under agreements
      to repurchase and TT & L ....    5,754       326       757       - -       - -     6,837
   FHLB advances ..................    5,137    10,415    40,980     8,089       - -    64,621
   Other liabilities ..............      - -       - -       - -       - -     1,937     1,937
   Equity .........................      - -       - -       - -       - -    21,193    21,193
                                   ------------------------------------------------------------
      Total liabilities and
         equity ...................$  70,590 $ 118,554 $ 103,491 $   8,089 $  70,305 $ 371,029
                                   ============================================================

Repricing gap .....................$   9,629 $ (88,226)$  23,135 $ 103,213 $ (47,751)$     - -
Cumulative repricing gap ..........    9,629   (78,597)  (55,462)   47,751       - -       - -

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

   FHLB advances in the 1-5 year repricing category include $20,830,000 of advances with actual maturities in the greater than 5 year category. These advances have options associated with them which allow the Company to "put" the advances back to the FHLB at a date substantially earlier than the stated maturity. The Company may utilize this put option if deemed appropriate, or hold such advances until maturity. As part of the Company's overall interest rate risk management, these puts are analyzed and used when advantageous.

   A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 1999, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one year period by $78,597,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

   Interest Rate Risk Management
   -----------------------------

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

   One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 1999, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 200 basis points, measured in 100 basis point increments).

                                          Estimated Increase

        Change in                         (Decrease) in NPV
        Interest        Estimated        --------------------
          Rates         NPV Amount       Amount       Percent
     ---------------------------------------------------------
     (Basis Points)             (Dollars in Thousands)

          +200          $  14,002    $  (7,327)        (34)%
          +100             17,593       (3,736)        (18)
           - -             21,329          - -         - -
          -100             25,227        3,896          18
          -200             29,267        7,938          37

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

   Liquidity
   ---------

   For banks, liquidity represents ability to meet both loan commitments and deposit withdrawals. Factors which influence the need for liquidity are varied, but include general economic conditions, asset/liability mix, bank reputation, future FDIC funding needs, changes in regulatory environment, and credit standing. Assets which provide liquidity consist principally of loans, cash and due from banks, investment securities, and short-term investments such as federal funds. Maturities of securities held for investment purposes and loan payments provide a constant flow of funds available for cash needs. Liquidity also can be gained by the sale of loans or securities, which were previously designated as available for sale, prior to maturity. Interest rates, relative to the rate paid by the security or loan sold, along with the maturity of the security or loan, are the major determinates of the price which can be realized upon sale. Net cash provided by operating activities totaled $4,137,000 in 1999 which compares to cash provided by operating activities for the year ended December 31, 1998 of $3,560,000. The Company continues to generate operating cash from sales of its mortgage loans. Net cash used in investing activities totaled $27,113,000 for the year ended December 31, 1999 and $37,941,000 for the year ended December 31, 1998. During the years ended December 31, 1999 and 1998 cash provided by financing activities totaled $23,852,000 and $36,015,000, respectively. The increase in cash provided during the year resulted primarily from increases in deposits and advances from the Federal Home Loan Bank.

   The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 1999 were $234,151,000 or 86.9% of total deposits and 63.1% of total liabilities and equity.

   Equity decreased in significance as a funding source, falling $8,316,000 during 1998 to total $20,309,000. Most of this decrease was the result of treasury stock purchases totaling $10,753,000. At December 31, 1999, securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $6,837,000. Federal Home Loan Bank advances totaled $64,621,000. At year-end total federal funds sold and securities maturing within one year were $25,633,000 or 6.9% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

   Equity increased $884,000 during 1999 to total $21,193,000 at December 31, 1999.

   At December 31, 1999, securities available for sale totaling $62,950,000 included $120,000 of gross unrealized gains and $1,155,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

   Capital
   -------

   Stockholders' equity increased $884,000, 4.4% in 1999. The Company had net income of $3,412,000, unrealized losses on securities available for sale of $1,357,000, cash dividends declared totaling $1,287,000, and net treasury shares sold of $116,000. Dividends to stockholders were declared at a rate of $.84, $.84, and $.78 per share during the years ended December 31, 1999, 1998, and 1997, respectively.

   Year 2000
   ---------

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

   Subsequent to December 31, 1999, the transition into the year 2000 occurred and no problems were experienced. The Company continues to monitor its computer systems to ensure they are operating properly.

   The Year 2000 Issue also has a potential impact on the Company's borrowing customers and their ability to repay. Loan officers have been in constant communication with key bank borrowing customers to evaluate any problems related to computer and other system malfunction as a result of the Year 2000 Issue. To date, we have not been advised of any material year 2000 related problems by our customers.

   Impact of Inflation and Changing Prices
   ---------------------------------------

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

   Effect of FASB Statements
   -------------------------

   The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   Quarterly Results of Operations (Unaudited)
   -------------------------------------------

   In the fourth quarter of 1999, net income was $849,000, compared with $797,000 in the same period of 1998, an increase of 6.5%. The net interest income during the fourth quarter of 1999 was $2,839,000 compared with $2,707,000 for the fourth quarter of 1998. The provision for loan losses in the fourth quarter of 1999 was $150,000 compared with $45,000 in 1998. Other income totaled $544,000 and $507,000 during the fourth quarter of 1999 and 1998, respectively. Other operating expenses of $2,004,000 in the last quarter of 1999 compare with $1,988,000 for the last quarter of 1998. Income tax expense was $380,000 and $384,000 for the final quarter of 1999 and 1998, respectively.

   Quarterly results of operations are as follows (dollar amounts in thousands):

                                                  Quarter Ended
                                ------------------------------------------------
                                  March 31,  June 30, September 30, December 31,
                                    1999       1999       1999         1999
                                ------------------------------------------------

Total  interest income .........$  6,022    $  6,202    $  6,384    $  6,519
Total  interest expense ........   3,268       3,402       3,487       3,680
                                -----------------------------------------------
Net interest income ............   2,754       2,800       2,897       2,839
Provision for loan losses ......      54         112          90         150
Other income ...................     455         490         533         544
Other expense ..................   1,972       1,913       2,053       2,004
                                -----------------------------------------------
Income before income taxes .....   1,183       1,265       1,287       1,229
Applicable income taxes ........     374         390         408         380
                                -----------------------------------------------
Net income .....................$    809    $    875    $    879    $    849
                                ===============================================
Net income per share:
   Basic .......................$   0.53    $   0.57    $   0.57    $   0.56
                                ===============================================
   Diluted .....................$   0.53    $   0.57    $   0.57    $   0.56
                                ===============================================


                                                  Quarter Ended
                                ------------------------------------------------
                                  March 31,  June 30, September 30, December 31,
                                    1998      1998        1998         1998
                                ------------------------------------------------
Total  interest income .........$  5,571    $  5,933    $  5,995    $  6,091
Total  interest expense ........   2,899       3,282       3,334       3,384
                                -----------------------------------------------
Net interest income ............   2,672       2,651       2,661       2,707
Provision for loan losses ......      18          26          36          45
Other income ...................     416         465         487         507
Other expense ..................   1,833       1,882       1,930       1,988
                                -----------------------------------------------
Income before income taxes .....   1,237       1,208       1,182       1,181
Applicable income taxes ........     397         368         377         384
                                -----------------------------------------------
Net income .....................$    840    $    840    $    805    $    797
                                ===============================================
Net income per share:
   Basic .......................$   0.46    $   0.51    $   0.53    $   0.52
                                ===============================================
   Diluted .....................$   0.46    $   0.51    $   0.53    $   0.52
                                ===============================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 1999
                        ---------------------------------

George A. Shepley                             Craig R. Foss
   Chairman of the Board and  CEO                President
      Iowa First Bancshares Corp.                   Foss, Kuiken, and Gookin,
   Chairman of the Board                               P.C.
      First National Bank of Muscatine        Donald R. Heckman
   Chairman of the Board                         Investor
      First National Bank in Fairfield           Factory Manager - Retired
                                                    H.J. Heinz Co.
D. Scott Ingstad
   Vice Chairman of the Board and President   Dean H. Holst
      Iowa First Bancshares Corp.                Director
   Vice Chairman of the Board, President            Iowa First Bancshares Corp.
      and CEO                                    Director, President and CEO
      First National Bank of Muscatine              First National Bank in
                                                       Fairfield

Kim K. Bartling
   Director, Executive Vice President,        David R. Housley
      Chief Operating Officer and                President
      Treasurer Iowa First Bancshares               Doran and Ward Printing Co.
         Corp.
   Director, Executive Vice President
      and CFO
      First National Bank of Muscatine        Victor G. McAvoy
   Director                                      President
      First National Bank in Fairfield              Muscatine Community College

Roy J. Carver, Jr.                            John "Jay" S. McKee
   Chairman of the Board                         Vice President of Finance
      Carver Pump Company                           McKee Button Company

Larry L. Emmert                               Beverly J. White
   President                                     Director and Vice President
      Hoffmann, Inc.                                Quality Foundry Co.

                        OFFICERS AS OF DECEMBER 31, 1999
                        --------------------------------
George A. Shepley                             Patricia R. Thirtyacre
   Chairman of the Board                         Corporate Secretary
   Chief Executive Officer
                                              Teresa A. Carter
D. Scott Ingstad                                 Internal Audit Manager
   Vice Chairman of the Board
   President                                  Kim K. Strause
                                                 Assistant Auditor

Kim K. Bartling
   Executive Vice President
   Chief Operating Officer
   Treasurer

                           IOWA FIRST BANCSHARES CORP.

                Subsidiary Bank Directors as of December 31, 1999
                -------------------------------------------------
FIRST NATIONAL BANK OF MUSCATINE         FIRST NATIONAL BANK IN FAIRFIELD

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

D. Scott Ingstad                         Dean H. Holst
   Vice Chairman of the Board and           Director
      President                                Iowa First Bancshares Corp.
      Iowa First Bancshares Corp.           Director, President and CEO
   Vice Chairman of the Board, President,      First National Bank in Fairfield
      and CEO
      First National Bank of Muscatine

Kim K. Bartling                          Kim K. Bartling
   Director, Executive Vice President,      Director, Executive Vice President,
      Chief Operating Officer, Treasurer       Chief Operating Officer and
      Iowa First Bancshares Corp.              Treasurer
   Director, Executive Vice President and      Iowa First Bancshares Corp.
      CFO                                   Director, Executive Vice President
      First National Bank of Muscatine         and CFO
   Director                                    First National Bank of Muscatine
      First National Bank in Fairfield      Director
                                               First National Bank in Fairfield

Larry L. Emmert                          Stephen R. Cracker
   President                                Director, Executive Vice President
       Hoffmann,  Inc.                         First National Bank in Fairfield

Donald R. Heckman                        Craig R. Foss
   Investor                                 President
   Factory Manager - Retired                   Foss, Kuiken & Gookin PC
      H.J. Heinz Co.
                                         Thomas S. Gamrath
David R. Housley                            Vice President & Treasurer
   President                                   Gamrath-Doyle & Associates, Inc.
      Doran and Ward Printing Co.
                                         John R. Hammes
Victor G. McAvoy                            President and General Manager
   President                                   Jefferson County Equipment Co.
      Muscatine Community College
                                         Marvin L. Nelson
John "Jay" S. McKee                         President
   Vice President of Finance                   The Nelson Company, Inc.
      McKee Button Company
                                         C. Gene Parker
Beverly J. White                            Agriculturalist
   Director and Vice President
      Quality Foundry Co.