Form 10-K, Exhibit 13
period 2000-12-31
IOWA FIRST BANCSHARES CORP
filed 2001-03-26
CIK 740155

IOWA FIRST BANCSHARES CORP.

                                  ANNUAL REPORT

                                DECEMBER 31, 2000

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 2000


Market Makers

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Howe Barnes Investments, Inc., Bill Sammon (800-800-4693), and Sandler O'Neill & Partners, L.P. (800-635-6860).

Stock Prices Information

The table below shows the reported high and low bid prices of the common stock during the years ended December 31, 2000 and 1999. The stock prices listed below were obtained from the market makers or, as of each year-end, an independent appraisal of the stock, if higher.

               2000                    High         Low
-------------------------------------------------------------

First Quarter                           $ 24.00      $ 22.13
Second Quarter                            23.00        22.00
Third Quarter                             23.00        18.00
Fourth Quarter                            23.00        18.50

               1999                    High         Low
-------------------------------------------------------------

First Quarter                           $ 32.50      $ 31.00
Second Quarter                            32.50        29.50
Third Quarter                             29.50        25.50
Fourth Quarter                            27.50        23.88

Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 19, 2001 at the corporate offices located at 300 East Second Street, Muscatine, Iowa 52761. Stockholders are encouraged to attend.

Annual Report on Form 10-K

Copies of the Iowa First Bancshares Corp. annual report on Form 10-K and exhibits, filed with the Securities and Exchange Commission, are available to stockholders without charge by writing:

   Iowa First Bancshares Corp.
   300 East Second Street
   Muscatine, Iowa  52761
   Attention:  Patricia R. Thirtyacre, Corporate Secretary

Investor Information

Stockholders, investors, and analysts interested in additional information may contact Mr. Kim K. Bartling, Executive Vice President, Chief Operating Officer and Treasurer (319) 262-4216 or Mr. George A. Shepley, Chairman (319) 262-4200.

To Our Shareholders:

We are pleased to report that net income for the year ended December 31, 2000 was $3,560,000. This represents earnings of $2.34 per share compared to $2.23 per share the prior year, an increase of $.11 per share or 5%. The net income of $3,560,000 is a new all-time record high for the Company! Contributing to the financial success enjoyed during 2000 were net interest income which increased $205,000 or 1.8%, other operating income which increased a remarkable $271,000 or 13.4%, provisions for possible loan losses grew $23,000 or 5.7%, salaries and employee benefits increased $178,000 or 3.9%, and all other operating expenses were actively managed to increase only $80,000 or 2.4%.

Many new financial performance records were set during 2000. Besides the aforementioned unprecedented net income figure, the Company also set new high marks for net interest income, other operating income, net loans, deposits and securities sold under agreements to repurchase, and total assets. Our effective use of leverage resulted in a very strong return on average stockholders' equity of 17.8%. This was the second-highest return on stockholders' equity in the Company's history; the record was set in 1999. We are especially encouraged by these financial results as they were accomplished during a year when the Federal Reserve Bank was aggressively raising interest rates, a trend which normally challenges the earnings of financial institutions such as ours which have more liabilities than assets repricing within one year. Management modified strategies during the year to mitigate the impact of this interest rate repricing mismatch in the balance sheet.

After several years of relatively robust balance sheet growth, the Company grew assets a modest 2.5% during 2000. Net loans and deposits increased only 1.3% and 0.7%, respectively, during 2000, while stockholders' equity expanded 15.8% in 2000. The end result is a Company with a stronger balance sheet as evidenced by a higher percentage of equity to total assets. As of December 31, 2000, the Company meets all requirements to be considered well capitalized under banking rules and regulations. With many economists speaking of the possibility of a "hard landing" or recession, we believe strengthening our balance sheet was prudent and will benefit our fellow shareholders whether these economic predictions prove to be true or overstated.

Asset quality remains good at year-end 2000. The allowance for possible loan losses of $3,268,000 is equal to 1.2% of taxable loans outstanding. Net loan charge-offs represented only .09% of average taxable loans outstanding. Loans accounted for as nonaccrual or past due ninety days or more, while higher than the prior year-end, were less than the average for the last five years. Other real estate owned of only $101,000 was the lowest in many years.

In recognition of the Company's continued financial success, the board of directors voted to increase the quarterly cash dividend by 5% beginning with the dividend paid in January 2001. This new quarterly cash dividend of $.22 per share results in a 4% annualized yield based on the Company's year-end 2000 stock price. In addition to increasing earnings and dividends, Iowa First Bancshares Corp. continued purchasing shares for the treasury. During 2000, nearly 32,000 shares were purchased totaling $724,000. This strategy was employed to enhance earnings per share and the return on stockholders' equity. The Company anticipates continuing its share repurchase program from time to time as shares become available.

Despite strong financial results, the price of Iowa First Bancshares Corp. stock decreased over the year to $22.00 per share as of December 31, 2000 (based on an independent appraisal), a decrease of 18.5% from the prior year-end. This $22.00 per share represents 153% of book value and a price to trailing twelve months earnings of 9.4 times. While Iowa First Bancshares Corp.'s return on average stockholders' equity and dividend yield continued to exceed its peer group, the market valued the Company's stock at a price earnings ratio less than this same peer group. Please refer to the following graph for an illustration of how earnings per share continues to grow, but the stock price has failed thus far to reflect such performance.

The omitted graphical presentation reflected the stock price per share for the period December 31, 1993 through 1998. The data points used in the omitted graph were as follows:

                             1995    1996    1997    1998    1999    2000
                            ----------------------------------------------

Stock price per share ...   $16.67  $20.00  $28.75  $31.00  $27.00  $22.00
Earnings per share ......   $ 1.71  $ 1.95  $ 1.82  $ 2.02  $ 2.23  $ 2.34

An exciting, new, state-of-the-art Internet banking product was introduced by the Company in the latter part of 2000. This convenient, additional delivery channel for providing financial services has been, thus far, very well received. This product is proving very beneficial to our younger customers as well as customers who frequently travel, as their bank is only a few keystrokes away regardless where they are physically located.

As always, we look to the new year with excitement and plan to offer still more new and improved products and services to our current and future customers. We plan major expenditures in 2001 to expand and enhance our backroom processing. This should further enhance our ability to provide quick, accurate, customer-oriented products and services. We also are reviewing our branch network and planning modifications which should assist us in serving our customers in the most efficient and effective manner possible.

In recognition of his excellent performance as President and Chief Executive Officer of our lead subsidiary bank, the Board of Directors elected D. Scott Ingstad as Chief Executive Officer of Iowa First Bancshares Corp. effective January 1, 2001. Mr. Ingstad retained his other titles and responsibilities of Vice Chairman and President of the Company and Vice Chairman, President and CEO of First National Bank of Muscatine. George Shepley continues as Chairman of the Board of Iowa First Bancshares Corp. as well as Chairman of both subsidiary banks.

The success of the Company is a tribute to the effective execution of our business plans by the Boards of Directors, management, and staff. We are very proud of our dedicated, customer-focused team. They clearly understand that the strong financial performance enjoyed by the Company is highly dependent on their abilities and efforts. We also thank all our shareholders for your continued support. We look forward to hearing from you should you have any questions or comments.

                                            /s/ George A. Shepley
                                            ------------------------------------
                                            George A. Shepley
                                            Chairman

                                            /s/ Kim K. Bartling
                                            ------------------------------------
                                            Kim K. Bartling
                                            Executive Vice President
                                            COO & Treasurer

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

BALANCE SHEET (at year end)                       2000           1999            1998
-----------------------------------------------------------------------------------------
Net loans ................................   $270,539,000    $266,992,000    $250,318,000
Allowance for loan losses ................      3,268,000       3,091,000       2,787,000
Deposits and securities sold under
agreements to repurchase .................    275,430,000     274,198,000     267,491,000
Federal Home Loan Bank advances ..........     71,531,000      64,621,000      47,973,000
Total assets .............................    380,414,000     371,029,000     345,411,000
Redeemable common stock held by KSOP .....      2,118,000       2,507,000       2,845,000
Stockholders' equity .....................     21,632,000      18,686,000      17,464,000

STATEMENT OF INCOME (for the year)
-----------------------------------------------------------------------------------------
Net interest income ......................   $ 11,495,000    $ 11,290,000    $ 10,691,000
Provision for loan losses ................        429,000         406,000         125,000
Other income .............................      2,293,000       2,022,000       1,875,000
Other operating expense ..................      8,200,000       7,942,000       7,633,000
Income before income taxes ...............      5,159,000       4,964,000       4,808,000
Income taxes .............................      1,599,000       1,552,000       1,526,000
Net income ...............................      3,560,000       3,412,000       3,282,000

PER SHARE DATA
-----------------------------------------------------------------------------------------
Net income, basic and diluted ............   $       2.34    $       2.23    $       2.02
Book value at year-end ...................          14.34           12.16           11.40
Stock price at year-end (greater of bid or
  appraised price) .......................          22.00           27.00           31.00
Cash dividends declared during the year ..           0.85            0.84            0.84
Cash dividends declared as a percentage
of net income ............................             36%             38%             42%

KEY RATIOS
------------------------------------------------------------------------------------------
Return on average assets .................           0.97%           0.96%           1.00%
Return on average stockholders' equity ...          17.76           18.81           15.90
Net interest margin-tax equivalent .......           3.49            3.53            3.65
Average stockholders' equity to average
  assets .................................           5.44            5.08            6.26
Total capital to risk-weighted assets ....          10.04            9.52            9.14
Efficiency ratio (all operating expenses,
  excluding the provision for loan losses,
  divided by the sum of net interest income
  and other income) ......................          59.47           59.66           60.75

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP



Davenport, Iowa
January 19, 2001

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999

ASSETS                                                                2000             1999
----------------------------------------------------------------------------------------------
Cash and due from banks (Note 1) ............................   $  15,994,000    $  15,149,000
Interest-bearing deposits at financial institutions .........         188,000          155,000
Investment securities available for sale (Notes 3 and 8) ....      63,059,000       59,483,000
Federal funds sold and other overnight investments ..........      14,650,000       15,800,000
Loans, net of allowance for loan losses 2000, $3,268,000;
  1999, $3,091,000 (Notes 4 and 8) ..........................     270,539,000      266,992,000
Bank premises and equipment, net (Note 5) ...................       4,936,000        5,456,000
Accrued interest receivable .................................       3,381,000        2,985,000
Life insurance contracts ....................................       3,184,000             --
Restricted investment securities ............................       3,831,000        3,467,000
Other assets ................................................         652,000        1,542,000
                                                                ------------------------------
Total assets ................................................   $ 380,414,000    $ 371,029,000
                                                                ==============================
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------
Liabilities:
  Deposits:
    Noninterest-bearing .....................................   $  48,649,000    $  47,175,000
    Interest-bearing ........................................     222,831,000      222,397,000
                                                                ------------------------------
           Total deposits (Note 6) ..........................     271,480,000      269,572,000
  Notes payable (Note 7) ....................................       6,276,000        6,869,000
  Securities sold under agreements to repurchase (Note 8) ...       3,950,000        4,626,000
  Federal Home Loan Bank advances (Note 8) ..................      71,531,000       64,621,000
  Treasury tax and loan open note (Note 8) ..................       1,187,000        2,211,000
  Dividends payable .........................................         332,000          321,000
  Other liabilities .........................................       1,908,000        1,616,000
                                                                ------------------------------
           Total liabilities ................................     356,664,000      349,836,000
                                                                ------------------------------
Commitments and Contingencies (Note 13)

Redeemable Common Stock Held by Employee Stock Ownership
  Plan with 401(k) provisions (KSOP) (Note 10) ..............       2,118,000        2,507,000
                                                                ------------------------------
Stockholders' Equity (Note 9):
  Preferred stock, stated value of $1.00 per share; shares
    authorized 500,000; shares issued none ..................            --               --
  Common stock, no par value; shares authorized 6,000,000;
    shares issued 1,832,429 .................................         200,000          200,000
  Additional paid-in capital ................................       4,309,000        4,349,000
  Retained earnings .........................................      29,852,000       27,585,000
  Accumulated other comprehensive income (loss), net ........         290,000         (649,000)
  Less cost of common shares acquired for the treasury
    2000, 324,132; 1999, 295,728 ............................     (10,901,000)     (10,292,000)
 Less maximum cash obligation related to KSOP shares (Note 10)     (2,118,000)      (2,507,000)
                                                                ------------------------------
          Total stockholders' equity ........................      21,632,000       18,686,000
                                                                ------------------------------
          Total liabilities and stockholders' equity ........   $ 380,414,000    $ 371,029,000
                                                                ==============================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999, and 1998

                                                    2000          1999          1998
---------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans:
    Taxable ...................................   $22,815,000   $20,972,000   $19,044,000
    Nontaxable ................................       148,000       155,000       176,000
  Interest on investment
    securities available for sale:
    Taxable ...................................     2,748,000     2,556,000     2,466,000
    Nontaxable ................................       959,000       865,000       848,000
  Interest on federal funds sold and other
    overnight investments .....................       385,000       392,000       870,000
  Dividends on restricted investment securities       251,000       186,000       167,000
  Other .......................................          --           1,000        19,000
                                                  ---------------------------------------
        Total interest income .................    27,306,000    25,127,000    23,590,000
                                                  ---------------------------------------
Interest expense:
  Interest on deposits ........................    10,626,000     9,457,000     9,676,000
  Interest on notes payable ...................       482,000       522,000       368,000
  Interest on other borrowed funds ............     4,703,000     3,858,000     2,855,000
                                                  ---------------------------------------
        Total interest expense ................    15,811,000    13,837,000    12,899,000
                                                  ---------------------------------------
        Net interest income ...................    11,495,000    11,290,000    10,691,000
Provision for loan losses (Note 4) ............       429,000       406,000       125,000
                                                  ---------------------------------------
        Net interest income after
        provision for loan losses .............    11,066,000    10,884,000    10,566,000
                                                  ---------------------------------------
Other income:
  Trust department ............................       382,000       351,000       343,000
  Service fees ................................     1,303,000     1,224,000     1,131,000
  Investment securities gains, net ............        13,000         4,000        18,000
  Other .......................................       595,000       443,000       383,000
                                                  ---------------------------------------
        Total other income ....................     2,293,000     2,022,000     1,875,000
                                                  ---------------------------------------
Operating expenses:
  Salaries and employee benefits ..............     4,755,000     4,577,000     4,323,000
  Occupancy expenses, net .....................       727,000       701,000       700,000
  Equipment expenses ..........................       616,000       628,000       604,000
  Office supplies, printing, and postage ......       386,000       409,000       419,000
  Computer costs ..............................       430,000       440,000       407,000
  Advertising and business promotion ..........       180,000       167,000       163,000
  Other operating expenses ....................     1,106,000     1,020,000     1,017,000
                                                  ---------------------------------------
        Total operating expenses ..............   $ 8,200,000   $ 7,942,000   $ 7,633,000
                                                  ---------------------------------------

                                   (Continued)

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended  December 31, 2000, 1999, and 1998

                                                       2000         1999         1998
----------------------------------------------------------------------------------------
        Income before income taxes ..............   $5,159,000   $4,964,000   $4,808,000

Income taxes (Note 11) ..........................    1,599,000    1,552,000    1,526,000
                                                    ------------------------------------
        Net income ..............................   $3,560,000   $3,412,000   $3,282,000
                                                    ====================================

Weighted average common shares, basic and
  diluted .......................................    1,524,473    1,531,391    1,628,447

Net income per common share, basic and
  diluted (Note 12) .............................   $     2.34   $     2.23   $     2.02
                                                    ====================================

Dividends declared per share ....................   $     0.85   $     0.84   $     0.84
                                                    ====================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999, and 1998

                                                                                                                       Accumulated
                                                                                                                         Other
                                                                   Common Stock         Additional                    Comprehensive
                                                            -------------------------     Paid-In         Retained       Income
                                                               Number        Amount       Capital         Earnings       (Loss)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ............................      1,832,429   $    200,000   $  4,440,000    $ 23,522,000     $463,000
  Comprehensive income:
    Net income ........................................             --             --             --       3,282,000           --
    Other comprehensive income, net of tax,
      unrealized gains on securities available for
      sale, net of reclassification adjustment (Note 2)             --             --             --              --      245,000
        Comprehensive income
  Cash dividends declared, $.84 per share .............             --             --             --      (1,344,000)          --
  Purchase of common stock for the treasury ...........             --             --             --              --           --
  Sale of common stock to the KSOP ....................             --             --        (32,000)             --           --
  Other sales of common stock .........................             --             --             --              --           --
  Change related to KSOP shares .......................             --             --             --              --           --
                                                            ------------------------------------------------------------------------
Balance, December 31, 1998 ............................      1,832,429        200,000      4,408,000      25,460,000      708,000
  Comprehensive income:
    Net income ........................................             --             --             --       3,412,000           --
    Other comprehensive (loss), net of tax,
      unrealized (losses) on securities available for
      sale, net of reclassification adjustment (Note 2)             --             --             --              --   (1,357,000)
        Comprehensive income
  Cash dividends declared, $.84 per share .............             --             --             --      (1,287,000)          --
  Purchase of common stock for the treasury ...........             --             --             --              --           --
  Sale of common stock to the KSOP ....................             --             --        (59,000)             --           --
  Change related to KSOP shares .......................             --             --             --              --           --
                                                            ------------------------------------------------------------------------
Balance, December 31, 1999 ............................      1,832,429        200,000      4,349,000      27,585,000     (649,000)
  Comprehensive income:
    Net income ........................................             --             --             --       3,560,000           --
    Other comprehensive income, net of tax,
      unrealized gains on securities available for
      sale, net of reclassification adjustment (Note 2)             --             --             --              --      939,000
        Comprehensive income
  Cash dividends declared, $.85 per share .............             --             --             --      (1,293,000)          --
  Purchase of common stock for the treasury ...........             --             --             --              --           --
  Sale of common stock to the KSOP ....................             --             --        (40,000)             --           --
  Change related to KSOP shares .......................             --             --             --              --           --
                                                            ------------------------------------------------------------------------
Balance, December 31, 2000 ............................      1,832,429   $    200,000   $  4,309,000    $ 29,852,000     $290,000
                                                            ========================================================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999, and 1998

                                                                                          Maximum
                                                                                            Cash
                                                                Treasury Stock           Obligation
                                                          ------------------------       Related to
                                                              Number        Amount       KSOP shares     Income           Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ............................           --    $         --    $  2,177,000                  $ 26,448,000
  Comprehensive income:
    Net income ........................................           --              --              --    $3,282,000       3,282,000
    Other comprehensive income, net of tax,
      unrealized gains on securities available for
      sale, net of reclassification adjustment (Note 2)           --              --              --       245,000         245,000
                                                                                                        ----------
       Comprehensive income ...........................                                                 $3,527,000
                                                                                                        ==========
  Cash dividends declared, $.84 per share .............           --              --              --                    (1,344,000)
  Purchase of common stock for the treasury ...........      308,199      10,753,000              --                   (10,753,000)
  Sale of common stock for the treasury ...............       (8,064)       (282,000)             --                       250,000
  Other sales of common stock .........................         (130)         (4,000)             --                         4,000
  Change related to KSOP shares .......................           --              --         668,000                      (668,000)
                                                          ------------------------------------------                  ------------
Balance, December 31, 1998 ............................      300,005      10,467,000       2,845,000                    17,464,000
  Comprehensive income:
    Net income ........................................           --              --              --    $3,412,000       3,412,000
    Other comprehensive (loss), net of tax,
      unrealized (losses) on securities available for
      sale, net of reclassification adjustment (Note 2)           --              --              --    (1,357,000)     (1,357,000)
                                                                                                        ----------
        Comprehensive income ..........................                                                 $2,055,000
                                                                                                        ==========
  Cash dividends declared, $.84 per share .............           --              --              --                    (1,287,000)
  Purchase of common stock for the treasury ...........        3,130          84,000              --                       (84,000)
  Sale of common stock to the KSOP ....................       (7,407)       (259,000)             --                       200,000
  Change related to KSOP shares .......................           --              --        (338,000)                      338,000
                                                          ------------------------------------------                   -------------
Balance, December 31, 1999 ............................      295,728      10,292,000       2,507,000                    18,686,000
  Comprehensive income:
    Net income ........................................           --              --              --    $3,560,000       3,560,000
    Other comprehensive income, net of tax,
      unrealized gains on securities available for
      sale, net of reclassification adjustment (Note 2)           --              --              --       939,000         939,000
                                                                                                        ----------
        Comprehensive income ..........................                                                 $4,499,000
                                                                                                        ==========
  Cash dividends declared, $.85 per share .............           --              --              --                    (1,293,000)
  Purchase of common stock for the treasury ...........       31,813         724,000              --                      (724,000)
  Sale of common stock to the KSOP ....................       (3,409)       (115,000)             --                        75,000
  Change related to KSOP shares .......................           --              --        (389,000)                      389,000
                                                          ------------------------------------------                   -------------
Balance, December 31, 2000 ............................      324,132    $ 10,901,000    $  2,118,000                   $21,632,000
                                                          ==========================================                   =============

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000,  1999, and 1998

                                                     2000            1999            1998
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income ..................................   $  3,560,000    $  3,412,000    $  3,282,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Proceeds from real estate loans sold ......      2,095,000       2,093,000         925,000
    Real estate loans underwritten and sold ...     (2,084,000)     (2,079,000)       (918,000)
    Gains on real estate loans sold ...........        (11,000)        (14,000)         (7,000)
    Provision for loan losses .................        429,000         406,000         125,000
    Investment securities gains, net ..........        (13,000)         (4,000)        (18,000)
    Depreciation ..............................        636,000         639,000         631,000
    Deferred income taxes .....................       (177,000)       (125,000)         12,000
    Amortization of premiums and accretion
      of discounts on investment securities,
      net .....................................         12,000         131,000         134,000
  Changes in assets and liabilities:
   (Increase) in accrued interest receivable ..       (396,000)       (222,000)       (262,000)
   Net (increase) decrease in other assets ....        508,000        (137,000)       (271,000)
   Net increase (decrease) in other
     liabilities ..............................        292,000          37,000         (73,000)
                                                  --------------------------------------------
        Net cash provided by operating
        activities ............................      4,851,000       4,137,000       3,560,000
                                                  --------------------------------------------
Cash Flows from Investing Activities:
  Net (increase) in interest-bearing deposits
    at financial institutions .................        (33,000)        (20,000)        (48,000)
  Net decrease (increase) in federal funds
    sold and other overnight deposits .........      1,150,000      (3,245,000)     (2,760,000)
  Proceeds from sales, maturities, calls, and
    paydowns of securities available for sale .     11,254,000      19,115,000      22,161,000
  Purchase of securities available for sale ...    (13,331,000)    (24,757,000)    (14,816,000)
  Net (increase) in loans .....................     (3,976,000)    (17,080,000)    (41,760,000)
  Purchases of bank premises and equipment ....       (116,000)       (237,000)       (434,000)
  Purchases of life insurance contracts .......     (3,110,000)           --              --
  Increase in cash value of life insurance
    contracts .................................        (74,000)           --              --
  Purchases of restricted investment securities       (364,000)       (889,000)       (284,000)
                                                  --------------------------------------------
        Net cash (used in) investing
        activities ............................   $ (8,600,000)   $(27,113,000)   $(37,941,000)
                                                  --------------------------------------------

                                   (Continued)

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended December 31, 2000, 1999, and 1998

                                                      2000            1999            1998
---------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Net increase in noninterest-bearing
    deposits ...................................   $  1,474,000    $  2,745,000    $  6,218,000
  Net increase in interest-bearing deposits ....        434,000       4,981,000      12,846,000
  Proceeds from notes payable ..................           --           250,000       9,250,000
  Repayment of notes payable ...................       (718,000)       (631,000)     (2,000,000)
  Net increase in line of credit ...............        125,000            --              --
  Net increase (decrease) in securities sold
    under agreements to repurchase .............       (676,000)     (1,019,000)      1,386,000
  Net increase (decrease) in treasury tax and
    loan open note .............................     (1,024,000)      2,048,000      (1,293,000)
  Advances from Federal Home Loan Bank .........     16,100,000      20,300,000      22,650,000
  Payments of advances from Federal Home
  Loan Bank ....................................     (9,190,000)     (3,652,000)     (1,145,000)
  Cash dividends paid ..........................     (1,282,000)     (1,286,000)     (1,398,000)
  Purchases of common stock for the treasury ...       (724,000)        (84,000)    (10,753,000)
  Issuance of common stock .....................         75,000         200,000         254,000
                                                   --------------------------------------------
        Net cash provided by financing
        activities .............................      4,594,000      23,852,000      36,015,000
                                                   --------------------------------------------
        Net increase in cash and due from
        banks ..................................        845,000         876,000       1,634,000

Cash and due from banks:
  Beginning ....................................     15,149,000      14,273,000      12,639,000
                                                   --------------------------------------------
  Ending .......................................   $ 15,994,000    $ 15,149,000    $ 14,273,000
                                                   ============================================
Supplemental Disclosures of Cash Flow
  Information, cash payments for:
    Interest ...................................   $ 15,547,000    $ 13,743,000    $ 12,965,000
    Income taxes ...............................      1,903,000       1,671,000       1,400,000

Supplemental Schedule of Noncash Investing
  and Financing Activities:
  Change in accumulated other comprehensive
    income, unrealized gain (loss) on securities
    available for sale, net ....................        939,000      (1,357,000)        245,000
  Increase (decrease) in maximum cash obligation
    related to KSOP shares .....................       (389,000)       (338,000)        668,000

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIAIRES

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

Significant accounting policies:

   Accounting estimates: The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses is inherently subjective, as it requires material estimates that are susceptible to significant change. The fair value disclosure of financial instruments is an estimate that can be computed within a range.

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of Muscatine and First National Bank in Fairfield (Banks). All material intercompany accounts and transactions have been eliminated in consolidation.

   Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on-hand, amounts due from banks, and cash items in process of clearing. Cash flows from interest-bearing deposits at financial institutions, federal funds sold and other overnight investments, loans, deposits, securities sold under agreements to repurchase, revolving line of credit, and treasury tax and loan open note are reported net.

   Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,610,000 and $1,678,000 at December 31, 2000 and 1999, respectively.

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

   Premiums and discounts are recognized in interest income using the interest method over the expected life of the security. There were no investments held to maturity or for trading purposes as of December 31, 2000 or 1999.

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

   The allowance for loan losses is maintained at the level considered adequate by management of the Banks to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance the Banks make continuous evaluations of the loan portfolio and related off-balance sheet commitments, consider current economic conditions, historical loan loss experience, review of specific problem loans, and other factors.

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

   Credit related financial instruments: In the ordinary course of business, the Company has entered into commitments to extend credit, including standby letters of credit. Such financial instruments are recorded when they are funded.

   Transfers of financial assets: In accordance with FASB Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", transfers of financial assets are accounted for as sales, only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

   Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method based on the estimated useful lives.

   Life insurance contracts: Life insurance contracts are stated at cash surrender value.

   Restricted investment securities: Restricted investment securities represent Federal Home Loan Bank and Federal Reserve Bank common stock. The stock is carried at cost.

   Other assets: Other real estate (ORE), which is included in other assets, represents properties acquired through foreclosure, in-substance foreclosure, or other proceedings. ORE is recorded at the lower of the amount of the loan or fair value of the properties. Any write-down to fair value at the time of transfer to ORE is charged to the allowance for loan losses. Property is evaluated regularly to ensure that the recorded amount is supported by the current fair value. Subsequent write-downs to fair value are charged to earnings.

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

   Common stock held by KSOP: The Company's maximum cash obligation related to these shares is classified outside stockholders' equity because the shares are not readily traded and could be put to the Company for cash.

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

   Current accounting developments: The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   The Financial Accounting Standards Board (FASB) has issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces FASB Statement No. 125 in its entirety. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   Reclassifications: Certain amounts in the prior year financial statements have been reclassified with no effect on net income to conform with current year presentations.

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

Other comprehensive income is comprised as follows:

                                                                          Tax
                                                          Before        Expense          Net
                                                           Tax         (Benefit)        of Tax
                                                       -----------------------------------------
                                                              Year Ended December 31, 2000
                                                       -----------------------------------------
Unrealized gains on securities available
  for sale:
  Unrealized holding gains arising during
    the year .......................................   $ 1,511,000    $   564,000    $   947,000
  Less, reclassification adjustment for gains
    included in net income .........................        13,000          5,000          8,000
                                                       -----------------------------------------
        Other comprehensive income .................   $ 1,498,000    $   559,000    $   939,000
                                                       =========================================

                                                              Year Ended December 31, 1999
                                                       -----------------------------------------
Unrealized (losses) on securities available
  for sale:
  Unrealized holding (losses) arising
    during the year ................................   $(2,161,000)   $  (807,000)   $(1,354,000)
  Less, reclassification adjustment for gains
    included in net income .........................         4,000          1,000          3,000
                                                       -----------------------------------------
        Other comprehensive (loss) .................   $(2,165,000)   $  (808,000)   $(1,357,000)
                                                       =========================================

                                                                          Tax
                                                          Before        Expense          Net
                                                           Tax         (Benefit)        of Tax
                                                       -----------------------------------------
                                                              Year Ended December 31, 1998
                                                       -----------------------------------------
Unrealized gains on securities available
  for sale:
  Unrealized holding gains arising during
    the year .......................................   $   410,000    $   154,000    $   256,000
  Less, reclassification adjustment for gains
    included in net income .........................        18,000          7,000         11,000
                                                       -----------------------------------------
        Other comprehensive income .................   $   392,000    $   147,000    $   245,000
                                                       =========================================

Note 3.  Investment Securities Available for Sale

The amortized cost and fair value of investment securities available for sale as of December 31, 2000 and 1999 are summarized as follows:

                                                          Gross         Gross
                                            Amortized   Unrealized    Unrealized      Fair
                                              Cost        Gains        (Losses)       Value
                                           ---------------------------------------------------
                                                           December 31, 2000
                                           ---------------------------------------------------
U.S. Treasury securities ...............   $ 6,002,000   $  37,000    $  (3,000)   $ 6,036,000
U.S. government agencies ...............    29,279,000     150,000     (114,000)    29,315,000
Mortgage-backed securities .............     1,297,000       5,000       (3,000)     1,299,000
State and political subdivisions .......    20,901,000     409,000      (65,000)    21,245,000
Corporate obligations ..................     5,117,000      58,000      (11,000)     5,164,000
                                           ---------------------------------------------------
                                           $62,596,000   $ 659,000    $(196,000)   $63,059,000
                                           ===================================================

                                                            December 31, 1999
                                           ---------------------------------------------------

U.S. Treasury securities ...............   $  8,007,000   $ 16,000   $   (52,000)  $ 7,971,000
U.S. government agencies ...............     26,769,000     33,000      (666,000)   26,136,000
Mortgage-backed securities .............      1,782,000        --        (25,000)    1,757,000
State and political subdivisions .......     19,197,000     70,000      (350,000)   18,917,000
Corporate obligations ..................      4,763,000      1,000       (62,000)    4,702,000
                                           ---------------------------------------------------
                                           $ 60,518,000   $120,000   $(1,155,000)  $59,483,000
                                           ===================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

                                                      Amortized         Fair
                                                         Cost           Value
                                                     ---------------------------
Securities available for sale:
Due in one year or less ........................     $ 8,943,000     $ 8,951,000
Due after one year through five years ..........      35,511,000      35,650,000
Due after five years through ten years .........      12,836,000      13,049,000
Due after ten years ............................       4,009,000       4,110,000
                                                     ---------------------------
                                                      61,299,000      61,760,000
Mortgage-backed securities .....................       1,297,000       1,299,000
                                                     ---------------------------
                                                     $62,596,000     $63,059,000
                                                     ===========================

Investment securities with a carrying value of $20,918,000 and $18,429,000 as of December 31, 2000 and 1999, respectively, are pledged on securities sold under agreements to repurchase, Federal Home Loan Bank advances, trust deposits, and for other purposes as required or permitted by law.

Proceeds from the sale of securities available for sale were $23,000 during 2000; $503,000 during 1999; and $2,199,000 during 1998. Gross gains and losses realized on sales in 2000 were $13,000 and none, respectively. Gross gains and losses realized on sales in 1999 were $4,000 and none, respectively. Gross gains and losses realized on sales in 1998 were $21,000 and $3,000, respectively.

Note 4.  Loans

The composition of loans is summarized as follows:

                                                           December 31,
                                                 -------------------------------
                                                     2000               1999
                                                 -------------------------------

Commercial ...............................       $103,340,000       $101,079,000
Agricultural .............................         28,000,000         27,810,000
Real estate:
  Construction ...........................          4,055,000          3,708,000
  Mortgage ...............................        109,557,000        105,068,000
  Tax exempt, mortgage ...................          2,050,000          2,581,000
Installment ..............................         26,611,000         29,774,000
Other ....................................            194,000             63,000
                                                 -------------------------------
Total loans ..............................        273,807,000        270,083,000
Less allowance for loan losses ...........          3,268,000          3,091,000
                                                 -------------------------------
                                                 $270,539,000       $266,992,000
                                                 ===============================

Loans considered to be impaired are as follows:

                                                                 December 31,
                                                             -------------------
                                                               2000      1999
                                                             -------------------
Impaired loans for which an allowance has been
  provided ...............................................   $484,000   $367,000
                                                             ===================
Allowance provided for impaired loans, included in the
  allowance for loan losses ..............................   $ 48,000   $ 80,000
                                                             ===================

The average recorded investment in impaired loans during 2000 and 1999 was $518,000 and $571,000, respectively. Interest income on impaired loans of $9,000, $17,000, and $20,000 was recognized for cash payments received in 2000, 1999, and 1998, respectively.

Nonaccruing loans totaled $785,000 and $503,000 at December 31, 2000 and 1999, respectively. Interest income in the amount of $33,000, $42,000, and $54,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 2000, 1999, and 1998, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 2000, 1999, and 1998 totaled $14,000, $23,000, and $20,000, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                Year Ended December 31,
                                        ----------------------------------------
                                           2000           1999           1998
                                        ----------------------------------------

Beginning balance .................     $3,091,000     $2,787,000     $2,604,000
  Provisions charged to expense ...        429,000        406,000        125,000
  Recoveries ......................         78,000        227,000        250,000
                                        ----------------------------------------
                                         3,598,000      3,420,000      2,979,000
Loans charged off .................        330,000        329,000        192,000
                                        ----------------------------------------
Ending balance ....................     $3,268,000     $3,091,000     $2,787,000
                                        ========================================

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $8,453,000 and $9,739,000 as of December 31, 2000 and 1999, respectively. Custodial escrow balances maintained in connection with these loans were approximately $64,000 and $76,000 as of December 31, 2000 and 1999, respectively. All loans sold are without recourse.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

                                                Years of
                                                 Useful
                                                 Lives         December 31,
                                              ----------------------------------
                                                            2000         1999
                                                         -----------------------
Bank premises (including land of $631,000
  each year) ............................        10-40   $6,907,000   $6,934,000
Leasehold improvements ..................         5-15      206,000      201,000
Furniture and equipment .................         5-15    2,498,000    2,442,000
                                                         -----------------------
                                                          9,611,000    9,577,000
Accumulated depreciation ................                 4,675,000    4,121,000
                                                         -----------------------
                                                         $4,936,000   $5,456,000
                                                         =======================

Note 6.  Deposits

The composition of deposits is summarized as follows:

                                                           December 31,
                                              ----------------------------------
                                                   2000                  1999
                                              ----------------------------------

Demand .............................          $ 89,824,000          $ 86,951,000
NOW accounts .......................            30,878,000            32,521,000
Savings ............................            19,499,000            20,642,000
Time certificates ..................           131,279,000           129,458,000
                                              ----------------------------------
                                              $271,480,000          $269,572,000
                                              ==================================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $33,359,000 and $35,421,000 as of December 31, 2000 and 1999, respectively. Maturities of these certificates are summarized as follows:

                                                           December 31,
                                                 -------------------------------
                                                     2000                1999
                                                 -------------------------------

One to three months ....................         $10,740,000         $13,654,000
Three to six months ....................           5,112,000           9,200,000
Six to twelve months ...................          12,286,000           7,649,000
Over twelve months .....................           5,221,000           4,918,000
                                                 -------------------------------
                                                 $33,359,000         $35,421,000
                                                 ===============================

At December 31, 2000, the scheduled maturities of all certificates of deposit are as follows:

Year ending December 31:

2001 .............................                     $ 107,844,000
2002 .............................                        18,763,000
2003 .............................                         3,070,000
2004 .............................                           873,000
2005 .............................                           443,000
2006 and thereafter ..............                           286,000
                                                       -------------
                                                       $ 131,279,000
                                                       =============

Note 7.  Notes Payable

Notes payable are summarized as follows:

                                                                                           December 31,
                                                                                      -----------------------
                                                                                         2000        1999
                                                                                      -----------------------
Term  note  payable  to a bank,  interest  fixed  for  three  years at 1.5% plus adjusted  interbank rate (7.41% as of December 31, 2000),  due May 4, 2002, with quarterly principal and interest payments of $77,000, secured by stock of
  subsidiary banks of the Company .................................................   $1,751,000   $1,919,000
Term note payable to a bank, interest fixed for five years at 1.75% plus rate of five-year U.S.  Treasury note (7.36% as of December 31, 2000),  due May 4, 2003, with annual principal installments of $550,000, secured by stock of subsidiary
  banks of the Company ............................................................    4,400,000    4,950,000
Line of credit payable to a bank, interest floating and paid quarterly at prime rate (9.50% as of December 31, 2000), due May 4, 2001, with no scheduled annual
  principal payments, secured by stock of subsidiary banks of the Company .........      125,000         --
                                                                                      -----------------------
                                                                                      $6,276,000   $6,869,000
                                                                                      =======================

The notes payable include certain restrictive covenants regarding the Company's net worth and regulatory capital.

Notes payable are due as follows:

Year ending December 31:
  2001 ...........................                  $ 857,000
  2002 ...........................                  2,119,000
  2003 ...........................                  3,300,000
                                                  -----------
                                                  $ 6,276,000
                                                  ===========

Note 8.  Other Borrowed Funds

Other borrowed funds consist of the following:
                                                             December 31,
                                                      --------------------------
                                                          2000          1999
                                                      --------------------------

Securities sold under agreements to repurchase ...    $ 3,950,000    $ 4,626,000
Federal Home Loan Bank advances ..................     71,531,000     64,621,000
Treasury tax and loan open note ..................      1,187,000      2,211,000

The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system. The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Loan Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. At December 31, 2000, all but $129,000 of the securities sold under agreements to repurchase mature within twelve months, with $129,000 maturing December 30, 2002.

The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                                     December 31,
                                                               ------------------------
                                                                  2000         1999
                                                               ------------------------
Daily average amount outstanding during the year ...........   $4,192,000    $4,988,000
Maximum outstanding as of any month-end ....................    4,790,000     6,063,000

Weighted average interest rate during the year .............         5.47%         4.84%
Weighted average interest rate at the end of the year ......         5.62%         4.99%

Securities underlying the agreements at the end of the year:
  Carrying value ...........................................   $9,268,000    $8,045,000
  Fair value ...............................................    9,268,000     8,045,000

Advances from the Federal Home Loan Bank as of December 31, 2000 bear interest and are due as follows:

                                               Interest Rate         Balance Due
                                               ---------------------------------
Year ending December 31:
  2001 ..............................          5.32% - 7.09%         $ 9,550,000
  2002 ..............................          6.02% - 7.39%          11,850,000
  2003 ..............................          5.52% - 7.11%           7,300,000
  2004 ..............................          5.57% - 7.41%           6,650,000
  2005 ..............................          5.00% - 7.20%           2,150,000
  2006 and thereafter ...............          5.20% - 7.39%          34,031,000
                                                                     -----------
                                                                     $71,531,000
                                                                     ===========

Over 80% of the advances maturing in 2006 and thereafter have options which allow the Company the right, but not the obligation, to "put" the advances back to the Federal Home Loan Bank.

As of December 31, 1999 advances from the Federal Home Loan Bank in the amount of $64,621,000 had interest rates between 5.00% and 7.39% and various maturity dates between 2000 and 2013.

First mortgage loans of approximately $95,730,000 and $91,181,000 as of December 31, 2000 and 1999, respectively, are pledged as collateral on Federal Home Loan Bank advances. Additionally, investment securities totaling $6,007,000 and none, respectively, are pledged as collateral on Federal Home Loan Bank advances.

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

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 2000 the Company is also categorized as well capitalized based on management's calculations. To be categorized as adequately or well capitalized the Company and Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the OCC notification that management believes have changed the Banks or Company's category.

The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                              To be Well
                                                                                           Capitalized under
                                                                        For Capital        Prompt Corrective
                                                  Actual             Adequacy Purposes     Action Provisions
                                            --------------------    ------------------    -------------------
                                             Amount       Ratio        Amount    Ratio        Amount    Ratio
                                            -----------------------------------------------------------------
As of December 31, 2000
Total Capital (to Risk Weighted Assets):
  Consolidated                              $ 26,245,000   10.0%    $ 20,911,000 >8.0%    $ 26,138,000 >10.0%
  First National Bank of Muscatine            24,127,000   12.8       15,123,000 >8.0       18,904,000 >10.0
  First National Bank in Fairfield             8,772,000   12.2        5,746,000 >8.0        7,183,000 >10.0

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                22,978,000    8.8       10,456,000 >4.0       15,683,000 > 6.0
  First National Bank of Muscatine            21,761,000   11.5        7,562,000 >4.0       11,343,000 > 6.0
  First National Bank in Fairfield             8,079,000   11.2        2,873,000 >4.0        4,310,000 > 6.0

Tier 1 Capital (to Average Assets):
  Consolidated                                22,978,000    6.1       15,055,000 >4.0       18,919,000 > 5.0
  First National Bank of Muscatine            21,761,000    7.8       11,197,000 >4.0       13,996,000 > 5.0
  First National Bank in Fairfield             8,079,000    8.3        3,872,000 >4.0        4,840,000 > 5.0

As of December 31, 1999
Total Capital (to Risk Weighted Assets):
  Consolidated                              $ 24,394,000   9.5%     $ 20,491,000 >8.0%    $ 25,614,000 >10.0%
  First National Bank of Muscatine            22,959,000   12.4       14,802,000 >8.0       18,502,000 >10.0
  First National Bank in Fairfield             8,394,000   12.0        5,612,000 >8.0        7,014,000 >10.0

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                21,303,000    8.3       10,246,000 >4.0       15,369,000 > 6.0
  First National Bank of Muscatine            20,645,000   11.2        7,401,000 >4.0       11,102,000 > 6.0
  First National Bank in Fairfield             7,703,000   11.0        2,806,000 >4.0        4,209,000 > 6.0

Tier 1 Capital (to Average Assets):
  Consolidated                                21,303,000    5.8       14,681,000 >4.0       18,351,000 > 5.0
  First National Bank of Muscatine            20,645,000    7.6       10,834,000 >4.0       13,543,000 > 5.0
  First National Bank in Fairfield             7,703,000    8.0        3,835,000 >4.0        4,794,000 > 5.0

Current banking law limits the amount of dividends banks can pay. As of December 31, 2000, amounts available for payment of dividends were $3,971,000 and $125,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.

Note 10.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions (KSOP). This plan owns 96,256 shares of the Company as of December 31, 2000 and covers substantially all employees who have worked at least 1,000 hours any year. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally, the Company and subsidiary banks may make profit sharing contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 2000, 1999, and 1998 were $321,000, $302,000, and $294,000, respectively.

An employee, upon termination of employment, has the option of retaining ownership of shares vested pursuant to the plan or selling such shares to the Company. Since the shares of common stock held by the KSOP are not readily traded, the Company has reflected the maximum cash obligation related to those securities outside of stockholders' equity. As of December 31, 2000, 96,256 shares held by the KSOP, at a fair value of $22.00 per share, have been reclassified from stockholders' equity to Mezzanine Capital.

During the year ended December 31, 2000, the Company entered into deferred compensation agreements with certain directors and executive officers of the Company and Banks. Under the provisions of the agreements the directors and officers may defer a portion of their compensation each year. Based upon individual performance, if Board established performance targets are met, a match of up to 50% of the officers deferrals (with an annual cap of $6,250 per participant for the first two years) may be paid by the Company. Related to the agreements, the Company has purchased various life insurance contracts. Interest on deferrals is computed at an annual rate equal to the taxable equivalent (determined using the Company's highest marginal tax bracket) of the highest yielding insurance contracts purchased by the Company related to the agreements. At December 31, 2000 the rate is 10%. Upon retirement, the director/officer will receive the deferral balance in 180 equal monthly installments. During the year ended December 31, 2000, the Company expensed $119,000 related to the agreements. As of December 31, 2000 the liability related to the agreements totals $119,000.

Note 11. Income Taxes

The components of income tax expense are as follows:

                                                Year Ended December 31,
                                     -------------------------------------------
                                         2000            1999           1998
                                     -------------------------------------------

Currently paid or payable .......    $ 1,776,000     $ 1,677,000     $ 1,514,000
Deferred income taxes ...........       (177,000)       (125,000)         12,000
                                     -------------------------------------------
                                     $ 1,599,000     $ 1,552,000     $ 1,526,000
                                     ===========================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                         Year Ended December 31,
                                   ------------------------------------------------------------------
                                            2000                   1999                  1998
                                   ---------------------  --------------------  ---------------------
                                       % Of                  % Of                  % Of
                                      Dollar      Pretax    Dollar      Pretax     Dollar      Pretax
                                      Amount      Income    Amount      Income     Amount      Income
                                   ------------------------------------------------------------------
Computed "expected" income tax
  expense ......................   $ 1,806,000     35.0%  $ 1,737,000    35.0%  $ 1,683,000     35.0%
Effect of graduated tax rate ...       (52,000)    (1.0)      (50,000)   (1.0)      (48,000)    (1.0)
Tax exempt interest and dividend
  income, net ..................      (324,000)    (6.3)     (314,000)   (6.3)     (315,000)    (6.6)
State income taxes, net ........       170,000      3.3       164,000     3.3       159,000      3.3
Other ..........................        (1,000)      --        15,000     0.3        47,000      1.0
                                   ------------------------------------------------------------------
                                   $ 1,599,000     31.0%  $ 1,552,000    31.3%  $ 1,526,000     31.7%
                                   ==================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                        2000             1999
                                                     ---------------------------
Deferred tax assets:
Allowance for loan losses ....................       $ 510,000        $ 380,000
Other real estate owned ......................              --           13,000
Securities available for sale ................              --          386,000
Deferred compensation ........................          44,000               --
                                                     ---------------------------
                                                       554,000          779,000
                                                     ---------------------------
Deferred tax liabilities:
Securities available for sale ................        (173,000)              --
Bank premises and equipment ..................         (71,000)        (102,000)
Unrealized bond accretion ....................         (39,000)         (16,000)
Net deferred loan origination fees ...........         (46,000)         (54,000)
                                                     ---------------------------
                                                      (329,000)        (172,000)
                                                     ---------------------------
Net deferred tax assets ......................       $ 225,000        $ 607,000
                                                     ===========================

The net change in 2000 and 1999 deferred income taxes includes $559,000 and $808,000, respectively, which is reflected in stockholders' equity.

Note 12.  Earnings Per Share

The following information was used in the computation of basic and diluted earnings per share:

                                                   Year Ended December 31,
                                            ------------------------------------
                                                2000        1999        1998
                                            ------------------------------------

Basic and diluted earnings, net income ..   $3,560,000   $3,412,000   $3,282,000
                                            ====================================

Weighted average common shares
  outstanding ...........................    1,524,473    1,531,391    1,628,447
Weighted average common shares issuable
  upon conversion of stock options ......         --           --           --
                                            ------------------------------------
Weighted average common and common
  equivalent shares .....................    1,524,473    1,531,391    1,628,447
                                            ====================================


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

                                                            December 31,
                                                  ------------------------------
                                                      2000               1999
                                                  ------------------------------
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit .............      $35,983,000        $34,986,000
  Standby letters of credit ................        1,121,000            992,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and some of the commitments will be sold to other financial intermediaries if drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and extend for no more than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Concentration of credit risk: The Banks grant commercial, real estate, and installment loans to customers in the Banks' primary market area which includes Muscatine and Jefferson Counties in Iowa. The Banks have diversified loan portfolios, as set forth in Note 4. The distribution of commitments to extend credit and standby letters of credit approximates the distribution of loans outstanding. The Banks' policies for requiring collateral are consistent with prudent lending practices and anticipate the potential for economic fluctuations. Collateral varies but may include accounts receivable, inventory, property and equipment, residential real estate properties, and income producing commercial properties. It is the policy of the Banks to file financing statements and mortgages covering collateral pledged.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 14. Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. Such loans are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. As of December 31, 2000, none of these loans are classified as nonaccrual, past due, or restructured.

The activity in such loans during the years ended December 31, 2000 and 1999 is as follows:

                                                  2000                 1999
                                             -----------------------------------

Balance, beginning .................         $  9,350,000          $  8,692,000
Additions ..........................            6,858,000            13,240,000
Deductions (payments) ..............           (6,159,000)          (12,582,000)
                                             -----------------------------------
Balance, ending ....................         $ 10,049,000          $  9,350,000
                                             ===================================

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

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

   Accrued interest receivable and payable: The carrying value of accrued interest receivable and payable represents its fair value.

   Restricted investment securities: The carrying value of restricted investment securities represents their fair value.

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

   Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances is estimated using a discounted cash flow analysis, employing interest rates currently being quoted by the Federal Home Loan Bank on similar borrowings.

   Commitments to extend credit and standby letters of credit: The fair value of these commitments is not material.

   The carrying amounts and fair values of financial instruments at December 31, 2000 and 1999 are summarized as follows:

                                          Carrying Amounts               Fair Values
                                   ---------------------------   ---------------------------
                                        2000           1999          2000           1999
                                   ---------------------------------------------------------
Financial Assets:
  Cash and due from banks ........ $ 15,994,000   $ 15,149,000   $ 15,994,000   $ 15,149,000
  Interest-bearing deposits at
    financial institutions .......      188,000        155,000        188,000        155,000
  Investment securities
    available for sale ...........   63,059,000     59,483,000     63,059,000     59,483,000
  Federal funds sold and
    other overnight investments ..   14,650,000     15,800,000     14,650,000     15,800,000
  Loans, net of allowance ........  270,539,000    266,992,000    267,553,000    256,701,000
  Accrued interest receivable ....    3,381,000      2,985,000      3,381,000      2,985,000
  Restricted investment securities    3,831,000      3,467,000      3,831,000      3,467,000

Financial Liabilities:
  Deposits ....................... $271,480,000   $269,572,000   $271,621,000   $266,029,000
  Notes payable ..................    6,276,000      6,869,000      6,261,000      6,694,000
  Securities sold under
    agreements to repurchase .....    3,950,000      4,626,000      3,950,000      4,626,000
  Federal Home Loan Bank
    advances .....................   71,531,000     64,621,000     71,252,000     61,548,000
  Treasury tax and loan open
    note .........................    1,187,000      2,211,000      1,187,000      2,211,000
  Accrued interest payable .......    1,253,000        989,000      1,253,000        989,000

Note 16.  Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):

                                 BALANCE SHEETS
                              (Parent Company Only)

                                                                  December 31,
                                                         ----------------------------
                                                             2000            1999
                                                         ----------------------------
ASSETS
Cash .................................................   $    106,000    $    406,000
Investment in subsidiaries ...........................     30,612,000      28,238,000
Investment securities available for sale .............           --            10,000
Other assets .........................................         45,000          52,000
                                                         ----------------------------
        Total assets .................................   $ 30,763,000    $ 28,706,000
                                                         ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable ......................................   $  6,276,000    $  6,869,000
  Other liabilities ..................................        737,000         644,000
                                                         ----------------------------
                                                            7,013,000       7,513,000
                                                         ----------------------------

Redeemable Common Stock Held by KSOP .................      2,118,000       2,507,000
                                                         ----------------------------

Stockholders' Equity:
  Common stock .......................................        200,000         200,000
  Additional paid-in capital .........................      4,309,000       4,349,000
  Retained earnings ..................................     29,852,000      27,585,000
  Accumulated other comprehensive income (loss), net .        290,000        (649,000)
  Less cost of common shares acquired for the treasury    (10,901,000)    (10,292,000)
  Less maximum cash obligation related to KSOP shares      (2,118,000)     (2,507,000)
                                                         ----------------------------
        Total stockholders' equity ...................     21,632,000      18,686,000
                                                         ----------------------------
        Total liabilities and stockholders' equity ...   $ 30,763,000    $ 28,706,000
                                                         ============================


                              STATEMENTS OF INCOME
                              (Parent Company Only)

                                                              Year Ended December 31,
                                                   -----------------------------------------
                                                       2000           1999          1998
                                                   -----------------------------------------
Operating revenue:
  Dividends received from subsidiaries .........   $ 2,650,000    $ 2,050,000    $ 3,100,000
  Management fees and other income .............       275,000        280,000        323,000
                                                   -----------------------------------------
        Total operating revenue ................     2,925,000      2,330,000      3,423,000
Interest expense ...............................       482,000        522,000        368,000
Operating expenses .............................       699,000        667,000        687,000
                                                   -----------------------------------------
        Income before income tax (credits),
        and equity in subsidiaries'
        undistributed net income ...............     1,744,000      1,141,000      2,368,000
Applicable income tax (credits) ................      (381,000)      (375,000)      (319,000)
                                                   -----------------------------------------
                                                     2,125,000      1,516,000      2,687,000
Equity in subsidiaries' undistributed net income     1,435,000      1,896,000        595,000
                                                   -----------------------------------------
        Net income .............................   $ 3,560,000      3,412,000    $ 3,282,000
                                                   =========================================

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                                Year Ended December 31,
                                                      --------------------------------------------
                                                           2000            1999           1998
                                                      --------------------------------------------
Cash Flows from Operating Activities:
  Net income ......................................   $  3,560,000    $  3,412,000    $  3,282,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in subsidiaries' undistributed net
      income ......................................     (1,435,000)     (1,896,000)       (595,000)
    Investment securities gains, net ..............        (13,000)           --              --
    Amortization and depreciation .................         15,000          13,000          13,000
    Changes in assets and liabilities:
      (Increase) decrease in other assets .........         (8,000)        (38,000)         17,000
      Increase (decrease) in other liabilities ....         82,000         (25,000)        (36,000)
                                                      --------------------------------------------
        Net cash provided by operating
        activities ................................      2,201,000       1,466,000       2,681,000
                                                      --------------------------------------------

Cash Flows from Investing Activities, proceeds from
  sales of securities available for sale ..........         23,000            --              --
                                                      --------------------------------------------

Cash Flows from Financing Activities:
  Proceeds from notes payable .....................           --           250,000       9,250,000
  Repayment of notes payable ......................       (718,000)       (631,000)     (2,000,000)
  Net increase in line of credit ..................        125,000            --              --
  Cash dividends paid .............................     (1,282,000)     (1,286,000)     (1,398,000)
  Purchases of common stock for the treasury ......       (724,000)        (84,000)    (10,753,000)
  Issuance of common stock ........................         75,000         200,000         254,000
                                                      --------------------------------------------
        Net cash (used in) financing
        activities ................................     (2,524,000)     (1,551,000)     (4,647,000)
                                                      --------------------------------------------

        Net (decrease) in cash ....................       (300,000)        (85,000)     (1,966,000)

Cash:
  Beginning .......................................        406,000         491,000       2,457,000
                                                      --------------------------------------------
  Ending ..........................................   $    106,000    $    406,000    $    491,000
                                                      ============================================

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                              Year Ended December 31,
                                                   ----------------------------------------------------------------------------
                                                       2000            1999            1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale .......   $ 63,059,000    $ 59,483,000    $ 56,133,000    $ 62,634,000    $ 66,559,000
Loans, net .....................................    270,539,000     266,992,000     250,318,000     208,683,000     183,438,000
Total assets ...................................    380,414,000     371,029,000     345,411,000     305,783,000     280,461,000
Deposits .......................................    271,480,000     269,572,000     261,846,000     242,782,000     238,352,000
Notes payable ..................................      6,276,000       6,869,000       7,250,000            --              --
Other borrowings ...............................     76,668,000      71,458,000      53,781,000      32,183,000      14,870,000
Redeemable common stock held by KSOP ...........      2,118,000       2,507,000       2,845,000       2,177,000       1,510,000
Stockholders' equity ...........................     21,632,000      18,686,000      17,464,000      26,448,000      23,688,000

Interest income ................................     27,306,000      25,127,000      23,590,000      21,158,000      20,032,000
Interest expense ...............................     15,811,000      13,837,000      12,899,000      10,502,000       9,598,000
Net interest income ............................     11,495,000      11,290,000      10,691,000      10,656,000      10,434,000
Provision for loan losses ......................        429,000         406,000         125,000           4,000         160,000
Investment securities gains, net ...............         13,000           4,000          18,000            --             4,000
Other income ...................................      2,280,000       2,018,000       1,857,000       1,696,000       1,760,000
Operating expenses .............................      8,200,000       7,942,000       7,633,000       7,547,000       6,857,000
Income before income taxes .....................      5,159,000       4,964,000       4,808,000       4,801,000       5,181,000
Income taxes ...................................      1,599,000       1,552,000       1,526,000       1,521,000       1,716,000
Net income .....................................      3,560,000       3,412,000       3,282,000       3,280,000       3,465,000

Per common share:
  Net income:
    Basic ......................................   $       2.34    $       2.23    $       2.02    $       1.86    $       2.02
    Diluted ....................................           2.34            2.23            2.02            1.82            1.95
  Cash dividends declared ......................           0.85            0.84            0.84            0.78            0.68
  Cash dividends declared as a percentage of net
    income .....................................             36%             38%             42%             43%             35%

Weighted average common shares .................      1,524,473       1,531,391       1,628,447       1,758,883       1,712,574
Weighted average common and common equivalent
  shares, assuming dilution ....................      1,524,473       1,531,391       1,628,447       1,801,022       1,776,680

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine) and First National Bank in Fairfield (Fairfield).

Total average assets of the Company increased 3.1% in 2000, 8.4% in 1999, and 13.5% in 1998. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):

                                                      2000                             1999                            1998
                                         ------------------------------   ----------------------------    --------------------------
                                                                Average                        Average                       Average
                                          Balance    Interest     Rate    Balance    Interest    Rate     Balance   Interest   Rate
                                         -------------------------------------------------------------------------------------------
ASSETS
Taxable loans, net ..................... $270,116    $ 22,815     8.45%   $260,993   $ 20,972    8.04%   $228,491   $ 19,044   8.33%
Taxable investment securities
  available for sale ...................   43,293       2,748     6.35      42,323      2,556    6.04      40,176      2,466   6.14
Nontaxable investment securities
  and loans ............................   22,086       1,677     7.59      20,893      1,545    7.39      20,374      1,552   7.62
Federal funds sold and other
  overnight investments ................    6,154         385     6.26       7,736        393    5.08      16,083        889   5.53
Restricted investment securities .......    3,668         251     6.84       2,963        186    6.28       2,518        167   6.63
                                         --------------------             -------------------            -------------------
        Total interest-
        earning assets .................  345,317      27,876     8.07     334,908     25,652    7.66     307,642     24,118   7.84
                                                     --------                        --------                       --------
Cash and due from banks ................   12,006                          12,587                          12,462
Bank premises and equipment, net .......    5,203                           5,662                           5,976
Life insurance contracts ...............    1,484                             --                              --
Other assets ...........................    4,371                           4,064                           3,511
                                         --------                        --------                        --------
        Total .......................... $368,381                        $357,221                        $329,591
                                         ========                        ========                        ========
LIABILITIES
Deposits:
  Interest-bearing demand .............. $ 94,940    $  3,281     3.46%  $ 97,230   $  2,980     3.06%   $ 95,243   $  2,996   3.15%
  Time .................................  128,378       7,345     5.72    124,722      6,477     5.19     120,762      6,680   5.53
Notes payable ..........................    6,431         482     7.50      7,051        522     7.40       5,040        368   7.30
Other borrowings .......................   73,802       4,703     6.37     62,685      3,858     6.15      45,762      2,855   6.24
                                         --------------------            -------------------             -------------------
        Total interest-
        bearing liabilities ............  303,551      15,811     5.21    291,688     13,837     4.74     266,807     12,899   4.83
                                                     --------                       --------                        --------
Noninterest-bearing deposits ...........   40,685                          42,526                          37,756
Other liabilities ......................    1,783                           2,191                           1,879
                                         --------                        --------                        --------
        Total liabilities ..............  346,019                         336,405                         306,442
                                         --------                        --------                        --------
Redeemable common stock
  held by KSOP .........................    2,312                           2,676                           2,511
                                         --------                        --------                        --------
STOCKHOLDERS' EQUITY ...................   20,050                          18,140                          20,638
                                         --------                        --------                        --------
        Total .......................... $368,381                        $357,221                        $329,591
                                         ========                        ========                        ========
Net interest earnings ..................             $ 12,065                       $ 11,815                        $ 11,219
                                                     ========                       ========                        ========
        Net yield (net interest earnings
        divided by total interest-
        earning assets) ................                          3.49%                          3.53%                         3.65%
                                                                 ======                         ======                        ======

The net interest margin decreased slightly in 2000 (from 3.53% in 1999 to 3.49% in 2000). The return on average interest-earning assets increased 41 basis points (from 7.66% in 1999 to 8.07% in 2000) and interest paid on average interest-bearing liabilities increased 47 basis points (from 4.74% in 1999 to 5.21% in 2000). Average interest-earning assets to total assets remained stable in 2000 at 93.7%. The Company has been successful in growing earning assets, especially taxable loans. Competition, however, limits the net interest earnings achievable from such growth.

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

FINANCIAL CONDITION:

   Investment Securities

   Investment securities as of December 31, 2000 were approximately 10% U.S. Treasury securities, 46% U.S. government agency securities, 2% mortgage-backed securities, 34% states and political subdivisions, and 8% corporate obligations. During 2000, management again focused the investment securities portfolio in the U.S. government agency as well as states and political subdivisions categories. These investment types earn a "spread" over U.S. Treasury securities thus offering an opportunity to increase after-tax income.

   Investment securities at December 31, 1999 were approximately 13% U.S. Treasury securities, 44% U.S. government agency securities, 3% mortgage-backed securities, 32% state and political subdivisions, and 8% corporate obligations. The reduction in percentage of total investment securities represented by U.S. Treasury securities and mortgage-backed securities is due to management's assessment that better value could be achieved with U.S. government agencies, state and political subdivisions, and corporate obligations. These three categories accounted for 84% of the total investment securities at December 1999 compared to 71% the prior year. The bond market experienced one of its worst performing years in decades during 1999, with yields at year-end appreciably higher than those available at the beginning of the year.

   Investment securities at December 31, 1998 were approximately 21% U.S. Treasury securities, 32% U.S. government agency securities, 8% mortgage-backed securities, 33% state and political subdivisions, and 6% corporate obligations. The reduction from 14% last year to 8% in 1998 for mortgage-backed securities coupled with the increase from 27% to 33% for state and political subdivisions reflected management's analysis of relative value in the current interest rate and overall market conditions.

   The fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                          December 31,
                                               ---------------------------------
                                                 2000        1999         1998
                                               ---------------------------------

U.S. Treasury ...........................      $ 6,036      $ 7,971      $11,712
U.S. government agencies ................       29,315       26,136       18,014
Mortgage-backed securities ..............        1,299        1,757        4,181
State and political subdivisions ........       21,245       18,917       18,641
Corporate obligations ...................        5,164        4,702        3,585
                                               ---------------------------------
                                               $63,059      $59,483      $56,133
                                               =================================

   The following table shows the maturities of investment securities available for sale at December 31, 2000 and the weighted average yields of such securities (dollar amounts in thousands):

                                                        After One, But      After Five, But     After Ten Years
                                   Within One Year    Within Five Years    Within Ten Years     or Nonmaturing
                                   Amount    Yield     Amount     Yield     Amount    Yield     Amount    Yield
                                   ----------------------------------------------------------------------------
U.S. Treasury ..................   $ 3,005    5.78%   $ 3,031      6.28%   $   --       --%     $   --      --%
U.S. government agencies .......     4,145    6.27     21,170      6.26     4,000     6.53          --      --
Mortgage-backed securities .....       348    6.73        951      6.51        --       --          --      --
State and political subdivisions     1,084    6.21      7,002      6.77     9,049     7.56       4,110    7.73
Corporate obligations ..........       717    5.80      4,447      7.04        --       --          --      --
                                   -------            -------              ------               ------
                                   $ 9,299            $36,601             $13,049               $4,110
                                   =======            =======             =======               ======

   The weighted average yields in the previous table are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax-exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 2000, and excluding the interest expense allocated to carry certain tax-exempt securities.

   In 2000, the yield on taxable investment securities increased 31 basis points due to reinvesting matured, called, and sold securities in investments yielding more than the taxable investments removed from the balance sheet. The 2000 yield on nontaxable investment securities and loans increased 20 basis points largely as a result of normal maturation of relatively lower yielding nontaxable investment securities and loans with reinvestment in obligations of states and political subdivisions at rates higher than other comparable investment securities and also higher than the matured nontaxable securities and loans had yielded.

   At December 31, 2000, no state or political subdivision securities amortized cost or market value exceeded 10% of stockholders' equity.

   Loans

   Loans outstanding (net of unearned discount) at December 31, 2000 increased 1.4% from December 31, 1999.

   The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                             December 31,
                                        ----------------------------------------------------
                                          2000       1999       1998       1997      1996
                                        ----------------------------------------------------
Commercial ..........................   $103,340   $101,079   $ 94,724   $ 79,968   $ 73,681
Agricultural ........................     28,000     27,810     26,685     20,494     17,555
Real estate, construction ...........      4,055      3,708      2,598      2,120      2,970
Real estate, mortgage ...............    109,557    105,068     95,535     76,904     60,241
Tax exempt, real estate mortgage ....      2,050      2,581      2,337      3,118      3,485
Installment, net of unearned discount     26,611     29,774     31,126     28,227     28,100
Other ...............................        194         63        100        456        209
                                        ----------------------------------------------------
                                        $273,807   $270,083   $253,105   $211,287   $186,241
                                        ====================================================

The following loan categories outstanding at December 31, 2000 mature as follows (dollar amounts in thousands):

                                                          After One
                                                          Year, But
                                    Amount     One Year     Within      After
                                   of Loans    or Less    Five Years  Five Years
                                   ---------------------------------------------

Commercial .....................   $103,340    $ 47,749    $ 35,795    $ 19,796
Agricultural ...................     28,000      14,556       7,208       6,236
Real estate, construction ......      4,055       3,235         766          54
                                   --------------------------------------------
                                   $135,395    $ 65,540    $ 43,769    $ 26,086
                                   ============================================

The interest rates on the amount due after one year that are fixed or adjustable are as follows (dollar amounts in thousands):

                                                         Fixed        Adjustable
                                                        ------------------------

Commercial ...................................          $46,448        $ 9,143
Agricultural .................................           12,326          1,118
Real estate, construction ....................              820           --
                                                        ----------------------
                                                        $59,594        $10,261
                                                        ======================

   During 2000 commercial loans increased by $2,261,000 or 2.2%, construction real estate loans increased by $347,000 or 9.4%, mortgage real estate loans increased by $4,489,000 or 4.3%, agricultural loans increased $190,000 or 0.7%, and net installment loans decreased by $3,153,000 or 10.6%. Overall loan growth totaled $3,734,000 or 1.4%. Management continues to search for quality growth in all loan categories while remaining vigilant in maintaining high credit standards. The Company sells some real estate loans to the secondary market resulting in increased fee income and reduced interest rate risk.

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

                                                                  December 31,
                                                   ------------------------------------------
                                                     2000    1999     1998     1997     1996
                                                   ------------------------------------------
Loans accounted for on a nonaccrual basis ......   $  785   $  503   $  657   $1,144   $  855
Accrual loans contractually past due
  90 days or more ..............................       96       49      346      459      329
Loans whose terms have been renegotiated to
  provide a reduction or deferral of interest or
  principal because of a deterioration in the
  financial position of the borrower ...........       --       --       --       --      381

   Total nonaccrual loans were $785,000 at December 31, 2000, an increase of $282,000 or 56.1% from December 31, 1999. Total nonaccrual and accrual loans contractually past due 90 days or more were $881,000 at December 31, 2000, an increase of $329,000 or 59.6% from a year earlier. Compared to the average over the past five years, nonaccrual loans at December 31, 2000 were within $3,000. Total nonaccrual and accrual loans contractually past due 90 days or more were $163,000 or 16% less at December 31, 2000 than the average for these categories over the past five years.

   When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest in the amounts of $33,000, $42,000, and $54,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 2000, 1999, and 1998, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 2000, 1999, and 1998 was $14,000, $23,000, and $20,000, respectively.

   As of December 31, 2000, the Company had loans totaling $9,774,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $1,173,000 or 13.6% increase from 1999. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $28,000,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 2000. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

   In general, the agricultural loan portfolio risk is dependent on factors such as governmental policies, weather conditions, agricultural commodities prices, and the mix of grain and livestock raised. Commercial loan risk can also vary widely from period to period and is particularly sensitive to changing business and economic conditions as well as governmental policies. Consumer (installment and real estate mortgage) loan risk is substantially influenced by employment opportunities in the markets served by the Company.

   Other real estate owned was $101,000, $601,000, and $408,000 as of December 31, 2000, 1999, and 1998, respectively.

   Allowance for Loan Losses

   The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses,
   (ii) a  continuing  review of problem  loans and overall  portfolio  quality,
   (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. In 1996, the allowance for loan losses increased $494,000 as a result of provisions of $160,000 and net recoveries totaling $334,000. In 1997, the allowance for loan losses decreased $199,000 as net charge-offs exceeded provisions for loan losses. In 1998, the allowance for loan losses increased $183,000 as a result of provisions of $125,000 and net recoveries of $58,000. In 1999, the allowance for loan losses increased $304,000 due to provisions of $406,000 and net charge-offs of $102,000. The year-end 2000 allowance for loan losses increased $177,000 as provisions of $429,000 exceeded net charge-offs of $252,000. The higher provisions in 2000 and 1999 were in response to relatively strong loan growth over the past few years coupled with the Federal Reserve Bank raising interest rates in 2000 and then warning of an economic slowdown. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses is adequate to absorb losses of existing loans which may become uncollectible.

   The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for possible losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                            2000               1999                1998               1997                1996
                     -------------------------------------------------------------------------------------------------
                     Allow-   Percent    Allow-   Percent    Allow-    Percent   Allow-    Percent   Allow-    Percent
                      ance    of Loans     ance   of Loans    ance    of Loans    ance    of Loans    ance    of Loans
                      For       to        For       to       For        to        For       to        For       to
                      Loan     Total      Loan     Total      Loan      Total     Loan      Total     Loan      Total
                     Losses    Loans     Losses    Loans     Losses     Loans    Losses     Loans    Losses     Loans
                     -------------------------------------------------------------------------------------------------
Real estate loans:
  Mortgage .......   $  108    40.01%    $   99    38.90%    $   95    37.75%     $   84    36.39%    $  134    32.35%
  Construction ...       --     1.48         --     1.37         --     1.03          --     1.00         --     1.59
  Commercial .....    1,982    37.74      1,935    37.42      1,787    37.42       1,726    37.85      1,837    39.56
  Agricultural ...      280    10.23        269    10.29        248    10.54         249     9.70        264     9.43
  Installment ....      898     9.72        788    11.04        657    12.30         545    13.36        568    15.09
  Other ..........       --     0.82         --     0.98         --     0.96          --     1.70         --     1.98
                     --------------------------------------------------------------------------------------------------
                     $3,268   100.00%    $3,091   100.00%    $2,787   100.00%     $2,604   100.00%    $2,803   100.00%
                     ==================================================================================================

   Deposits

     Total average deposits decreased 0.2% in 2000, increased 4.2% in 1999, and increased 6.3% in 1998. The average deposits are summarized below (dollar amounts in thousands):

                                    2000                    1999                   1998
                             --------------------------------------------------------------------
                                         Average                 Average                 Average
                                         Interest                Interest                Interest
                                         Expense                 Expense                 Expense
                              Amount     Percent       Amount    Percent     Amount      Percent
                             --------------------------------------------------------------------
Noninterest-bearing demand   $ 40,685       --%      $ 42,526       --%     $ 37,756        --%
Savings ..................     20,566      2.3         21,742      2.3        22,054       2.5
Interest-bearing demand ..     74,374      3.8         75,488      3.3        73,189       3.3
Time .....................    128,378      5.7        124,722      5.2       120,762       5.5
                             -------------------------------------------------------------------
        Total deposits ...   $264,003                $264,478               $253,761
                             ========                ========               ========

   Included in interest-bearing time deposits are certificates of deposit with a minimum denomination of $100,000, with scheduled maturities as follows (dollar amounts in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                        2000               1999
                                                       -------------------------

One to three months ........................           $10,740           $13,654
Three to six months ........................             5,112             9,200
Six to twelve months .......................            12,286             7,649
Over twelve months .........................             5,221             4,918
                                                       -------------------------
                                                       $33,359           $35,421
                                                       =========================

RESULTS OF OPERATIONS:

   Changes in Diluted Earnings Per Share

   The increase in diluted earnings per share between 2000 and 1999 amounted to $.11. The major sources of change are presented in the following table:

                                                              2000       1999
                                                            --------------------

Net income per share, prior year .......................    $  2.23    $   2.02
                                                            --------------------
Increase (decrease) attributable to:
  Net interest income ..................................       0.13        0.39
  Provision for loan losses ............................      (0.01)      (0.18)
  Investment securities gains, net .....................       0.01          --
  Other income .........................................       0.17        0.10
  Salaries and employee benefits .......................      (0.12)      (0.17)
  Other operating expenses .............................      (0.05)      (0.04)
  Income taxes .........................................      (0.03)      (0.02)
  Change in average common shares outstanding ..........       0.01        0.13
                                                            --------------------
        Net change .....................................       0.11        0.21
                                                            --------------------
        Net income per share, current year .............    $   2.34   $   2.23
                                                            ====================

    Net Interest Income

    The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully
    taxable   equivalent   basis  using  statutory  rates  in  effect  for  year
    presented):

                                     Year Ended December 31, 2000    Year Ended December 31, 1999
                                     -----------------------------   -----------------------------
                                     Increase (Decrease)            Increase (Decrease)
                                      Due to Change in               Due to Change in
                                     -------------------            -------------------
                                     Average    Average    Total     Average    Average    Total
                                     Balance     Rate      Change    Balance     Rate      Change
                                     -------------------------------------------------------------
Interest income:
  Taxable loans ..................   $   736    $ 1,107   $ 1,843    $ 2,685    $  (757)   $ 1,928
  Taxable investment securities
    available for sale ...........        58        134       192        163        (54)       109
  Nontaxable investment
    securities and loans .........        88         44       132         41        (48)        (7)
  Federal funds sold and other ...       (81)        73        (8)      (461)       (35)      (496)
  Restricted investment securities        44         21        65         --         --         --
                                     -------------------------------------------------------------
        Total interest
        income ...................       845      1,379     2,224      2,428       (894)     1,534
                                     -------------------------------------------------------------

Interest expense:
  Interest-bearing demand deposits       (79)       380       301         72        (88)       (16)
  Interest-bearing time deposits .       188        680       868        221       (424)      (203)
  Notes payable ..................       (46)         6       (40)       147          7        154
  Other borrowings ...............       683        162       845      1,059        (56)     1,003
                                     -------------------------------------------------------------
        Total interest
        expense ..................       746      1,228     1,974      1,499       (561)       938
                                     -------------------------------------------------------------
        Change in net
        interest earnings ........   $    99    $   151   $   250    $   929    $  (333)   $   596
                                     =============================================================

   Nonaccruing loans are included in the average balance. Loan fees are not material.

   Provision for Loan Losses

   The following table summarizes average loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                                 Year Ended December 31,
                                              --------------------------------------------------------------
                                                2000          1999         1998          1997        1996
                                              --------------------------------------------------------------
Balance of allowance for loan
  losses at beginning of year .............   $   3,091    $   2,787    $   2,604     $   2,803    $   2,309
                                              --------------------------------------------------------------
Loans charged off:
  Commercial and agricultural .............          98          168            5           163           24
  Mortgage ................................          16           11           18             4            2
  Installment .............................         216          150          169           116          136
                                              --------------------------------------------------------------
        Total loans charged off ...........         330          329          192           283          162
                                              --------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and agricultural .............          19          172          176            36          400
  Mortgage ................................           3           17           11             7           49
  Installment .............................          56           38           63            37           47
                                              --------------------------------------------------------------
        Total recoveries ..................          78          227          250            80          496
                                              --------------------------------------------------------------

Net loans charged off (recovered) .........         252          102          (58)          203         (334)
                                              --------------------------------------------------------------
Provisions for loan losses charged
  to operating expense ....................         429          406          125             4          160
                                              --------------------------------------------------------------
Balance at end of year ....................   $   3,268    $   3,091    $   2,787     $   2,604    $   2,803
                                              ==============================================================

Average taxable loans outstanding .........   $ 270,116    $ 260,993    $ 228,491     $ 190,778    $ 168,970
Ratio of net loan charge-offs
  (recoveries) to average taxable
   loans outstanding ......................        0.09%        0.04%       (0.03%)         0.11%     (0.20%)
Allowance for loan losses as a
  percentage of average taxable
  loans outstanding .......................        1.21         1.18         1.22          1.36         1.66
Coverage of net charge-offs by
  year-end allowance for loan
  losses ..................................       12.97        30.30          N/A         12.83          N/A

   Operating Expenses

   A continuing objective of the Company is to manage overhead costs while maintaining optimal productivity, efficiency, capacity, and quality service. Significant time and money was spent in 2000 to bring a state-of-the-art Internet banking solution to our customers. While enthusiastically embraced by our target segment of customers, these necessary expenditures will likely not be recovered for some time in the future as most competitors charge little, if anything, for Internet banking services. Due to these and other factors, salaries and benefits increased $178,000 or 3.9% in 2000 compared to 1999. Our efficiency ratio of 59.5% in 2000 compares to 59.7% in 1999. Overall, operating expenses increased $258,000 or 3.2%.

   Net Income

   The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                                  Year Ended December 31,
                                          --------------------------------------
                                           2000            1999            1998
                                          --------------------------------------

Net income .....................          $3,560          $3,412          $3,282
                                          ======================================

   Net income increased $148,000 or 4.3% in 2000. The net interest income increased $205,000 or 1.8%. The provisions for loan losses increased $23,000 to total $429,000 in 2000. Other income grew $271,000 or a strong 13.4%. Operating expenses rose $258,000 or 3.2% and income taxes increased $47,000 or 3.0%.

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

   Selected Consolidated Ratios
                                                       Year Ended December 31,
                                                      --------------------------
                                                       2000     1999      1998
                                                      --------------------------

Percentage of net income to:
  Average stockholders' equity ...................    17.76%    18.81%    15.90%
  Average total assets ...........................     0.97      0.96      1.00
Percentage of average stockholders' equity to
  average total assets ...........................     5.44      5.08      6.26
Dividend payout ratio ............................    36.32     37.66     41.58

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

   The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):

                                                      Repricing Maturities at December 31, 2000
                                       ------------------------------------------------------------------------
                                       Less Than     3-12          1-5       More Than  Noninterest
                                        3 Months    Months        Years       5 Years     Bearing       Total
                                       ------------------------------------------------------------------------
Assets:
  Loans ............................   $  61,476   $  19,277    $ 109,860    $  82,409   $     785    $ 273,807
  Investment securities ............       1,799       7,498       36,229       17,523          10       63,059
  Other earning assets .............      14,650       3,372           --           --          --       18,022
  Restricted investment securities .          --       3,831           --           --          --        3,831
  Nonearning assets ................          --          --           --           --      21,695       21,695
                                       ------------------------------------------------------------------------
        Total assets ...............   $  77,925   $  33,978    $ 146,089    $  99,932   $  22,490    $ 380,414
                                       ========================================================================


Liabilities and Equity:
  Deposits .........................   $  43,708   $ 132,434    $  46,689    $      --   $  48,649    $ 271,480
  Notes payable ....................         125         731        5,420           --          --        6,276
  Securities sold under agreements
   to repurchase and TT & L ........       5,008          --          129           --          --        5,137
  FHLB advances ....................      11,681       7,800       48,028        4,022          --       71,531
  Other liabilities ................          --          --           --           --       2,240        2,240
  Redeemable common stock held
   by KSOP .........................          --          --           --           --       2,118        2,118
  Equity ...........................          --          --           --           --      21,632       21,632
                                       ------------------------------------------------------------------------
        Total liabilities and equity   $  60,522   $ 140,965    $ 100,266    $   4,022   $  74,639    $ 380,414
                                       ========================================================================

Repricing gap ......................   $  17,403   $(106,987)   $  45,823    $  95,910   $ (52,149)   $      --
Cumulative repricing gap ...........      17,403     (89,584)     (43,761)      52,149          --           --

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

   FHLB advances in the less than 3 months repricing category include $9,931,000 of advances with actual maturities in the greater than 5 year category. FHLB advances in the 1-5 year repricing category include $19,978,000 of advances with actual maturities in the greater than 5 year category. These advances have options associated with them which allow the Company to "put" the advances back to the FHLB at a date substantially earlier than the stated maturity. The Company may utilize this put option if deemed appropriate, or hold such advances until maturity. As part of the Company's overall interest rate risk management, these puts are analyzed and used when advantageous.

   A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 2000, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one-year period by $89,584,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

   One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 2000, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 200 basis points, measured in 100 basis point increments).

                                                   Estimated Increase
     Change in                                      (Decrease) in NPV
      Interest            Estimated      ---------------------------------------
       Rates             NPV Amount            Amount              Percent
--------------------------------------------------------------------------------
   (Basis Points)                      (Dollars in Thousands)

+200                       $ 15,639          $ (3,157)               (17%)
+100                         16,861            (1,935)                (10)
 -                           18,796                 -                   -
-100                         20,819             2,023                  11
-200                         22,735             3,939                  21

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

   Liquidity

   For banks, liquidity represents ability to meet both loan commitments and deposit withdrawals. Factors which influence the need for liquidity are varied, but include general economic conditions, asset/liability mix, bank reputation, future FDIC funding needs, changes in regulatory environment, and credit standing. Assets which provide liquidity consist principally of loans, cash and due from banks, investment securities, and short-term investments such as federal funds. Maturities of securities held for investment purposes and loan payments provide a constant flow of funds available for cash needs. Liquidity also can be gained by the sale of loans or securities, which were previously designated as available for sale, prior to maturity. Interest rates, relative to the rate paid by the security or loan sold, along with the maturity of the security or loan, are the major determinates of the price which can be realized upon sale. Net cash provided by operating activities totaled $4,851,000 in 2000 which compares to cash provided by operating activities for the year ended December 31, 1999 of $4,137,000. The Company continues to generate operating cash from sales of its mortgage loans. Net cash used in investing activities totaled $8,600,000 for the year ended
   December 31, 2000 and $27,113,000 for the year ended December 31, 1999. During the years ended December 31, 2000 and 1999 cash provided by financing activities totaled $4,594,000 and $23,852,000, respectively. The cash provided during the year resulted primarily from increases in advances from the Federal Home Loan Bank.

   The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 2000 were $238,121,000 or 87.7% of total deposits and 62.6% of total liabilities, mezzanine capital, and equity

   At December 31, 2000, securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $5,137,000. Federal Home Loan Bank advances totaled $71,531,000. At year-end total federal funds sold and securities maturing within one year were $23,601,000 or 6.2% of total assets. Both short-term and long-term liquidity are actively reviewed and managed.

   Equity increased $2,946,000 during 2000 to total $21,632,000 at December 31, 2000.

   At December 31, 2000, securities available for sale totaling $63,059,000 included $659,000 of gross unrealized gains and $196,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

   Capital

   As previously noted, stockholders' equity increased $2,946,000 or 15.8% in 2000. The Company had net income of $3,560,000 unrealized gains on securities available for sale of $939,000, cash dividends declared totaling $1,293,000, reduction in obligation related to KSOP shares totaling $389,000, and net treasury shares purchased of $649,000. Dividends to stockholders were declared at a rate of $.85, $.84, and $.84 per share during the years ended December 31, 2000, 1999, and 1998, respectively.

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

   Effect of FASB Statements

   The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for all fiscal quarters of fiscal years beginning after June 15, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that adoption of this Statement will not have an effect on the consolidated financial statements.

   The Financial Accounting Standards Board (FASB) has issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces FASB Statement No. 125 in its entirety. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of Statement 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management believes that adoption of this Statement will not have an effect on the Company's financial statements.

   Quarterly Results of Operations (Unaudited)

   In the fourth quarter of 2000, net income was $858,000, compared with $849,000 in the same period of 1999, an increase of 1.1%. The net interest income during the fourth quarter of 2000 was $2,815,000 compared with $2,839,000 for the fourth quarter of 1999. The provision for loan losses in the fourth quarter of 2000 was $145,000 compared with $150,000 in 1999. Other income totaled $662,000 and $544,000 during the fourth quarter of 2000 and 1999, respectively. Other operating expenses of $2,100,000 in the last quarter of 2000 compared with $2,004,000 for the last quarter of 1999. Income tax expense was $374,000 and $380,000 for the final quarter of 2000 and 1999, respectively.

   Quarterly results of operations are as follows (dollar amounts in thousands):

                                                                  Quarter Ended
                                                 ------------------------------------------------
                                                 March 31,  June 30,  September 30,  December 31,
                                                   2000       2000        2000           2000
                                                 ------------------------------------------------
Total  interest income ........................   $6,544     $6,818     $6,873        $7,071
Total  interest expense .......................    3,655      3,833      4,067         4,256
                                                  ------------------------------------------
Net interest income ...........................    2,889      2,985      2,806         2,815
Provision for loan losses .....................       42        117        125           145
Other income ..................................      524        564        543           662
Other expense .................................    2,083      1,935      2,082         2,100
                                                  ------------------------------------------
Income before income taxes ....................    1,288      1,497      1,142         1,232
Applicable income taxes .......................      404        481        340           374
                                                  ------------------------------------------
Net income ....................................   $  884     $1,016     $  802        $  858
                                                  ==========================================

Net income per share, basic and diluted .......   $ 0.58     $ 0.66     $ 0.53        $ 0.57
                                                  ==========================================

                                                               Quarter Ended
                                                 ------------------------------------------------
                                                 March 31,  June 30,  September 30,  December 31,
                                                   1999       1999        1999           1999
                                                 ------------------------------------------------


Total  interest income ........................   $6,022     $6,202     $6,384        $6,519
Total  interest expense .......................    3,268      3,402      3,487         3,680
                                                  ------------------------------------------
Net interest income ...........................    2,754      2,800      2,897         2,839
Provision for loan losses .....................       54        112         90           150
Other income ..................................      455        490        533           544
Other expense .................................    1,972      1,913      2,053         2,004
                                                  ------------------------------------------
Income before income taxes ....................    1,183      1,265      1,287         1,229
Applicable income taxes .......................      374        390        408           380
                                                  ------------------------------------------
Net income ....................................   $  809     $  875     $  879        $  849
                                                  ==========================================

Net income per share, basic and diluted .......   $ 0.53     $ 0.57     $ 0.57        $ 0.56
                                                  ==========================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 2000

George A. Shepley                                   Craig R. Foss
* Chairman of the Board and  CEO                      President
    Iowa First Bancshares Corp.                         Foss, Kuiken, Gookin and Cochran, P.C.
  Chairman of the Board                               Vice Chairman of the Board
    First National Bank of Muscatine                    First National Bank in Fairfield
  Chairman of the Board
    First National Bank in Fairfield                Donald R. Heckman
                                                      Investor
D. Scott Ingstad                                      Factory Manager - Retired
* Vice Chairman of the Board and President              H.J. Heinz Co.
    Iowa First Bancshares Corp.
  Vice Chairman of the Board, President and CEO     Dean H. Holst
    First National Bank of Muscatine                  Director
                                                        Iowa First Bancshares Corp.
Kim K. Bartling                                       Director, President and CEO
  Director, Executive Vice President, Chief             First National Bank in Fairfield
    Operating Officer and Treasurer
    Iowa First Bancshares Corp.                      David R. Housley
  Director, Executive Vice President and CFO           President
    First National Bank of Muscatine                     Doran and Ward Printing Co.
  Director
    First National Bank in Fairfield                 Victor G. McAvoy
                                                       President
Roy J. Carver, Jr.                                       Muscatine Community College
  Chairman of the Board
    Carver Pump Company                             John "Jay" S. McKee
                                                      Vice President of Finance
Larry L. Emmert                                         McKee Button Company
  President
    Hoffmann, Inc.                                  Beverly J. White
                                                      Director and Vice President
                                                        Quality Foundry Co.

*    As of January 1, 2001, the title and  responsibilities of CEO of Iowa First
     Bancshares  Corp. were added to D. Scott Ingstad's prior titles.  George A.
     Shepley remains Chairman of the Board.

                        OFFICERS AS OF DECEMBER 31, 2000

George A. Shepley                                   Patricia R. Thirtyacre
* Chairman of the Board                               Corporate Secretary
    Chief Executive Officer
                                                    Teresa A. Carter
D. Scott Ingstad                                      Internal Audit Manager
*  Vice Chairman of the Board
   President                                        Dee Gerdts
                                                      Assistant Auditor
Kim K. Bartling
  Executive Vice President
  Chief Operating Officer
  Treasurer

                           IOWA FIRST BANCSHARES CORP.
                Subsidiary Bank Directors as of December 31, 2000

FIRST NATIONAL BANK OF MUSCATINE                        FIRST NATIONAL BANK IN FAIRFIELD
George A. Shepley                                       George A. Shepley
* Chairman of the Board and  CEO                          Chairman of the Board and CEO
    Iowa First Bancshares Corp.                             Iowa First Bancshares Corp.
  Chairman of the Board                                   Chairman of the Board
    First National Bank of Muscatine                        First National Bank of Muscatine
  Chairman of the Board                                   Chairman of the Board
    First National Bank in Fairfield                        First National Bank in Fairfield

D. Scott Ingstad                                        Dean H. Holst
* Vice Chairman of the Board and President                Director
    Iowa First Bancshares Corp.                             Iowa First Bancshares Corp.
  Vice Chairman of the Board, President, and CEO          Director, President and CEO
    First National Bank of Muscatine                        First National Bank in Fairfield

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

Larry L. Emmert                                         Stephen R. Cracker
  President                                               Director and Executive Vice President
    Hoffmann,  Inc.                                         First National Bank in Fairfield

Donald R. Heckman                                       Allen D. Ehret
  Investor                                                President and CEO
  Factory Manager - Retired                                 The Dexter Company
    H.J. Heinz Co.
                                                        Craig R. Foss
David R. Housley                                          President
  President                                                 Foss, Kuiken, Gookin and Cochran, P.C.
    Doran and Ward Printing Co.                           Vice Chairman of the Board
                                                            First National Bank in Fairfield
Victor G. McAvoy
  President                                             Thomas S. Gamrath
    Muscatine Community College                           Vice President & Treasurer
                                                            Gamrath-Doyle & Associates, Inc.
John "Jay" S. McKee
  Vice President of Finance                             John R. Hammes
    McKee Button Company                                  President and General Manager
                                                            Jefferson County Equipment Co.
Beverly J. White
  Director and Vice President                           Marvin L. Nelson
    Quality Foundry Co.                                   President
                                                            The Nelson Company, Inc.

                                                        C. Gene Parker
                                                          Agriculturalist

* As of January 1, 2001, the title and responsibilities of CEO of Iowa First Bancshares Corp. were added to D. Scott Ingstad's prior titles. George A. Shepley remains Chairman of the Board.