Form 10-K, Exhibit 13
period 2001-12-31
IOWA FIRST BANCSHARES CORP
filed 2002-03-20
CIK 740155

Exhibit 13







                           IOWA FIRST BANCSHARES CORP.

                                  ANNUAL REPORT

                                DECEMBER 31, 2001

                                    Contents

--------------------------------------------------------------------------------

STOCKHOLDER INFORMATION

LETTER TO OUR STOCKHOLDERS

SELECTED CONSOLIDATED FINANCIAL DATA

--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

   Consolidated balance sheets
   Consolidated statements of income
   Consolidated statements of changes in stockholders' equity
   Consolidated statements of cash flows
   Notes to consolidated financial statements

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BOARD OF DIRECTORS

--------------------------------------------------------------------------------

                           IOWA FIRST BANCSHARES CORP.

                 STOCKHOLDER INFORMATION AS OF DECEMBER 31, 2001



Market Makers

A market for Iowa First Bancshares Corp. common stock is made by the brokerage firms of Howe Barnes Investments, Inc., Bill Sammon (800-800-4693), and Sandler O'Neill & Partners, L.P. (800-635-6860). The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol IFST.

Stock Prices Information

The table below shows the reported high and low bid prices of the common stock during the years ended December 31, 2001 and 2000. The stock prices listed below were obtained from the market makers or, as of each year-end, an independent appraisal of the stock, if higher.

               2001                                     High            Low
--------------------------------------------------------------------------------

First Quarter ............................           $   23.75       $   19.13
Second Quarter ...........................               22.60           18.88
Third Quarter ............................               21.75           19.75
Fourth Quarter ...........................               22.50           20.10

               2000                                     High            Low
--------------------------------------------------------------------------------

First Quarter ............................          $   24.00        $   22.13
Second Quarter ...........................              23.00            22.00
Third Quarter ............................              23.00            18.00
Fourth Quarter ...........................              23.00            18.50


Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of Iowa First Bancshares Corp. will be held at 2:00 p.m., April 18, 2002 at the corporate offices located at 300 East Second Street, Muscatine, Iowa 52761. Stockholders are encouraged to attend.

Annual Report on Form 10-K

Copies of the Iowa First Bancshares Corp. annual report on Form 10-K and exhibits, filed with the Securities and Exchange Commission, are available to stockholders without charge by writing:

   Iowa First Bancshares Corp.
   300 East Second Street
   Muscatine, Iowa  52761
   Attention:  Patricia R. Thirtyacre, Corporate Secretary

Investor Information

Stockholders, investors, and analysts interested in additional information may contact Mr. Kim K. Bartling, Executive Vice President, Chief Operating Officer and Treasurer (563) 262-4216 or Mr. George A. Shepley, Chairman (563) 262-4200.

To Our Shareholders:

We are pleased to report that net income for the year ended December 31, 2001, was $3,400,000. This represents earnings of $2.30 per share compared to $2.34 per share the prior year, a slight decrease of $.04 per share or 1.7%. The net income of $3,400,000, while not a continuation of our four-year trend of increasing earnings, was not entirely disappointing. Given the extremely volatile financial markets in general, and interest rates in particular, the Company's management is not dissatisfied with these results. The Federal Reserve Bank Board reduced rates eleven times during the year with the prime lending rate declining from 9.5% at the beginning of 2001 to 4.75% at year-end. These significant rate decreases, coupled with the market uncertainties created by the September 11 terrorist attacks and their aftermath as well as the much publicized anthrax-laden letters, combined to make 2001 a challenging year not only for America but also for businesses operating in this environment.

Iowa First Bancshares Corp. is pleased to report that despite these serious challenges, the Company achieved a return on average equity of 15%. Additionally, in a year when both the Dow Jones Industrial Average and the NASDAQ had negative total returns and the Russell 2000 returned only slightly over 1%, Iowa First's total positive return (including dividends) was in excess of 5%.

In recognition of the Company's continued financial progress, the Board of Directors voted to increase the quarterly dividend by 3.4% beginning with the dividend paid in January 2002. This new quarterly cash dividend results in a yield of 4.1% based on the Company's year-end 2001 stock price.

The Company's average assets grew 2.6% during 2001. Average taxable loans and deposits increased a modest 1.6% and 2.2%, respectively, during 2001. However, average stockholders' equity expanded 13.3%. The end result is a Company with a stronger balance sheet as evidenced by a higher percentage of equity to total assets. As of December 31, 2001, the Company meets all requirements to be considered well capitalized under banking rules and regulations with total capital and tier 1 capital to risk weighted assets of 11.8% and 10.6%, respectively. These percentages are substantially higher than the required minimum of 8% and 4%, respectively.

Asset quality remains good at year-end 2001. The allowance for possible loan losses totaling $3,182,000 is equal to 1.2% of net loans outstanding.

In addition to increasing dividends, Iowa First Bancshares Corp. continued purchasing shares for the treasury. During 2001, over 56,000 shares were purchased for a total cost of approximately $1,200,000. This strategy serves to enhance earnings per share and return on stockholders' equity. The Company anticipates continuing its share repurchase program from time to time as shares become available. These share repurchases are possible due to the strong capital base and cash flow of Iowa First Bancshares Corp.

The Company, on March 28, 2001, issued $4,000,000 of financial instruments commonly referred to as "Trust Preferred Securities". The advantages of these securities to the Company include: (1) a stated life of 30 years with earlier call options at the discretion of Iowa First Bancshares Corp. with no principal payments due until maturity; (2) all interest paid on these securities is tax deductible; (3) the $4,000,000 is included in capital for regulatory purposes but not for other accounting purposes (thus return on stockholders' equity is not diluted); and (4) this capital is available to leverage future asset growth. The issuance of these trust preferred securities is a significant event for Iowa First Bancshares Corp. as they represent a substantial new source of semi-permanent, tax deductible, regulatory capital which is not dilutive to common stockholders.

An exciting, new, state-of-the art Internet banking product was introduced by the Company in the latter part of 2000. This convenient, additional delivery channel for providing financial services was actively marketed during 2001, with over 1,000 users signed up by December 31, 2001. Businesses and individual customers alike enjoy and appreciate the convenience, safety, and speed of banking on the Internet.

We also made major expenditures in 2001 to expand and improve our backroom processing. This further enhanced our ability to provide quick, accurate, customer-oriented products and services. We rolled out fully imaged statements which were very well received by the vast majority of our customers. We also are continuing a review of our branch network and planning modifications which should further our goal of providing the best service and convenience to our customers.

Dean Holst announced his retirement effective December 31, 2001, after 17 years as President and CEO of our subsidiary bank in Fairfield, Iowa. Dean was an officer of the Bank for 28 years; he also served many years as a Director of the Fairfield bank and Iowa First Bancshares Corp. Dean will remain on the Board of Directors of the Fairfield bank. We thank Dean for his years of dedicated service and leadership, and look forward to his continued counsel as a member of the Bank Board.

Steve Cracker, a 22-year officer of First National Bank in Fairfield, was promoted to President and CEO effective January 1, 2002. Prior to this promotion, Steve was Executive Vice President and Chief Operating Officer of the Bank. Given Steve's extensive experience and familiarity with the local customers and all aspects of the lending and operations functions, we are excited by the future prospects for our Fairfield bank.

As always, the success of the Company is a tribute to the effective execution of our business plans by the Boards of Directors, management, and staff. We are very proud of our dedicated, customer-focused team of financial services professionals. We also thank all our stockholders for your continued support. We look forward to hearing from you should you have any questions or comments.


                                         /s/ George A. Shepley
                                         ---------------------------------------
                                         George A. Shepley
                                         Chairman


                                         /s/ Kim K. Bartling
                                         ---------------------------------------
                                         Kim K. Bartling
                                         Executive Vice President
                                         COO & Treasurer

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

BALANCE SHEET (at year-end)                            2001            2000            1999            1998            1997
-------------------------------------------------------------------------------------------------------------------------------
Net loans ......................................   $272,695,000    $270,539,000    $266,992,000    $250,318,000    $208,683,000
Allowance for loan losses ......................      3,182,000       3,268,000       3,091,000       2,787,000       2,604,000
Deposits and securities sold under
agreements to repurchase .......................    272,592,000     275,430,000     274,198,000     267,491,000     247,041,000
Federal Home Loan Bank advances ................     70,706,000      71,531,000      64,621,000      47,973,000      26,468,000
Total assets ...................................    380,597,000     380,414,000     371,029,000     345,411,000     305,783,000
Redeemable common stock held by KSOP ...........      2,242,000       2,118,000       2,507,000       2,845,000       2,177,000
Stockholders' equity ...........................     23,040,000      21,632,000      18,686,000      17,464,000      26,448,000

STATEMENT OF INCOME (for the year)
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ............................   $ 10,876,000    $ 11,495,000    $ 11,290,000    $ 10,691,000      10,656,000
Provision for loan losses ......................        366,000         429,000         406,000         125,000           4,000
Other income ...................................      2,868,000       2,293,000       2,022,000       1,875,000       1,696,000
Other operating expenses .......................      8,545,000       8,200,000       7,942,000       7,633,000       7,547,000
Income before income taxes .....................      4,833,000       5,159,000       4,964,000       4,808,000       4,801,000
Income taxes ...................................      1,433,000       1,599,000       1,552,000       1,526,000       1,521,000
Net income .....................................      3,400,000       3,560,000       3,412,000       3,282,000       3,280,000

PER SHARE DATA
-------------------------------------------------------------------------------------------------------------------------------
Net income, basic ..............................   $       2.30    $       2.34    $       2.23    $       2.02    $       1.86
Net income, diluted ............................           2.30            2.34            2.23            2.02            1.82
Book value at year-end .........................          15.82           14.34           12.16           11.40           14.43
Stock price at year-end (greater of bid or
appraised price) ...............................          22.25           22.00           27.00           31.00           28.75
Cash dividends declared during the year ........           0.89            0.85            0.84            0.84            0.78
Cash dividends declared as a percentage
of net income ..................................             39%             36%             38%             42%             42%

KEY RATIOS
--------------------------------------------------------------------------------------------------------------------------------
Return on average assets .......................           0.90%           0.97%           0.96%           1.00%           1.13%
Return on average stockholders' equity .........          14.96           17.76           18.81           15.90           13.25
Net interest margin-tax equivalent .............           3.24            3.49            3.53            3.65            4.11
Average stockholders' equity to average
  assets .......................................           6.01            5.44            5.08            6.26            8.53
Total regulatory capital to risk-weighted assets          11.77           10.04            9.52            9.14           14.44
Efficiency ratio (all operating expenses,
excluding the provision for loan losses,
divided by the sum of net interest income
  and other income) ............................          62.17           59.47           59.66           60.75           61.10

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Iowa First Bancshares Corp.
Muscatine, Iowa

We have audited the accompanying consolidated balance sheets of Iowa First Bancshares Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iowa First Bancshares Corp. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of America.



/s/ McGladrey & Pullen, LLP

Davenport, Iowa
January 17, 2002

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

ASSETS                                                                                   2001            2000
-----------------------------------------------------------------------------------------------------------------
Cash and due from banks (Note 1) ...............................................   $  14,661,000    $  15,994,000
Interest-bearing deposits at financial institutions ............................       1,620,000          188,000
Federal funds sold .............................................................      31,000,000       14,650,000
Investment securities available for sale (Notes 3 and 8) .......................      44,466,000       63,059,000
Loans, net of allowance for loan losses 2001, $3,182,000;
  2000, $3,268,000 (Notes 4, 8, and 15) ........................................     272,695,000      270,539,000
Bank premises and equipment, net (Note 5) ......................................       5,055,000        4,936,000
Accrued interest receivable ....................................................       2,793,000        3,381,000
Life insurance contracts .......................................................       3,361,000        3,184,000
Restricted investment securities ...............................................       3,868,000        3,831,000
Other assets ...................................................................       1,078,000          652,000
                                                                                   ------------------------------
Total assets ...................................................................   $ 380,597,000    $ 380,414,000
                                                                                   ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits:
    Noninterest-bearing ........................................................   $  42,165,000    $  48,649,000
    Interest-bearing ...........................................................     225,359,000      222,831,000
                                                                                   ------------------------------
        Total deposits (Note 6) ................................................     267,524,000      271,480,000
  Notes payable (Note 7) .......................................................       5,419,000        6,276,000
  Securities sold under agreements to repurchase (Note 8) ......................       5,068,000        3,950,000
  Federal Home Loan Bank advances (Note 8) .....................................      70,706,000       71,531,000
  Treasury tax and loan open note (Note 8) .....................................         622,000        1,187,000
  Company obligated mandatorily redeemable preferred securities of
    subsidiary trust holding solely subordinated debentures (Note 9) ...........       4,000,000               --
  Dividends payable ............................................................         331,000          332,000
  Other liabilities ............................................................       1,645,000        1,908,000
                                                                                   ------------------------------
        Total liabilities ......................................................     355,315,000      356,664,000
                                                                                   ------------------------------
Commitments and Contingencies (Note 14)

Redeemable Common Stock Held by Employee Stock Ownership
  Plan with 401(k) provisions (KSOP) (Note 11) .................................       2,242,000        2,118,000
                                                                                   ------------------------------
Stockholders' Equity (Note 10):
  Preferred stock, stated value of $1.00 per share; shares
    authorized 500,000; shares issued none .....................................              --               --
  Common stock, no par value; shares authorized 6,000,000;  shares issued 2001
    and 2000 1,832,429; shares outstanding 2001, 1,456,404; 2000, 1,508,297 ....         200,000          200,000
  Additional paid-in capital ...................................................       4,265,000        4,309,000
  Retained earnings ............................................................      31,944,000       29,852,000
  Accumulated other comprehensive income, net ..................................         858,000          290,000
  Less cost of common shares acquired for the treasury
    2001, 376,025; 2000, 324,132 ...............................................     (11,985,000)     (10,901,000)
  Less maximum cash obligation related to KSOP shares (Note 11) ................      (2,242,000)      (2,118,000)
                                                                                   ------------------------------
        Total stockholders' equity .............................................      23,040,000       21,632,000
                                                                                   ------------------------------
        Total liabilities and stockholders' equity .............................   $ 380,597,000    $ 380,414,000
                                                                                   ==============================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2000, and 1999

                                                             2001          2000         1999
------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans:
    Taxable ..........................................   $21,909,000   $22,815,000   $20,972,000
    Nontaxable .......................................       107,000       148,000       155,000
  Interest on investment
    securities available for sale:
    Taxable ..........................................     2,034,000     2,748,000     2,556,000
    Nontaxable .......................................       932,000       959,000       865,000
Interest on federal funds sold .......................       645,000       385,000       392,000
Dividends on restricted investment securities ........       171,000       251,000       186,000
Other ................................................        44,000            --         1,000
                                                         ---------------------------------------
        Total interest income ........................    25,842,000    27,306,000    25,127,000
                                                         ---------------------------------------

Interest expense:
  Interest on deposits ...............................     9,837,000    10,626,000     9,457,000
  Interest on notes payable ..........................       424,000       482,000       522,000
  Interest on other borrowed funds ...................     4,392,000     4,703,000     3,858,000
  Interest on company obligated mandatorily redeemable
    preferred securities .............................       313,000            --            --
                                                         ---------------------------------------
        Total interest expense .......................    14,966,000    15,811,000    13,837,000
                                                         ---------------------------------------
        Net interest income ..........................    10,876,000    11,495,000    11,290,000
Provision for loan losses (Note 4) ...................       366,000       429,000       406,000
                                                         ---------------------------------------
        Net interest income after
        provision for loan losses ....................    10,510,000    11,066,000    10,884,000
                                                         ---------------------------------------

Other income:
  Trust department ...................................       368,000       382,000       351,000
  Service fees .......................................     1,356,000     1,303,000     1,224,000
  Investment securities gains, net ...................       331,000        13,000         4,000
  Other ..............................................       813,000       595,000       443,000
                                                         ---------------------------------------
        Total other income ...........................     2,868,000     2,293,000     2,022,000
                                                         ---------------------------------------

Operating expenses:
  Salaries and employee benefits .....................     4,900,000     4,755,000     4,577,000
  Occupancy expenses, net ............................       740,000       727,000       701,000
  Equipment expenses .................................       707,000       616,000       628,000
  Office supplies, printing, and postage .............       397,000       386,000       409,000
  Computer costs .....................................       481,000       430,000       440,000
  Advertising and business promotion .................       194,000       180,000       167,000
  Other operating expenses ...........................     1,126,000     1,106,000     1,020,000
                                                         ---------------------------------------
        Total operating expenses .....................   $ 8,545,000   $ 8,200,000   $ 7,942,000
                                                         ---------------------------------------

                                   (Continued)

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended  December 31, 2001, 2000, and 1999

                                                            2001            2000         1999
------------------------------------------------------------------------------------------------
        Income before income taxes ..................    $ 4,833,000   $ 5,159,000   $ 4,964,000

Income taxes (Note 12) ..............................      1,433,000     1,599,000     1,552,000
                                                         ---------------------------------------
        Net income ..................................    $ 3,400,000   $ 3,560,000   $ 3,412,000
                                                         =======================================

Weighted average common shares, basic and
  diluted ...........................................      1,478,220     1,524,473     1,531,391
                                                         =======================================
Net income per common share, basic and
  diluted (Note 13) .................................    $      2.30   $      2.34   $      2.23
                                                         =======================================

Dividends declared per share ........................    $      0.89   $      0.85   $      0.84
                                                         =======================================

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended Decemberm 31, 2001, 2000, and 1999

                                                                                               Accumulated
                                                                                                 Other
                                                                                                Compre-
                                                  Common Stock       Additional                 hensive          Treasury Stock
                                              --------------------    Paid-In      Retained     Income      ------------------------
                                               Number      Amount     Capital      Earnings     (Loss)      Number       Amount
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998 ................   1,832,429  $200,000  $4,408,000   $25,460,000  $   708,000    300,005  $(10,467,000)
  Comprehensive income:
     Net income ...........................          --        --          --     3,412,000           --         --            --
     Other comprehensive (loss), net of tax
       (Note 2) ...........................          --        --          --            --   (1,357,000)        --            --

        Comprehensive income ..............

  Cash dividends declared, $.84 per share ..         --        --          --    (1,287,000)          --         --            --
  Purchase of common stock for the treasury          --        --          --            --           --      3,130       (84,000)
  Sale of common stock to the KSOP .........         --        --     (59,000)           --           --     (7,407)      259,000
  Change related to KSOP shares (Note 11) ..         --        --          --            --           --         --            --
                                              --------------------------------------------------------------------------------------
Balance, December 31, 1999 .................  1,832,429   200,000   4,349,000    27,585,000     (649,000)   295,728   (10,292,000)
  Comprehensive income:
    Net income .............................         --        --          --     3,560,000           --         --            --
    Other comprehensive income, net of tax
      (Note 2) .............................         --        --          --            --      939,000         --            --

        Comprehensive income ...............

  Cash dividends declared, $.85 per share ..         --        --          --    (1,293,000)          --         --            --
  Purchase of common stock for the treasury          --        --          --            --           --     31,813      (724,000)
  Sale of common stock to the KSOP .........         --        --     (40,000)           --           --     (3,409)      115,000
  Change related to KSOP shares (Note 11) ..         --        --          --            --           --         --            --
                                              --------------------------------------------------------------------------------------
Balance, December 31, 2000 .................  1,832,429   200,000   4,309,000    29,852,000      290,000    324,132   (10,901,000)
  Comprehensive income:
    Net income .............................         --        --          --     3,400,000           --         --            --
    Other comprehensive income, net of tax
      (Note 2) .............................         --        --          --            --      568,000         --            --

        Comprehensive income ...............

  Cash dividends declared, $.89 per share ..         --        --          --    (1,308,000)          --         --            --
  Purchase of common stock for the treasury          --        --          --            --           --     56,387    (1,227,000)
  Sale of common stock to the KSOP .........         --        --     (44,000)           --           --     (4,494)      143,000
  Change related to KSOP shares (Note 11) ..         --        --          --            --           --         --            --
                                              --------------------------------------------------------------------------------------
Balance, December 31, 2001 .................  1,832,429  $200,000  $4,265,000   $31,944,000  $   858,000    376,025  $(11,985,000)
                                              ======================================================================================

                                   (Continue)

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continuted) Years Ended December 31, 2001, 2000, and 1999

                                                Maximum
                                                  Cash
                                               Obligation         Compre-
                                               Related to         hensive
                                               KSOP Shares        Income             Total
--------------------------------------------------------------------------------------------
Balance, December 31, 1998 ................   $ (2,845,000)                     $ 17,464,000
  Comprehensive income:
    Net income ............................             --      $  3,412,000       3,412,000
    Other comprehensive (loss), net of tax
      (Note 2) ............................             --        (1,357,000)     (1,357,000)
                                                                ------------
        Comprehensive income ..............                     $  2,055,000
                                                                ============
  Cash dividends declared, $.84 per share .             --                        (1,287,000)
  Purchase of common stock for the treasury             --                           (84,000)
  Sale of common stock to the KSOP ........             --                            20,000
  Change related to KSOP shares (Note 11) .        338,000                           338,000
                                              ------------                      ------------
Balance, December 31, 1999 ................     (2,507,000)                       18,686,000
  Comprehensive income:
    Net income ............................             --      $  3,560,000       3,560,000
    Other comprehensive income, net of tax
      (Note 2) ............................             --           939,000         939,000
                                                                ------------
        Comprehensive income ..............                     $  4,499,000
                                                                ============
  Cash dividends declared, $.85 per share .             --                        (1,293,000)
  Purchase of common stock for the treasury             --                          (724,000)
  Sale of common stock to the KSOP ........             --                            75,000
  Change related to KSOP shares (Note 11) .        389,000                           389,000
                                              ------------                      ------------
Balance, December 31, 2000 ................     (2,118,000)                       21,632,000
  Comprehensive income:
    Net income ............................             --     $  3,400,000        3,400,000
    Other comprehensive income, net of tax
      (Note 2) ............................             --          568,000          568,000
                                                               ------------
        Comprehensive income ..............                    $  3,968,000
                                                               ============
  Cash dividends declared, $.89 per share .             --                        (1,308,000)
  Purchase of common stock for the treasury             --                        (1,227,000)
  Sale of common stock to the KSOP ........             --                            99,000
  Change related to KSOP shares (Note 11) .       (124,000)                         (124,000)
                                              ------------                      ------------
Balance, December 31, 2001 ................   $ (2,242,000)                     $ 23,040,000
                                              ============                      ============

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

CONSOLIDATED  STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001,  2000, and 1999

                                                       2001            2000           1999
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income ..................................   $  3,400,000    $  3,560,000    $  3,412,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Proceeds from real estate loans sold ......      8,209,000       2,095,000       2,093,000
    Real estate loans underwritten and sold ...     (8,145,000)     (2,084,000)     (2,079,000)
    Gains on real estate loans sold ...........        (64,000)        (11,000)        (14,000)
    Provision for loan losses .................        366,000         429,000         406,000
    Investment securities gains, net ..........       (331,000)        (13,000)         (4,000)
    Depreciation ..............................        647,000         636,000         639,000
    Deferred income taxes .....................        (45,000)       (177,000)       (125,000)
    Amortization of premiums and accretion
      of discounts on investment securities,
      net .....................................        (31,000)         12,000         131,000
    Changes in assets and liabilities:
     (Increase) decrease in accrued interest
       receivable .............................        588,000        (396,000)       (222,000)
     Net (increase) decrease in other assets ..       (384,000)        508,000        (137,000)
     Net increase (decrease) in other
       liabilities ............................       (329,000)        292,000          37,000
                                                  --------------------------------------------
        Net cash provided by operating
        activities ............................      3,881,000       4,851,000       4,137,000
                                                  --------------------------------------------

Cash Flows from Investing Activities:
  Net increase in interest-bearing deposits
    at financial institutions .................     (1,432,000)        (33,000)        (20,000)
  Net (increase) decrease in federal funds sold    (16,350,000)      1,150,000      (3,245,000)
  Proceeds from sales, maturities, calls, and
    paydowns of securities available for sale .     26,482,000      11,254,000      19,115,000
  Purchase of securities available for sale ...     (6,623,000)    (13,331,000)    (24,757,000)
  Net increase in loans .......................     (2,522,000)     (3,976,000)    (17,080,000)
  Purchases of bank premises and equipment ....       (766,000)       (116,000)       (237,000)
  Purchases of life insurance contracts .......             --      (3,110,000)             --
  Increase in cash value of life insurance
    contracts .................................       (177,000)        (74,000)             --
  Purchases of restricted investment securities        (37,000)       (364,000)       (889,000)
                                                  --------------------------------------------
        Net cash (used in) investing
        activities ............................   $ (1,425,000)   $ (8,600,000)   $(27,113,000)
                                                  --------------------------------------------

                                   (Continued)

IOWA FIRST BANCSHARES CORP. AND SUBSIDIARIES

Years Ended December 31, 2001, 2000, and 1999

                                                           2001            2000            1999
--------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Net increase (decrease) in noninterest-bearing
    deposits ......................................   $ (6,484,000)   $  1,474,000    $  2,745,000
  Net increase in interest-bearing deposits .......      2,528,000         434,000       4,981,000
  Proceeds from notes payable .....................             --              --         250,000
  Repayment of notes payable ......................       (732,000)       (718,000)       (631,000)
  Net increase (decrease) in line of credit .......       (125,000)        125,000              --
  Net increase (decrease) in securities sold
    under agreements to repurchase ................      1,118,000        (676,000)     (1,019,000)
  Net increase (decrease) in treasury tax and
    loan open note ................................       (565,000)     (1,024,000)      2,048,000
  Advances from Federal Home Loan Bank ............     18,850,000      16,100,000      20,300,000
  Payments of advances from Federal Home
    Loan Bank .....................................    (19,675,000)     (9,190,000)     (3,652,000)
  Net proceeds from issuance of Company
    obligated mandatorily redeemable preferred
    securities of subsidiary trust ................      3,832,000              --              --
  Cash dividends paid .............................     (1,309,000)     (1,282,000)     (1,286,000)
  Purchases of common stock for the treasury ......     (1,227,000)       (724,000)        (84,000)
  Proceeds from issuance of common stock ..........             --          75,000         200,000
                                                      --------------------------------------------
        Net cash provided by (used in)
        financing activities ......................     (3,789,000)      4,594,000      23,852,000
                                                      --------------------------------------------

        Net increase (decrease) in cash and
        due from banks ............................     (1,333,000)        845,000         876,000

Cash and due from banks:
  Beginning .......................................     15,994,000      15,149,000      14,273,000
                                                      --------------------------------------------
  Ending ..........................................   $ 14,661,000    $ 15,994,000    $ 15,149,000
                                                      ============================================

Supplemental Disclosures of Cash Flow
  Information, cash payments for:
  Interest ........................................   $ 15,452,000    $ 15,547,000    $ 13,743,000
  Income taxes ....................................      1,542,000       1,903,000       1,671,000

Supplemental Schedule of Noncash Investing
  and Financing Activities:
  Change in accumulated other comprehensive
    income, unrealized gains (losses) on securities
    available for sale, net .......................        568,000         939,000      (1,357,000)
  (Increase) decrease in maximum cash obligation
    related to KSOP shares ........................       (124,000)        389,000         338,000
  Due from KSOP for sale of common stock ..........         99,000              --              --

See Notes to Consolidated Financial Statements.

IOWA FIRST BANCSHARES CORP. AND SUBSIDIAIRES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

   Iowa First Bancshares Corp. (the "Company") is a bank holding company headquartered in Muscatine, Iowa. The Company owns the outstanding stock of two national banks, First National Bank of Muscatine and First National Bank in Fairfield. First National Bank of Muscatine has a total of five locations in Muscatine, Iowa. First National Bank in Fairfield has two locations in Fairfield, Iowa. Each bank is engaged in the general commercial banking business and provides full service banking to individuals and businesses, including checking, savings and other deposit accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, trust services, and such other banking services as are usual and customary for commercial banks. The Company also owns the outstanding stock of Iowa First Capital Trust I, which was capitalized in March 2001 for the purpose of issuing Company obligated mandatorily redeemable preferred securities.

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

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on-hand, amounts due from banks, and the cash items in process of clearing. Cash flows from interest-bearing deposits at financial institutions, federal funds sold, loans, deposits, securities sold under agreements to repurchase, revolving line of credit, and the treasury tax and loan open note are reported net.

   Cash and due from banks: The Banks are required by federal banking regulations to maintain certain cash and due from bank reserves. The reserve requirement was approximately $1,668,000 and $1,610,000 at December 31, 2001 and 2000, respectively.

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

   Premiums and discounts are recognized in interest income using the interest method over the expected life of the security. There were no investments held to maturity or for trading purposes as of December 31, 2001 or 2000.

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

   The allowance for loan losses is maintained at the level considered adequate by management of the Banks to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance the Banks make continuous evaluations of the loan portfolio and related off-balance sheet commitments, consider current economic conditions, historical loan loss experience, review of specific problem loans, and other factors.

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

   Current accounting developments: In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 eliminates the pooling method for accounting for business combinations; requires that intangible assets that meet certain criteria be reported separately from goodwill; and requires negative goodwill arising from a business combination to be recorded as an extraordinary gain. Statement No. 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life; and
   requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life. For the Company, the provisions of the Statements are effective January 1, 2002. Implementation of Statement No. 141 will have no immediate impact on the Company's financial statements. Implementation of Statement No. 142 will impact the Company's financial statements in that yearly goodwill amortization expense of approximately $56,000 will no longer be recorded.

   The FASB has issued Statement No. 143, Accounting for Asset Retirement Obligations, and Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Statement No. 144 supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB Opinion No. 30. Statement No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale which includes measuring a long-lived asset classified as held for sale at the lower of its carrying amount or its fair value less costs to sell and to cease depreciation/amortization. For the Company, the provisions of Statements Nos. 143 and 144 are effective January 1, 2003 and January 1, 2002, respectively. Implementation of the Statements is not expected to have a material impact on the Company's financial statements.

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

Other comprehensive income is comprised as follows:

                                                                          Tax
                                                         Before         Expense           Net
                                                           Tax         (Benefit)        of Tax
                                                       -----------------------------------------
                                                             Year Ended December 31, 2001
                                                       -----------------------------------------
Unrealized gains on securities available for sale:
  Unrealized holding gains arising during the year .   $ 1,235,000    $   459,000    $   776,000
  Less, reclassification adjustment for gains
    included in net income .........................       331,000        123,000        208,000
                                                       -----------------------------------------
        Other comprehensive income .................   $   904,000    $   336,000    $   568,000
                                                       =========================================

                                                             Year Ended December 31, 2000
                                                       -----------------------------------------
Unrealized gains on securities available for sale:
  Unrealized holding gains arising during the year .   $ 1,511,000    $   564,000    $   947,000
  Less, reclassification adjustment for gains
    included in net income .........................        13,000          5,000          8,000
                                                       -----------------------------------------
        Other comprehensive income .................   $ 1,498,000    $   559,000    $   939,000
                                                       =========================================

                                                              Year Ended December 31, 1999
                                                       -----------------------------------------
Unrealized gains (losses) on securities
  available for sale:
  Unrealized holding (losses) arising
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
                                                       =========================================

Note 3.  Investment Securities Available for Sale

The amortized cost and fair value of investment securities available for sale as of December 31, 2001 and 2000 are summarized as follows:

                                                           Gross           Gross
                                           Amortized     Unrealized      Unrealized        Fair
                                             Cost          Gains         (Losses)          Value
                                         -----------------------------------------------------------
                                                                December 31, 2001
                                         -----------------------------------------------------------

U.S. Treasury securities .............   $  1,506,000   $     27,000    $         --    $  1,533,000
U.S. government agencies .............     17,481,000        641,000          (3,000)     18,119,000
Mortgage-backed securities ...........        625,000         15,000              --         640,000
State and political subdivisions .....     17,952,000        538,000         (12,000)     18,478,000
Corporate obligations ................      5,535,000        161,000              --       5,696,000
                                         -----------------------------------------------------------
                                         $ 43,099,000   $  1,382,000    $    (15,000)   $ 44,466,000
                                         ===========================================================

                                                               December 31, 2000
                                         -----------------------------------------------------------

U.S. Treasury securities .............   $  6,002,000   $     37,000    $     (3,000)   $  6,036,000
U.S. government agencies .............     29,279,000        150,000        (114,000)     29,315,000
Mortgage-backed securities ...........      1,297,000          5,000          (3,000)      1,299,000
State and political subdivisions .....     20,901,000        409,000         (65,000)     21,245,000
Corporate obligations ................      5,117,000         58,000         (11,000)      5,164,000
                                         -----------------------------------------------------------
                                         $ 62,596,000   $    659,000    $   (196,000)   $ 63,059,000
                                         ===========================================================

The amortized cost and fair value of investment securities available for sale as of December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

                                                      Amortized         Fair
                                                         Cost           Value
                                                     ---------------------------
Securities available for sale:
Due in one year or less ........................     $10,893,000     $11,025,000
Due after one year through five years ..........      22,502,000      23,446,000
Due after five years through ten years .........       7,430,000       7,670,000
Due after ten years ............................       1,649,000       1,685,000
                                                     ---------------------------
                                                      42,474,000      43,826,000
Mortgage-backed securities .....................         625,000         640,000
                                                     ---------------------------
                                                     $43,099,000     $44,466,000
                                                     ===========================

Investment securities with a carrying value of $16,359,000 and $20,918,000 as of December 31, 2001 and 2000, respectively, are pledged on securities sold under agreements to repurchase, Federal Home Loan Bank advances, trust deposits, and for other purposes as required or permitted by law.

All sales of securities during the years ended December 31, 2001, 2000, and 1999 were from securities identified as available for sale. Information on proceeds received, as well as the gross gains and losses from the sale of those securities is as follows for the years ended December 31, 2001, 2000, and 1999:

                                             2001          2000          1999
                                         ---------------------------------------

Proceeds from sales of securities ....   $11,077,000   $    23,000   $   503,000
Gross gains from sales of securities .       332,000        13,000         4,000
Gross losses from sales of securities          1,000            --            --

Note 4.  Loans

The composition of loans is summarized as follows:

                                                           December 31,
                                                 -------------------------------
                                                     2001                2000
                                                 -------------------------------

Commercial ...............................       $106,286,000       $103,340,000
Agricultural .............................         27,926,000         28,000,000
Real estate:
  Construction ...........................          7,752,000          4,055,000
  Mortgage ...............................        110,931,000        109,557,000
  Tax exempt, mortgage ...................          1,290,000          2,050,000
Installment ..............................         21,401,000         26,611,000
Other ....................................            291,000            194,000
                                                 -------------------------------
        Total loans ......................        275,877,000        273,807,000
Less allowance for loan losses ...........          3,182,000          3,268,000
                                                 -------------------------------
                                                 $272,695,000       $270,539,000
                                                 ===============================

Loans considered to be impaired are as follows:

                                                               December 31,
                                                         -----------------------
                                                            2001          2000
                                                         -----------------------
Impaired loans for which an allowance has been
  provided ...........................................   $3,125,000   $  484,000
                                                         =======================

Allowance provided for impaired loans, included in the
  allowance for loan losses ..........................   $  257,000   $   48,000
                                                         =======================

The average recorded investment in impaired loans during 2001 and 2000 was $3,462,000 and $518,000, respectively. Interest income on impaired loans of $339,000, $9,000, and $17,000 was recognized for cash payments received in 2001, 2000, and 1999, respectively.

Nonaccruing loans totaled $640,000 and $785,000 at December 31, 2001 and 2000, respectively. Interest income in the amount of $63,000, $47,000, and $65,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during the years ended December 31, 2001, 2000, and 1999, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 2001, 2000, and 1999 totaled $57,000, $14,000, and $23,000, respectively.

Changes in the allowance for loan losses are summarized as follows:

                                                  Year Ended December 31,
                                          --------------------------------------
                                             2001          2000          1999
                                          --------------------------------------

Beginning balance ....................    $3,268,000    $3,091,000    $2,787,000
  Provisions charged to expense ......       366,000       429,000       406,000
  Recoveries .........................        52,000        78,000       227,000
                                          --------------------------------------
                                           3,686,000     3,598,000     3,420,000
  Loans charged off ..................       504,000       330,000       329,000
                                          --------------------------------------
Ending balance .......................    $3,182,000    $3,268,000    $3,091,000
                                          ======================================

The Company retains mortgage loan servicing on loans sold into the secondary market which are not included in the accompanying consolidated balance sheets. The unpaid principal balance on these loans was $14,021,000 and $8,453,000 as of December 31, 2001 and 2000, respectively. Custodial escrow balances maintained in connection with these loans were approximately $88,000 and $64,000 as of December 31, 2001 and 2000, respectively. All loans sold are without recourse.

There were no loans held for sale as of December 31, 2001 and 2000.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

                                              Years of
                                               Useful
                                               Lives          December 31,
                                              ----------------------------------
                                                            2001          2000
                                                       -------------------------
Bank premises (including land 2001,
  $756,000; 2000, $631,000) ..........         10-40   $ 7,021,000   $ 6,907,000
Leasehold improvements ...............          5-15       201,000       206,000
Furniture and equipment ..............          5-15     3,079,000     2,498,000
                                                       -------------------------
                                                        10,301,000     9,611,000
Accumulated depreciation .............                   5,246,000     4,675,000
                                                       -------------------------
                                                       $ 5,055,000   $ 4,936,000
                                                       =========================

Note 6.  Deposits

The composition of deposits is summarized as follows:

                                                         December 31,
                                              ----------------------------------
                                                  2001                   2000
                                              ----------------------------------

Demand .............................          $ 95,819,000          $ 89,824,000
NOW accounts .......................            32,948,000            30,878,000
Savings ............................            20,478,000            19,499,000
Time certificates ..................           118,279,000           131,279,000
                                              ----------------------------------
                                              $267,524,000          $271,480,000
                                              ==================================

Included in interest-bearing deposits are certificates of deposit with a minimum denomination of $100,000 totaling $27,947,000 and $33,359,000 as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of all certificates of deposit are as follows:

Year ending December 31:
  2002                                                  $ 64,397,000
  2003                                                    34,812,000
  2004                                                     9,986,000
  2005                                                     3,188,000
  2006                                                     5,720,000
  2007 and thereafter                                        176,000
                                                  ------------------
                                                       $ 118,279,000
                                                  ==================

Note 7.  Notes Payable

Notes payable are summarized as follows:

                                                                      December 31,
                                                                -----------------------
                                                                   2001         2000
                                                                -----------------------
Term note  payable to a bank,  interest  fixed at 7.41%,
  due May 4, 2002,  with quarterly principal and interest
  payments of $77,000, secured by stock
  of subsidiary banks of the Company ........................   $1,569,000   $1,751,000
Term note  payable to a bank,  interest  fixed at 7.36%,
  due May 4, 2003,  with annual principal installments of
  $550,000, secured by stock of subsidiary banks
  of the Company ............................................    3,850,000    4,400,000
Line of credit payable to a bank, $2,000,000 maximum balance, interest floating and paid  quarterly  at prime rate
  (4.75% as of December 31, 2001), due May 4, 2002,
  with no scheduled annual principal payments,
  secured by stock of subsidiary banks of the Company .......           --      125,000
                                                                -----------------------
                                                                $5,419,000   $6,276,000
                                                                =======================

The notes payable include certain restrictive covenants regarding the Company's net worth and regulatory capital.

Notes payable are due as follows:

Year ending December 31:
  2002                                                     $ 2,119,000
  2003                                                       3,300,000
                                                           -----------
                                                           $ 5,419,000
                                                           ===========

Note 8.  Other Borrowed Funds

Other borrowed funds consist of the following:

                                                             December 31,
                                                      --------------------------
                                                          2001          2000
                                                      --------------------------

Securities sold under agreements to repurchase ...    $ 5,068,000    $ 3,950,000
Federal Home Loan Bank advances ..................     70,706,000     71,531,000
Treasury tax and loan open note ..................        622,000      1,187,000



The treasury tax and loan open note represents overnight borrowings from the Federal Reserve Bank system.

The securities sold under agreements to repurchase represent agreements with customers of the Banks which are collateralized with securities of the Banks held by the Federal Home Loan Bank of Des Moines. The Federal Home Loan Bank may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operations with prior written approval of the Banks, and have agreed to resell to the Banks substantially identical securities at the maturities of the agreements. At December 31, 2001, all but $1,318,000 of the securities sold under agreements to repurchase mature within twelve months. Of this $1,318,000, $1,011,000 matures within 2 years and the remaining $307,000 matures within 2 1/2 years.

The average and maximum amount outstanding along with the rates of interest related to securities sold under agreements to repurchase are as follows:

                                                               December 31,
                                                     ---------------------------
                                                         2001           2000
                                                     ---------------------------

Daily average amount outstanding during the year ..  $ 4,464,000    $ 4,192,000
Maximum outstanding as of any month-end ...........    5,068,000      4,790,000

Weighted average interest rate during the year ....         4.11%          5.47%
Weighted average interest rate at the end of the
  year ............................................         2.78%          5.62%

Securities underlying the agreements at the end
  of the year, carrying and fair value ............  $10,935,000    $ 9,268,000

Advances from the Federal Home Loan Bank as of December 31, 2001 bear interest and are due as follows:

                                        Interest Rate                Balance Due
                                        ----------------------------------------
Year ending December 31:
2002                                    6.02% - 7.39%               $ 11,850,000
2003                                    4.39% - 7.11%                  8,050,000
2004                                    3.83% - 7.36%                  7,950,000
2005                                    3.87% - 7.20%                  5,950,000
2006                                    4.17% - 7.05%                 10,200,000
2007 and thereafter                     4.46% - 7.30%                 26,706,000
                                                                    ------------
                                                                    $ 70,706,000
                                                                    ============

Over 69% of the advances maturing in 2007 and thereafter have options which allow the Company the right, but not the obligation, to "put" the advances back to the Federal Home Loan Bank.

As of December 31, 2000 advances from the Federal Home Loan Bank in the amount of $71,531,000 had interest rates between 5.00% and 7.41% and various maturity dates between 2000 and 2013.

First mortgage loans of approximately $92,380,000 and $95,730,000 as of December 31, 2001 and 2000, respectively, are pledged as collateral on Federal Home Loan Bank advances. Additionally, investment securities totaling none and $6,007,000 as of December 31, 2001 and 2000, respectively, are pledged as collateral on Federal Home Loan Bank advances.

Note 9. Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures

On March 28, 2001, the Company issued 4,000 shares totaling $4,000,000 of Company Obligated Mandatorily Redeemable Preferred Securities of Iowa First Capital Trust I. The securities provide for cumulative cash distributions calculated at a 10.18% annual rate. The Company may, at one or more times, defer interest payments on the capital securities for up to 10 consecutive semi-annual periods, but not beyond June 8, 2036. At the end of the deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on June 8, 2031; however, the Company has the option to shorten the maturity date to a date not earlier than June 8, 2011. The redemption price begins at 105.09% to par and is reduced 51 basis points each year until June 8, 2021 when the capital securities can be redeemed at par. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's capital stock. For regulatory purposes, the entire amount of the capital securities is allowed in the calculation of Tier 1 capital. The capital securities are included in the balance sheet as a liability with the cash distributions included in interest expense.

Note 10.  Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Entities to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Entities meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. As of December 31, 2001 the Company is also categorized as well capitalized based on management's calculations. To be categorized as adequately or well capitalized the Company and Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the OCC notification that management believes have changed the Banks or Company's category.

The Company and Banks' actual capital amounts and ratios are presented in the following table.

                                                                                             To be Well
                                                                                         Capitalized under
                                                                      For Capital        Prompt Corrective
                                                  Actual           Adequacy Purposes     Action Provisions
                                             -------------------   ------------------   --------------------
                                               Amount     Ratio        Amount   Ratio      Amount     Ratio
                                             ---------------------------------------------------------------
As of December 31, 2001
Total Capital (to Risk Weighted Assets):
  Consolidated ...........................   $31,181,000   11.8%   $ 21,188,000 >8.0%   $ 26,485,000 >10.0%
  First National Bank of Muscatine .......    26,231,000   13.6      15,390,000 >8.0      19,237,000 >10.0
  First National Bank in Fairfield .......     8,690,000   12.4       5,592,000 >8.0       6,989,000 >10.0

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated ...........................    27,999,000   10.6      10,594,000 >4.0      15,891,000 > 6.0
  First National Bank of Muscatine .......    23,825,000   12.4       7,695,000 >4.0       11,542,000 > 6.0
  First National Bank in Fairfield .......     8,030,000   11.5       2,796,000 >4.0       4,194,000 > 6.0

Tier 1 Capital (to Average Assets):
  Consolidated ...........................    27,999,000    7.4      15,117,000 >4.0      18,896,000 > 5.0
  First National Bank of Muscatine .......    23,825,000    8.5      11,167,000 >4.0      13,959,000 > 5.0
  First National Bank in Fairfield .......     8,030,000    8.3       3,887,000 >4.0       4,859,000 > 5.0

As of December 31, 2000
  Total Capital (to Risk Weighted Assets):
  Consolidated ...........................   $26,245,000   10.0%   $ 20,911,000 >8.0%   $ 26,138,000 >10.0%
  First National Bank of Muscatine .......    24,127,000   12.8      15,123,000 >8.0      18,904,000 >10.0
  First National Bank in Fairfield .......     8,772,000   12.2       5,746,000 >8.0       7,183,000 >10.0

Tier 1 Capital (to Risk Weighted Assets):
  Consolidated ...........................    22,978,000    8.8      10,456,000 >4.0      15,683,000 > 6.0
  First National Bank of Muscatine .......    21,761,000   11.5       7,562,000 >4.0       11,343,000 > 6.0
  First National Bank in Fairfield .......     8,079,000   11.2       2,873,000 >4.0       4,310,000 > 6.0

Tier 1 Capital (to Average Assets):
  Consolidated ...........................    22,978,000    6.1  15,055,000 >4.0      18,919,000 > 5.0
  First National Bank of Muscatine .......    21,761,000    7.8  11,197,000 >4.0      13,996,000 > 5.0
  First National Bank in Fairfield .......     8,079,000    8.3  3,872,000 >4.0       4,840,000 > 5.0

Current banking law limits the amount of dividends banks can pay. As of December 31, 2001, amounts available for payment of dividends were $4,729,000 and $728,000 for First National Bank of Muscatine and First National Bank in Fairfield, respectively. Regardless of formal regulatory restrictions the Banks may not pay dividends which would result in their capital levels being reduced below the minimum requirements shown above.

Note 11.  Employee Benefits

The Company and bank subsidiaries sponsor an Employee Stock Ownership Plan with 401(k) provisions (KSOP). This plan owns 100,750 shares of the Company as of December 31, 2001 and covers substantially all employees who have reached the age of 21 and worked at least 1,000 hours any year. The Company and subsidiary banks match 50% of the amount an employee contributes to the plan up to a maximum of 6% of the employee's pay. Additionally, the Company and subsidiary banks may make profit sharing contributions to the plan which are allocated to the accounts of participants in the plan on the basis of total relative compensation. The amounts expensed for the years ended December 31, 2001, 2000, and 1999 were $320,000, $321,000, and $302,000, respectively.

An employee, upon termination of employment, has the option of retaining ownership of shares vested pursuant to the plan or selling such shares to the Company. Since the shares of common stock held by the KSOP are not readily traded, the Company has reflected the maximum cash obligation related to those securities outside of stockholders' equity. As of December 31, 2001, 100,750 shares held by the KSOP, at a fair value of $22.25 per share, have been reclassified from stockholders' equity to mezzanine capital.

During the year ended December 31, 2000, the Company entered into deferred compensation agreements with certain directors and executive officers of the Company and Banks. Under the provisions of the agreements the directors and officers may defer a portion of their compensation each year. Based upon individual performance, if Board established performance targets are met, a match of up to 50% of the officers deferrals (with an annual cap of $6,250 per participant for the first two years) may be paid by the Company. Related to the agreements, the Company has purchased various life insurance contracts. Interest on deferrals is computed at an annual rate equal to the taxable equivalent (determined using the Company's highest marginal tax bracket) of the highest yielding insurance contracts purchased by the Company related to the agreements. At December 31, 2001 the rate is 11%. Upon retirement, the director/officer will receive the deferral balance in 180 equal monthly installments. During the years ended December 31, 2001 and 2000, the Company expensed $124,000 and $119,000, respectively, related to the agreements. As of December 31, 2001 and 2000 the liability related to the agreements was $243,000 and $119,000, respectively.

Note 12. Income Taxes

The components of income tax expense are as follows:

                                                Year Ended December 31,
                                    -------------------------------------------
                                        2001            2000            1999
                                    -------------------------------------------

Currently paid or payable ......    $ 1,478,000     $ 1,776,000     $ 1,677,000
Deferred income taxes ..........        (45,000)       (177,000)       (125,000)
                                    -------------------------------------------
                                    $ 1,433,000     $ 1,599,000     $ 1,552,000
                                    ===========================================

Income tax expense differs from the amount computed by applying the federal income tax rate to income before income taxes. The reasons for this difference are as follows:

                                                             Year Ended December 31,
                                      ----------------------------------------------------------------------
                                                2001                    2000                    1999
                                      ----------------------  ----------------------  ----------------------
                                                       % Of                   % Of                     % Of
                                         Dollar       Pretax     Dollar      Pretax      Dollar       Pretax
                                         Amount       Income     Amount      Income      Amount       Income
                                      ----------------------------------------------------------------------
Computed "expected" income tax
  expense .........................   $ 1,692,000     35.0%   $ 1,806,000     35.0%   $ 1,737,000      35.0%
Effect of graduated tax rate ......       (48,000)    (1.0)       (52,000)    (1.0)       (50,000)     (1.0)
Tax exempt interest and dividend
  income, net .....................      (316,000)    (6.5)      (324,000)    (6.3)      (314,000)     (6.3)
State income taxes, net ...........       159,000      3.3        170,000      3.3        164,000       3.3
Increase in cash surrender value of
  life insurance contracts ........       (60,000)    (1.2)       (25,000)    (0.5)            --        --
Other .............................         6,000      0.1         24,000      0.5         15,000       0.3
                                      ----------------------------------------------------------------------
                                      $ 1,433,000     29.7%   $ 1,599,000     31.0%   $ 1,552,000      31.3%
                                      ======================================================================

Net deferred taxes, included in other assets or other liabilities on the consolidated balance sheets, consist of the following components as of December 31:

                                                         2001            2000
                                                       ------------------------
Deferred tax assets:
  Allowance for loan losses ......................     $ 500,000      $ 510,000
  Deferred compensation ..........................        91,000         44,000
                                                       ------------------------
                                                         591,000        554,000
                                                       ------------------------
Deferred tax liabilities:
  Securities available for sale ..................      (509,000)      (173,000)
  Bank premises and equipment ....................       (66,000)       (71,000)
  Unrealized bond accretion ......................       (45,000)       (39,000)
  Net deferred loan origination fees .............       (37,000)       (46,000)
                                                       ------------------------
                                                        (657,000)      (329,000)
                                                       ------------------------
        Net deferred tax assets (liabilities) ....     $ (66,000)     $ 225,000
                                                       ========================

The net change in 2001 and 2000 deferred income taxes includes $336,000 and $559,000, respectively, which is reflected in stockholders' equity.

Note 13.  Earnings Per Share

The following information was used in the computation of basic and diluted earnings per share:

                                                   Year Ended December 31,
                                            ------------------------------------
                                               2001         2000         1999
                                            ------------------------------------

Basic and diluted earnings, net income ..   $3,400,000   $3,560,000   $3,412,000
                                            ====================================

Weighted average common shares
  outstanding ...........................    1,478,220    1,524,473    1,531,391
Weighted average common shares issuable
  upon conversion of stock options ......           --           --           --
                                            ------------------------------------
        Weighted average common
        and common equivalent
        shares ..........................    1,478,220    1,524,473    1,531,391
                                            ====================================

Note 14. Commitments and Contingencies

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

                                                            December 31,
                                                      --------------------------
                                                         2001           2000
                                                      --------------------------
Financial instruments whose contract amounts
  represent credit risk:
  Commitments to extend credit ...................    $40,989,000    $35,983,000
  Standby letters of credit ......................      1,913,000      1,121,000

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

Aside from cash on-hand and in-vault, the Company's cash is maintained at correspondent banks. The total amount of cash on deposit, certificates of deposit, and federal funds sold with correspondent banks exceeded federal insured limits by $30,385,000 as of December 31, 2001. In the opinion of management, no material risk of loss exists due to the correspondent banks' financial condition and the fact they are all well capitalized.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 15. Related Party Matters

Senior officers and directors of the Company and the Banks, principal holders of equity securities of the Company and their associates were indebted to the Banks for loans made in the ordinary course of business. Such loans are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. As of December 31, 2001, none of these loans are classified as nonaccrual, past due, or restructured.

The activity in such loans during the years ended December 31, 2001 and 2000 is as follows:

                                                  2001                  2000
                                              ---------------------------------

Balance, beginning ...................        $ 10,049,000         $  9,350,000
  Additions ..........................           5,451,000            6,858,000
  Deductions (payments) ..............          (5,145,000)          (6,159,000)
                                              ---------------------------------
Balance, ending ......................        $ 10,355,000         $ 10,049,000
                                              =================================

Note 16.  Fair Value of Financial Instruments

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

   Federal funds sold: The carrying value for federal funds sold equal their fair value.

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

   Notes payable and Company obligated mandatorily redeemable preferred securities: For variable rate notes payable, the carrying amount is a reasonable estimate of fair value. For fixed rate notes payable and Company obligated mandatorily redeemable preferred securities, fair values are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar borrowings.

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

The carrying amounts and fair values of financial instruments at December 31, 2001 and 2000 are summarized as follows:

                                            Carrying Amounts                Fair Values
                                      ---------------------------------------------------------
                                           2001          2000           2001           2000
                                      ---------------------------------------------------------
Financial Assets:
  Cash and due from banks .........   $ 14,661,000   $ 15,994,000   $ 14,661,000   $ 15,994,000
  Interest-bearing deposits at
    financial institutions ........      1,620,000        188,000      1,620,000        188,000
  Investment securities
    available for sale ............     44,466,000     63,059,000     44,466,000     63,059,000
  Federal funds sold and
    other overnight investments ...     31,000,000     14,650,000     31,000,000     14,650,000
  Loans, net of allowance .........    272,695,000    270,539,000    274,544,000    267,553,000
  Accrued interest receivable .....      2,793,000      3,381,000      2,793,000      3,381,000
  Restricted investment securities       3,868,000      3,831,000      3,868,000      3,831,000

Financial Liabilities:
  Deposits ........................   $267,524,000   $271,480,000   $269,207,000   $271,621,000
  Notes payable ...................      5,419,000      6,276,000      5,561,000      6,261,000
  Securities sold under
    agreements to repurchase ......      5,068,000      3,950,000      5,068,000      3,950,000
  Federal Home Loan Bank
    advances ......................     70,706,000     71,531,000     73,061,000     71,252,000
  Treasury tax and loan open
    note ..........................        622,000      1,187,000        622,000      1,187,000
  Company obligated mandatorily
    redeemable preferred securities      4,000,000             --      4,100,000             --
  Accrued interest payable ........        767,000      1,253,000        767,000      1,253,000

Note 17.  Parent Company Only Condensed Financial Information

The following is condensed financial information of Iowa First Bancshares Corp. (parent company only):


================================================================================
                                 BALANCE SHEETS
                              (Parent Company Only)

                                                                  December 31,
                                                         ----------------------------
ASSETS                                                       2001            2000
                                                         ----------------------------
Cash .................................................   $  1,897,000    $    106,000
Investment in subsidiaries ...........................     33,262,000      30,612,000
Other assets .........................................        326,000          45,000
                                                         ----------------------------
        Total assets .................................   $ 35,485,000    $ 30,763,000
                                                         ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable ......................................   $  5,419,000    $  6,276,000
  Subordinated debentures ............................      4,125,000            --
  Other liabilities ..................................        659,000         737,000
                                                         ----------------------------
                                                           10,203,000       7,013,000
                                                        -----------------------------

Redeemable Common Stock Held by KSOP .................      2,242,000       2,118,000
                                                        -----------------------------

Stockholders' Equity:
  Common stock .......................................        200,000         200,000
  Additional paid-in capital .........................      4,265,000       4,309,000
  Retained earnings ..................................     31,944,000      29,852,000
  Accumulated other comprehensive income, net ........        858,000         290,000
  Less cost of common shares acquired for the treasury    (11,985,000)    (10,901,000)
  Less maximum cash obligation related to KSOP shares      (2,242,000)     (2,118,000)
                                                         ----------------------------
        Total stockholders' equity ...................     23,040,000      21,632,000
                                                         ----------------------------
        Total liabilities and stockholders' equity ...   $ 35,485,000    $ 30,763,000
                                                         ============================

================================================================================

                              STATEMENTS OF INCOME
                              (Parent Company Only)

                                                            Year Ended December 31,
                                                   -----------------------------------------
                                                      2001            2000          1999
                                                   -----------------------------------------
Operating revenue:
  Dividends received from subsidiaries .........   $ 2,010,000    $ 2,650,000    $ 2,050,000
  Management fees and other income .............       393,000        275,000        280,000
                                                   -----------------------------------------
        Total operating revenue ................     2,403,000      2,925,000      2,330,000
Interest expense ...............................       747,000        482,000        522,000
Operating expenses .............................       630,000        699,000        667,000
                                                   -----------------------------------------
        Income before income tax (credits),
        and equity in subsidiaries'
        undistributed net income ...............     1,026,000      1,744,000      1,141,000
Applicable income tax (credits) ................      (417,000)      (381,000)      (375,000)
                                                   -----------------------------------------
                                                     1,443,000      2,125,000      1,516,000
Equity in subsidiaries' undistributed net income     1,957,000      1,435,000      1,896,000
                                                   -----------------------------------------
        Net income .............................   $ 3,400,000    $ 3,560,000      3,412,000
                                                   =========================================

================================================================================

                            STATEMENTS OF CASH FLOWS
                              (Parent Company Only)

                                                                 Year Ended December 31,
                                                         -----------------------------------------
                                                            2001            2000          1999
                                                         -----------------------------------------
Cash Flows from Operating Activities:
  Net income .........................................   $ 3,400,000    $ 3,560,000    $ 3,412,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in subsidiaries' undistributed net
      income .........................................    (1,957,000)    (1,435,000)    (1,896,000)
    Investment securities gains, net .................            --        (13,000)            --
    Amortization and depreciation ....................        15,000         15,000         13,000
    Changes in assets and liabilities:
      (Increase) in other assets .....................      (197,000)        (8,000)       (38,000)
      Increase (decrease) in other liabilities .......       (77,000)        82,000        (25,000)
                                                         -----------------------------------------
        Net cash provided by operating
        activities ...................................     1,184,000      2,201,000      1,466,000
                                                         -----------------------------------------

Cash Flows from Investing Activities:
  Proceeds from sales of securities available for sale     1,815,000         23,000             --
  Purchase of securities available for sale ..........    (1,815,000)            --             --
  Capital infusion, Iowa First Capital Trust I .......      (125,000)            --             --
                                                         -----------------------------------------
        Net cash provided by (used in)
        investing activities .........................      (125,000)        23,000             --
                                                         -----------------------------------------

Cash Flows from Financing Activities:
  Proceeds from notes payable ........................            --             --        250,000
  Repayment of notes payable .........................      (732,000)      (718,000)      (631,000)
  Net increase (decrease) in line of credit ..........      (125,000)       125,000             --
  Proceeds from subordinated debentures ..............     4,125,000             --             --
  Cash dividends paid ................................    (1,309,000)    (1,282,000)    (1,286,000)
  Purchases of common stock for the treasury .........    (1,227,000)      (724,000)       (84,000)
  Proceeds from issuance of common stock .............            --         75,000        200,000
                                                         -----------------------------------------
        Net cash provided by (used in)
        financing activities .........................       732,000     (2,524,000)    (1,551,000)
                                                         -----------------------------------------

        Net increase (decrease) in cash ..............     1,791,000       (300,000)       (85,000)

Cash:
  Beginning ..........................................       106,000        406,000        491,000
                                                         -----------------------------------------
  Ending .............................................   $ 1,897,000    $   106,000    $   406,000
                                                         =========================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Iowa First Bancshares Corp. (Company) is a bank holding company providing bank and bank related services through its wholly-owned subsidiaries, First National Bank of Muscatine (Muscatine), First National Bank in Fairfield (Fairfield), and Iowa First Capital Trust I.

Total average assets of the Company increased 2.6% in 2001, 3.1% in 2000, and 8.4% in 1999. The distribution of average assets, liabilities and stockholders' equity and interest rates, and interest differential was as follows (dollar amounts in thousands and income and rates on a fully taxable equivalent basis using statutory tax rates in effect for the year presented):

                                                        2001                          2000                          1999
                                           -----------------------------------------------------------------------------------------
                                                      Average                        Average                       Average
ASSETS                                      Balance   Interest    Rate    Balance    Interest    Rate   Balance    Interest    Rate
                                           -----------------------------------------------------------------------------------------
Taxable loans, net .....................   $274,558   $ 21,909    7.98%   $270,116   $ 22,815    8.45%  $260,993   $ 20,972    8.04%
Taxable investment securities
  available for sale ...................     32,116      2,034    6.33      43,293      2,748    6.35     42,323      2,556    6.04
Nontaxable investment securities
  and loans ............................     21,588      1,574    7.29      22,086      1,677    7.59     20,893      1,545    7.39
Federal funds sold .....................     18,807        645    3.43       6,154        385    6.26      7,736        392    5.08
Restricted investment securities .......      3,824        171    4.47       3,668        251    6.84      2,963        186    6.28
Interest-bearing deposits at
  financial institutions ...............        948         44    4.64          --         --      --         25          1    4.00
                                           -------------------            -------------------           -------------------

        Total interest-
        earning assets .................    351,841     26,377    7.50     345,317     27,876    8.07    334,933     25,652    7.66
                                                      --------                       --------                      --------
Cash and due from banks ................     12,042                         12,006                        12,562
Bank premises and equipment, net .......      5,029                          5,203                         5,662
Life insurance contracts ...............      3,275                          1,484                            --
Other assets ...........................      5,745                          4,371                         4,064
                                           --------                       --------                      --------
        Total ..........................   $377,932                       $368,381                      $357,221
                                           ========                       ========                      ========

LIABILITIES
Deposits:
  Interest-bearing demand ..............   $ 98,499   $  2,497    2.53%   $ 94,940   $  3,281   3.46%   $ 97,230   $  2,980    3.06%
  Time .................................    131,735      7,340    5.57     128,378      7,345   5.72     124,722      6,477    5.19
Notes payable ..........................      5,769        424    7.35       6,431        482   7.50       7,051        522    7.40
Other borrowings .......................     71,930      4,392    6.11      73,802      4,703   6.37      62,685      3,858    6.15
Company obligated mandatorily
  redeemable preferred securities ......      3,058        313   10.24          --         --     --          --         --      --
                                           -------------------            -------------------           -------------------
        Total interest-
        bearing liabilities ............    310,991     14,966    4.81     303,551     15,811    5.21    291,688     13,837    4.74
                                                      --------                       --------                      --------
Noninterest-bearing deposits ...........     39,461                         40,685                        42,526
Other liabilities ......................      2,640                          1,783                         2,191
                                           --------                       --------                      --------
        Total liabilities ..............    353,092                        346,019                       336,405
                                           --------                       --------                      --------
Redeemable common stock
  held by KSOP .........................      2,118                          2,312                         2,676
                                           --------                       --------                      --------

STOCKHOLDERS' EQUITY ...................     22,722                         20,050                        18,140
                                           --------                       --------                      --------
        Total ..........................   $377,932                       $368,381                      $357,221
                                           ========                       ========                      ========

Net interest earnings ..................              $ 11,411                       $ 12,065                      $ 11,815
                                                      ========                       ========                      ========

        Net yield (net interest earnings
        divided by total interest-
        earning assets) ................                          3.24%                           3.49%                        3.53%
                                                               ========                        ========                     ========

Nonaccruing loans are included in the average balance. Loan fees are not material.

The net interest margin decreased in 2001 (from 3.49% in 2000 to 3.24% in 2001). The return on average interest-earning assets decreased 57 basis points (from 8.07% in 2000 to 7.50% in 2001) and interest paid on average interest-bearing liabilities decreased 40 basis points (from 5.21% in 2000 to 4.81% in 2001). Average interest-earning assets to total assets declined in 2001 to 93.1% from 93.7% in 2000. The Federal Reserve Bank Board and Chairman Greenspan decreased short-term interest rates an amazing 11 times during 2001. The prime lending rate, which began the year at 9.5%, ended 2001 at only 4.75%. This dramatic reduction in interest rates was a major contributing factor to the decline in the net interest margin.

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

The net interest margin decreased in 1999 (from 3.65% in 1998 to 3.53% in 1999). The return on average interest-earning assets decreased 18 basis points (from 7.84% in 1998 to 7.66% in 1999) and interest paid on average interest-bearing liabilities decreased 9 basis points (from 4.83% in 1998 to 4.74% in 1999). Average interest-earning assets to total assets increased in 1999 to 93.75% from 93.34% in 1998.

FINANCIAL CONDITION:

Investment Securities

Investment securities as of December 31, 2001 were approximately 3% U.S. Treasury securities, 41% U.S. government agency securities, 1% mortgage-backed securities, 42% state and political subdivisions, and 13% corporate obligations. During 2001, management again focused the investment securities portfolio in the U.S. government agency as well as state and political subdivisions categories. These investment types earn a "spread" over U.S. Treasury securities thus offering an opportunity to increase after-tax income. The year 2001 was marked by tremendous market interest rate reductions. In an effort to prudently maintain a competitive yield in the investment portfolio, over 80% of the total portfolio was invested in relatively highly rated U.S. government agency securities and state and political subdivisions. Additionally, to increase total return of the investment portfolio, 13% was invested in corporate obligations, with the concomitant credit and event risk.

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

The fair value of investment securities available for sale at the date indicated are summarized as follows (dollar amounts in thousands):

                                                          December 31,
                                               ---------------------------------
                                                2001          2000        1999
                                               ---------------------------------

U.S. Treasury ...........................      $ 1,533      $ 6,036      $ 7,971
U.S. government agencies ................       18,119       29,315       26,136
Mortgage-backed securities ..............          640        1,299        1,757
State and political subdivisions ........       18,478       21,245       18,917
Corporate obligations ...................        5,696        5,164        4,702
                                               ---------------------------------
                                               $44,466      $63,059      $59,483
                                               =================================

The following table shows the maturities of investment securities available for sale at December 31, 2001 and the weighted average yields of such securities (dollar amounts in thousands):

                                                        After One, But      After Five, But     After Ten Years
                                    Within One Year    Within Five Years    Within Ten Years    or Nonmaturing
                                    Amount    Yield    Amount     Yield     Amount    Yield     Amount    Yield
                                   -----------------------------------------------------------------------------
U.S. Treasury ..................   $ 1,533    5.86%   $    --        - %    $   --       - %   $    --       - %
U.S. government agencies .......     5,080    5.69     12,537      5.91        502     5.92         --       --
Mortgage-backed securities .....       196    6.78        444      6.25         --       --         --       --
State and political subdivisions     1,582    6.39      8,043      7.05      7,168     7.72      1,685     7.97
Corporate obligations ..........     2,830    3.93      2,866      7.31         --       --         --       --
                                   -------            -------              -------             -------
                                   $11,221            $23,890              $ 7,670             $ 1,685
                                   =======            =======              =======             -======

The weighted average yields in the previous table are calculated on the basis of the carrying value and effective yields weighted for the scheduled maturity of each security. Weighted average yields on tax-exempt securities have been computed on a fully taxable equivalent basis using the federal statutory tax rate of 34%, the rate in effect for the year ended December 31, 2001, and excluding the interest expense allocated to carry certain tax-exempt securities.

In 2001, the yield on taxable investment securities decreased only 2 basis points despite nearly unprecedented overall rate declines in the market. This was due to actively monitoring and managing the taxable investment securities portfolio. The 2001 yield on nontaxable investment securities and loans decreased 30 basis points largely as a result of normal maturation of relatively higher yielding nontaxable investment securities and loans with reinvestment in obligations of state and political subdivisions at rates higher than other comparable investment securities but lower than the matured nontaxable securities and loans had yielded.

At December 31, 2001, no investment in a single issue exceeded 10% of stockholders' equity.

Loans

Loans outstanding at December 31, 2001 increased .8% from December 31, 2000.

The amounts of loans outstanding, net of unearned discount, at the indicated dates is shown in the following table according to the type of loans (dollar amounts in thousands):

                                                             December 31,
                                        ----------------------------------------------------
                                          2001       2000       1999       1998       1997
                                        ----------------------------------------------------
Commercial ..........................   $106,286   $103,340   $101,079   $ 94,724   $ 79,968
Agricultural ........................     27,926     28,000     27,810     26,685     20,494
Real estate, construction ...........      7,752      4,055      3,708      2,598      2,120
Real estate, mortgage ...............    110,931    109,557    105,068     95,535     76,904
Tax exempt, real estate mortgage ....      1,290      2,050      2,581      2,337      3,118
Installment, net of unearned discount     21,401     26,611     29,774     31,126     28,227
Other ...............................        291        194         63        100        456
                                        ----------------------------------------------------
                                        $275,877   $273,807   $270,083   $253,105   $211,287
                                        ====================================================

The following loan categories outstanding at December 31, 2001 mature as follows (dollar amounts in thousands):

                                                          After One
                                                          Year, But
                                    Amount     One Year     Within      After
                                   of Loans    or Less    Five Years  Five Years
                                   ---------------------------------------------

Commercial .....................   $106,286    $ 46,899    $ 47,289    $ 12,098
Agricultural ...................     27,926      15,378       7,543       5,005
Real estate, construction ......      7,752       5,461       1,295         996
                                   --------------------------------------------
                                   $141,964    $ 67,738    $ 56,127    $ 18,099
                                   ============================================

The interest rates on the amount due after one year that are fixed or adjustable are as follows (dollar amounts in thousands):

                                                         Fixed        Adjustable
                                                        ------------------------

Commercial ...................................          $51,098        $ 8,289
Agricultural .................................           11,844            704
Real estate, construction ....................            2,239             52
                                                        ----------------------
                                                        $65,181        $ 9,045
                                                        ======================

During 2001 commercial loans increased by $2,946,000 or 2.9%, construction real estate loans increased by $3,699,000 or 91.2%, mortgage real estate loans increased by $1,374,000 or 1.3%, agricultural loans decreased $74,000 or .3%, and installment loans decreased by $5,210,000 or 19.6%. Overall loan growth totaled $2,070,000 or .8%. The reduction in installment loans is largely attributable to very low, including 0%, financing of new automobiles by the financing arms of the major auto companies. Additionally, national financial companies offer rates and other terms which our management believes would be imprudent to match. Management continues to search for quality growth in all loan categories while remaining vigilant in maintaining high credit standards. The Company sells some real estate loans to the secondary market resulting in increased fee income and reduced interest rate risk.

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

                                                                   December 31,
                                                   ------------------------------------------
                                                    2001     2000     1999     1998     1997
                                                   ------------------------------------------
Loans accounted for on a nonaccrual basis ......   $  640   $  785   $  503   $  657   $1,144
Accrual loans contractually past due
  90 days or more ..............................      128       96       49      346      459
Loans whose terms have been renegotiated to
  provide a reduction or deferral of interest or
  principal because of a deterioration in the
  financial position of the borrower ...........     --       --       --       --       --

Total nonaccrual loans were $640,000 at December 31, 2001, a decrease of $145,000 or 18.5% from December 31, 2000. Total nonaccrual and accrual loans contractually past due 90 days or more were $768,000 at December 31, 2001, a decrease of $113,000 or 12.8% from a year earlier. Compared to the average over the past five years, nonaccrual loans at December 31, 2001 were $106,000 or 14.2% less than average. Total nonaccrual and accrual loans contractually past due 90 days or more were $193,000 or 20.1% less at December 31, 2001 than the average for these categories over the past five years.

When the full collectibility of principal or interest on any loan is considered doubtful, previously accrued but uncollected interest remains as accrued if the principal and interest is protected by sound collateral value based upon a current independent, qualified appraisal. In practice, in the vast majority of cases, the interest accrued but uncollected on loans transferred to nonaccrual status is charged-off at the time of transfer. Interest in the amounts of $63,000, $47,000, and $65,000 would have been earned on the nonaccrual loans had they been performing loans in accordance with their original terms during 2001, 2000, and 1999, respectively. The interest collected on loans designated as nonaccrual loans and included in income for the years ended December 31, 2001, 2000, and 1999 was $57,000, $14,000, and $23,000, respectively.

As of December 31, 2001, the Company had loans totaling $10,074,000 in addition to those listed as nonaccrual, past due or renegotiated that were identified by the Banks' internal asset rating systems as classified assets. This represents a $300,000 or 3.1% increase from 2000. The Company is not aware of any single loan or group of loans, other than these and those reflected above, of which full collectibility cannot reasonably be expected. Management has committed resources and is focusing its attention on efforts designed to control the amount of classified assets. The Company has $27,926,000 in total agricultural loans outstanding. The Company does not have any other substantial portion of its loans concentrated in one or a few industries nor does it have any foreign loans outstanding as of December 31, 2001. The Company's loans are heavily concentrated geographically in the Iowa counties of Muscatine and Jefferson.

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

Other real estate owned was $251,000, $101,000, and $601,000 as of December 31, 2001, 2000, and 1999, respectively.

Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Loan losses or recoveries are charged or credited directly to the allowance for loan losses. The provision for loan losses is determined based upon an evaluation of a number of factors by management of the Banks including (i) loss experience in relation to outstanding loans and the existing level of the allowance for loan losses, (ii) a continuing review of problem loans and overall portfolio quality, (iii) regular examinations and appraisals of loan portfolios conducted by federal supervisory authorities, and (iv) current and expected economic conditions. In 1997, the allowance for loan losses decreased $199,000 as net charge-offs exceeded provisions for loan losses. In 1998, the allowance for loan losses increased $183,000 as a result of provisions of $125,000 and net recoveries of $58,000. In 1999, the allowance for loan losses increased $304,000 due to provisions of $406,000 and net charge-offs of $102,000. The year-end 2000 allowance for loan losses increased $177,000 as provisions of $429,000 exceeded net charge-offs of $252,000. The year-end 2001 allowance for loan losses decreased $86,000 with provisions totaling $366,000 being less than the $452,000 of net charge-offs. Management of the Banks continues to review the loan portfolios and believes the allowance for loan losses provides for losses that are probable as of December 31, 2001.

The Banks allocate the allowance for loan losses according to the amount deemed to be necessary to provide for probable losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses and the ratio of loans in such categories to total loans outstanding are as follows (dollar amounts in thousands):

                          2001              2000                 1999                1998                1997
                     -----------------------------------------------------------------------------------------------
                     Allow-  Percent   Allow-   Percent    Allow-    Percent   Allow-    Percent   Allow-    Percent
                      ance   of Loans   ance    of Loans    ance    of Loans    ance    of Loans    ance    of Loans
                      For      to       For        to       For        to        For       to        For       to
                      Loan    Total     Loan     Total      Loan      Total     Loan      Total     Loan      Total
                     Losses   Loans    Losses    Loans     Losses     Loans    Losses     Loans    Losses     Loans
                     ------------------------------------------------------------------------------------------------
Real estate loans:
  Mortgage .......   $  111   40.68%   $  108    40.01%    $   99    38.90%    $   95     37.75%   $   84     36.39%
  Construction ...       --    2.81        --     1.48         --     1.37         --      1.03        --      1.00
Commercial .......    1,321   38.53     1,982    37.74      1,935    37.42      1,787     37.42     1,726     37.85
Agricultural .....       89   10.12       280    10.23        269    10.29        248     10.54       249      9.70
Installment ......    1,661    7.76       898     9.72        788    11.04        657     12.30       545     13.36
Other ............       --    0.10        --     0.82         --     0.98         --      0.96        --      1.70
                     -----------------------------------------------------------------------------------------------
                     $3,182  100.00%   $3,268   100.00%    $3,091   100.00%    $2,787    100.00%   $2,604    100.00%
                     ===============================================================================================

Deposits

Total average deposits increased 2.2% in 2001, decreased 0.2% in 2000, and increased 4.2% in 1999. The average deposits are summarized below (dollar amounts in thousands):

                                      2001                 2000                    1999
                              ------------------------------------------------------------------
                                         Average               Average                  Average
                                         Interest              Interest                 Interest
                                         Expense               Expense                  Expense
                              Amount     Percent    Amount     Percent      Amount      Percent
                             -------------------------------------------------------------------
Noninterest-bearing demand   $ 39,461       --%    $ 40,685       --%      $ 42,526        --%
Savings ..................     20,339      1.8       20,566      2.3         21,742       2.3
Interest-bearing demand ..     78,160      2.7       74,374      3.8         75,488       3.3
Time .....................    131,735      5.6      128,378      5.7        124,722       5.2
                             --------              --------                --------
        Total deposits ...   $269,695              $264,003                $264,478
                             ========              ========                ========


Included in interest-bearing time deposits are certificates of deposit with a minimum denomination of $100,000, with scheduled maturities as follows (dollar amounts in thousands):

                                                        Year Ended December 31,
                                                       -------------------------
                                                        2001               2000
                                                       -------------------------

One to three months ........................           $10,337           $10,740
Three to six months ........................             3,534             5,112
Six to twelve months .......................             4,517            12,286
Over twelve months .........................             9,559             5,221
                                                       -------------------------
                                                       $27,947           $33,359
                                                       =========================

RESULTS OF OPERATIONS:

Changes in Diluted Earnings Per Share

The decrease in diluted earnings per share between 2001 and 2000 amounted to $.04. The major sources of change are presented in the following table:

                                                             2001        2000
                                                           --------------------

Net income per share, prior year .......................   $   2.34    $   2.23
                                                           --------------------
Increase (decrease) attributable to:
  Net interest income ..................................      (0.42)       0.13
  Provision for loan losses ............................       0.04       (0.01)
  Investment securities gains, net .....................       0.22        0.01
  Other income .........................................       0.17        0.17
  Salaries and employee benefits .......................      (0.10)      (0.12)
  Other operating expenses .............................      (0.13)      (0.05)
  Income taxes .........................................       0.11       (0.03)
  Change in average common shares outstanding ..........       0.07        0.01
                                                           --------------------
        Net change .....................................      (0.04)       0.11
                                                           --------------------
        Net income per share, current year .............   $   2.30    $   2.34
                                                           ====================

Net Interest Income

The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rates. Changes attributable to both rate and volume which cannot be segregated have been allocated to the change due to volume (dollar amounts in thousands and income on a fully taxable equivalent basis using statutory rates in effect for year presented):

                                     Year Ended December 31, 2001     Year Ended December 31, 2000
                                     --------------------------------------------------------------
                                     Increase (Decrease)              Increase (Decrease)
                                      Due to Change in                 Due to Change in
                                     -------------------              -------------------
                                     Average    Average     Total     Average    Average    Total
                                     Balance     Rate       Change    Balance      Rate     Change
                                     --------------------------------------------------------------
Interest income:
  Taxable loans ..................   $   384    $(1,290)   $  (906)   $   736    $ 1,107    $ 1,843
  Taxable investment securities
    available for sale ...........      (708)        (6)      (714)        58        134        192
  Nontaxable investment
    securities and loans .........       (38)       (65)      (103)        88         44        132
  Federal funds sold .............       792       (532)       260        (81)        74         (7)
  Restricted investment securities        10        (90)       (80)        44         21         65
  Interest-bearing deposits at
    financial institutions .......        44         --         44         --         (1)        (1)
                                     --------------------------------------------------------------
        Total interest
        income ...................       484     (1,983)    (1,499)       845      1,379      2,224
                                     --------------------------------------------------------------
Interest expense:
  Interest-bearing demand deposits       132       (916)      (784)       (79)       380        301
  Interest-bearing time deposits .       193       (198)        (5)       188        680        868
  Notes payable ..................       (49)        (9)       (58)       (46)         6        (40)
  Other borrowings ...............        77        (75)         2        683        162        845
                                     --------------------------------------------------------------
        Total interest
        expense ..................       353     (1,198)      (845)       746      1,228      1,974
                                     --------------------------------------------------------------
        Change in net
        interest earnings ........   $   131    $  (785)   $  (654)   $    99    $   151    $   250
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

Provision for Loan Losses

The following table summarizes average loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category; and the provisions for loan losses which have been charged to operating expense (dollar amounts in thousands):

                                                                 Year Ended December 31,
                                              --------------------------------------------------------------
                                                 2001         2000         1999        1998          1997
                                              --------------------------------------------------------------
Balance of allowance for loan
  losses at beginning of year .............   $   3,268    $   3,091    $   2,787    $   2,604     $   2,803
                                              --------------------------------------------------------------
Loans charged off:
  Commercial and agricultural .............         237           98          168            5           163
  Mortgage ................................          20           16           11           18             4
  Installment .............................         247          216          150          169           116
                                              --------------------------------------------------------------
        Total loans charged off ...........         504          330          329          192           283
                                              --------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and agricultural .............           6           19          172          176            36
  Mortgage ................................          --            3           17           11             7
  Installment .............................          46           56           38           63            37
                                              --------------------------------------------------------------
        Total recoveries ..................          52           78          227          250            80
                                              --------------------------------------------------------------
Net loans charged off (recovered) .........         452          252          102          (58)          203
                                              --------------------------------------------------------------
Provisions for loan losses charged
  to operating expense ....................         366          429          406          125             4
                                              --------------------------------------------------------------
Balance at end of year ....................   $   3,182    $   3,268    $   3,091    $   2,787     $   2,604
                                              ==============================================================

Average net loans outstanding .............   $ 276,271    $ 272,425    $ 263,346    $ 231,016     $ 194,050
Ratio of net loan charge-offs (recoveries)
   to average net loans outstanding .......        0.16%        0.09%        0.04%       (0.03%)        0.10%
Allowance for loan losses as a percentage
  of average net loans outstanding ........        1.15         1.21         1.18         1.21          1.34
Coverage of net charge-offs by year-end
  allowance for loan losses ...............        7.04        12.97        30.30          N/A         12.83

Operating Expenses

A continuing objective of the Company is to manage overhead costs while maintaining optimal productivity, efficiency, capacity, and quality service. Significant time and money was spent in 2001 to maintain and enhance our state-of-the-art Internet banking solution for our customers. While enthusiastically embraced by our target segment of customers, these necessary expenditures will likely not be recovered for some time in the future as most competitors charge little, if anything, for Internet banking services. Additionally, in 2001 substantial expenditures of financial and human resources were allocated to plan, implement, and market electronic imaging services to all of the Company's depositors. Once again, this service improvement was well-received by our customer base. Due to these and other factors, salaries and benefits increased $145,000 or 3.0% in 2001 compared to 2000. Equipment expenses increased $91,000 or 14.8% and computer costs rose $51,000 or 11.9%. Our efficiency ratio of 62.2% in 2001 compares to 59.5% in 2000. Overall, operating expenses increased $345,000 or 4.2%.

Net Income

The Company's consolidated net income for the three years is as follows (dollar amounts in thousands):

                                                   Year Ended December 31,
                                          --------------------------------------
                                           2001            2000            1999
                                          --------------------------------------

Net income .....................          $3,400          $3,560          $3,412
                                          ======================================

Net income decreased $160,000 or 4.5% in 2001. The net interest income decreased $619,000 or 5.4%. The provisions for loan losses decreased $63,000 to total $366,000 in 2001. Other income, without securities gains, grew $257,000 or a strong 11.3%. Securities gains increased to $331,000 in 2001 from $13,000 a year earlier. Operating expenses rose $345,000 or 4.2% and income taxes decreased $166,000 or 10.4%.

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

SELECTED CONSOLIDATED RATIOS:

                                                        Year Ended December 31,
                                                      --------------------------
                                                       2001     2000      1999
                                                      --------------------------

Percentage of net income to:
  Average stockholders' equity ...................    14.96%    17.76%    18.81%
  Average total assets ...........................     0.90      0.97      0.96
Percentage of average stockholders' equity to
  average total assets ...........................     6.01      5.44      5.08
Dividend payout ratio, based on dividends
  declared during the year .......................    38.59     36.32     37.66

INTEREST RATE SENSITIVITY AND RISK MANAGEMENT:

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

The following table shows the interest rate sensitivity position at several repricing intervals (dollar amounts in thousands):

                                                         Repricing Maturities at December 31, 2001
                                         -----------------------------------------------------------------------
                                         Less Than      3-12         1-5       More Than  Noninterest
                                         3 Months      Months       Years       5 Years     Bearing      Total
                                         -----------------------------------------------------------------------
Assets:
  Loans ..............................   $  56,610   $  25,473    $ 131,900    $  61,255   $     639   $ 275,877
  Investment securities ..............       5,189       6,032       23,890        9,355          --      44,466
  Other earning assets ...............      31,000       4,981           --           --          --      35,981
  Restricted investment securities ...          --       3,868           --           --          --       3,868
  Nonearning assets ..................          --          --           --           --      20,405      20,405
                                         -----------------------------------------------------------------------
        Total assets .................   $  92,799   $  40,354    $ 155,790    $  70,610   $  21,044   $ 380,597
                                         =======================================================================

Liabilities and Equity:
  Deposits ...........................   $  53,355   $  94,128    $  77,876    $      --   $  42,165   $ 267,524
  Notes payable ......................          47       2,072        3,300           --          --       5,419
  Securities sold under agreements
    to repurchase and open note ......       4,327         276        1,087           --          --       5,690
  FHLB advances ......................       2,450       9,400       50,653        8,203          --      70,706
  Company obligated mandatorily
    redeemable preferred securities of
    subsidiary trust holding solely
    subordinated debentures ..........          --          --           --        4,000          --       4,000
  Other liabilities ..................          --          --           --           --       1,976       1,976
  Redeemable common stock held
    by KSOP ..........................          --          --           --           --       2,242       2,242
  Equity .............................          --          --           --           --      23,040      23,040
                                         -----------------------------------------------------------------------
         Total liabilities and equity    $  60,179   $ 105,876    $ 132,916    $  12,203   $  69,423   $ 380,597
                                         ======================================================================

Repricing gap ........................   $  32,620   $ (65,522)   $  22,874    $  58,407   $  48,379   $      --
Cumulative repricing gap .............      32,620     (32,902)     (10,028)      48,379          --          --

The data in this table incorporates the contractual repricing characteristics as well as an estimate of the actual repricing characteristics of the Company's assets and liabilities. Based on the estimate, twenty percent of the savings and NOW accounts are reflected in the less than 3 months category, thirty percent in the 3-12 months category, with the remainder in the 1-5 years category. Also, twenty-five percent of the money market accounts are reflected in the less than 3 months repricing category with the remainder in the 3-12 months category.

FHLB advances in the 1-5 year repricing category include $18,503,000 of advances with actual maturities in the greater than 5 year category. These advances have options associated with them which allow the Company to "put" the advances back to the FHLB at a date substantially earlier than the stated maturity. The Company may utilize this put option if deemed appropriate, or hold such advances until maturity. As part of the Company's overall interest rate risk management, these puts are analyzed and used when advantageous. During 2001, approximately $9,000,000 of advances were put back to the FHLB in order for the Company to reduce its funding costs.

A positive repricing gap for a given period exists when total interest-earning assets exceed total interest-bearing liabilities and a negative repricing gap exists when total interest-bearing liabilities are in excess of interest-earning assets. Generally a positive repricing gap will result in increased net interest income in a rising rate environment and decreased net interest income in a falling rate environment. A negative repricing gap tends to produce increased net interest income in a falling rate environment and decreased net interest income in a rising rate environment. At December 31, 2001, using the estimates discussed above, rate sensitive liabilities exceeded rate sensitive assets within a one-year period by $32,902,000 and, thus, the Company is positioned to benefit from a fall in interest rates within the next year.

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

INTEREST RATE RISK MANAGEMENT:

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

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management's asset/liability committee meets monthly to review the Company's interest rate risk position and profitability, and to make or recommend adjustments for consideration by the Board of Directors. Management also reviews the Banks' securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

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

One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 2001, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 200 basis points, measured in 100 basis point increments).

                                      Estimated Increase
Change in                             (Decrease) in NPV
Interest           Estimated        ----------------------
 Rates             NPV Amount        Amount        Percent
----------------------------------------------------------
(Basis Points)                      (Dollars in Thousands)

+200                $ 18,303        $ (2,453)        (12%)
+100                  19,479          (1,277)         (6)
 -                    20,756               -           -
-100                  21,952           1,196           6
-200                  23,636           2,880          14

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

LIQUIDITY:

For banks, liquidity represents ability to meet both loan commitments and deposit withdrawals. Factors which influence the need for liquidity are varied, but include general economic conditions, asset/liability mix, bank reputation, future FDIC funding needs, changes in regulatory environment, and credit standing. Assets which provide liquidity consist principally of loans, cash and due from banks, investment securities, and short-term investments such as federal funds. Maturities of securities held for investment purposes and loan payments provide a constant flow of funds available for cash needs. Liquidity also can be gained by the sale of loans or securities, which were previously designated as available for sale, prior to maturity. Interest rates, relative to the rate paid by the security or loan sold, along with the maturity of the security or loan, are the major determinates of the price which can be realized upon sale. Net cash provided by operating activities totaled $3,881,000 in 2001 which compares to cash provided by operating activities for the year ended December 31, 2000 of $4,851,000. The Company continues to generate operating cash from sales of its mortgage loans. Net cash used in investing activities totaled $1,425,000 for the year ended December 31, 2001 and $8,600,000 for the year ended December 31, 2000. Federal funds sold were increased substantially and securities available for sale were sold, matured, called, and paid down much faster than they were replaced. During the years ended December 31, 2001 and 2000 cash provided by (used in) financing activities totaled $(3,789,000) and $4,594,000, respectively. The cash used during the year resulted primarily from decreases in deposits.

The stability of the Company's funding, and thus its ability to manage liquidity, is greatly enhanced by its consumer deposit base. Consumer deposits tend to be small in size, diversified across a large base of individuals, and are government insured to the extent permitted by law. Total deposits under $100,000 at December 31, 2001 were $239,577,000 or 89.6% of total deposits and 62.9% of total liabilities, mezzanine capital, and equity.

At December 31, 2001, securities sold under agreements to repurchase and treasury tax and loan open note funding sources totaled $5,690,000. Federal Home Loan Bank advances totaled $70,706,000. At year-end total federal funds sold and securities maturing within one year were $42,221,000 or 11.0% of total assets. Both short-term and long-term liquidity are actively monitored and managed.

Equity increased $1,408,000 during 2001 to total $23,040,000 at December 31, 2001. Additionally, $4,000,000 of trust preferred securities were issued during 2001 which count as regulatory capital.

At December 31, 2001, securities available for sale totaling $44,466,000 included $1,382,000 of gross unrealized gains and $15,000 of gross unrealized losses. These securities may be sold in whole or part to increase liquid assets, reposition the investment portfolio, or for other purposes as defined by management.

CAPITAL:

As previously noted, stockholders' equity increased $1,408,000 or 6.5% in 2001. The Company had net income of $3,400,000, an increase in unrealized gains on securities available for sale of $568,000, cash dividends declared totaling $1,308,000, increase in obligation related to KSOP shares totaling $124,000, and net treasury shares purchased of $1,128,000. Dividends to stockholders were declared at a rate of $.89, $.85, and $.84 per share during the years ended December 31, 2001, 2000, and 1999, respectively.

IMPACT OF INFLATION AND CHANGING PRICES:

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

EFFECT OF FASB STATEMENTS:

Current accounting developments: In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 eliminates the pooling method for accounting for business combinations; requires that intangible assets that meet certain criteria be reported separately from goodwill; and requires negative goodwill arising from a business combination to be recorded as an extraordinary gain. Statement No. 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life; and requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life. For the Company, the provisions of the Statements are effective January 1, 2002. Implementation of Statement No. 141 will have no immediate impact on the Company's financial statements.
Implementation of Statement No. 142 will impact the Company's financial statements in that yearly goodwill amortization expense of approximately $56,000 will no longer be recorded.

The FASB has issued Statement No. 143, Accounting for Asset Retirement Obligations, and Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Statement No. 144 supersedes FASB Statement No. 121 and the accounting and reporting provisions of APB Opinion No. 30. Statement No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale which includes measuring a long-lived asset classified as held for sale at the lower of its carrying amount or its fair value less costs to sell and to cease depreciation/amortization. For the Company, the provisions of Statements Nos. 143 and 144 are effective January 1, 2003 and January 1, 2002, respectively. Implementation of the Statements is not expected to have a material impact on the Company's financial statements.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

In the fourth quarter of 2001, net income was $821,000, compared with $858,000 in the same period of 2000, a decrease of 4.3%. The net interest income during the fourth quarter of 2001 was $2,731,000 compared with $2,815,000 for the fourth quarter of 2000. The provision for loan losses in the fourth quarter of 2001 was $58,000 compared with $145,000 in 2000. Other income totaled $773,000 and $662,000 during the fourth quarter of 2001 and 2000, respectively. Other operating expenses of $2,337,000 in the last quarter of 2001 compared with $2,100,000 for the last quarter of 2000. Income tax expense was $288,000 and $374,000 for the final quarter of 2001 and 2000, respectively.

Quarterly results of operations are as follows (dollar amounts in thousands):

                                                               Quarter Ended
                                             ------------------------------------------------
                                             March 31,  June 30,  September 30,  December 31,
                                               2001       2001        2001           2001
                                             ------------------------------------------------
Total  interest income ....................   $6,772     $6,694     $6,395         $5,981
Total  interest expense ...................    4,051      3,991      3,674          3,250
                                              -------------------------------------------
Net interest income .......................    2,721      2,703      2,721          2,731
Provision for loan losses .................       39        139        130             58
Other income ..............................      618        693        784            773
Other expense .............................    2,057      2,065      2,086          2,337
                                              -------------------------------------------
Income before income taxes ................    1,243      1,192      1,289          1,109
Applicable income taxes ...................      391        365        389            288
                                              -------------------------------------------
Net income ................................   $  852     $  827     $  900         $  821
                                              ===========================================

Net income per share, basic and diluted ...   $ 0.57     $ 0.56     $ 0.61         $ 0.56
                                              ===========================================

                                                               Quarter Ended
                                             ------------------------------------------------
                                             March 31,  June 30,  September 30,  December 31,
                                               2000       2000        2000           2000
                                             ------------------------------------------------
Total  interest income ...................    $6,544     $6,818     $6,873         $7,071
Total  interest expense ..................     3,655      3,833      4,067          4,256
                                              -------------------------------------------
Net interest income ......................     2,889      2,985      2,806          2,815
Provision for loan losses ................        42        117        125            145
Other income .............................       524        564        543            662
Other expense ............................     2,083      1,935      2,082          2,100
                                              -------------------------------------------
Income before income taxes ...............     1,288      1,497      1,142          1,232
Applicable income taxes ..................       404        481        340            374
                                              -------------------------------------------
Net income ...............................    $  884     $1,016     $  802         $  858
                                              ===========================================

Net income per share, basic and diluted ..    $ 0.58     $ 0.66     $ 0.53         $ 0.57
                                              ===========================================

                           IOWA FIRST BANCSHARES CORP.

                        DIRECTORS AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

George A. Shepley                                 Craig R. Foss
  Chairman of the Board                             President
    Iowa First Bancshares Corp.                       Foss, Kuiken, Gookin, and Cochran, P.C.
Chairman of the Board                               Vice Chairman of the Board
  First National Bank of Muscatine                    First National Bank in Fairfield
Chairman of the Board
  First National Bank in Fairfield                Donald R. Heckman
                                                    Investor
D. Scott Ingstad                                    Factory Manager - Retired
  Vice Chairman of the Board, President, and CEO      H.J. Heinz Co.
    Iowa First Bancshares Corp.
  Vice Chairman of the Board, President and CEO   Dean H. Holst *
    First National Bank of Muscatine                Director
                                                      Iowa First Bancshares Corp.
Kim K. Bartling                                     Director, President and CEO
  Director, Executive Vice President, Chief           First National Bank in Fairfield
    Operating Officer and Treasurer
    Iowa First Bancshares Corp.                   David R. Housley
  Director, Executive Vice President and CFO        President
    First National Bank of Muscatine                  Doran and Ward Printing Co.
  Director
    First National Bank in Fairfield              Victor G. McAvoy
                                                    President
Roy J. Carver, Jr.                                    Muscatine Community College
  Chairman of the Board
    Carver Pump Company                           John "Jay" S. McKee
                                                    Vice President of Finance
Larry L. Emmert                                       McKee Button Company
  President
    Hoffmann, Inc.                                Beverly J. White
                                                    Director and Vice President
                                                      Quality Foundry Co.


                        OFFICERS AS OF DECEMBER 31, 2001

George A. Shepley                                 Patricia R. Thirtyacre
  Chairman of the Board                             Corporate Secretary

D. Scott Ingstad                                  Teresa A. Carter
  Vice Chairman of the Board                        Internal Audit Manager
  Chief Executive Officer
  President                                       Dee Gerdts
                                                    Assistant Auditor

Kim K. Bartling
  Executive Vice President
  Chief Operating Officer
  Treasurer

* Effective December 31, 2001, Mr. Holst retired from his duties as Director of Iowa First Bancshares Corp. and President and CEO of First National Bank in Fairfield.

                           IOWA FIRST BANCSHARES CORP.

                Subsidiary Bank Directors as of December 31, 2001

FIRST NATIONAL BANK OF MUSCATINE                           FIRST NATIONAL BANK IN FAIRFIELD

George A. Shepley                                          George A. Shepley
  Chairman of the Board                                      Chairman of the Board
    Iowa First Bancshares Corp.                                Iowa First Bancshares Corp.
  Chairman of the Board                                      Chairman of the Board
    First National Bank of Muscatine                           First National Bank of Muscatine
  Chairman of the Board                                      Chairman of the Board
    First National Bank in Fairfield                           First National Bank in Fairfield

D. Scott Ingstad                                           Dean H. Holst *
  Vice Chairman of the Board, President, and CEO             Director
    Iowa First Bancshares Corp.                                Iowa First Bancshares Corp.
  Vice Chairman of the Board, President, and CEO             Director, President and CEO
    First National Bank of Muscatine                           First National Bank in Fairfield

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

Larry L. Emmert                                            Stephen R. Cracker **
  President                                                  Director, Executive Vice President, and Chief Operating Officer
    Hoffmann,  Inc.                                            First National Bank in Fairfield

Donald R. Heckman                                          Allen D. Ehret
  Investor                                                   President and CEO
  Factory Manager - Retired                                    The Dexter Company
    H.J. Heinz Co.
                                                           Craig R. Foss
David R. Housley                                             President
  President                                                    Foss, Kuiken, Gookin, and Cochran, P.C.
    Doran and Ward Printing Co.                              Vice Chairman of the Board
                                                               First National Bank in Fairfield
Victor G. McAvoy
  President                                                Thomas S. Gamrath
    Muscatine Community College                              Vice President & Treasurer
                                                               Gamrath-Doyle & Associates, Inc.
John "Jay" S. McKee
  Vice President of Finance                                John R. Hammes
McKee Button Company                                         President and General Manager
                                                               Jefferson County Equipment Co.
Beverly J. White
  Director and Vice President                              Marvin L. Nelson
    Quality Foundry Co.                                      President
                                                               The Nelson Company, Inc.

                                                           C. Gene Parker
                                                             Agriculturalist

* Effective December 31, 2001, Mr. Holst retired from his duties as Director of Iowa First Bancshares Corp. and President and CEO of First National Bank in Fairfield.

** As of January 1, 2002, Mr. Cracker's title was changed to President and CEO of First National Bank in Fairfield.